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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF YODLEE, INC.

As filed with the Securities and Exchange Commission on October 13, 2015

Registration No. 333-206863

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENVESTNET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	20-1409613 (IRS Employer Identification No.)

35 East Wacker Drive, Suite 2400
Chicago, Illinois 60601
(312) 827-2800
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Shelly O'Brien, Esq.
General Counsel
Envestnet, Inc.
35 East Wacker Drive, Suite 2400
Chicago, Illinois 60601
(312) 827-2800
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:
Edward S. Best, Esq. Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 (312) 782-0600	Chad A. Wiechers, Esq. Senior Vice President and General Counsel Yodlee, Inc. 3600 Bridge Parkway, Suite 200 Redwood City, California 94065 (650) 980-3600	Chris F. Fennell, Esq. Robert T. Ishii, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and upon completion of the merger described in the proxy statement/prospectus contained herein.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer: ☒	Accelerated filer: ☐	Non-accelerated filer: ☐ (Do not check if a smaller reporting company)	Smaller reporting company: ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, par value $0.005 per share	6,114,500	N/A	$176,637,394.55	$20,525.27

(1)
Calculated in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee.

(2)
Previously paid in connection with the initial filing of this registration statement on September 10, 2015.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC acting pursuant to said section 8(a) may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the Envestnet common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED OCTOBER 13, 2015, SUBJECT TO COMPLETION

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Yodlee, Inc.:

         As previously announced, on August 10, 2015, Yodlee, Inc., a Delaware corporation ("Yodlee"), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the "merger agreement") with Envestnet, Inc., a Delaware corporation ("Envestnet"), and Yale Merger Corp., a Delaware corporation and a wholly owned subsidiary of Envestnet ("Merger Sub"), pursuant to which Merger Sub will merge with and into Yodlee (the "merger") and the separate corporate existence of Merger Sub will cease and Yodlee will become a wholly owned subsidiary of Envestnet. If the merger is consummated, Yodlee will no longer be a publicly held corporation.

         The merger requires the approval of the holders of a majority of the outstanding shares of Yodlee's common stock, par value $0.001 ("Yodlee common stock"). We are asking you to vote to adopt the merger agreement. If the merger agreement is adopted and the merger is completed, each share of Yodlee common stock (other than (i) shares of Yodlee common stock as to which the holders thereof have properly exercised appraisal for such shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL") and (ii) shares of Yodlee common stock owned by Yodlee as treasury stock or owned by Envestnet or any direct or indirect wholly owned subsidiary of Envestnet) will be converted into the right to receive (i) $10.78 in cash and (ii) the number of validly issued, fully paid and non-assessable shares of Envestnet common stock, par value $0.005 ("Envestnet common stock"), as set forth in the merger agreement and described in this proxy statement/prospectus.

         Your vote is very important. The record date for determining the stockholders entitled to receive notice of, and to vote at, the special meeting of Yodlee stockholders (the "Yodlee special meeting") to consider the proposals set forth in this proxy statement/prospectus is October 12, 2015. We cannot complete the merger unless Yodlee stockholders holding a majority of the outstanding shares of Yodlee common stock as of the close of business on the record date vote in favor of the adoption of the merger agreement at the Yodlee special meeting. Whether or not you expect to attend the Yodlee special meeting in person, if you are the record holder of shares of Yodlee common stock, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto the website provided on your proxy card and following the instructions; (2) dialing the phone number on your proxy card and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Yodlee special meeting. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

         In addition, at the Yodlee special meeting you also will be asked to approve the adjournment of the Yodlee special meeting under certain circumstances.

         The Yodlee Board of Directors (the "Yodlee Board") has unanimously (i) determined that the terms of the merger agreement and transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Yodlee and its stockholders, (ii) declared the advisability of the merger agreement, (iii) approved the merger agreement and transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions therein, (iv) recommended that Yodlee's stockholders adopt the merger agreement in accordance with the DGCL, and (v) directed that the adoption of the merger agreement be submitted for consideration of Yodlee's stockholders at a meeting duly called and held for such purpose. The Yodlee Board unanimously recommends that Yodlee stockholders vote "FOR" each of the proposals set forth above.

         The obligations of Envestnet and Yodlee to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Envestnet, Yodlee, the merger agreement and the transactions contemplated thereby, including the merger, is contained in this proxy statement/prospectus.

         For a discussion of risk factors that you should consider in evaluating the merger, see the section entitled "Risk Factors" beginning on page 62 of this proxy statement/prospectus. The market price of Envestnet common stock will continue to fluctuate following the date of the Yodlee special meeting. Consequently, at the time of the Yodlee special meeting, the value of the stock consideration will not yet be determined.

         We urge you to read the attached proxy statement/prospectus carefully and in its entirety.

Sincerely,

Anil Arora
President, Chief Executive Officer and Chairman of the Board of Directors Yodlee, Inc.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 13, 2015, and is first being mailed to Yodlee stockholders on or about October 21, 2015.

YODLEE, INC.
3600 Bridge Parkway, Suite 200
Redwood City, CA 94065

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 19, 2015

Dear Stockholders of Yodlee, Inc.:

        Envestnet, Inc., a Delaware corporation ("Envestnet"), Yale Merger Corp., a Delaware corporation and a wholly owned subsidiary of Envestnet ("Merger Sub"), and Yodlee, Inc., a Delaware corporation ("Yodlee"), have entered into an Agreement and Plan of Merger, pursuant to which Merger Sub will merge with and into Yodlee (the "merger") and the separate corporate existence of Merger Sub will cease and Yodlee will become a wholly owned subsidiary of Envestnet. We are pleased to invite you to attend a special meeting of stockholders of Yodlee (the "Yodlee special meeting") that is being held in connection with the merger. The Yodlee special meeting will be held at Yodlee's principal executive offices located at 3600 Bridge Parkway, Suite 200, Redwood City, CA 94065 on November 19, 2015, at 10:00 a.m., California time, to consider and vote upon the following matters:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of August 10, 2015 (as it may be amended from time to time, the "merger agreement"), by and among Envestnet, Merger Sub and Yodlee, a copy of which is included as Appendix A to the proxy statement/prospectus of which this notice forms a part; and

  •
  a proposal to adjourn the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

        Yodlee stockholders will have the right to receive merger consideration upon completion of the merger for each of their shares of Yodlee common stock, par value $0.001 ("Yodlee common stock"), in the form of cash and shares of Envestnet common stock, par value $0.005 ("Envestnet common stock"). However, because the value of the merger consideration will fluctuate with the market price of Envestnet common stock, Yodlee stockholders will not know at the time that they vote on the adoption of the merger agreement the number of shares of Envestnet common stock they will receive in the merger.

        Completion of the merger is conditioned on, among other things, adoption of the merger agreement by Yodlee stockholders. It is the parties' expectation that, subject to the satisfaction of the conditions to the closing of the merger, the merger will be consummated within three business days following the Yodlee special meeting. However, it is possible that factors outside the control of Envestnet and Yodlee could result in the closing of the merger being completed a substantial amount of time after the date on which the Yodlee special meeting is held.

        Yodlee will transact no other business at the Yodlee special meeting except such business as may properly be brought before the Yodlee special meeting or any adjournment or postponement thereof. Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Yodlee special meeting.

        The Yodlee Board has unanimously (i) determined that the terms of the merger agreement and transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Yodlee and its stockholders, (ii) declared the advisability of the merger agreement, (iii) approved the merger agreement and transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions therein, (iv) recommended that Yodlee's stockholders adopt the merger agreement in accordance with the Delaware General Corporation Law and (v) directed that the adoption of the merger agreement be submitted for consideration of Yodlee's stockholders at a meeting duly called and held for such purpose. The Yodlee Board unanimously recommends that Yodlee stockholders vote "FOR" each of the proposals set forth above.

        The Yodlee Board has fixed the close of business on October 12, 2015 as the record date for determination of Yodlee stockholders entitled to receive notice of, and to vote at, the Yodlee special meeting or any adjournments thereof. Only holders of record of Yodlee common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Yodlee special meeting. A list of the names of Yodlee stockholders of record will be available for ten days prior to the Yodlee special meeting for any purpose germane to the Yodlee special meeting between the regular business hours of 9:00 a.m. and 5:00 p.m., California time, at Yodlee's headquarters, 3600 Bridge Parkway, Suite 200, Redwood City, CA 94065. The Yodlee stockholder list will also be available at the Yodlee special meeting during the whole time thereof for examination by any stockholder present at such meeting.

        Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Yodlee common stock as of the record date for the Yodlee special meeting. Approval of the proposal to adjourn the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal requires the affirmative vote of the holders of a majority of the shares of Yodlee common stock entitled to vote at the Yodlee special meeting and present in person or represented by proxy.

        Your vote is very important. Whether or not you expect to attend the Yodlee special meeting in person, if you are the record holder of shares of Yodlee common stock, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto the website provided on your proxy card and following the instructions; (2) dialing the phone number on your proxy card and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Yodlee special meeting. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

        The enclosed proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read carefully and in their entirety the proxy statement/prospectus of which this notice forms a part, including any documents incorporated by reference, and the Appendices. In particular, we urge you to carefully read the section entitled "Risk Factors" beginning on page 62 of the attached proxy statement/prospectus. If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies or need help voting your shares of Yodlee common stock, please contact Yodlee's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors of Yodlee, Inc.,

Anil Arora President, Chief Executive Officer and Chairman of the Board of Directors

Redwood City, California

October 21, 2015

i

ii

iii

ABOUT THIS DOCUMENT

        This document, which forms part of a Registration Statement on Form S-4 filed by Envestnet, Inc., a Delaware corporation ("Envestnet") with the Securities and Exchange Commission (the "SEC"), constitutes a prospectus of Envestnet under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Envestnet common stock, par value $0.005 per share ("Envestnet common stock"), to be issued to Yodlee (defined below) stockholders pursuant to the Agreement and Plan of Merger, dated as of August 10, 2015 (as it may be amended from time to time, the "merger agreement"), by and among Envestnet, Yale Merger Corp., a Delaware corporation and a wholly owned subsidiary of Envestnet ("Merger Sub"), and Yodlee, Inc., a Delaware corporation ("Yodlee"), pursuant to which Merger Sub will merge with and into Yodlee (the "merger") and the separate corporate existence of Merger Sub will cease and Yodlee will become a wholly owned subsidiary of Envestnet. This document also constitutes a proxy statement of Yodlee under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Yodlee special meeting (the "Yodlee special meeting") at which Yodlee stockholders will be asked to vote upon, among other things, the proposal to adopt the merger agreement.

        You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus or the date of the SEC filing incorporated by reference herein, as applicable. Neither the mailing of this proxy statement/prospectus to Yodlee stockholders nor the issuance by Envestnet of Envestnet common stock in connection with the merger will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Envestnet has been provided by Envestnet and information contained in this proxy statement/prospectus regarding Yodlee has been provided by Yodlee.

        All references in this proxy statement/prospectus to "Envestnet" refer to Envestnet, Inc., a Delaware corporation, and, unless the context otherwise requires, to its affiliates (which do not include Yodlee); all references in this proxy statement/prospectus to "Yodlee" or the "Company" refer to Yodlee, Inc., a Delaware corporation, and, unless the context otherwise requires, to its affiliates (which do not include Envestnet); all references in this proxy statement/prospectus to "Merger Sub" refer to Yale Merger Corp., a Delaware corporation and a wholly owned subsidiary of Envestnet; and unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to "we," "us," and "our" refer to Envestnet and Yodlee, collectively.

 WHERE YOU CAN FIND MORE INFORMATION

        Both Envestnet and Yodlee file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Envestnet or Yodlee files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, Envestnet and Yodlee file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Envestnet at http://www.envestnet.com under the "Investor Relations" link and then under the link "SEC Filings," or from Yodlee by accessing Yodlee's website at

http://www.yodlee.com under the "Investor Relations" link and then under the link "Financials & Filings." The information contained on, or that may be accessed through, Envestnet's and Yodlee's websites is not incorporated by reference into, and is not a part of, this proxy statement/prospectus.

        Envestnet has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part with respect to the Envestnet common stock to be issued in the merger. This proxy statement/prospectus constitutes the prospectus of Envestnet filed as part of the registration statement. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits in the SEC's reading room at the address set forth above. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference certain documents that Envestnet has previously filed with the SEC and documents that Envestnet and Yodlee may file with the SEC after the date of this proxy statement/prospectus and prior to the date of the Yodlee special meeting. These documents contain important information about Envestnet and Yodlee and their financial condition. See the section entitled "Incorporation of Certain Documents by Reference" of this proxy statement/prospectus. These documents are available without charge to you upon written or oral request to Envestnet or Yodlee at the following address or phone number:

Envestnet, Inc.	Yodlee, Inc.
35 East Wacker Drive, Suite 2400	3600 Bridge Parkway, Suite 200
Chicago, Illinois 60601	Redwood City, California 94065
(312) 827-2800	(650) 980-3600
Attn: Investor Relations	Attn: Investor Relations
Email: investor.relations@envestnet.com	Email: IR@yodlee.com

        In addition, if you have questions about the merger or the Yodlee special meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy cards or other documents incorporated by reference in this proxy statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

        To obtain timely delivery of these documents before the Yodlee special meeting, you must request the information no later than November 12, 2015.

        Envestnet common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "ENV," and Yodlee common stock, par value $0.001 per share ("Yodlee common stock"), is traded on the Nasdaq Global Select Market ("NASDAQ") under the symbol "YDLE."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows Envestnet and Yodlee to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about Envestnet and

Yodlee and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Envestnet (File No. 001-34835):

  •
  Annual Report on Form 10-K for the year ended December 31, 2014;

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

  •
  Definitive Proxy Statement on Schedule 14A for the annual meeting of stockholders on May 13, 2015 and filed on April 13, 2015 (only those portions incorporated by reference in Envestnet's Form 10-K);

  •
  Current Reports on Form 8-K filed on February 10, 2015, as amended on February 11, 2015, May 6, 2015, May 15, 2015 and August 10, 2015 (Items 1.01, 7.01 and 9.01);

  •
  Current Report on Form 8-K/A filed on December 5, 2014 (Exhibit 99.1 only);

  •
  Unaudited condensed consolidated financial statements for the nine months ended September 30, 2014 and 2013 of Placemark Holdings, Inc. and subsidiary filed as Exhibit 99.3 to the registration statement of which this proxy statement/prospectus is a part; and

  •
  The description of Envestnet common stock contained in the Registration Statement on Form 8-A filed on July 28, 2010, including any amendments or reports filed for the purposes of updating such description.

        In addition, Envestnet and Yodlee are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Yodlee special meeting; provided, however, that Envestnet and Yodlee are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference contain forward-looking statements regarding future events and Envestnet's and Yodlee's future results within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, in particular, statements about Envestnet's and Yodlee's plans, objectives, strategies and prospects. These statements are based on Envestnet's and Yodlee's current expectations and projections about future events and are identified by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "expected," "intend," "will," "may," or "should" or the negative of those terms or variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of Envestnet's future or Yodlee's financial performance, Envestnet's or Yodlee's anticipated growth and trends in Envestnet's or Yodlee's business and other characteristics of future events or circumstances are forward-looking statements. Forward-looking statements could be affected by factors, including, without limitation:

  •
  the risk that Yodlee stockholders may fail to approve the proposal to adopt the merger agreement,

  •
  the risk that required governmental approvals for the merger will not be obtained,

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions of the merger agreement,

  •
  the risk that Envestnet and Yodlee will be unable to consummate the merger on the terms set forth in the merger agreement for any reason,

  •
  Envestnet's and Yodlee's inability to accurately predict market needs, failure to achieve solution wins with customers or the market's failure to accept Envestnet's and Yodlee's new products and technologies,

  •
  fluctuations in Envestnet's and Yodlee's operating results, which may be influenced by, among other things, changes in financial services industry conditions,

  •
  Envestnet's and Yodlee's ability to retain key employees and customers and suppliers,

  •
  difficulty in sustaining rapid revenue growth, which may place significant demands on Envestnet's and Yodlee's administrative, operational and financial resources,

  •
  fluctuations in Envestnet's and Yodlee's revenue,

  •
  the concentration of nearly all of Envestnet's revenues from the delivery of investment solutions and services to clients in the financial advisory industry,

  •
  the impact of market and economic conditions on Envestnet's or Yodlee's revenues,

  •
  Envestnet's reliance on a limited number of clients for a material portion of its revenue,

  •
  the renegotiation of fee percentages or termination of Envestnet's or Yodlee's services by its clients,

  •
  Envestnet's and Yodlee's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, including the merger,

  •
  compliance failures,

  •
  regulatory actions against Envestnet or Yodlee's,

  •
  the failure to protect Envestnet's or Yodlee's intellectual property rights,

  •
  Envestnet's inability to successfully execute the conversion of its clients' assets from their technology platform to Envestnet's technology platform in a timely and accurate manner,

  •
  general economic conditions, political and regulatory conditions,

  •
  the impact of fluctuations in interest rates on Envestnet's business,

  •
  fluctuations in labor relations, competitive actions taken by other financial services businesses or other competitors, terrorist attacks or natural disasters,

  •
  market conditions and Envestnet's ability to issue additional debt and equity, and

  •
  management's response to these factors.

        In addition, there may be other factors of which Envestnet and Yodlee are not presently aware or that Envestnet and Yodlee currently deem immaterial that could cause the actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this proxy statement/prospectus and documents incorporated herein by reference are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made, and Envestnet and Yodlee do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. If Envestnet or Yodlee does update one or more forward-looking statements, no inference should be made that it will make additional updates with respect to those or other forward-looking statements.

        Although Envestnet and Yodlee believe that their plans, intentions and expectations are reasonable, they may not achieve their plans, intentions or expectations.

        These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements Envestnet and Yodlee make in this proxy statement/prospectus are set forth under the section entitled "Risk Factors;" accordingly, investors should not place undue reliance upon these forward-looking statements. Envestnet and Yodlee undertake no obligation to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

        You should read this proxy statement/prospectus and the documents incorporated by reference herein completely and with the understanding that actual future results, levels of activity, performance and achievements may be different from what Envestnet and Yodlee expect and that these differences may be material. Envestnet and Yodlee qualify all of the forward-looking statements in this proxy statement/prospectus by these cautionary statements.

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE YODLEE SPECIAL MEETING

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the Yodlee special meeting. These questions and answers may not address all questions that may be important to you as a Yodlee stockholder. Please refer to the section entitled "Summary" beginning on page 16 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page 1 of this proxy statement/prospectus.

Q:    Why am I receiving this proxy statement/prospectus and proxy card?

A:
Yodlee has agreed to combine with Envestnet under the terms of the merger agreement that are described in this proxy statement/prospectus. If the merger agreement is adopted by Yodlee stockholders and the other conditions to closing under the merger agreement are satisfied or waived, Merger Sub will merge with and into Yodlee and the separate corporate existence of Merger Sub will cease and Yodlee will continue as the surviving corporation and become a wholly owned subsidiary of Envestnet. As a result of the merger, Yodlee will no longer be a publicly held company. Following the merger, Yodlee common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Yodlee will no longer be required to file periodic reports with the SEC.

  Yodlee is holding the Yodlee special meeting to ask its stockholders to consider and vote upon a proposal to adopt the merger agreement. Yodlee stockholders are also being asked to consider and vote upon a proposal to adjourn the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

  This proxy statement/prospectus includes important information about the merger and the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, and the Yodlee special meeting. Yodlee stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares without attending the Yodlee special meeting in person.

Q:    Does my vote matter?

A:
Yes. The merger cannot be completed unless the merger agreement is adopted by the Yodlee stockholders. For stockholders, if you fail to submit a proxy or vote in person at the Yodlee special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" the adoption of the merger. The Yodlee Board of Directors (the "Yodlee Board") unanimously recommends that stockholders vote "FOR" the adoption of the merger agreement.

Q:    What is the vote required to approve each proposal at the Yodlee special meeting?

A:
The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Yodlee common stock entitled to vote thereon. Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of Yodlee common stock, if you fail to submit a proxy or vote in person at the Yodlee special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions (a "broker non-vote"), as applicable, this will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

  The approval of adjournments of the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Yodlee special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of shares of Yodlee common stock present in person or represented by proxy and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the adjournment proposal, and failures to vote and broker non-votes will have no effect.

  See the sections entitled "The Yodlee Special Meeting—Quorum" beginning on page 93 of this proxy statement/prospectus and "—Required Vote" beginning on page 94 of this proxy statement/prospectus.

Q:    How does the Yodlee Board recommend that I vote at the Yodlee special meeting?

A:
The Yodlee Board unanimously recommends that Yodlee stockholders vote "FOR" the adoption of the merger agreement and "FOR" adjournments of the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Yodlee special meeting to adopt the merger agreement. See the section entitled "The Merger—Recommendation of the Yodlee Board; Yodlee's Reasons for the Merger" beginning on page 106 of this proxy statement/prospectus.

Q:    What will I receive if the merger is completed?

A:
If the merger is completed, each share of Yodlee common stock issued and outstanding immediately prior to the completion of the merger, except for (i) shares of Yodlee common stock as to which the holders thereof have not voted in favor of the merger or consented thereto in writing and have demanded appraisal for such shares in accordance with Section 262 of the Delaware General Corporation Law ("DGCL") and have not effectively withdrawn or lost their rights to appraisal and (ii) shares of Yodlee common stock owned by Yodlee as treasury stock or owned by Envestnet or any direct or indirect wholly owned subsidiary of Envestnet, will be converted into the right to receive (i) $10.78 in cash (the "per share cash consideration") plus (ii) a number of shares of Envestnet common stock determined by dividing $8.10 by the volume weighted average of the sales price per share of Envestnet common stock for the ten full trading days ending on and including the second full trading day prior to the closing of the merger, subject to adjustment pursuant to the terms and conditions of the merger agreement (such volume weighted average of the sales price per share of Envestnet common stock, the "Envestnet stock value" and such number of shares of Envestnet common stock, the "per share stock consideration," together with the per share cash consideration, the "merger consideration"). If the Envestnet stock value is less than $39.006, then the Envestnet stock value will be equal to $39.006 and if the Envestnet stock value is greater than $47.674, then the Envestnet stock value will be equal to $47.674.

  In the event that the aggregate number of shares of Envestnet common stock issuable upon completion of the merger plus the maximum number of shares of Envestnet common stock issuable, including shares of restricted stock and shares of Envestnet common stock subject to restricted stock awards of Envestnet issuable pursuant to the merger agreement (the "total stock amount"), would be equal to or greater than 19.9% of the shares of Envestnet common stock outstanding as of immediately prior to the effective time (such amount, the "stock threshold"), the per share stock consideration will be decreased to the minimum extent necessary, such that the total stock amount will not exceed the stock threshold. In that event, the per share cash consideration will be increased by an amount equal to the product of (A) the amount of such reduction in the per share stock consideration pursuant to the preceding sentence multiplied by (B) the Envestnet stock value; provided that (i) the aggregate per share cash consideration will in no event be increased by greater than $32.0 million and (ii) the total stock amount will in no event exceed the stock threshold.

  As a result of the various limitations described above, the per share stock consideration will never be less than 0.1699 shares of Envestnet common stock or more than 0.1826 shares of Envestnet common stock. Furthermore, if the Envestnet stock value is at or below $43.52, the per share cash consideration will begin to increase until the Envestnet stock value is at $39.01 at which time the per share cash consideration would be fixed at $11.7579.

Q:    What is the value of the per share consideration?

A:
The exact value of the per share consideration that Yodlee stockholders will receive will depend on the average price per share at which Envestnet common stock trades during a period leading up to the merger. Such average price will not be known at the time of the Yodlee special meeting and may be less than the current price or the price at the time of the Yodlee special meeting. Based on the closing stock price of Envestnet common stock on the NYSE on August 7, 2015, the last trading day before public announcement of the merger, of $44.07, and assuming that price was the average stock price, the value of the per share consideration would be $18.88 for each share of Yodlee common stock. Based on the volume weighted average of the sales price per share of Envestnet common stock for the ten full trading days ending on and including the second full trading day prior to the last practicable trading day prior to the date of this proxy statement/prospectus, the value of the per share consideration would be $17.19 for each share of Yodlee common stock. The table set forth under "The Merger Agreement—Consideration to be Received in the Merger", beginning on page 146, sets forth the per share cash consideration, per share stock consideration for various Envestnet stock values and aggregate value of the merger consideration (assuming the trading price of the Envestnet common stock is equal to the Envestnet stock value) at various Envestnet stock values. The market prices of shares of Envestnet common stock and Yodlee common stock are subject to fluctuation. We urge you to obtain current market quotations of Envestnet common stock and Yodlee common stock. See the sections entitled "Where You Can Find More Information" beginning at page 1 of this proxy statement/prospectus and "Comparative Per Share Market Price and Dividend Information" beginning on page 58 of this proxy statement/prospectus.

Q:    What happens if I am eligible to receive a fraction of a share of Envestnet common stock as part of the merger consideration?

A:
If the aggregate number of shares of Envestnet common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Envestnet common stock, you will receive cash in lieu of that fractional share. See the section entitled "The Merger Agreement—Fractional Shares" beginning on page 147 of this proxy statement/prospectus.

Q:    What will holders of Yodlee equity awards receive in the merger?

A:
At the effective time of the merger, Yodlee equity awards will be treated as follows:

•
Vested Options.  Each vested and exercisable stock option granted pursuant to the equity plans of Yodlee that remains outstanding as of immediately prior to the closing of the merger, including options that will become vested as of the closing of the merger (the "vested stock options") will be exercised immediately prior to the closing of the merger via a cashless net exercise. In a cashless net exercise, Yodlee will retain the number of shares of Yodlee common stock that would otherwise be received on the exercise of such vested stock option to cover the exercise price and any applicable tax withholding obligations and to issue the net number of shares of Yodlee common stock to the holder of the vested stock option. At the effective time, each such share of Yodlee common stock will be converted into the right to receive the sum of the per share cash consideration and per share stock consideration described above.

  •
  Unvested Options.  All outstanding Yodlee stock options, other than vested stock options, that remain outstanding as of immediately prior to the closing of the merger (the "unvested stock options") will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock pursuant to the terms and conditions of the merger agreement. The number of restricted shares of Envestnet common stock that will be granted in exchange for each unvested Yodlee stock option will be equal to:

  (a)
  the difference between the value of (i) the sum of (A) the per share cash consideration and (B) the value of the per share stock consideration and (ii) the exercise price per share of such unvested stock option, multiplied by

  (b)
  the total number of shares of Yodlee common stock subject to such unvested stock option and divided by

  (c)
  the Envestnet stock value.

    The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested stock option will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested stock option.

  •
  Restricted Stock Units.  All outstanding Yodlee restricted stock units granted pursuant to the equity plans of Yodlee that remain outstanding as of immediately prior to the closing of the merger (the "unvested RSUs") will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock pursuant to the terms and conditions of the merger agreement. The number of restricted shares of Envestnet common stock that will be issued in exchange for each unvested RSU will be equal to:

  (a)
  the value of the sum of (i) the per share cash consideration and (ii) the value of the per share stock consideration, multiplied by

  (b)
  the total number of shares of Yodlee common stock subject to such unvested RSU and divided by

  (c)
  the Envestnet stock value.

    The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested RSUs will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested RSU.

  To the extent that the treatment of the Yodlee equity awards in the merger that are subject to the applicable laws of any foreign jurisdiction is not consistent with the laws of such jurisdiction or would result in adverse tax consequences to the award holder, Yodlee, the surviving corporation, and/or Envestnet, Yodlee and Envestnet may adjust the treatment of such affected equity awards to so comply or avoid adverse tax consequences in a manner that yields the award holder the intended economic benefit as described above.

Q:    What will happen to Yodlee as a result of the merger?

A:
If the merger is completed, Merger Sub will be merged with and into Yodlee and the separate corporate existence of Merger Sub will cease and Yodlee will continue as the surviving corporation and become a wholly owned subsidiary of Envestnet. The surviving corporation will be renamed "Yodlee -- Envestnet, Inc." upon completion of the merger.

Q:    What equity stake will Yodlee stockholders hold in Envestnet immediately following the merger?

A:
Based on the number of issued and outstanding shares of Envestnet common stock and Yodlee common stock as of October 12, 2015, and based on the minimum and maximum potential exchange ratios of 0.1699 and 0.1826, respectively, holders of shares of Yodlee common stock as of immediately prior to the closing of the merger will hold, in the aggregate, between approximately 14.6% and 15.7% of the issued and outstanding shares of Envestnet common stock immediately following the closing of the merger. The exact number of shares of Envestnet common stock that will be issued in the merger will not be determined until the exchange ratio is set, which will not be determined until the date of the merger is known.

Q:    When do you expect the merger to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled, "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 161 of this proxy statement/prospectus, including the adoption of the merger agreement by Yodlee stockholders at the Yodlee special meeting, Yodlee and Envestnet expect that the merger will be completed in the fourth quarter of 2015. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Q:    What are the material United States federal income tax consequences of the merger to Yodlee stockholders?

A:
The receipt of cash and Envestnet common stock for shares of Yodlee common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash and stock by a U.S. Holder (as defined under the section entitled "Material United States Federal Income Tax Consequences" beginning on page 166 of this proxy statement/prospectus) in exchange for such U.S. Holder's shares of Yodlee common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash and the fair market value of the Envestnet common stock such U.S. Holder receives in the merger and such U.S. Holder's adjusted tax basis in the shares of Yodlee common stock surrendered in the merger. A Non-U.S. Holder (as defined under the section entitled "Material United States Federal Income Tax Consequences" beginning on page 166 of this proxy statement/prospectus) generally will not be subject to U.S. federal income tax with respect to the exchange of Yodlee common stock for cash and Envestnet common stock in the merger unless such Non-U.S. Holder has certain connections to the United States.

  For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled "Material United States Federal Income Tax Consequences" beginning on page 166 of this proxy statement/prospectus.

  The tax consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:    How will I receive the merger consideration to which I am entitled?

A:
After receiving the proper documentation from you, following the effective time, the exchange agent will forward to you the Envestnet common stock and cash to which you are entitled. If you hold certificated shares of Yodlee, you may submit those certificates as well in exchange for the merger consideration. More information on the documentation you are required to deliver to the exchange agent may be found under the section entitled "The Merger Agreement—Conversion of Shares; Exchange of Certificates" beginning on page 148 of this proxy statement/prospectus.

Q:    What am I being asked to vote on at the Yodlee special meeting?

A:
You are being asked to consider and vote upon (i) a proposal to adopt the merger agreement and (ii) a proposal to adjourn the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

Q:    Who can vote at the Yodlee special meeting?

A:
All holders of record of Yodlee common stock as of the close of business on October 12, 2015, the record date for the Yodlee special meeting, are entitled to receive notice of, and to vote at, the Yodlee special meeting. Each holder of Yodlee common stock is entitled to cast one vote on each matter properly brought before the Yodlee special meeting for each share of Yodlee common stock that such holder owned of record as of the record date.

Q:    When and where is the Yodlee special meeting?

A:
The Yodlee special meeting will be held on November 19, 2015, at 10:00 a.m. California time, at Yodlee's principal executive offices located at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065. Use of cameras, recording devices, computer and other personal electronic devices will not be permitted at the Yodlee special meeting. Photography and video are prohibited at the Yodlee special meeting.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of Yodlee common stock are registered directly in your name with the transfer agent of Yodlee, Computershare Inc., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, to grant a proxy for your vote directly to Yodlee or to a third party to vote at the Yodlee special meeting.

  If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in "street name," and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Yodlee special meeting; however, you may not vote these shares in person at the Yodlee special meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the Yodlee special meeting.

Q:    How do I vote in person at the Yodlee special meeting?

A:
If you are a stockholder of record, you may vote in person at the Yodlee special meeting. Please bring proper identification, such as a driver's license, in order to be admitted to the Yodlee special meeting.

  If you hold your shares in "street name," you must bring a proxy executed in your favor from the record holder (your bank, brokerage firm or other nominee) of the shares authorizing you to vote at the Yodlee special meeting. In addition, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, brokerage firm or other nominee, along with proper identification to gain admission to the Yodlee special meeting.

Q:    If my shares of Yodlee common stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
No. Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Yodlee common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Yodlee common stock. In accordance with the rules of NASDAQ, banks, brokerage firms and other nominees who hold shares of Yodlee common stock in "street name" for their customers have authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the adoption of the merger agreement and adjournments of the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Yodlee special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares on such proposals. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote "AGAINST" the adoption of the merger agreement, and will not have an effect on the vote to adjourn the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Yodlee special meeting to adopt the merger agreement.

Q:    How many votes do I have?

A:
Each Yodlee stockholder is entitled to one vote for each share of Yodlee common stock held of record as of the record date. As of the close of business on the record date, there were 30,819,117 outstanding shares of Yodlee common stock.

Q:    What constitutes a quorum for the Yodlee special meeting?

A:
The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Yodlee common stock entitled to vote at the Yodlee special meeting constitutes a quorum for the purposes of the Yodlee special meeting. A quorum is necessary to transact business at the Yodlee special meeting. Once a share of Yodlee common stock is represented at the Yodlee special meeting, it will be counted for the purpose of determining a quorum at the Yodlee special meeting. Abstentions are counted as shares present and entitled to vote for purposes of establishing a quorum. Failures to vote and broker non-votes will not count as shares present and entitled to vote for purposes of establishing a quorum.

  If a quorum is not present, then (i) the chairperson of the Yodlee special meeting or (ii) the stockholders entitled to vote at the Yodlee special meeting, present in person or represented by proxy, may adjourn the Yodlee special meeting from time to time, without notice other than by announcement at the Yodlee special meeting, to another date, place, if any, and time until a quorum shall be present or represented.

Q:    How do I vote?

A:
Stockholder of Record. If you are a stockholder of record of Yodlee as of October 12, 2015, the record date, you may vote by proxy before the Yodlee special meeting in one of the following ways:

•
Via the Internet:  By accessing the website specified on the proxy card and following the instructions on the proxy card;

  •
  By Telephone:  By dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

  •
  By Mail:  By completing and returning the proxy card in the enclosed prepaid envelope. To be valid, a returned proxy card must be signed and dated; or

  •
  In Person:  By written ballot completed in person at the Yodlee special meeting.

  We encourage you to submit your proxy as soon as possible to ensure that your shares will be represented and voted at the Yodlee special meeting. Submitting a proxy will not affect the right of any Yodlee stockholder to vote in person.

  Beneficial Owner.    If you are a "street name" stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. If you are a "street name" stockholder, you may not vote your shares in person at the Yodlee special meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Q:    How can I change or revoke my vote?

A:
If you are the record holder of shares of Yodlee common stock, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before the Yodlee special meeting, by voting again at a later date through any of the methods available to you, by attending the Yodlee special meeting and voting in person, or by giving a signed written notice of revocation to the Corporate Secretary of Yodlee. Written notice of revocation should be mailed to: Yodlee, Inc., 3600 Bridge Parkway, Suite 200, Redwood City, California 94065, Attention: Corporate Secretary.

  If your shares are held in "street name" by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Q:    If I give a proxy, how are the shares of Yodlee common stock voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Yodlee common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Yodlee common stock should be voted "FOR" or "AGAINST" or to "ABSTAIN" from voting on all, some or none of the specific items of business to come before the Yodlee special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the adoption of the merger agreement and "FOR" adjournments of the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Yodlee special meeting to adopt the merger agreement. Only shares of Yodlee common stock affirmatively voted for the applicable proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for adoption of the merger agreement and the Yodlee adjournment proposal. Abstentions, failures to vote and broker non-votes, if any, will have the same effect as votes "AGAINST" the adoption of the merger agreement. Abstentions will have the same effect as a vote "AGAINST" the Yodlee adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the Yodlee adjournment proposal.

Q:    What should I do if I receive more than one set of voting materials?

A:
If you hold shares of Yodlee common stock in "street name" and also directly as a record holder or if you hold shares of Yodlee common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Yodlee special meeting. Please complete, sign, date and return each proxy card and voting instruction card that you receive (or cast your vote by telephone or internet as provided on your proxy card or voting instruction card that you receive) or otherwise follow the voting instructions provided in this proxy statement/prospectus in the section entitled "The Yodlee Special Meeting" in order to ensure that all of your shares of Yodlee common stock are voted.

Q:    What happens if I sell my shares of Yodlee common stock before the Yodlee special meeting?

A:
The record date is earlier than both the date of the Yodlee special meeting and the effective time of the merger. If you transfer your shares of Yodlee common stock after the record date but before the Yodlee special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Yodlee special meeting but will transfer the right to receive the merger consideration to the person to whom you transferred your shares. In order to receive the merger consideration, you must hold your shares through the effective time of the merger.

Q:    Who will solicit and pay the cost of soliciting proxies?

A:
Yodlee is soliciting proxies for the Yodlee special meeting from its stockholders. In accordance with the merger agreement, Yodlee and Envestnet will share equally all fees and expenses in relation to the printing, filing and mailing of this proxy statement/prospectus. Yodlee will pay all of its other costs of soliciting proxies. Yodlee has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Yodlee special meeting. Yodlee estimates that it will pay Innisfree M&A Incorporated a fee of approximately $25,000. Yodlee has agreed to reimburse Innisfree M&A Incorporated for certain out-of-pocket fees and expenses and will also indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages, and expenses. Yodlee will also reimburse banks, brokerage firms, other nominees or their respective agents for their reasonable expenses in forwarding proxy materials to beneficial owners of Yodlee common stock. Yodlee's directors, officers and employees also may solicit proxies by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

Q:    What do I need to do now?

A:
Even if you plan to attend the Yodlee special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Yodlee special meeting. If you decide to attend the Yodlee special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Yodlee special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:    Should I send in my share certificates now?

A:
No, please do NOT return your share certificate(s) with your proxy. If the merger agreement is adopted by Yodlee stockholders and the merger is completed, and you hold physical share certificates, you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the merger describing how you may exchange your shares of Yodlee common stock for the merger consideration. If your shares of Yodlee common stock are held in "street name" through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Yodlee common stock in exchange for the merger consideration.

Q:    Where can I find the voting results of the Yodlee special meeting?

A:
The preliminary voting results will be announced at the Yodlee special meeting. In addition, within four business days following certification of the final voting results, Yodlee intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:    Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Yodlee common stock?

A:
Stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled "The Merger—Appraisal Rights" beginning on page 139 of this proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Appendix D to this proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights.

Q:    Are there any risks that I should consider in deciding whether to vote for the adoption of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 62 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Envestnet contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:    What are the conditions to completion of the merger?

A:
In addition to the approval of the proposal to adopt the merger agreement by Yodlee stockholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of required regulatory approvals, the accuracy of representations and warranties under the merger agreement (subject to certain materiality exceptions) and Envestnet's and Yodlee's performance of their respective obligations under the merger agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 161 of this proxy statement/prospectus.

Q:    What happens if the merger is not completed?

A:
If the merger agreement is not adopted by Yodlee stockholders or if the merger is not completed for any other reason, Yodlee stockholders will not receive any merger consideration for their shares of Yodlee common stock. Instead, Yodlee will remain an independent public company, Yodlee common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and Yodlee will continue to file periodic reports with the SEC. Under specified circumstances, Yodlee may be required to pay Envestnet a termination fee of $17.8 million. See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" beginning on page 164 of this proxy statement/prospectus.

Q:    Who can help answer any other questions I have?

A:
If you have additional questions about the merger or the other matters to be voted on at the Yodlee special meeting, need assistance in submitting your proxy or voting your shares of Yodlee common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Innisfree M&A Incorporated, Yodlee's proxy solicitor, by calling toll-free at 888-750-5834.

SUMMARY

        This summary provides a brief overview of the key aspects of the merger (as defined below) and the transactions contemplated thereby to be considered at the special meeting of the stockholders of Yodlee (the "Yodlee special meeting"). This summary does not contain all of the information with respect to the merger and the other matters being considered at the Yodlee special meeting that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about Envestnet and Yodlee into this proxy statement/prospectus. For a description of this information, see the section entitled "Incorporation of Certain Documents by Reference" beginning on page 2 of this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 1 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies

  Envestnet, Inc.

        Envestnet is a leading provider of unified wealth management technology and services to investment advisors. Envestnet's open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance, and value. Envestnet's solutions enable the transformation of wealth management into a transparent, independent, objective, and fully-aligned standard of care, and empower advisors to deliver better outcomes.

        Envestnet's Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practices. Envestnet provides institutional-quality research and advanced portfolio solutions through its Portfolio Management Consultants group, Envestnet -- PMC®. Envestnet -- Tamarac provides leading rebalancing, reporting, and practice management software.

        Shares of Envestnet common stock, par value $0.005 per share ("Envestnet common stock"), are traded on the New York Stock Exchange ("NYSE") under the symbol "ENV." Following the merger, shares of Envestnet common stock will continue to be traded on the NYSE under the symbol "ENV." Envestnet's address is 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601 and its telephone number is (312) 827-2800. Additional information about Envestnet and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 1 of this proxy statement/prospectus.

  Yodlee, Inc.

        Yodlee is a leading technology and applications platform powering dynamic innovation for digital financial services in the cloud. Yodlee refers to its platform as the Yodlee Financial Cloud. Yodlee's vision is to empower lives with innovative digital financial services. Yodlee's customers include financial institutions, Internet services companies providing innovative financial solutions and third-party developers of financial applications. As of June 30, 2015, more than 900 organizations in over 15 countries use the Yodlee platform to power their consumer-facing digital offerings, and Yodlee receives subscription fees for 20.7 million of these consumers, whom Yodlee refers to as Yodlee's paid users.

        Shares of Yodlee common stock, par value $0.001 per share ("Yodlee common stock"), are traded on the Nasdaq Global Select Market ("NASDAQ") under the symbol "YDLE." Upon completion of the merger, shares of Yodlee common stock will cease to be listed on NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The principal executive offices of Yodlee are located at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065, and its telephone number is (650) 980-3600. For additional information about Yodlee and its subsidiaries, please see the section entitled "Information about the Companies—Yodlee" beginning on page 91 of this proxy statement/prospectus.

  Yale Merger Corp.

        Merger Sub is a Delaware corporation and a wholly owned subsidiary of Envestnet. Upon completion of the merger in which Merger Sub will merge with and into Yodlee (the "merger"), the separate corporate existence of Merger Sub will cease and Yodlee will become a wholly owned subsidiary of Envestnet. Merger Sub's address is c/o Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601 and its telephone number is (312) 827-2800.

The Merger

  The Merger Agreement (See page 145)

        Envestnet, Merger Sub and Yodlee have entered into the Agreement and Plan of Merger, dated August 10, 2015 (as it may be amended from time to time, the "merger agreement"), attached as Appendix A to this proxy statement/prospectus. Envestnet and Yodlee encourage you to read the entire merger agreement carefully because it is the principal document governing the merger and the stock issuance.

  Effects of the Merger (See page 98)

        Subject to the terms and conditions of the merger agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the effective time (the "effective time") of the merger, Merger Sub will merge with and into Yodlee and the separate corporate existence of Merger Sub will cease and Yodlee will continue as the surviving corporation and become a wholly owned subsidiary of Envestnet (the "surviving corporation").

  Consideration to be Received in the Merger (See page 146)

        At the effective time of the merger, Yodlee stockholders will have the right to receive the merger consideration (as defined below) for each of their shares of Yodlee common stock in the form of cash and shares of Envestnet common stock, without interest. If the aggregate consideration to be paid to any holder of Yodlee common stock would result in such holder receiving a fractional share of Envestnet common stock, cash will be paid in lieu of such fractional share.

        At the effective time, by virtue of the merger, each share of Yodlee common stock, issued and outstanding immediately prior to the effective time, except for (i) shares of Yodlee common stock as to which the holders thereof have not voted in favor of the merger or consented thereto in writing and have demanded appraisal for such shares in accordance with Section 262 of the DGCL and have not effectively withdrawn or lost their rights to appraisal and (ii) shares of Yodlee common stock owned by Yodlee as treasury stock or owned by Envestnet or any direct or indirect wholly owned subsidiary of Envestnet, will be cancelled and converted into the right to receive, without interest, (A) $10.78 in cash (the "per share cash consideration") and (B) the number of validly issued, fully paid and non-assessable shares of Envestnet common stock, determined by dividing $8.10 by the volume weighted average of the sales price per share of Envestnet common stock for the ten full trading days ending on and including the second full trading day prior to the closing of the merger, subject to adjustment pursuant to the terms and conditions of the merger agreement (such volume weighted average of the sales price per share of Envestnet common stock, the "Envestnet stock value," and such number of shares of Envestnet common stock, the "per share stock consideration," together with the per share cash consideration, the "merger consideration"). However, if the Envestnet stock value is less than $39.006, then the Envestnet stock value will be equal to $39.006 and if the Envestnet stock value is greater than $47.674, then the Envestnet stock value will be equal to $47.674. The market prices of shares of Envestnet common stock are subject to fluctuation. As a result, you are urged to obtain current market quotations.

        To the extent that the sum of (A) the aggregate number of shares of Envestnet common stock issuable pursuant to the foregoing paragraph plus (B) the maximum number of shares of Envestnet common stock issuable, including shares of restricted stock and shares of Envestnet common stock subject to restricted stock awards of Envestnet issuable pursuant to the merger agreement (the sum of the amounts in clauses (A) and (B), the "total stock amount"), would be equal to or greater than 19.9% of the shares of Envestnet common stock outstanding as of immediately prior to the effective time (such amount, the "stock threshold"), the per share stock consideration will be decreased to the minimum extent necessary, such that the total stock amount will not exceed the stock threshold. In such event, the per share cash consideration will be increased by an amount equal to the product of (A) the amount of such reduction in the per share stock consideration pursuant to the preceding sentence multiplied by (B) the Envestnet stock value; provided that (i) the aggregate per share cash consideration will in no event be increased by greater than $32,000,000 and (ii) the total stock amount will in no event exceed the stock threshold.

        As a result of the various limitations described above, the per share stock consideration will never be less than 0.1699 shares of Envestnet common stock or more than 0.1826 shares of Envestnet common stock. Furthermore, if the Envestnet stock value is at or below $43.52, the per share cash consideration will begin to increase until the Envestnet stock value is at $39.01 at which time the per share cash consideration would be fixed at $11.7579.

        The table set forth under "The Merger Agreement—Consideration to be Received in the Merger", beginning on page 146, sets forth the per share cash consideration, per share stock consideration for various Envestnet stock values and aggregate value of the merger consideration (assuming the trading price of the Envestnet common stock is equal to the Envestnet stock value) at various Envestnet stock values.

        For more information, see the section entitled "The Merger Agreement—Consideration to be Received in the Merger" beginning on page 146 of this proxy statement/prospectus.

  Treatment of Yodlee Equity Awards (See page 149)

        At the effective time, Yodlee equity awards will be treated as follows:

  •
  Vested Options.  Each vested and exercisable stock option granted pursuant to the equity plans of Yodlee that remains outstanding as of immediately prior to the closing of the merger, including options that will become vested as of the closing of the merger (the "vested stock options"), will be exercised immediately prior to the closing of the merger in a cashless net exercise. In a cashless net exercise, Yodlee will retain the number of shares of Yodlee common stock that would otherwise be received on the exercise of such vested stock option to cover the exercise price and any applicable tax withholding obligations and to issue the net number of shares of Yodlee common stock to the holder of the vested stock option. At the effective time, each such share of Yodlee common stock will be converted into the right to receive the sum of the per share cash consideration and per share stock consideration pursuant to the terms and conditions of the merger agreement as described under the section entitled "The Merger Agreement—Consideration to be Received in the Merger" beginning on page 146 of this proxy statement/prospectus.

  •
  Unvested Options.  All outstanding Yodlee stock options, other than vested stock options, that remain outstanding as of immediately prior to the closing of the merger (the "unvested stock options") will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock pursuant to the terms and conditions of the merger agreement. The number of restricted shares of Envestnet common stock that will be granted in exchange for each unvested Yodlee stock option will be equal to:

    (a)
    the difference between the value of (i) the sum of (A) the per share cash consideration and (B) the value of the per share stock consideration and (ii) the exercise price per share of such unvested stock option, multiplied by

    (b)
    the total number of shares of Yodlee common stock subject to such unvested stock option and divided by

    (c)
    the Envestnet stock value.

    The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested stock option will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested stock option.

  •
  Restricted Stock Units.  All outstanding Yodlee restricted stock units granted pursuant to the equity plans of Yodlee that remain outstanding as of immediately prior to the closing of the merger (the "unvested RSUs") will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock pursuant to the terms and conditions of the merger agreement. The number of restricted shares of Envestnet common stock that will be issued in exchange for each unvested RSU will be equal to:

  (a)
  the value of the sum of (i) the per share cash consideration and (ii) the value of the per share stock consideration, multiplied by

  (b)
  the total number of shares of Yodlee common stock subject to such unvested RSU and divided by

  (c)
  the Envestnet stock value.

    The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested RSUs will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested RSU.

        To the extent that the treatment of the Yodlee equity awards in the merger that are subject to the applicable laws of any foreign jurisdiction is not consistent with the laws of such jurisdiction or would result in adverse tax consequences to the award holder, Yodlee, the surviving corporation, and/or Envestnet, Yodlee and Envestnet may adjust the treatment of such affected equity awards to so comply or avoid adverse tax consequences in a manner that yields the award holder the intended economic benefit as described above.

        For more information, see the section entitled "The Merger Agreement—Treatment of Yodlee Equity Awards" beginning on page 149 of this proxy statement/prospectus.

  The Voting Agreement (See page 165)

        In connection with the execution of the merger agreement, certain stockholders of Yodlee, consisting of funds affiliated with Warburg Pincus, entered into a voting agreement with Envestnet, a form of which is attached as Appendix B (the "voting agreement"). Pursuant to the voting agreement, such stockholders agreed to vote all of their shares of Yodlee common stock (i) in favor of adoption and approval of the merger agreement and all other transactions contemplated by the merger agreement (whether or not recommended by the Yodlee Board (the "Yodlee Board")); (ii) against any action or agreement upon which Yodlee calls its stockholders to vote or consent in breach of the merger agreement; and (iii) against any acquisition proposal or any proposal for any recapitalization, reorganization, liquidation, dissolution, merger, sale of all or substantially all of Yodlee's assets or other business combination between Yodlee and any other person (other than the merger) that would reasonably be expected to impede, interfere with, delay or materially and adversely affect the consummation of the merger and all other transactions contemplated by the merger agreement. These stockholders further agreed to (i) certain restrictions on the sale, assignment, transfer, tender or other disposition of their shares of Yodlee common stock and (ii) waiver and non-pursuit of any appraisal rights with respect to the merger. As of the record date (as defined below), the stockholders who entered into the voting agreement with Envestnet collectively beneficially owned in the aggregate approximately 8,160,691 shares of Yodlee common stock, which represent approximately 26.5% of outstanding shares of Yodlee common stock entitled to vote at the Yodlee special meeting. More than 50% of the outstanding shares of Yodlee common stock must vote for the merger for it to be approved.

  Recommendation of the Yodlee Board (See page 106)

        The Yodlee Board has unanimously approved and adopted the merger agreement and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Yodlee and its stockholders.

  Opinion of Yodlee's Financial Advisor (See page 111)

        Goldman, Sachs & Co. ("Goldman Sachs") delivered its opinion to the Yodlee Board that, as of August 10, 2015 and based upon and subject to the factors and assumptions set forth therein, the merger consideration pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Yodlee common stock.

        The full text of the written opinion of Goldman Sachs, dated August 10, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the Yodlee Board in connection with its consideration of the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Yodlee common stock should vote with respect to the merger agreement or any other matter. Pursuant to an engagement letter between Yodlee and Goldman Sachs, Yodlee has agreed to pay Goldman Sachs a transaction fee of approximately $7 million, all of which is payable upon completion of the merger.

  Interests of Yodlee's Directors and Executive Officers in the Merger (See page 126)

        Executive officers and members of the Yodlee Board have interests in the merger that may be in addition to, or different from, the interests of Yodlee stockholders generally. The Yodlee Board was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement and in making the recommendations that the Yodlee stockholders approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

        For more information, see the section entitled "The Merger—Interests of Yodlee's Directors and Executive Officers in the Merger" beginning on page 126 of this proxy statement/prospectus.

  Regulatory Clearances Required for the Merger (See page 137)

        The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Under the HSR Act and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Department of Justice and to the Federal Trade Commission, and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted.

Both Envestnet and Yodlee filed the required notification and report forms on September 1, 2015 and early termination of the waiting period was granted on September 14, 2015.

        Under the merger agreement, Envestnet and Yodlee have agreed to cooperate with each other and use their respective reasonable best efforts to obtain all regulatory clearances necessary to complete the merger; however, neither Envestnet nor Yodlee is required to take, or commit to take, any action or agree to any condition or restriction in connection with such regulatory clearances that would reasonably be likely to result in a "Materially Burdensome Regulatory Condition," which includes, among other things, the transfer or disposition of assets or a limitation on the ability of Envestnet or Yodlee to conduct their respective businesses.

  Effective Time and Completion of the Merger (See page 145)

        The closing of the merger will occur no later than three business days after all of the conditions to the merger set forth in the merger agreement are satisfied or waived, or at such other date as agreed to by Yodlee and Envestnet. The merger will become effective at the effective time when the applicable certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at a later time as agreed to by Yodlee and Envestnet and specified in the certificate of merger. Envestnet and Yodlee hope to complete the merger as soon as reasonably practicable and expect the closing of the merger to occur in the fourth quarter of 2015. However, as the merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Envestnet and Yodlee could result in the merger being completed at an earlier time, a later time or not at all.

  Conditions to Completion of the Merger (See page 161)

        The obligations of Envestnet and Yodlee to complete the merger are subject to the satisfaction of the following conditions:

        The respective obligations of Envestnet, Merger Sub and Yodlee to consummate the merger will be subject to the satisfaction or waiver (where permissible under applicable law) prior to the effective time, of each of the following conditions:

  •
  the adoption of the merger agreement by the stockholders of Yodlee by the requisite company vote (as defined below);

  •
  the authorization for listing on the NYSE of the Envestnet common stock that will be issued pursuant to the merger agreement;

  •
  this proxy statement/prospectus has been declared effective under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and no stop order suspending the effectiveness of this proxy statement/prospectus has been issued and is in effect and no proceedings for that purpose have been initiated by the Securities and Exchange Commission (the "SEC") and not withdrawn;

  •
  the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, and the absence of any statute, rule, regulation, order, injunction or decree that has been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger; and

  •
  the expiration or termination of any waiting period (and extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act.

        In addition, the obligations of Envestnet and Merger Sub to consummate the merger will also be subject to the satisfaction or waiver of the following conditions:

  •
  the truth and correctness of Yodlee's representations and warranties concerning (i) authority to enter into the merger agreement and to consummate the transactions contemplated thereby, (ii) absence of any material adverse effect on Yodlee and (iii) the inapplicability of state takeover laws, in each case as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date);

  •
  the truth and correctness in all material respects of Yodlee's representations and warranties concerning its capitalization, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date), except for any failure to be so true and correct that would not increase the aggregate merger consideration to be paid by Envestnet and Merger Sub by more than 2%;

  •
  the truth and correctness in all respects (disregarding all "material adverse effect" and materiality qualifications contained in such representations and warranties) of Yodlee's other representations and warranties in the merger agreement, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date), except for any failure to be so true and correct that, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Yodlee;

  •
  the receipt by Envestnet of a certificate on behalf of Yodlee certifying as to the satisfaction of the foregoing three conditions; and

  •
  Yodlee's performance in all material respects of all of its obligations under the merger agreement required to be performed at or prior to the date of the closing of the merger, and the receipt by Envestnet of a certificate on behalf of Yodlee certifying as to the satisfaction of the foregoing.

        In addition, the obligations of Yodlee to consummate the merger will also be subject to the satisfaction or waiver of the following conditions:

  •
  the truth and correctness of Envestnet's and Merger Sub's representations and warranties concerning (i) authority to enter into the merger agreement and to consummate the transactions contemplated thereby and (ii) absence of any material adverse effect on Envestnet, in each case as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date);

  •
  the truth and correctness of Envestnet's representations and warranties concerning its capitalization, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date), except for any failure to be so true and correct that would not increase the capitalization of Envestnet on a fully diluted basis by more than 2%;

  •
  the truth and correctness in all respects (disregarding all "material adverse effect" and materiality qualifications contained in such representations and warranties) of Envestnet's and Merger Sub's other representations and warranties in the merger agreement, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date), except for any failure to be so true and correct that, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Envestnet;

  •
  the receipt by Yodlee of a certificate on behalf of Envestnet and Merger Sub certifying as to the satisfaction of the foregoing three conditions; and

  •
  Envestnet's and Merger Sub's performance in all material respects of all of their respective obligations under the merger agreement required to be performed at or prior to the date of the closing of the merger, and the receipt by Yodlee of a certificate on behalf of Envestnet and Merger Sub certifying as to the satisfaction of the foregoing.

  No Solicitation (See page 156)

        The merger agreement precludes Yodlee from soliciting, engaging in discussions or negotiations with or providing confidential or non-public information or data to a third party with respect to any of certain acquisition proposals, including the acquisition of a significant interest in Yodlee common stock or assets. However, if Yodlee receives an unsolicited written proposal from a third party (which proposal was not received in violation of Yodlee's non-solicitation obligations) for an acquisition proposal that the Yodlee Board, among other things, (i) determines in good faith (after consultation with its outside counsel and financial advisors) constitutes or is reasonably likely to lead to a proposal that is superior to the merger and (ii) determines in good faith (after consultation with outside counsel and financial advisors) with respect to which the failure to enter into discussions would be inconsistent with its fiduciary duties under applicable law, Yodlee may, subject to certain conditions, including providing notice to Envestnet, furnish non-public information to and engage in discussions with such third party regarding such acquisition proposal.

        See the section entitled "The Merger Agreement—No Solicitation" beginning on page 156 of this proxy statement/prospectus for a further discussion of Yodlee's covenant not to solicit alternative acquisition proposals.

  Termination of the Merger Agreement (See page 163)

        Yodlee, Envestnet and Merger Sub may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, with certain exceptions, either Yodlee or Envestnet may terminate the merger agreement at any time before the consummation of the merger if:

  •
  any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the other transactions contemplated thereby;

  •
  the merger is not consummated on or before February 15, 2016 (the "termination date"), unless the failure of the consummation of the merger to occur by such date is due to the material breach of the merger agreement by the party seeking to terminate the merger agreement;

  •
  there is a breach of any of the covenants or agreements or any of the representations or warranties of the other party (or any such representation or warranty ceases to be true) set forth in the merger agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by such other party (or failures of such representations or warranties to be true), constitute, if occurring or continuing on the date of the closing of the merger, the failure of a closing condition applicable to such other party, and such breach or failure is not cured within the earlier of the termination date and 45 days following written notice to the other party; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

  •
  the merger agreement was not adopted by the stockholders of Yodlee by the requisite company vote at the Yodlee special meeting or at any adjournment or postponement of the Yodlee special meeting.

        Envestnet may also terminate the merger agreement if, prior to obtaining the requisite company vote:

  •
  the Yodlee Board (or any committee thereof) has effected an adverse recommendation change;

  •
  Yodlee failed to include the company recommendation in the proxy statement/prospectus; or

  •
  Yodlee or the Yodlee Board (or any committee thereof) has willfully and materially breached any of its obligations set forth in the provisions of the merger agreement relating to the Yodlee special meeting and recommendation or the provisions relating to acquisition proposals.

        Yodlee may also terminate the merger agreement prior to obtaining the requisite company vote to enter into a definitive agreement with respect to a superior proposal after an adverse recommendation change by the Yodlee Board, if (i) Yodlee has satisfied the specified requirements and conditions concerning notification of an adverse recommendation change and negotiation with Envestnet and (ii) concurrently with the termination of the merger agreement, Yodlee pays to Envestnet the termination fee.

        See the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 163 of this proxy statement/prospectus for a further discussion of the rights of each of Envestnet and Yodlee to terminate the merger agreement.

  Expenses and Termination Fees; Liability for Breach (See page 164)

        Each party will generally pay all fees and expenses it incurs by it in connection with the merger and the other transactions contemplated by the merger agreement, except that Envestnet and Yodlee will share equally all fees and expenses in relation to the printing, filing and mailing of this proxy statement/prospectus and any filing or other fees paid to the SEC, in each case in connection with the merger.

        In certain circumstances in connection with the termination of the merger agreement, Yodlee must pay to Envestnet a termination fee equal to $17.8 million.

        See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" beginning on page 164 of this proxy statement/prospectus for a further discussion of the circumstances under which such termination fees and/or expense reimbursement will be required to be paid.

  Accounting Treatment (See page 138)

        U.S. generally accepted accounting principles ("GAAP") require the merger to be accounted for using acquisition accounting pursuant to which Envestnet has been determined to be the acquirer for accounting purposes. The combined company will allocate the total purchase consideration to Yodlee's tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the merger. Any excess purchase price after this allocation will be assigned to goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment. Upon consummation of the merger, the historical financial statements of the combined company will reflect only the operations and financial condition of Envestnet. The operating results of Yodlee will be reported as part of the combined company beginning on the date of the merger.

        Final valuations of Yodlee's tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the merger could result in significantly different amortization expenses and balance sheet amounts than those presented in the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus.

  Appraisal Rights (See page 139)

        Pursuant to Section 262 of the DGCL, holders of Yodlee common stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Yodlee common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The "fair value" of shares of Yodlee common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the merger consideration per share that Yodlee stockholders are otherwise entitled to receive under the terms of the merger agreement. Holders of Yodlee common stock who do not consent to the adoption of the merger agreement and who wish to preserve their appraisal rights must so advise Yodlee by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving this notice from Yodlee that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. A person having a beneficial interest in shares of Yodlee common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Yodlee stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Please see the section entitled "The Merger—Appraisal Rights" beginning on page 139 of this proxy statement/prospectus.

  Litigation Related to the Merger

        Yodlee, each of the members of the Yodlee Board, Envestnet and Merger Sub have been named as defendants in a putative class action challenging the merger in the Court of Chancery of the State of Delaware captioned Suman Inala v. Yodlee, Inc., et al. (Case No. 11461) (filed September 2, 2015). The complaint alleges, among other things, that the Yodlee Board breached its fiduciary duties by failing to ensure that Yodlee stockholders received adequate and fair value for their shares. The complaint also alleges that Envestnet and Merger Sub have aided and abetted these breaches of fiduciary duties. The plaintiff seeks as relief, among other things, an injunction against the merger, rescission of the merger agreement to the extent it is already implemented, an award of damages and attorneys' fees. The defendants believe the lawsuit is without merit.

  Listing of Envestnet Shares

        The shares of Envestnet common stock to be issued in the merger will be listed for trading on the NYSE.

  Delisting and Deregistration of Shares of Yodlee Common Stock

        Upon completion of the merger, shares of Yodlee common stock will cease to be listed on NASDAQ and will subsequently be deregistered under the Exchange Act.

        See the sections entitled "The Merger—Listing of Envestnet Shares" and "The Merger—Delisting and Deregistration of Yodlee Common Stock" for a further discussion of the listing of Envestnet shares and de-listing of Yodlee common stock in connection with the merger.

  Material United States Federal Income Tax Consequences

        The receipt of cash and Envestnet common stock for shares of Yodlee common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash and stock by a U.S. Holder (as defined under the section entitled "Material United States Federal Income Tax Consequences" beginning on page 166 of this proxy statement/prospectus) in exchange for such U.S. Holder's shares of Yodlee common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash and the fair market value of the Envestnet common stock such U.S. Holder receives in the merger and such U.S. Holder's adjusted tax basis in the shares of Yodlee common stock surrendered in the merger. A Non-U.S. Holder (as defined under the section entitled "Material United States Federal Income Tax Consequences" beginning on page 166 of this proxy statement/prospectus) generally will not be subject to U.S. federal income tax with respect to the exchange of Yodlee common stock for cash and Envestnet common stock in the merger unless such Non-U.S. Holder has certain connections to the United States. Stockholders should refer to the discussion in the section entitled "Material United States Federal Income Tax Consequences," beginning on page 166 of this proxy statement/prospectus and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  The Yodlee Special Meeting (See page 92)

        The Yodlee special meeting will be held at Yodlee's principal executive offices located at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065, on November 19, 2015, at 10:00 a.m., California time, to consider and vote upon the following matters:

  •
  the proposal to adopt the merger agreement; and

  •
  the proposal to adjourn the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal (the "Yodlee adjournment proposal").

        Completion of the merger is conditioned on, among other things, adoption of the merger agreement.

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Yodlee common stock as of the record date for the Yodlee special meeting. Approval of the Yodlee adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Yodlee common stock entitled to vote and present in person or represented by proxy at the Yodlee special meeting. The approval of the Yodlee adjournment proposal is not a condition to completion of the merger.

        Only holders of record of Yodlee common stock at the close of business on October 12, 2015, the Yodlee record date, are entitled to notice of, and to vote at, the Yodlee special meeting or any adjournments thereof. At the close of business on the Yodlee record date, 30,819,117 shares of Yodlee common stock were issued and outstanding, approximately 27.8% of which were beneficially owned by Yodlee's directors and executive officers and their affiliates (excluding shares of Yodlee common stock subject to stock options and/or restricted stock units that were not exercised or vested as of the record date). As long as the voting agreements remain in effect, approximately 8,160,691 shares of Yodlee common stock, which represented approximately 26.5% of the total outstanding shares of Yodlee common stock, are committed to be voted in favor of the adoption of the merger agreement. See the section entitled "The Voting Agreement" beginning on page 165 of this proxy statement/prospectus.

        Under the merger agreement, Yodlee may, without the prior consent of Envestnet, postpone or adjourn its special meeting to the extent necessary in order to conduct business at the Yodlee special meeting if (i) as of November 19, 2015, there are insufficient shares of Yodlee common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Yodlee special meeting, or if on the date of such special meeting Yodlee has not received proxies representing a sufficient number of shares necessary to obtain the stockholders' approval of the proposal to adopt the merger agreement, (ii) Yodlee is required to postpone or adjourn the Yodlee special meeting by applicable law, order or a request from the SEC or its staff, or (iii) Yodlee has sent to its stockholders or otherwise made available to them any new material information or disclosure since the date of this proxy statement/prospectus, and Yodlee or the Yodlee Board (or any committee thereof) has determined in good faith (after consultation with outside counsel) that it is necessary or appropriate to postpone or adjourn the Yodlee special meeting in order to give the stockholders of Yodlee sufficient time to evaluate any such new material information or disclosure.

        The Yodlee Board has unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Yodlee and its stockholders. The Yodlee Board unanimously recommends that Yodlee stockholders vote "FOR" the adoption of the merger agreement and "FOR" the Yodlee adjournment proposal. See the section entitled "The Yodlee Special Meeting" beginning on page 92 of this proxy statement/prospectus for further discussion of the Yodlee special meeting.

  Comparison of Stockholders' Rights (See page 175)

        The rights of Yodlee stockholders are governed by Yodlee's amended and restated certificate of incorporation, as amended, which we refer to as the Yodlee charter, and amended and restated bylaws, as amended, which we refer to as the Yodlee bylaws, and by Delaware corporate law. The rights of Envestnet stockholders are governed by Envestnet's fifth amended and restated certificate of incorporation and its bylaws, which we refer to as the Envestnet charter and the Envestnet bylaws, respectively, and by Delaware corporate law. Your rights under the Yodlee charter and the Yodlee bylaws will differ in some respects from your rights under the Envestnet charter and the Envestnet bylaws. For more detailed information regarding a comparison of your rights as a stockholder of Yodlee and Envestnet, see the section entitled "Comparison of Stockholders' Rights" beginning on page 175 of this proxy statement/prospectus.

  Dividends

  Envestnet and Merger Sub

        Envestnet and Merger Sub have not historically paid any dividends on common stock and do not presently anticipate paying any dividends on their common stock in the foreseeable future.

  Yodlee

        Yodlee has never declared or paid any cash dividends on its common stock. Under the terms of the merger agreement, Yodlee is permitted to pay holders of its common stock dividends consistent with the merger agreement. Otherwise, Yodlee is generally prohibited from paying dividends on its common stock during the pendency of the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENVESTNET

        You should read the following selected historical consolidated financial data together with Envestnet's financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Envestnet's periodic reports incorporated by reference in this proxy statement/prospectus. Envestnet derived the data for the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013 from its audited consolidated financial statements incorporated by reference herein. Envestnet derived the data for the years ended December 31, 2011 and 2010 and as of December 31, 2012, 2011 and 2010 from its audited consolidated financial statements not incorporated by reference herein. Envestnet derived the selected data for the six months ended June 30, 2015 and 2014 from its unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statement data has been prepared on a basis consistent with Envestnet's audited financial statements and includes, in the opinion of Envestnet's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Envestnet's financial position and results of operations for these periods. Envestnet's historical results for any prior period are not necessarily indicative of results to be expected in any future period, and its results for any interim period are not necessarily indicative of results for a full fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except for share and per share information)
Statement of Operations Data:
Revenues:
Assets under management or administration	$164,896	$137,808	$294,223	$200,568	$127,213	$99,236	$75,951
Licensing and professional services	34,221	25,560	54,525	41,967	30,053	23,942	22,101

Total revenues	199,117	163,368	348,748	242,535	157,266	123,178	98,052

Operating expenses:
Cost of revenues	81,181	72,392	150,067	98,970	56,119	42,831	31,444
Compensation and benefits	63,491	48,616	104,457	77,442	54,973	40,305	37,027
General and administration	29,721	25,086	54,321	44,808	30,617	21,856	21,607
Depreciation and amortization	11,058	9,037	18,651	15,329	12,400	6,376	5,703
Restructuring charges	518	—	—	474	115	434	961

Total operating expenses	185,969	155,131	327,496	237,023	154,224	111,802	96,742

Income from operations	13,148	8,237	21,252	5,512	3,042	11,376	1,310
Other income (expense), net	(4,454)	1,920	1,255	200	26	(796)	(403)

Income before income tax provision	8,694	10,157	22,507	5,712	3,068	10,580	907
Income tax provision	3,647	3,639	8,528	2,052	2,603	2,975	1,533

Net income (loss)	5,047	6,518	13,979	3,660	465	7,605	(626)
Less: Preferred stock dividends	—	—	—	—	—	—	(422)
Add: Net loss attributable to non-controlling interest	—	195	195	—	—	—	—

Income (loss) attributable to common stockholders	$5,047	$6,713	$14,174	$3,660	$465	$7,605	$(1,048)

Net income (loss) per share attributable to common stockholders
Basic	$0.14	$0.20	$0.41	$0.11	$0.01	$0.24	$(0.05)

Diluted	$0.13	$0.18	$0.38	$0.10	$0.01	$0.23	$(0.05)

Weighted average common shares outstanding:
Basic	35,463,623	34,332,759	34,559,558	33,191,088	32,162,672	31,643,390	20,805,911

Diluted	37,504,028	36,726,121	36,877,599	35,666,575	33,341,615	32,863,834	20,805,911

Balance Sheet Data (at end of period):
Cash and cash equivalents	$198,927	$64,464	$209,754	$49,942	$29,983	$64,909	$67,668
Working capital	183,300	46,709	177,315	26,384	14,785	64,944	62,979
Goodwill and intangible assets	194,278	106,266	163,630	110,033	92,794	33,559	3,361
Total assets	485,628	240,388	439,358	221,242	162,399	137,702	141,868
Long-term debt	147,627	—	145,203	—	—	—	—
Stockholders' equity	237,568	163,736	201,435	147,772	125,996	115,639	102,319

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF YODLEE

        The following tables summarize Yodlee's consolidated historical financial data. This should be read in conjunction with the section entitled "Yodlee's Management's Discussion and Analysis of Financial Condition and Results of Operations" and Yodlee's consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

        The consolidated statements of operations data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheets data as of December 31, 2014 and 2013 are derived from Yodlee's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statements of operations data for the year ended December 31, 2011 and 2010 and the consolidated balance sheets data as of December 31, 2012, 2011 and 2010 are derived from Yodlee's audited consolidated financial statements that are not included in this proxy statement/prospectus. Yodlee has derived the consolidated statements of operations data for the six months ended June 30, 2015 and 2014 and the consolidated balance sheets data as of June 30, 2015 and 2014 from its unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Yodlee's unaudited condensed consolidated financial statements have been prepared on the same basis as its audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair statement of those unaudited condensed consolidated financial statements. Yodlee's historical results are not necessarily indicative of the results that may be expected in the future.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$44,138	$34,903	$76,005	$56,838	$44,336	$37,029	$30,746
Professional services and other	6,426	6,163	13,076	13,322	13,458	17,400	15,593

Total revenue	50,564	41,066	89,081	70,160	57,794	54,429	46,339
Cost of revenue(1):
Subscription	14,701	11,399	25,511	19,139	17,177	17,325	16,022
Professional services and other	4,670	4,392	9,704	7,693	7,594	9,537	8,006

Total cost of revenue	19,371	15,791	35,215	26,832	24,771	26,862	24,028

Gross profit	31,193	25,275	53,866	43,328	33,023	27,567	22,311
Operating expenses(1):
Research and development	13,789	10,260	23,601	17,948	16,193	16,768	14,742
Sales and marketing	14,206	9,690	22,377	15,418	13,638	12,911	9,885
General and administrative	8,035	5,519	13,321	9,386	8,852	9,793	8,382

Total operating expenses	36,030	25,469	59,299	42,752	38,683	39,472	33,009

Operating income (loss) from continuing operations	(4,837)	(194)	(5,433)	576	(5,660)	(11,905)	(10,698)
Other income (expense), net	348	87	261	(318)	230	(917)	(342)

Income (loss) from continuing operations before provision for (benefit from) income taxes	(4,489)	(107)	(5,172)	258	(5,430)	(12,822)	(11,040)
Provision for (benefit from) income taxes	1,098	842	1,803	1,439	1,091	(3,736)	(4,848)

Net loss from continuing operations	(5,587)	(949)	(6,975)	(1,181)	(6,521)	(9,086)	(6,192)
Income from discontinued operations	—	—	—	—	—	6,999	8,260

Net income (loss)	$(5,587)	$(949)	$(6,975)	$(1,181)	$(6,521)	$(2,087)	$2,068

Basic and diluted net income (loss) per share attributable to common stockholders(2)
Net loss from continuing operations	$(0.19)	$(0.13)	$(0.54)	$(0.16)	$(0.98)	$(1.54)	$(1.09)

Income from discontinued operations	$—	$—	—	—	—	1.19	1.46

Net income (loss)	$(0.19)	$(0.13)	$(0.54)	$(0.16)	$(0.98)	$(0.35)	$0.37

Weighted average shares used to compute net loss per share attributable to common stockholders—basic and diluted(2)	29,641	7,518	12,802	7,263	6,649	5,888	5,657

(1)
Costs and expenses include stock-based compensation expense as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands)
Cost of revenue—subscription	$589	$99	$931	$201	$170	$163	$194
Cost of revenue—professional services and other	278	64	562	107	119	112	146
Research and development	871	128	1,159	243	236	266	290
Sales and marketing	1,067	172	1,586	302	242	302	263
General and administrative	1,657	456	2,897	658	588	524	443

Total stock-based compensation	$4,462	$919	$7,135	$1,511	$1,355	$1,367	$1,336

(2)
See Note 8 to Yodlee's unaudited condensed consolidated financial statements and Note 9 to its audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus for an explanation of the calculations of

  Yodlee's net loss per share attributable to common stockholders for the six months ended June 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012.

	As of June 30,		As of December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$71,432	$6,263	$73,520	$8,134	$7,963	$8,763	$10,885
Working capital (deficit)	72,358	(4,341)	70,295	213	(1,710)	(7,939)	(11,789)
Property and equipment, net	10,251	9,058	9,481	6,297	4,335	3,580	3,753
Total assets	109,454	41,304	107,544	34,460	30,399	28,840	43,978
Deferred revenue	8,475	7,679	7,252	7,984	7,464	11,503	28,419
Total bank borrowings and capital lease obligations	931	11,770	2,396	7,763	7,955	9,195	5,303
Convertible preferred stock warrant liabilities	—	908	—	760	505	554	608
Convertible preferred stock	—	102,224	—	102,224	102,211	92,268	92,207
Total stockholders' equity (deficit)	82,499	(97,170)	80,077	(98,079)	(99,074)	(97,878)	(96,884)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all numbers are in thousands except share and per share information unless otherwise indicated)

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014, combine the historical consolidated statements of operations of Envestnet, Placemark Holdings, Inc. ("Placemark"), which was acquired by Envestnet on October 1, 2014, and Yodlee, giving effect to the Placemark acquisition and the merger (collectively, the "mergers") as if they had occurred on January 1, 2014, the first day of the fiscal year ended December 31, 2014. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015, combine the historical consolidated statements of operations of Envestnet (including Placemark) and Yodlee, giving effect to the mergers as if they had occurred on January 1, 2014, the first day of the fiscal year ended December 31, 2014. The unaudited pro forma condensed combined balance sheet as of June 30, 2015, combines the historical consolidated balance sheets of Envestnet and Yodlee, giving effect to the merger as if it had occurred on June 30, 2015. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined company's results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with:

  •
  separate historical consolidated financial statements of Envestnet as of, and for the year ended, December 31, 2014, and the related notes included in Envestnet's Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this proxy statement/prospectus;

  •
  separate historical consolidated financial statements of Yodlee as of, and for the year ended, December 31, 2014, and the related notes included elsewhere in this proxy statement/prospectus;

  •
  separate historical consolidated financial statements of Envestnet as of, and for the six months ended, June 30, 2015, and the related notes included in Envestnet's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which is incorporated by reference in this proxy statement/prospectus;

  •
  separate historical consolidated financial statements of Yodlee as of, and for the six months ended, June 30, 2015, and the related notes included elsewhere in this proxy statement/prospectus; and

  •
  separate historical consolidated financial statements of Placemark as of, and for the nine months ended, September 30, 2014, and the related notes included filed as an exhibit to the registration statement to which this proxy statement/prospectus is a part and incorporated by reference herein.

        The unaudited pro forma condensed combined financial information has been prepared by Envestnet using the acquisition method of accounting in accordance with GAAP. Envestnet has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The merger has not yet received the necessary approvals from governmental authorities. Under the HSR Act and other relevant laws and regulations, before completion of the merger, there are significant limitations regarding what Envestnet can learn about Yodlee. The assets and liabilities of Yodlee have been measured based on various preliminary estimates using assumptions that Envestnet believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

        Envestnet intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period prescribed by ASC 805, but in no event later than one year following completion of the merger.

        The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Envestnet, Placemark and Yodlee would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the merger and also does not reflect any restructuring or integration-related costs, if any, to achieve those potential cost savings. No material intercompany transactions between Envestnet, Placemark and Yodlee during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

Envestnet, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet of Envestnet and Yodlee

As of June 30, 2015

(in thousands)

	Historical		Pro Forma
	Envestnet	Yodlee(1)	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$198,927	$71,432	$(229,802)	a, b	$40,557
Fees and other receivables, net	29,232	17,300	—		46,532
Deferred tax assets, net	4,635	131	—		4,766
Prepaid expenses and other current assets	20,653	5,511	249	b	26,413

Total current assets	253,447	94,374	(229,553)		118,268

Property and equipment, net	18,283	10,251	—		28,534
Internally developed software, net	7,999	—	—		7,999
Intangible assets, net	67,911	—	241,000	c	308,911
Goodwill	126,367	3,068	293,560	d	422,995
Other non-current assets	11,621	1,761	1,873	b	15,255

Total assets	$485,628	$109,454	$306,880		$901,962

Liabilities
Current liabilities:
Accrued expenses	$48,451	$10,798	$15,044	e	$74,293
Accounts payable	6,402	2,929	—		9,331
Contingent consideration	7,422	—	—		7,422
Deferred revenue	7,872	8,289	(4,377)	f	11,784

Total current liabilities	70,147	22,016	10,667		102,830

Convertible notes	147,627	—	—		147,627
Credit facility	—	—	160,000	g	160,000
Contingent consideration	5,194	—	—		5,194
Deferred revenue	11,893	186	(98)	f	11,981
Deferred rent and lease incentive	9,375	568	—		9,943
Deferred tax liabilities, net	224	—	46,169	h	46,393
Other non-current liabilities	2,100	4,185	—		6,285

Total liabilities	246,560	26,955	216,738		490,253

Redeemable units in ERS, LLC	1,500	—	—		1,500
Stockholders' equity:
Common stock and additional paid in capital	271,205	447,342	(259,657)	i	458,890
Accumulated deficit and accumulated other comprehensive loss	(14,396)	(364,843)	349,799	j	(29,440)
Treasury stock	(19,797)	—	—		(19,797)

Total equity	237,012	82,499	90,142		409,653
Non-controlling interest	556	—	—		556

Total liabilities and equity	$485,628	$109,454	$306,880		$901,962

(1)
Certain reclassifications were made to conform to Envestnet's financial statement presentation. These reclassifications primarily consist of accrued compensation and capital lease obligations, current portion being reclassified to accrued expenses.

See notes to the unaudited pro forma condensed combined financial statements.

Envestnet, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations of Envestnet and Yodlee

Year Ended December 31, 2014

(in thousands, except share and per share information)

	Pro Forma condensed combined pro forma total for Envestnet and Placemark(1)
			Pro Forma
		Historical Yodlee(2)
			Adjustments		Combined
Revenues:
Assets under management or administration	$310,830	$—	$—		$310,830
Licensing and professional services	54,764	89,081	—		143,845

Total revenues	365,594	89,081	—		454,675

Operating expenses:
Cost of revenues	149,497	11,399	—		160,896
Compensation and benefits	117,421	60,846	6,163	k	184,430
General and administration	58,026	18,504	—		76,530
Depreciation and amortization	22,815	3,765	37,245	c	63,825

Total operating expenses	347,759	94,514	43,408		485,681

Income (loss) from operations	17,835	(5,433)	(43,408)		(31,006)
Other income (expense), net	1,254	261	(6,850)	g	(5,335)

Income (loss) before income tax provision (benefit)	19,089	(5,172)	(50,258)		(36,341)
Income tax provision (benefit)	6,942	1,803	(20,103)	l	(11,358)

Net income (loss)	12,147	(6,975)	(30,155)		(24,983)
Add: Net loss attributable to non-controlling interest	195	—	—		195

Net income (loss) attributable to Envestnet, Inc.	$12,342	$(6,975)	$(30,155)		$(24,788)

Net income (loss) per share:
Basic	$0.36	$(0.54)			$(0.61)

Diluted	$0.33	$(0.54)			$(0.61)

Weighted average common shares outstanding:
Basic	34,559,558	12,802,000	(6,816,047)	m	40,545,511

Diluted	36,877,599	12,802,000	(9,134,088)	m	40,545,511

(1)
Based on calculations set forth in the unaudited pro forma condensed combined statement of operations for Envestnet, including Placemark, included elsewhere in this proxy statement/prospectus.

(2)
Certain reclassifications were made to conform to Envestnet's financial statement presentation. These reclassifications primarily consist of reclassifying employee related costs (salary, benefits, stock compensation, etc.) from cost of revenues, sales and marketing, research and development and general and administrative expenses, into compensation and benefits expenses. In addition, depreciation expense was reclassified from cost of revenues, sales and marketing, research and development and general and administrative expenses, into depreciation and amortization expense.

See notes to the unaudited pro forma condensed combined financial statements.

Envestnet, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations of Envestnet and Yodlee

Six Months Ended June 30, 2015

(in thousands, except share and per share information)

	Historical		Pro Forma
	Envestnet	Yodlee(1)	Adjustments		Combined
Revenues:
Assets under management or administration	$164,896	$—	$—		$164,896
Licensing and professional services	34,221	50,564	—		84,785

Total revenues	199,117	50,564	—		249,681

Operating expenses:
Cost of revenues	81,181	5,999	—		87,180
Compensation and benefits	63,491	35,609	2,099	k	101,199
General and administration	29,721	11,537	—		41,258
Depreciation and amortization	11,058	2,256	18,144	c	31,458
Restructuring charges	518	—	—		518

Total operating expenses	185,969	55,401	20,243		261,613

Income (loss) from operations	13,148	(4,837)	(20,243)		(11,932)
Other income (expense), net	(4,454)	348	(3,425)	g	(7,531)

Income (loss) before income tax provision (benefit)	8,694	(4,489)	(23,668)		(19,463)
Income tax provision (benefit)	3,647	1,098	(9,467)	l	(4,722)

Net income (loss)	5,047	(5,587)	(14,201)		(14,741)
Add: Net loss attributable to non-controlling interest	—	—	—		—

Net income (loss) attributable to Envestnet, Inc.	$5,047	$(5,587)	$(14,201)		$(14,741)

Net income (loss) per share:
Basic	$0.14	$(0.19)			$(0.36)

Diluted	$0.13	$(0.19)			$(0.36)

Weighted average common shares outstanding:
Basic	35,463,623	29,641,000	(23,655,047)	m	41,449,576

Diluted	37,504,028	29,641,000	(25,695,452)	m	41,449,576

(1)
Certain reclassifications were made to conform to Envestnet's financial statement presentation. These reclassifications primarily consist of reclassifying employee related costs (salary, benefits, stock compensation, etc.) from cost of revenues, sales and marketing, research and development and general and administrative expenses, into compensation and benefits expenses. In addition, depreciation expense was reclassified from cost of revenues, sales and marketing, research and development and general and administrative expenses, into depreciation and amortization expense.

See notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all numbers are in thousands except share and per share information unless otherwise indicated)

1. Description of Transaction

        On August 10, 2015, Envestnet, Merger Sub and Yodlee entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Merger Sub will merge with and into Yodlee, with Yodlee continuing as the surviving corporation and a wholly owned indirect subsidiary of Envestnet.

        At the effective time, by virtue of the merger, each share of Yodlee common stock, issued and outstanding immediately prior to the effective time, shares of Yodlee common will be cancelled and converted into the right to receive, without interest, (A) $10.78 in cash and (B) the number of validly issued, fully paid and non-assessable shares of Envestnet common stock, determined by dividing $8.10 by the volume weighted average of the sales price per share of Envestnet common stock for the ten full trading days ending on and including the second full trading day prior to the closing of the merger, subject to adjustment pursuant to the terms and conditions of the merger agreement. However, if the Envestnet stock value is less than $39.006, then the Envestnet stock value will be equal to $39.006 and if the Envestnet stock value is greater than $47.674, then the Envestnet stock value will be equal to $47.674.

        To the extent that the sum of (A) the aggregate number of shares of Envestnet common stock issuable pursuant to the foregoing paragraph plus (B) the maximum number of shares of Envestnet common stock issuable, including shares of restricted stock and shares of Envestnet common stock subject to restricted stock awards of Envestnet issuable pursuant to the merger agreement, would be equal to or greater than 19.9% of the shares of Envestnet common stock outstanding as of immediately prior to the effective time, the per share stock consideration will be decreased to the minimum extent necessary, such that the total stock amount will not exceed the stock threshold. In such event, the per share cash consideration will be increased by an amount equal to the product of (A) the amount of such reduction in the per share stock consideration pursuant to the preceding sentence multiplied by (B) the Envestnet stock value; provided that (i) the aggregate per share cash consideration will in no event be increased by greater than $32,000 and (ii) the total stock amount will in no event exceed the stock threshold.

        As a result of the various limitations described above, the per share stock consideration will never be less than 0.1699 shares of Envestnet common stock or more than 0.1826 shares of Envestnet common stock. Furthermore, if the Envestnet stock value is at or below $43.52, the per share cash consideration will begin to increase until the Envestnet stock value is at $39.01 at which time the per share cash consideration would be fixed at $11.7579.

        At the effective time, Yodlee equity awards will be treated as follows:

  •
  Vested Options.  Each vested and exercisable stock option granted pursuant to the equity plans of Yodlee that remains outstanding as of immediately prior to the closing of the merger, including options that will become vested as of the closing of the merger, will be exercised immediately prior to the closing of the merger in a cashless net exercise with shares of Yodlee common stock that would otherwise be received on the exercise of such vested stock options being retained by Yodlee to cover the exercise price and any applicable tax withholding obligations and to issue the net number of shares of Yodlee common stock upon such net exercise to the holder of such vested stock option. As of the effective time, each such share of Yodlee common stock will be converted into the right to receive the sum of the per share cash consideration and per share stock consideration.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

1. Description of Transaction (Continued)

  •
  Unvested Options.  Upon consummation of the merger, all stock options granted pursuant to the equity plans of Yodlee, other than vested stock options, that remain outstanding as of immediately prior to the closing of the merger will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock pursuant to the terms and conditions of the merger agreement. The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested stock option will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested stock option.

  •
  Restricted Stock Units.  Upon consummation of the merger, all restricted stock units granted pursuant to the equity plans of Yodlee that remain outstanding as of immediately prior to the closing of the merger will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock pursuant to the terms and conditions of the merger agreement. The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested RSUs will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested RSU.

        The completion of the merger is subject to adoption of the merger agreement by Yodlee stockholders, termination or expiration of the waiting period under the HSR Act, the required governmental authorizations having been obtained and being in full force and effect and certain other conditions to the completion of the merger. As of the date of this proxy statement/prospectus, and subject to the satisfaction or, to the extent permitted by law, waiver of the conditions described in the preceding sentence, Envestnet and Yodlee expect the merger to be completed in the fourth quarter of 2015. Envestnet and Yodlee will continue to operating separately until the transaction closes.

2. Basis of Presentation

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of Envestnet, Placemark and Yodlee. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements. The unaudited pro forma combined per Envestnet common share data set forth below includes the pro forma impact of the acquisition of Placemark on October 1, 2014 as this transaction was deemed significant in accordance with Regulation S-K.

        ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the mergers are completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements, since the market price of the Envestnet common shares at the date the mergers are completed may be different than the $31.04 market price that was used in the preparation of the unaudited pro forma condensed combined financial statements. The market price of $31.04 was based upon the closing price of Envestnet common shares on the NYSE on September 1, 2015.

        ASC 820 defines the term "fair value," sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

2. Basis of Presentation (Continued)

valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Envestnet may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Envestnet's intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of Envestnet. Financial statements and reported results of operations of Envestnet issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Yodlee.

        Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Acquisition-related transaction costs expected to be incurred by Envestnet include estimated fees relate to an amendment to Envestnet's existing credit agreement.

        The unaudited pro forma condensed combined balance sheet as of June 30, 2015 is required to include adjustments which give effect to events that are directly attributable to the merger regardless of whether it expected to have a continuing impact on the combined results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by Envestnet and Yodlee subsequent to June 30, 2015 of approximately $6,183 and $8,861, respectively, are reflected as a pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of June 30, 2015 as an increase to accrued expenses and as a decrease to retained earnings.

        The unaudited pro forma condensed combined financial statements do not reflect any projected realization of cost savings following completion of the merger. These cost savings opportunities are primarily related to administrative cost savings. Although Envestnet projects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect any potential restructuring and integration-related costs associated with the projected cost savings. Such restructuring and integration-related costs will be expensed in the appropriate accounting periods after completion of the merger. In addition, the unaudited pro forma condensed combined financial statements do not reflect any potential debt repayments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

3. Accounting Policies

        At completion of the merger, Envestnet will review Yodlee's accounting policies. As a result of that review, Envestnet may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, other than the treatment of sales commissions, which Yodlee capitalizes and amortizes over the contract life and Envestnet expenses sales commissions as incurred, Envestnet is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

4. Estimate of Consideration Expected to be Transferred

        The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Yodlee:

	Conversion Calculation	Estimated Fair Value	Form of Consideration
Common Shares:
Number of shares of Yodlee common stock outstanding at July 31, 2015 (1)	30,393,371

Multiplied by Envestnet's share price at September 1, 2015, multiplied by the exchange ratio ($31.04*0.1826) (2)	$5.66	$172,026	Envestnet common stock
Multiplied by the per share cash consideration (per share cash consideration of $10.78 plus additional cash consideration of $0.98 required) (2)	$11.76	357,425	Cash
RSUs:
Number of RSUs with accelerated vesting feature outstanding at July 31, 2015 (1)	162,725

Multiplied by Envestnet's share price at September 1, 2015, multiplied by the exchange ratio ($31.04*0.1826) (2)	$5.66	921	Envestnet common stock
Multiplied by the per share cash consideration (per share cash consideration of $10.78 plus additional cash consideration of $0.98 required) (2)	$11.76	1,914	Cash
Stock Options:
Number of shares underlying in-the-money Yodlee stock options vested as of July 31, 2015, expected to be cancelled and exchanged for merger consideration (1)	3,564,793
Less:
Number of options required to satisfy exercise price	(1,293,312)

Net number of options	2,271,481

Multiplied by Envestnet's share price at September 1, 2015, multiplied by the exchange ratio ($31.04*0.1826) (2)	$5.66	12,857	Envestnet common stock
Multiplied by the per share cash consideration (per share cash consideration of $10.78 plus additional required cash consideration of $0.98) (2)	$11.76	26,713	Cash
Other consideration transferred:
Attribution of the fair market value of replacement awards (3)		1,881	Envestnet RSUs

		573,737
Less: Yodlee cash acquired		(71,432)

Estimate of net consideration		$502,305

(1)
There has been no material change to the total number of shares of Yodlee common stock outstanding, RSUs outstanding and shares with underlying in-the-money vested Yodlee stock options outstanding from July 31, 2015 to September 1, 2015.

(2)
The estimated total consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

4. Estimate of Consideration Expected to be Transferred (Continued)

  volume weighted average of the sales price per share of Envestnet common stock for the ten full trading days ending on and including the second full trading day prior to the closing of the merger, subject to adjustment pursuant to the terms and conditions of the merger agreement. For purposes of preparing these unaudited pro forma condensed combined financial statements, the Envestnet stock value is assumed to be $31.04, the closing price of the Envestnet common stock on the NYSE on September 1, 2015. This requirement will likely result in a different value of the common share component of the purchase consideration and a per share equity component different from the $31.04 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. See below for the estimated impact of an increase or decrease of 10% in the price of Envestnet's common stock on the date of the merger on the unaudited pro forma condensed combined financial statements and on the consideration transferred:

	Increase of 10% in Envestnet Stock Price		Decrease of 10% in Envestnet Stock Price
	For the Twelve Months Ended December 31, 2014	As of/For the Six Months Ended June 30, 2015	For the Twelve Months Ended December 31, 2014	As of/For the Six Months Ended June 30, 2015
Purchase price impact:
Stock consideration transferred	$18,724	$18,724	$(18,167)	$(18,167)
Balance sheet impact:
Total intangible assets	N/A	5,000	N/A	(5,000)
Goodwill	N/A	15,724	N/A	(15,167)
Deferred tax liabilities, net	N/A	2,000	N/A	(2,000)
Statement of operations impact:
Amortization expense	936	457	(635)	(307)
Net income (loss)	(562)	(274)	381	184
(3)
The Yodlee unvested stock options and unvested restricted stock units are being canceled and exchanged for Envestnet restricted stock units. In accordance with ASC 805, these awards are considered to be replacement awards. Exchanges of share options or other share-based payment awards in conjunction with a business combination are modifications of share-based payment awards in accordance with ASC Topic 718. As a result, a portion of the fair-value-based measure of Envestnet's replacement awards shall be included in measuring the consideration transferred in the business combination. The portion of the replacement award that is part of consideration transferred to acquire Yodlee, we have measured both the replacement awards granted by Envestnet and the historical Yodlee awards as of September 1, 2015 in accordance with ASC 718. The portion of the fair-value-based measure of the replacement award that is part of the consideration transferred in exchange for the acquisition of Yodlee, equals the portion of the Yodlee award that is attributable to pre combination service. Envestnet is attributing a portion of the replacement awards to post combination service as these awards require post combination service. The fair value of the rollover consideration was estimated to be $33,861 of which $1,881 was attributable to pre-acquisition services. The remaining fair value of $31,980 will be amortized over an estimated period of 43 months subsequent to the acquisition date.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

        The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Envestnet in the merger:

Total tangible assets acquired (excluding cash)	$33,326
Total liabilities assumed	(68,649)
Identifiable intangible assets	241,000
Goodwill	296,628

Total net assets acquired	$502,305

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

5. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

        At the completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets, but it is not assumed that any market participant synergies will be achieved.

        The fair value of identifiable intangible assets is determined primarily using variations of the "income approach," which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on Envestnet's ability to obtain specific information about Yodlee's intangible assets prior to completion of the merger. Goodwill is calculated as the difference between the acquisition-date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed.

        As of the date of this registration statement, Envestnet does not have sufficient information as to the amount, timing and risk of the cash flows from all of Yodlee's identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset's life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Yodlee's cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Yodlee's identifiable intangible assets and their weighted-average useful lives have been preliminarily estimated as follows:

	Estimated Fair Value	Estimated Useful Life in Years
Customer relationships	176,000	12
Backlog	17,000	2
Proprietary technology	35,000	5
Trade names and domains	13,000	5

Total intangible assets acquired	$241,000

        These preliminary estimates of fair value and weighted-average useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Envestnet has full access to information about Yodlee's intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets (as applicable) and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

5. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Envestnet only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Yodlee intangible assets and/or to the estimated weighted-average useful lives from what Envestnet has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Envestnet's estimate of associated amortization expense.

6. Pro Forma Adjustments

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

  (a)
  To reflect the cash consideration amount of $386,052 offset by additional borrowings of $160,000 and the use of aggregate $226,052 of available Envestnet and Yodlee cash in order to fund the merger.

  (b)
  To record estimated loan related fees of $3,750 (allocated between prepaid expenses and other current assets $1,250 and other non-current assets $2,500) in connection with the amended credit facility which are assumed to be paid upon completion of the merger, offset by the write off of capitalized deferred commissions of $1,001 in prepaid expenses and other current assets and $627 in other non-current assets.

  (c)
  To record the estimated fair value of Yodlee's intangible assets and the resulting amortization expense:

			Amortization
	Estimated Fair Value	Estimated Useful Life in Years	For the Twelve Months Ended December 31, 2014	For the Six Months Ended June 30, 2015
Customer relationships	176,000	12	$19,145	$9,094
Backlog	17,000	2	8,500	4,250
Proprietary technology	35,000	5	7,000	3,500
Trade names and domains	13,000	5	2,600	1,300

Total intangible assets acquired	$241,000		$37,245	$18,144

    Amortization expense related to the customer relationships is amortized on an accelerated method and proprietary technology and trade names and domains is amortized on a straight-line method.

  (d)
  To record the estimated fair value of goodwill of $296,628 for this merger and to eliminate the historical goodwill of Yodlee of $3,068.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

6. Pro Forma Adjustments (Continued)

  (e)
  To record estimated transaction costs totaling $15,044. These estimated costs are not reflected in the unaudited pro forma condensed combined statement of operations as these costs are non-recurring and are directly related to the acquisition.

  (f)
  To record the fair value adjustment to deferred revenues acquired from Yodlee in accordance with ASC 820. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus a reasonable profit margin to perform services based on deferred revenue balances of Yodlee as of June 30, 2015. The fair value adjustment to deferred revenue will reduce revenues during a period of time following the merger; however this adjustment has not been included in the pro forma condensed combined statement of operations because it is non-recurring in nature.

  (g)
  In connection with the merger, Envestnet will amend its credit facility to include a term loan due 36 months after the date of acquisition in the amount of $100,000. The amendment will be effective upon completion of the merger. In addition, Envestnet expects to draw an additional $60,000 from the existing revolver included in the credit facility.

  To record the estimated interest expense related to the credit facility related to the acquisition and the amortization of upfront credit facility fees offset by forgone interest income associated with cash to have been used to partially fund a portion of the merger consideration:

	For the Year Ended December 31, 2014	For the Six Months Ended June 30, 2015
Estimated interest expense on credit facility	$5,760	$2,880
Estimated amortization of upfront facility fees	1,250	625
Less: forgone interest income	(160)	(80)

Net	$6,850	$3,425

    The calculation of interest expense on the long-term debt securities assumes no repayment of principle for the periods presented and an assumed weighted average annual interest rate of 3.60%. An increase or decrease in the average annual interest rate of 0.125% would result in an approximate increase or decrease of $200 and $100 in the estimated interest expense for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively.

  (h)
  To record the estimated deferred tax liability of $96,400 comprised of the difference between the assigned values of the tangible and intangible assets acquired and the tax basis of those assets offset by an estimated deferred tax asset in the amount of $50,231 related to the reversal of Yodlee's valuation allowance. Envestnet assumed a blended 40% tax rate for all periods shown when estimating the tax impact of the merger, representing the federal statutory tax rate and an estimated state tax rate. The effective tax rate of the combined company could be significantly different than 40% depending upon post-acquisition activities of the combined company. Envestnet assumed the deferred tax items to be non-current in nature.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

6. Pro Forma Adjustments (Continued)

  (i)
  To eliminate Yodlee's historical common shares and additional paid-in capital of $447,342 and to record the stock portion of the merger consideration totaling $185,804 and to record the attribution of the fair market value of replacement awards of $1,881.

  (j)
  To eliminate Yodlee's historical accumulated deficit and accumulated other comprehensive loss totaling $364,843 retained earnings and to record the effects of adjustment (e).

  (k)
  Envestnet will issue shares of restricted stock and stock options to certain former Yodlee employees at the time of closing. The restricted stock and stock options vest one-third on each of the first three anniversaries of the grant date. The vesting schedules of the rollover awards remains unchanged. To record stock-based compensation for the issuance of the restricted shares and stock options net of estimated forfeitures, to record stock-based compensation related to the rollover awards, and to eliminate stock-based compensation recorded by Yodlee for the historical periods presented:

	For the Year Ended December 31, 2014	For the Six Months Ended June 30, 2015
Stock compensation expense for rollover RSA grants	$10,856	$5,340
Stock compensation expense for new options and RSA grants	2,442	1,221
Less: Historical Yodlee stock compensation expense	(7,135)	(4,462)

Net	$6,163	$2,099

  (l)
  To record the pro forma tax effect for the year ended December 31, 2014 and for the six months ended June 30, 2015 on the adjustments to pro forma net loss and net income before income tax provision at a blended tax rate of 40%. The pro forma combined income tax benefits do not reflect the amounts that would have resulted had Envestnet and Yodlee filed consolidated income tax returns during the periods presented.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

6. Pro Forma Adjustments (Continued)

  (m)
  The adjustments to basic earnings per share ("EPS") for the periods presented are summarized as follows:

	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Envestnet weighted average shares used to compute basic EPS	34,559,558	35,463,623
Envestnet shares issued to acquire Yodlee	5,985,953	5,985,953

Pro forma weighted average basic shares oustanding	40,545,511	41,449,576
Combined Envestnet and Yodlee weighted average shares outstanding	47,361,558	65,104,623

Pro forma adjustment to compute basic weighted average shares outstanding	(6,816,047)	(23,655,047)

    The adjustments to diluted earnings per share for the periods presented are summarized as follows:

	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Envestnet weighted average shares used to compute diluted EPS	36,877,599	37,504,028
Less: common equivalent shares no longer dilutive	(2,318,041)	(2,040,405)
Envestnet shares issued to acquire Yodlee	5,985,953	5,985,953

Pro forma weighted average diluted shares oustanding	40,545,511	41,449,576
Combined Envestnet and Yodlee weighted average shares outstanding	49,679,599	67,145,028

Pro forma adjustment to compute diluted weighted average shares outstanding	(9,134,088)	(25,695,452)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

7. Pro Forma Adjusted EBITDA

        The following table sets forth the reconciliation of net income to adjusted EBITDA based on the unaudited pro forma results for the year ended December 31, 2014 for Envestnet, Placemark and Yodlee:

	Year Ended December 31, 2014
	Pro Forma
	Envestnet and Placemark Combined(1)	Historical	Pro Forma
		Yodlee(2)	Adjustments	Combined
Net income (loss)	$12,147	$(6,975)	$(30,155)	$(24,983)
Add (deduct):
Interest income	(140)	(43)	(160)	(343)
Interest expense	626	517	7,010	8,153
Income tax provision (benefit)	6,942	1,803	(20,103)	(11,358)
Depreciation and amortization	22,815	3,765	37,245	63,825
Non-cash compensation expense	12,986	7,135	6,163	26,284
Restructuring charges and transaction costs	2,092	—	—	2,092
Severance	735	—	—	735
Accrection on contingent consideration	1,472	—	—	1,472
Fair market value adjustment on contingent consideration	(1,432)	—	—	(1,432)
Litigation related expense	406	—	—	406
Other income	(1,825)	(734)	—	(2,559)
Pre-tax loss attributable to non-controlling interest	1,230	—	—	1,230

Adjusted EBITDA	$58,054	$5,468	$—	$63,522

(1)
Based on calculations set forth in the unaudited pro forma adjusted EBITDA reconciliation for Envestnet, including Placemark, included elsewhere in this proxy statement/prospectus.

(2)
Certain reclassifications were made to conform to Envestnet's financial statement presentation.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

7. Pro Forma Adjusted EBITDA (Continued)

        The following table sets forth the reconciliation of net income to adjusted EBITDA based on the unaudited pro forma results for the six months ended June 30, 2015 for Envestnet and Yodlee:

	Six Months Ended June 30, 2015
	Historical		Pro Forma
	Envestnet	Yodlee(1)	Adjustments	Combined
Net income (loss)	$5,047	$(5,587)	$(14,201)	$(14,741)
Add (deduct):
Interest income	(211)	(33)	(80)	(324)
Interest expense	4,697	74	3,505	8,276
Income tax provision (benefit)	3,647	1,098	(9,467)	(4,722)
Depreciation and amortization	11,058	2,256	18,144	31,458
Non-cash compensation expense	6,749	4,462	2,099	13,310
Restructuring charges and transaction costs	2,969	—	—	2,969
Severance	855	—	—	855
Accrection on contingent consideration	651	—	—	651
Fair market value adjustment on contingent consideration	(1,902)	—	—	(1,902)
Litigation related expense	—	258	—	258
Other income	—	(389)	—	(389)
Pre-tax loss attributable to non-controlling interest	867	—	—	867

Adjusted EBITDA	$34,427	$2,139	$—	$36,566

(1)
Certain reclassifications were made to conform to Envestnet's financial statement presentation.

        Envestnet's Board of Directors and its management use adjusted EBITDA:

  •
  as measures of operating performance;

  •
  for planning purposes, including the preparation of annual budgets;

  •
  to allocate resources to enhance the financial performance of our business;

  •
  to evaluate the effectiveness of our business strategies; and

  •
  in internal communications concerning Envestnet's financial performance.

        Envestnet's Compensation Committee, Board of Directors and management may also consider EBITDA, among other factors, when determining management's incentive compensation.

        Envestnet also presents adjusted EBITDA as supplemental performance measures because it believes that adjusted EBITDA provides its Board of Directors, management and investors with additional information to assess Envestnet's performance. Adjusted EBITDA provides comparisons from period to period by excluding potential differences caused by variations in the age and book depreciation of fixed assets affecting relative depreciation expense and amortization of internally developed software, amortization of acquired intangible assets, restructuring charges and transaction costs, accretion on contingent consideration, fair market value adjustment on contingent consideration,

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(all numbers are in thousands except share and per share information unless otherwise indicated)

7. Pro Forma Adjusted EBITDA (Continued)

other income, pre-tax loss attributable to non-controlling interest, litigation-related expenses, severance, and changes in interest expense and interest income that are influenced by capital structure decisions and capital market conditions. Envestnet's management also believes it is useful to exclude non-cash compensation expense from adjusted EBITDA because non-cash equity grants made at a certain price and point in time do not necessarily reflect how Envestnet's business is performing at any particular time.

        Envestnet believes adjusted EBITDA is useful to investors in evaluating Envestnet's operating performance because securities analysts use adjusted EBITDA as supplemental measures to evaluate the overall performance of companies, and Envestnet's investor and analyst presentations typically include adjusted EBITDA.

        Adjusted EBITDA is not a measurement of Envestnet's financial performance under GAAP and should not be considered as an alternative to net income, or any other performance measures derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of Envestnet's profitability or liquidity.

        Envestnet understands that, although adjusted EBITDA is frequently used by securities analysts and others in their evaluation of companies, these measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for an analysis of Envestnet's results as reported under GAAP. In particular you should consider:

  •
  Adjusted EBITDA does not reflect Envestnet's cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, Envestnet's working capital needs;

  •
  Adjusted EBITDA does not reflect non-cash components of employee compensation;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies in Envestnet's industry may calculate adjusted EBITDA differently than Envestnet does, limiting their usefulness as a comparative measure.

        Envestnet's management compensates for the inherent limitations associated with using adjusted EBITDA through disclosure of such limitations, presentation of Envestnet's financial statements in accordance with GAAP and reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP measure. Further, Envestnet's management also reviews GAAP measures and evaluates individual measures that are not included in some or all of Envestnet's non-GAAP financial measures, such as Envestnet's level of capital expenditures and interest income, among other measures.

Unaudited Pro Forma Financial Information for Envestnet and Placemark
(all numbers are in thousands except share and per share information unless otherwise indicated)

        On October 1, 2014, pursuant to an amended and restated acquisition and agreement of merger (the "Placemark Agreement"), dated August 11, 2014, with Placemark, the selling securityholders named therein and Fortis Advisors, LLC as Securityholder Representative, Envestnet acquired (the "Placemark Acquisition") all of the outstanding capital stock of Placemark.

        The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is derived from the audited financial statements of Envestnet for the year ended December 31, 2014, included in Envestnet's Form 10-K for the year ended December 31, 2014, and the unaudited condensed consolidated statement of income of Placemark for the nine month period ended September 30, 2014, which are incorporated by reference in this proxy statement/prospectus.

        The unaudited pro forma condensed combined financial information has been prepared pursuant to the requirements of Article 11 of Regulation S-X, to give effect to the completed Placemark Acquisition which has been accounted for as a purchase business combination in accordance with ASC 805, "Business Combinations". The assumptions, estimates, and adjustments reflected herein have been made solely for purposes of developing the unaudited pro forma condensed combined financial information and are based upon available information and certain assumptions that we believe are reasonable.

        The unaudited pro forma condensed combined statement of operations for the twelve month period ended December 31, 2014 has been prepared as if the Placemark Acquisition was completed on January 1, 2013, the first day of Envestnet's fiscal year 2013.

        The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the audited consolidated financial statements and related notes of Envestnet, and "Management's Discussion and Analysis of Financial Condition and results of Operations" contained in Envestnet's Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference in this proxy statement/prospectus, and (ii) the unaudited consolidated financial statements and related notes of Placemark for the nine month period ended September 30, 2014, which are included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of Envestnet that would have been reported had the Placemark Acquisition been completed as of the date presented, and should not be construed as representative of the future consolidated results of operations of the combined entity.

Envestnet, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations of Envestnet and Placemark

Year Ended December 31, 2014

(in thousands, except share and per share information)

	Historical		Pro Forma
	Envestnet(1)	Placemark(2)	Adjustments		Combined
Revenues:
Assets under management or administration	$294,223	$17,177	$(570)	a	$310,830
Licensing and professional services	54,525	239	—		54,764

Total revenues	348,748	17,416	(570)		365,594

Operating expenses:
Cost of revenues	150,067	—	(570)	a	149,497
Compensation and benefits	104,457	11,424	1,540	b	117,421
General and administration	54,321	4,961	(1,256)	c	58,026
Depreciation and amortization	18,651	477	3,687	d	22,815

Total operating expenses	327,496	16,862	3,401		347,759

Income (loss) from operations	21,252	554	(3,971)		17,835
Other income (expense), net	1,255	(1)	—		1,254

Income (loss) before income tax provision	22,507	553	(3,971)	e	19,089
Income tax provision (benefit)	8,528	2	(1,588)		6,942

Net income (loss)	13,979	551	(2,383)		12,147
Add: Net loss attributable to non-controlling interest	195	—	—		195

Net income (loss) attributable to Envestnet, Inc.	$14,174	$551	$(2,383)		$12,342

Net income per share:
Basic	$0.41				$0.36

Diluted	$0.38				$0.33

Weighted average common shares outstanding:
Basic	34,559,558				34,559,558

Diluted	36,877,599				36,877,599

(1)
Amounts reflect the consolidated statement of operations of Envestnet as reported in Envestnet's annual report on Form 10-K for the twelve months ended December 31, 2014, filed with the SEC on March 2, 2015.

(2)
Certain reclassifications were made to conform to Envestnet's financial statement presentation.

See notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1. Basis of pro forma presentation

        On October 1, 2014, pursuant to the Placemark Agreement, Envestnet acquired all of the outstanding capital stock of Placemark.

        The total consideration transferred in the Placemark Acquisition was as follows:

Cash paid to owners	$66,000
Cash acquired	(8,419)
Receivable from working capital settlement	701

$58,282

        The unaudited pro forma condensed combined statement of operations of Envestnet and Placemark have been prepared by Envestnet pursuant to the rules and regulations of the SEC.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is derived from the audited financial statements of Envestnet for the year ended December 31, 2014, included in Envestnet's Form 10-K for the year ended December 31, 2014, and the unaudited condensed consolidated statement of income of Placemark for the nine month period ended September 30, 2014, included elsewhere in this proxy statement/prospectus.

        Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. However, Envestnet believes that the disclosures provided herein, taken together with those included in Envestnet's Annual Report on Form 10-K for the year ended December 31, 2014, and the unaudited condensed consolidated financial statements of Placemark for the nine month period ended September 30, 2014 are adequate to make the information presented not misleading.

        The unaudited pro forma condensed combined statement of operations is provided for informational purposes only and does not purport to be indicative of Envestnet's results of operations which would actually have been obtained had such transaction been completed for the periods presented, or for the results of operations that may be obtained in the future.

2. Purchase price allocation

        Under the purchase method of accounting, the total consideration transferred was allocated to Placemark's assets acquired and liabilities assumed based on the fair value of Placemark's tangible and intangible assets and liabilities as of the beginning of business on October 1, 2014, the Placemark Acquisition date. The excess of the total consideration over the net tangible and intangible assets was recorded as goodwill.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

2. Purchase price allocation (Continued)

        Envestnet made an allocation of the total consideration as follows:

Total tangible assets acquired	$4,323
Total liabilities assumed	(3,118)
Identifiable intangible assets:
Customer relationships	24,000
Proprietary technology	5,000
Trade names and domains	1,000
Goodwill	27,077

Total net assets acquired	$58,282

        Total amortizable identifiable intangible assets total $30,000 and consist of customer relationships, proprietary technology and trade names with useful lives that range from 5 years to 11 years.

        Goodwill of $27,077 represents the excess of the purchase price of the acquired business over the fair value of the underlying net tangible and identifiable intangible assets and represents the expected synergistic benefits of the transaction, which relate to an increase in future Envestnet revenues as a result of leveraging Placemark's systems and expertise of its employees, and lower future operating expenses and technology platform-related costs due to the migration of Placemark's clients to the Company's platform. The goodwill is also related to the knowledge and experience of the workforce in place. In accordance with applicable accounting standards, goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

        The goodwill is not deductible for income tax purposes.

3. Pro forma adjustments

        The pro forma adjustments included in the unaudited pro forma condensed financial statements are as follows:

  (a)
  To eliminate transactions between Envestnet and Placemark during the historical period presented.

  (b)
  To record stock-based compensation for the issuance of restricted shares in conjunction with the acquisition, net of estimated forfeitures and to eliminate stock-based compensation recorded by Placemark for the historical period presented:

For the Nine Months Ended September 30, 2014
Stock compensation expense	$1,563
Less: Historical Placemark stock compensation expense	(23)

Net	$1,540

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

3. Pro forma adjustments (Continued)

  (c)
  To eliminate the direct, incremental transaction costs in the amount of $1,256 related to the Placemark Acquisition for the year ended December 31, 2014.

  (d)
  To record amortization expense for the effect of purchase accounting on Placemark's intangible assets:

			Amortization
	Estimated Fair Value	Estimated Useful Life in Years	For the Nine Months Ended September 30, 2014
Customer relationships	24,000	11.0	$3,010
Proprietary technology	5,000	5.0	750
Trade names and domains	1,000	5.0	150

Total intangible assets acquired	$30,000		3,910

Less:
Placemark internal use software amortization			(223)

			$3,687

  (e)
  To record the pro forma tax effect for the year ended December 31, 2014 on the adjustments to pro forma net loss before income taxes based on an estimated statutory rate of 40.0%. The pro forma combined income tax benefits do not reflect the amounts that would have resulted had Envestnet and Placemark filed consolidated income tax returns during the periods presented.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

4. Pro Forma Adjusted EBITDA

        The following table sets forth the reconciliation of net income to adjusted EBITDA based on the unaudited pro forma results for the year ended December 31, 2014 for Envestnet and Placemark:

	Year Ended December 31, 2014
	Historical		Pro Forma
	Envestnet	Placemark(1)	Adjustments	Combined
Net income (loss)	$13,979	$551	$(2,383)	$12,147
Add (deduct):
Interest income	(139)	(1)	—	(140)
Interest expense	626	—	—	626
Income tax provision (benefit)	8,528	2	(1,588)	6,942
Depreciation and amortization	18,651	477	3,687	22,815
Non-cash compensation expense	11,423	23	1,540	12,986
Restructuring charges and transaction costs	2,672	676	(1,256)	2,092
Severance	735	—	—	735
Accrection on contingent consideration	1,472	—	—	1,472
Fair market value adjustment on contingent consideration	(1,432)	—	—	(1,432)
Litigation related expense	18	388	—	406
Other income	(1,825)	—	—	(1,825)
Pre-tax loss attributable to non-controlling interest	1,230	—	—	1,230

Adjusted EBITDA	$55,938	$2,116	$—	$58,054

(1)
Certain reclassifications were made to conform to Envestnet's financial statement presentation.

        See Note 7 to the Unaudited Pro Forma Condensed Combined Financial Statements of Envestnet and Yodlee for the six months ended June 30, 2015 for a discussion of the reasons why Envestnet's management believes that presentation of adjusted EBITDA provides useful information and the additional purposes for which Envestnet's management uses adjusted EBITDA.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Envestnet common stock trades on the NYSE under the symbol "ENV" and Yodlee common stock trades on the NASDAQ under the symbol "YDLE."

Comparative Per Share Market Price Information

        The following table presents the closing prices of Yodlee common stock and Envestnet common stock on August 7, 2015, the last trading day before the public announcement of the merger agreement, and October 12, 2015, the last practicable trading day prior to the date of this proxy statement/prospectus. The table also shows the estimated value of the per share consideration for each share of Yodlee common stock on the relevant date.

Date	Yodlee Closing Price	Envestnet Closing Price	Exchange Ratio	Estimated Value of the Per Share Consideration(1)
August 7, 2015	$12.58	$44.07	0.1838	$18.88
October 12, 2015	$16.51	$31.37	0.1826	$17.19

(1)
The implied value of the per share consideration for each share of Yodlee common stock represents the sum of $10.78, the cash portion of the merger consideration, plus the stock portion of the merger consideration, based on the closing prices of Envestnet common stock of $44.07 on August 7, 2015 and $31.37 on October 12, 2015, and, in each case, the applicable exchange ratio, assuming that price was the Envestnet stock value for purposes of calculating the stock portion of the merger consideration. The actual exchange ratio at the closing of the merger will be determined by dividing (i) $8.10 by (ii) the Envestnet stock value, and there can be no assurance that the actual exchange ratio will be greater or less than, or equal to, 0.1838 or 0.1826. For purposes of the merger agreement, the "Envestnet stock value" will be equal to the volume weighted average of the sales price per share of Envestnet common stock for the ten full trading days ending on and including the second full trading day prior to the closing date of the merger, as calculated by Bloomberg Financial LP; provided that if the Envestnet stock value is less than $39.006, then the Envestnet stock value will be equal to $39.006 and if the Envestnet stock value is greater than $47.674, the Envestnet stock value will be equal to $47.674. The amount of Envestnet common stock to be issued in the transaction is limited to 19.9% of Envestnet's outstanding common stock as of immediately prior to the closing of the transaction. In order to remain below the threshold, Envestnet will pay up to an additional $32 million in cash in the aggregate at closing.

        The above table shows only historical comparisons. The market price of Yodlee common stock and Envestnet common stock will fluctuate prior to the Yodlee special meeting and before completion of the merger, which will affect the implied value of the stock portion of the merger consideration paid to the Yodlee stockholders. These comparisons may not provide meaningful information to Yodlee stockholders in determining whether to adopt the merger agreement. Yodlee stockholders are urged to obtain current market quotations for Envestnet common stock and Yodlee common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to adopt the merger agreement. See the section entitled "Where You Can Find More Information" beginning on page 1 of this proxy statement/prospectus.

Comparative Stock Prices and Dividends

        The following table sets forth, for the respective periods of Envestnet and Yodlee indicated, the high and low sale prices per share of Envestnet common stock and Yodlee common stock. Envestnet and Yodlee have not historically paid any dividends on common stock, and Envestnet and Yodlee do not presently anticipate paying any dividends on their respective common stock in the foreseeable future.

	Envestnet		Yodlee
	High	Low	High	Low
Year Ended December 31, 2015
Fourth Quarter (through October 12, 2015)	$33.01	$28.31	$16.83	$15.67
Third Quarter	46.45	28.58	17.75	11.91
Second Quarter	56.45	40.38	17.00	11.67
First Quarter	58.21	46.79	14.25	8.90
Year Ended December 31, 2014
Fourth Quarter(1)	55.02	37.76	17.97	11.36
Third Quarter	49.38	42.72
Second Quarter	50.38	33.12
First Quarter	48.54	37.65
Year Ended December 31, 2013
Fourth Quarter	41.11	28.25
Third Quarter	31.86	24.58
Second Quarter	25.93	16.87
First Quarter	17.88	13.15

(1)
Yodlee common stock commenced trading on the NASDAQ on October 3, 2014.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
(all numbers are in thousands except share and per share information unless otherwise indicated)

        The following table sets forth selected historical and unaudited pro forma combined per share information for Envestnet and Yodlee.

        Historical Per Share Information of Envestnet and Yodlee.    The historical per share information of each of Envestnet and Yodlee below is derived from the audited consolidated statement of operations of each of Envestnet and Yodlee as of, and for the year ended, December 31, 2014, and the unaudited consolidated financial statements of each of Envestnet and Yodlee as of, and for the six months ended, June 30, 2015.

	As of/For the Year Ended December 31, 2014	As of/For the Six Months Ended June 30, 2015
Envestnet Historical per Common Share Data:
Net income—basic	$0.41	$0.14
Net income—diluted	0.38	0.13
Book value(1)	5.85	6.67
Yodlee Historical per Common Share Data:
Net income—basic	(0.54)	(0.19)
Net income—diluted	(0.54)	(0.19)
Book value(1)	2.74	2.72

(1)
Amounts calculated by dividing total equity by shares of Envestnet common stock, shares of Yodlee common stock, and unaudited pro form combined common shares, as applicable, outstanding. Pro forma book value per share as of December 31, 2014 is not applicable as the estimated pro forma adjustments to equity were calculated as of June 30, 2015.

        Unaudited Pro Forma Combined per Envestnet Common Share Data.    The unaudited pro forma combined per Envestnet common share data set forth below includes the pro forma impact of the Placemark Acquisition on October 1, 2014 as this transaction was deemed significant in accordance with Regulation S-K. The unaudited pro forma combined per Envestnet common share data set forth below give effect to the merger under the acquisition method of accounting, as if the Envestnet/Placemark merger had been effective on January 1, 2013, the first day of Envestnet's fiscal year ended December 31, 2013 and as if the Envestnet/Yodlee merger had been effective on January 1, 2014, in the case of net income per share. The unaudited pro forma combined book value per Envestnet common share data set forth below give effect to the merger under the acquisition method of accounting, as if the Envestnet/Yodlee merger had been effective June 30, 2015, assuming that each outstanding share of Yodlee common stock, and the Yodlee vested stock options had been converted into Envestnet common shares based on the exchange ratio.

        The unaudited pro forma combined per Envestnet common share data is derived from the unaudited pro forma condensed combined statement of operations of Envestnet and Placemark as of, and for the year ended December 31, 2014 and the audited consolidated statement of operations of Yodlee as of, and for the year ended, December 31, 2014, and the unaudited consolidated financial statements of each of Envestnet and Yodlee as of, and for the six months ended, June 30, 2015.

        The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification (which is referred to in this proxy statement/prospectus as ASC 805, Business Combinations), and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, which Envestnet has adopted as required. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of Yodlee's assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Yodlee at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur, and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

        You should read the below information in conjunction with the selected historical consolidated financial data included elsewhere in this proxy statement/prospectus and the historical consolidated financial statements of Envestnet and Placemark and related notes that have been filed with the SEC, certain of which are incorporated by reference into this proxy statement/prospectus.

	As of/For the Year Ended December 31, 2014	As of/For the Six Months Ended June 30, 2015
Envestnet/Placemark/Yodlee Unaudited Pro Forma Combined per Common Share Data:
Net income—basic	$(0.61)	$(0.36)
Net income—diluted	(0.61)	(0.36)
Book value(1)	N/A	9.88
Adjusted EBITDA	63,522	36,566

(1)
Amounts calculated by dividing total equity by shares of Envestnet common stock, shares of Yodlee common stock, and unaudited pro form combined common shares, as applicable, outstanding. Pro forma book value per share as of December 31, 2014 is not applicable as the estimated pro forma adjustments to equity were calculated as of June 30, 2015.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section entitled "Cautionary Statement Regarding Forward-Looking Statements," Yodlee stockholders should carefully consider the following risk factors in deciding whether to vote for the approval of the merger agreement. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" of this proxy statement/prospectus.

Risks Relating to the Merger

Yodlee stockholders cannot be certain of the precise value of the merger consideration they may receive in the merger.

        At the time the merger is completed, each issued and outstanding share of Yodlee common stock (except for (i) shares of Yodlee common stock as to which the holders thereof have not voted in favor of the merger or consented thereto in writing and have demanded appraisal for such shares in accordance with Section 262 of the DGCL and have not effectively withdrawn or lost their rights to appraisal and (ii) shares of Yodlee common stock owned by Yodlee as treasury stock or owned by Envestnet or any direct or indirect wholly owned subsidiary of Envestnet) will be converted into the right to receive the merger consideration in the form of a combination of Envestnet common stock and cash.

        There will be a time lapse between each of the date of this proxy statement/prospectus, the date on which Yodlee stockholders vote to adopt the merger agreement at the Yodlee special meeting and the date on which Yodlee stockholders are entitled to receive the per share stock consideration in the form of Envestnet common stock or the per share cash consideration in the form of cash from Envestnet. The market value of Envestnet common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Envestnet's businesses, operations and prospects and regulatory considerations. Many of these factors are outside the control of Yodlee and Envestnet. Consequently, at the time Yodlee stockholders must decide whether to adopt the merger agreement, they will not know the actual market value of the Envestnet common stock they will receive when the merger is completed. The actual value of the Envestnet common stock received by Yodlee stockholders will depend on the market value of the Envestnet common stock at that time. This market value may differ, possibly materially, from the value used to determine the exchange ratio. Yodlee stockholders should obtain current stock quotations for Envestnet common stock before voting their shares of Yodlee common stock. In addition, the per share cash consideration is subject to adjustment under certain circumstances depending on the number of Envestnet common stock issuable to Yodlee stockholders and, accordingly, at the time Yodlee stockholders must decide to adopt the merger agreement, they will not know the precise per share cash consideration they will receive when the merger is completed.

Yodlee's stockholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

        Currently, Yodlee's stockholders have the right to vote in the election of the Yodlee Board and the power to approve or reject any matters requiring stockholder approval under Delaware law and Yodlee's charter and bylaws. Upon the completion of the merger, each Yodlee stockholder will become a stockholder of Envestnet with a percentage ownership of Envestnet that is smaller than the stockholder's current percentage ownership of Yodlee. Based on the number of issued and outstanding Envestnet common stock and shares of Yodlee common stock as of October 12, 2015 and based on the minimum and maximum potential exchange ratios of 0.1699 and 0.1826, respectively, after the merger,

Yodlee stockholders are expected to become owners of between 12.7% and 13.6% of the outstanding Envestnet common stock, without giving effect to any Envestnet common stock held by Yodlee stockholders prior to the completion of the merger. Even if all former Yodlee stockholders voted together on all matters presented to Envestnet's stockholders from time to time, the former Yodlee stockholders would exercise significantly less influence over Envestnet after the completion of the merger relative to their influence over Yodlee prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future Envestnet proposals submitted to a stockholder vote.

Envestnet common stock received by Yodlee stockholders as a result of the merger will have different rights from shares of Yodlee common stock.

        Following completion of the merger, Yodlee stockholders will no longer be stockholders of Yodlee and will become stockholders of Envestnet. There are some differences between the current rights of Yodlee stockholders and the rights to which such stockholders will be entitled as stockholders of Envestnet. See the section entitled "Comparison of Stockholders' Rights" for a discussion of the different rights associated with the Envestnet common stock.

The market price of Envestnet common stock may be affected by factors different from those that historically have affected shares of Yodlee common stock.

        Upon completion of the merger, holders of Yodlee common stock will become holders of Envestnet common stock. Envestnet's business differs from those of Yodlee, and accordingly the results of operations of Envestnet will be affected by some factors that are different from those currently affecting the results of operations of Yodlee. For a discussion of the businesses of Envestnet and Yodlee and of some important factors to consider in connection with those businesses, see the sections entitled "Information About the Companies," "Description of Yodlee's Business" and "Risk Factors—Risks Relating to Yodlee's Business" of this proxy statement/prospectus and the documents incorporated by reference by Envestnet referred to under the section entitled "Incorporation of Certain Documents by Reference," including, in particular, in the sections entitled "Risk Factors" of Envestnet's Annual Report on Form 10-K for the year ended December 31, 2014.

The merger agreement limits Yodlee's ability to pursue alternatives to the merger.

        The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Yodlee that might result in greater value to Yodlee's stockholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Yodlee than it might otherwise have proposed to pay. These provisions include a general prohibition on Yodlee from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Yodlee Board, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, Yodlee may be required to pay Envestnet a termination fee of $17.8 million in certain circumstances involving acquisition proposals for competing transactions. See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" of this proxy statement/prospectus.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

        The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: the approval of the merger agreement by Yodlee stockholders, the expiration or termination of any waiting period (and extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement) and Envestnet's and Yodlee's performance of their respective obligations under the merger agreement in all material respects. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

        In addition, if the merger is not completed by February 15, 2016, either Envestnet or Yodlee may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, Envestnet and Yodlee may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Yodlee may be required to pay a termination fee of $17.8 million to Envestnet. See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach."

Failure to complete the merger could negatively impact the price of Envestnet common stock and Yodlee common stock, as well as Envestnet's and Yodlee's respective future business and financial results.

        The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger. There can be no assurance that all of the conditions to the merger will be so satisfied or waived. If the conditions to the merger are not satisfied or waived, Envestnet and Yodlee will be unable to complete the merger.

        If the merger is not completed for any reason, including the failure to receive the required adoption of the merger agreement by Yodlee stockholders, Envestnet's and Yodlee's respective businesses and financial results may be adversely affected as follows:

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  Envestnet and Yodlee may experience negative reactions from the financial markets, including negative impacts on the market price of Envestnet common stock and Yodlee common stock;

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  the manner in which customers and other third parties perceive Envestnet and Yodlee may be negatively impacted, which in turn could affect Envestnet's and Yodlee's ability to retain or compete for new business;

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  Envestnet and Yodlee may experience negative reactions from employees; and

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  Envestnet and Yodlee will have expended time and resources that could otherwise have been spent on Envestnet's and Yodlee's existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Envestnet's and Yodlee's ongoing business and financial results may be adversely affected.

        In addition to the above risks, if the merger agreement is terminated and either party's Board of Directors seeks an alternative transaction, such party's stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger. If the merger agreement is terminated under certain circumstances, Yodlee may be required to pay a termination fee of $17.8 million to Envestnet. See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" of this proxy statement/prospectus.

Yodlee will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Yodlee, and, consequently, Envestnet. These uncertainties may impair Yodlee's ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers and others that deal with Yodlee to seek to change their existing business relationships with Yodlee. Employee retention at Yodlee may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with Envestnet following the merger. In addition, the merger agreement restricts Yodlee from making certain acquisitions and taking other specified actions without the consent of Envestnet, and generally requires Yodlee to continue its operations in the ordinary course, until completion of the merger. These restrictions may prevent Yodlee from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the sections entitled "The Merger Agreement—Conduct of Business" and "The Merger Agreement—Other Covenants and Agreements" of this proxy statement/prospectus for a description of the restrictive covenants to which Yodlee is subject.

Directors and executive officers of Yodlee may have interests in the merger that are different from, or in addition to, the interests of Yodlee stockholders.

        Directors and executive officers of Yodlee may have interests in the merger that are different from, or in addition to, the interests of Yodlee stockholders generally. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the merger agreement; potential severance and other benefits upon a qualifying termination in connection with the merger; the appointment of Anil Arora, the current President and Chief Executive Officer of Yodlee, as a director and Vice Chairman of Envestnet upon completion of the merger; and rights to ongoing indemnification and insurance coverage.

        These interests are described in more detail in the section entitled "The Merger—Interests of Yodlee's Directors and Executive Officers in the Merger" of this proxy statement/prospectus.

The merger may not be accretive, and may be dilutive, to Envestnet's earnings per share, which may negatively affect the market price of Envestnet common stock.

        Because Envestnet common stock will be issued in the merger, it is possible that, although Envestnet currently expects the merger to be accretive to adjusted earnings per share beginning in 2017, the merger may be dilutive to Envestnet earnings per share, which could negatively affect the market price of Envestnet common stock.

        In connection with the completion of the merger, based on the number of issued and outstanding shares of Yodlee common stock as of October 12, 2015, Envestnet would issue approximately 5.6 million shares of Envestnet common stock. The issuance of these new shares of Envestnet common stock could have the effect of depressing the market price of Envestnet common stock, through dilution of earnings per share or otherwise.

        Any dilution of, or delay of any accretion to, Envestnet's earnings per share could cause the price of Envestnet common stock to decline or increase at a reduced rate.

Envestnet and Yodlee will incur significant transaction and merger-related costs in connection with the merger.

        Each of Envestnet and Yodlee has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

        Envestnet and Yodlee expect to continue to incur a number of non-recurring costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors and benefit costs and filing fees.

        These costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Envestnet following the completion of the merger.

The opinion of Yodlee's financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        Yodlee has received an opinion from its financial advisor, Goldman Sachs, in connection with the signing of the merger agreement, but has not obtained an updated opinion from Goldman Sachs as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Yodlee or Envestnet, general market and economic conditions and other factors that may be beyond the control of Yodlee or Envestnet, and on which Yodlee's financial advisor's opinion was based, may significantly alter the value of Yodlee or the prices of Envestnet common stock or Yodlee common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Yodlee does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Yodlee Board's recommendation that Yodlee stockholders vote "FOR" approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. For a description of the opinion that Yodlee received from its financial advisor, please see the section entitled "The Merger—Opinion of Yodlee's Financial Advisor" of this proxy statement/prospectus. A copy of the opinion of Goldman Sachs, is attached as Appendix C.

Envestnet will require additional capital or financing sources for the merger or in the future, which may not be available or may be available only on unfavorable terms.

        There is no financing condition under the merger agreement, which means that if the conditions to closing are otherwise satisfied or waived, Envestnet is obligated to complete the merger whether or not it has sufficient funds to pay the consideration under the merger agreement. Envestnet intends to pay the consideration using cash on hand and bank borrowings. In addition, although Envestnet has obtained a debt commitment from Bank of Montreal to lend Envestnet cash to pay the consideration in the merger, such commitment is subject to a number of conditions and Envestnet cannot provide any assurances that it will be able to close this financing. See the section entitled "The Merger—Financing of the Merger" of this proxy statement/prospectus.

        Envestnet's future capital and financing requirements depend on many factors, including future acquisitions and capital expenditures. Envestnet may need to raise additional funds through financings or access funds through existing or new credit facilities. Envestnet also from time to time seeks to refinance debt or credit as amounts become due or commitments expire. Any equity or debt financing or refinancing, if available at all, may be on terms that are not favorable to Envestnet. In the case of equity financings, dilution to Envestnet's stockholders could result, and in any case, such securities may have rights, preferences, and privileges that are senior to those of Envestnet common stock. Envestnet's access to funds under existing credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. If Envestnet cannot obtain adequate capital or sources of credit on favorable terms, or at all, it could be forced to use assets otherwise available for its business operations, and its business, results of operations, and financial condition could be adversely affected.

Risks Relating to the Combined Company Upon Completion of the Merger

Future results of Envestnet may differ, possibly materially, from the Unaudited Pro Forma Combined Financial Data of Envestnet presented in this proxy statement/prospectus.

        The future results of Envestnet following the completion of the merger may be different, possibly materially, from those shown in the Unaudited Pro Forma Combined Financial Data of Envestnet presented in this proxy statement/prospectus, which show only a combination of Envestnet's and Yodlee's historical results after giving effect to the merger. Additionally, if the merger occurs, Envestnet anticipates incurring integration costs, which have not been reflected in the Unaudited Pro Forma Combined Financial Data presented in this proxy statement/prospectus. In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by Envestnet.

The integration of Yodlee into Envestnet may not be as successful as anticipated.

        The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks; potential liabilities associated with the acquired businesses; and uncertainties related to design, operation and integration of Yodlee's internal control over financial reporting. Difficulties in integrating Yodlee into Envestnet may result in Yodlee performing differently than expected, in operational challenges or in the failure to realize anticipated revenue opportunities and/or expense-related efficiencies. Envestnet's and Yodlee's existing businesses could also be negatively impacted by the merger. In addition, goodwill and intangible assets recorded in connection with insurance company acquisitions may be impaired if certain results differ from expectations.

Even if Envestnet and Yodlee complete the merger, Envestnet may fail to realize all of the anticipated benefits of the merger.

        The success of the merger will depend, in part, on Envestnet's ability to realize the anticipated revenue benefits and cost savings from combining Envestnet's and Yodlee's businesses. The anticipated revenue benefits and cost savings of the proposed merger may not be realized fully or at all, or may take longer to realize than expected or could have other adverse effects that Envestnet does not currently foresee. Some of the assumptions that Envestnet has made, such as the achievement of operating synergies, may not be realized. The integration process may, for each of Envestnet and Yodlee, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the merger that were not discovered in the course of performing due diligence.

Envestnet's results will suffer if it does not effectively manage its expanded operations following the merger.

        Following completion of the merger, Envestnet's success will depend, in part, on its ability to manage its expansion through the completion of the merger, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Yodlee into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

The market price of Envestnet common stock may decline in the future as a result of the sale of such shares held by former Yodlee stockholders or current Envestnet stockholders or due to other factors.

        Based on the number of shares of Yodlee common stock outstanding as of October 12, 2015, Envestnet expects to issue an aggregate of 5.6 million shares of Envestnet common stock to Yodlee stockholders in the merger. Upon the receipt of Envestnet common stock as merger consideration, former holders of shares of Yodlee common stock may seek to sell the Envestnet common stock delivered to them. Current Envestnet stockholders may also seek to sell Envestnet common stock held by them following, or in anticipation of, completion of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of Envestnet common stock, may affect the market for, and the market price of, Envestnet common stock in an adverse manner. None of these stockholders are subject to "lock-up" or "market stand off" agreements.

        The market price of Envestnet common stock may also decline in the future as a result of the completion of the merger for a number of other reasons, including:

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  the unsuccessful integration of Yodlee into Envestnet;

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  the failure of Envestnet to achieve the anticipated benefits of the merger, including financial results, as rapidly as or to the extent anticipated;

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  decreases in Envestnet's financial results before or after the completion of the merger; and

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  general market or economic conditions unrelated to Envestnet's performance.

        These factors are, to some extent, beyond the control of Envestnet.

Risks Relating to Envestnet's Business

        You should read and consider risk factors specific to Envestnet's businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of Envestnet's Annual Report on Form 10-K for the year ended December 31, 2014, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Incorporation of Certain Documents by Reference" for the location of information incorporated by reference in this proxy statement/prospectus.

Risks Relating to Yodlee's Business

Yodlee has a history of losses and may not maintain profitability in the future.

        Except in 2010, Yodlee has not been profitable on an annual basis since its formation. Yodlee experienced a net loss of $5.6 million and $0.9 million for the six months ended June 30, 2015 and 2014, respectively, and a net loss of $7.0 million, $1.2 million and $6.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. As of June 30, 2015, Yodlee's accumulated deficit was $362.8 million. While Yodlee's revenue has grown in recent periods, Yodlee was not profitable in the three and six months ended June 30, 2015. Yodlee's revenue growth may not be sustainable and Yodlee may not achieve sufficient revenue to achieve and maintain profitability. Yodlee expects to make significant future expenditures related to the development and expansion of Yodlee's business. As a result of these expenditures, Yodlee must generate and sustain increased revenue to achieve and maintain future profitability. Yodlee may incur significant losses in the future for a number of reasons, including due to the other risks described elsewhere herein, and Yodlee may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors. Yodlee has encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If Yodlee does not address these risks successfully or if Yodlee's assumptions regarding these risks and difficulties are incorrect or change in reaction to changes in the market, Yodlee's business could be harmed. Accordingly, Yodlee may not be able to maintain profitability and may incur significant losses for the foreseeable future.

Yodlee derives its revenue from subscriptions to a single software platform, and any factor adversely affecting the Yodlee platform would harm its business and operating results.

        Yodlee derives its revenue from subscriptions to a single software platform and related support and professional services. As such, any factor adversely affecting subscriptions to the Yodlee platform, including those described elsewhere herein, would harm Yodlee's business and operating results. In addition, while Yodlee intends to pursue new business initiatives, such as data analytics solutions and market research services and revenue-sharing arrangements with third-party developers of FinApps, there can be no assurances that Yodlee will recognize significant revenue from those sources. The viability of these business opportunities depends on the continued success of the Yodlee platform, and

Yodlee's strategy to derive revenue from those activities would suffer if subscriptions to the Yodlee platform were adversely affected.

Revenue derived from sales to Yodlee's three largest customers, as a group, represented approximately 21.0% and 25.6% of Yodlee's total revenue during the six months ended June 30, 2015 and 2014, respectively, and approximately 25.4%, 32.2% and 31% of Yodlee's total revenue during the years ended December 31, 2014, 2013 and 2012, respectively, and Yodlee expects to continue to derive a significant portion of its revenue from a small number of customers.

        The financial services industry in the United States is highly concentrated, with a small number of large financial institutions holding a majority of total assets held by all U.S. financial institutions. Because a portion of Yodlee's business is targeted at this industry and Yodlee's largest customers include 11 of the 20 largest banks in the United States (based on total assets as of December 31, 2014), a significant portion of Yodlee's revenue is concentrated among a small number of these large financial institution customers. As a percentage of total revenue, revenue derived from Yodlee's three largest customers, as a group, was approximately 21.0% and 25.6% during the six months ended June 30, 2015 and 2014, respectively and approximately 25.4%, 32.2% and 31% during the years ended December 31, 2014, 2013 and 2012, respectively. Although Yodlee's revenue is beginning to become less concentrated among its largest customers and broadening across Yodlee's FI and YI customer base, Yodlee anticipates that revenue from a small group of customers will continue to account for a significant portion of Yodlee's revenue in future periods. It would be difficult to replace any of Yodlee's largest customers or the revenue derived from such customers. In addition, any publicity associated with the loss of any of Yodlee's largest customers could harm Yodlee's reputation, making it more difficult to attract and retain other large customers, and could weaken Yodlee's negotiating position with respect to remaining and prospective customers.

        There can be no assurance that Yodlee will be able to continue its relationships with any of its largest customers on the same or more favorable terms in future periods or that Yodlee's relationships will continue beyond the terms of its existing contracts with them. Yodlee's revenue and operating results could suffer if, among other things, any of Yodlee's largest customers were to renegotiate, terminate, renew on less favorable terms or fail to renew their agreement with Yodlee.

Because some of Yodlee's sales efforts are targeted at large financial institutions and large Internet services companies, Yodlee faces prolonged sales cycles, substantial upfront sales costs and less predictability in completing some of its sales. If Yodlee's sales cycle lengthens, or if upfront sales investments do not result in sufficient revenue, Yodlee's operating results may be harmed.

        Yodlee targets a portion of its sales efforts at large financial institutions and large Internet services companies, which presents challenges that are different from those Yodlee encounters with smaller customers. Because Yodlee's large customers are often making an enterprise-wide decision to deploy Yodlee's solutions, Yodlee faces longer sales cycles, complex customer requirements, substantial upfront sales costs, significant contract negotiations and less predictability in completing sales with these customers. Yodlee's sales cycle can often last one year or more with its largest customers, who often undertake an extended evaluation process, but it is variable and difficult to predict and can be longer or shorter. If Yodlee continues to expand globally, Yodlee anticipates that it may experience even longer sales cycles, more complex customer needs, higher upfront sales costs and less predictability in completing sales with its larger customers and customers located outside of the United States. If Yodlee's sales cycle lengthens or its upfront sales investments do not generate sufficient revenue to justify its investments in its sales efforts, Yodlee's operating results may be harmed.

Failure of Yodlee's customers to deploy Yodlee's solutions in a timely and successful manner could negatively affect Yodlee's revenue and operating results.

        The timing of revenue from Yodlee's customers depends on a number of factors outside of Yodlee's control and may vary from period to period. Yodlee's customers may request customization of Yodlee's solutions for their systems or engage in a prolonged, internal decision making process regarding the deployment of Yodlee's solutions. Among Yodlee's larger customers, deployment of Yodlee's solutions can be a complex and prolonged process and requires integration into the existing platform on Yodlee's customers' systems. Any delay during the deployment process related to technical difficulties experienced by Yodlee's customers or Yodlee in integrating Yodlee's solutions into Yodlee's customers' systems could further lengthen the deployment period and create additional costs or customer dissatisfaction. During the deployment period, Yodlee expends substantial time, effort, and financial resources in an effort to assist its customers with the deployment. Some of Yodlee's customers may ultimately decide that it is not in the best interest of their business to deploy Yodlee's solutions at all. Yodlee generally is not able to recognize the full potential value of its customer contracts until its customers actually deploy Yodlee's solutions, though Yodlee's contracts typically provide that minimum payments are due beginning on a specified date whether or not deployments are completed by that date. Cancellation of any deployment after it has begun could result in lost time, effort, and expenses invested in the cancelled deployment process, and would adversely affect Yodlee's ability to recognize revenue that Yodlee anticipated at the time of the execution of the related customer contract. If Yodlee's customers do not timely and successfully deploy its solutions, Yodlee's future revenue and operating results could be negatively impacted.

Yodlee's future success depends upon its customers' active and effective promotion of Yodlee's solutions.

        Yodlee's success depends on its customers, their willingness to effectively promote Yodlee's solutions to their end users, and their end users' adoption and use of Yodlee's solutions. In general, Yodlee's contracts with its customers allow them to exercise significant discretion over the promotion of Yodlee's solutions, and they could give higher priority to other products or services they offer. Accordingly, losing the support of Yodlee's customers would likely limit or reduce the use of Yodlee's solutions and the related revenue. Yodlee's revenue may also be negatively affected by Yodlee's customers' operational decisions. For example, if a customer implements changes in its systems that disrupt the integration between its systems and Yodlee's systems, Yodlee could experience a decline in the use of Yodlee's solutions. Even if Yodlee's customers actively and effectively promote its solutions, there can be no assurance that their efforts will result in increased usage of Yodlee's solutions by their end users or the growth of Yodlee's revenue. Failure of Yodlee's customers to effectively promote its solutions, and of their end users to increasingly adopt and use Yodlee's solutions, could have a material adverse effect upon Yodlee's future revenue and operating results.

Yodlee's reputation is critical to its business, and if its reputation is harmed, its business and operating results could be adversely affected.

        Yodlee's reputation, which depends on earning and maintaining the trust and confidence of its current and potential customers and end users, is critical to Yodlee's business. Yodlee's reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, data security breaches, lawsuits, employee misconduct, perceptions of conflicts of interest and rumors, among other developments, could substantially damage Yodlee's reputation, even if they are baseless or satisfactorily addressed. In addition, any perception that the quality of Yodlee's solutions may not be the same or better than that of other providers could also damage Yodlee's reputation. Any damage to Yodlee's reputation could harm Yodlee's ability to attract and retain customers and key personnel and adversely affect Yodlee's operating results.

Attempts to repair Yodlee's reputation, if damaged, may be costly and time consuming, and such efforts may not ultimately be successful.

Yodlee's hosting, collection, use and storage of customer information and data require the implementation of effective security controls, and a data security breach could disrupt Yodlee's business, result in the disclosure of confidential information, expose Yodlee to liability and protracted and costly litigation, adversely affect Yodlee's reputation and revenue and cause losses.

        Yodlee and its customers, through which Yodlee's solutions are made available to end users, collect, use, transmit and store confidential end user-permissioned financial information such as bank account numbers, portfolio holdings, credit card data and outstanding debts and bills. The measures Yodlee takes to provide security for collection, use, storage, processing and transmission of confidential end user information may not be effective to protect against data security breaches by third parties. Yodlee uses commercially available security technologies, including hardware and software data encryption techniques and multi-layer network security measures, to protect transactions and information. Although Yodlee encrypts data fields that typically include sensitive, confidential information, other unencrypted data fields may include similar information that could be accessible in the event of a security breach. Yodlee uses security and business controls to limit access and use of confidential end user information. However, a portion of the security protection begins with Yodlee's customers because they are the initial point of user authentication of hosted solutions. Although Yodlee requires its Internet services customers and third-party suppliers to implement controls similar to Yodlee's, the technologies and practices of Yodlee's customers and third-party suppliers may not meet all of the requirements Yodlee includes in its contracts and Yodlee may not have the ability to effectively monitor the implementation of security measures of Yodlee's customers and third-party suppliers. In many cases, Yodlee's customers build and host their own web applications and access Yodlee's solutions through its APIs. In these cases, additional risks reside in the customer's system with respect to security and preventive controls. As a result, inadequacies of Yodlee's customers' and third-party suppliers' security technologies and practices may only be detected after a security breach has occurred. Errors in the collection, use, storage or transmission of confidential end user information may result in a breach of privacy or theft of assets.

        The risk of unauthorized circumvention of Yodlee's security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Criminals are using increasingly sophisticated techniques to engage in illegal activities involving solutions such as Yodlee's or end user information, such as counterfeiting, fraudulent payment and identity theft. Because the techniques used by hackers change frequently and generally are not recognized until launched against a target, Yodlee may be unable to anticipate these techniques or to implement adequate preventive measures. In addition to hackers, it is possible that a customer could gain unauthorized access to Yodlee's database through the use of Yodlee's solutions. Improper access to Yodlee's systems or databases by hackers or customers intending to commit criminal activities could result in the theft, publication, deletion or modification of confidential end user information. An actual or perceived breach of Yodlee's security may require notification under applicable data privacy regulations.

        A data security breach of the systems on which sensitive user data and account information are stored could lead to claims or regulatory actions against Yodlee. If Yodlee is sued in connection with any data security breach, Yodlee could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, Yodlee might be forced to pay damages and/or change its business practices or pricing structure, any of which could have a material adverse effect on Yodlee's revenue and profitability. Yodlee's customer contracts typically include security standards that must be complied with by Yodlee and its customers. If a data security breach occurs and Yodlee has not been in compliance with the security standards included in Yodlee's applicable contracts, Yodlee could be liable for breach of contract claims brought by its customers. Yodlee could also be required to indemnify its customers for third-party claims, fines, penalties and/or other assessments imposed on Yodlee's customers as a result of any data security breach and Yodlee's liability could exceed Yodlee's insurance coverage or ability to pay.

        Yodlee's security procedures and technologies are regularly audited by independent security auditors engaged by Yodlee, and many of Yodlee's prospective and current customers conduct their own audits or review the results of such independent security audits as part of their evaluation of Yodlee's solutions. Yodlee is also periodically audited by regulatory agencies to whom Yodlee's operations or its customers are subject, including The Office of the Comptroller of the Currency, or the OCC, which is the Agency in Charge of multi-agency supervisory examinations of Yodlee's operations. Adverse findings in these audits or examinations, even if not accompanied by any data security breach, could adversely affect Yodlee's ability to maintain its existing customer relationships and establish new customer relationships.

        Data security breaches, acts of fraud involving Yodlee's solutions, or adverse findings in security audits or examinations, could result in reputational damage to Yodlee, which could reduce the use and acceptance of Yodlee's solutions, cause Yodlee's customers to cease doing business with Yodlee and have a significant adverse impact on Yodlee's revenue and future growth prospects. Further, any of these events could lead to additional regulation and oversight by federal and state agencies, which could impose new and costly compliance obligations and may lead to the loss of Yodlee's ability to make its solutions available.

Privacy concerns could have an adverse impact on Yodlee's revenue and harm its reputation and may require Yodlee to modify its operations.

        As part of Yodlee's business, it uses, transmits and stores end user-permissioned, non-identified transaction data elements. Yodlee is subject to laws, rules and regulations relating to the collection, use, and security of end user data. For privacy or security reasons, privacy groups, governmental agencies and individuals may seek to restrict or prevent Yodlee's use of this data. New laws in this area have been passed by several jurisdictions, and other jurisdictions are considering imposing additional restrictions. These new laws may be interpreted and applied inconsistently from jurisdiction to jurisdiction and Yodlee's current data protection policies and practices may not be consistent with those interpretations and applications. In addition, the ability to execute transactions and the possession and use of personal information and data in conducting Yodlee's business subjects Yodlee to legislative and regulatory burdens that may require notification to customers or employees of a security breach, restrict Yodlee's use of personal information, hinder Yodlee's ability to acquire new customers or market to existing customers, require Yodlee to modify its operations and have an adverse effect on its business, financial condition and operating results. Yodlee has incurred, and will continue to incur, significant expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. As Yodlee's business continues to expand to new industry segments that may be more highly regulated for privacy and data security, and to countries outside the United States that have more strict data protection laws, Yodlee's compliance requirements and costs may increase.

If sources from which Yodlee obtains information limits Yodlee's access to such information or charges fees for accessing such information, Yodlee's business could be materially and adversely harmed.

        Yodlee's solutions require certain data that it obtains from thousands of sources, including banks, other financial institutions, retail businesses and other organizations, some of which are not current customers. As of June 30, 2015, Yodlee received 75% of this data through structured data feeds that are provided under the terms of its contracts with most of its financial institution, or FI, customers. Although all of the information Yodlee currently gathers is end user-permissioned, non-identified data and, currently, Yodlee generally has free, unrestricted access to, or ability to use, such information, one or more of Yodlee's current customers could decide to limit or block Yodlee's access to the data feeds it currently has in place with these customers due to factors outside of Yodlee's control such as more burdensome regulation of Yodlee or its customers' industry, increased compliance requirements or changes in business strategy. If the sources from which Yodlee obtains information that is important to its solutions limit or restrict Yodlee's ability to access or use such information, Yodlee may be required to attempt to obtain the information, if at all, through end user-permissioned data scraping or other means that could be more costly and time-consuming, and less effective or efficient. In the past, a limited number of third parties, primarily airline and international sites, have either blocked Yodlee's access to their websites or requested that Yodlee cease employing data scraping of their websites to gather information, and Yodlee could receive similar, additional requests in the future. Any such limitation or restriction may also preclude Yodlee from providing its solutions on a timely basis, if at all. In addition, if in the future one or more third parties challenge Yodlee's right to access information from these sources, Yodlee may be required to negotiate with these sources for access to their information or to discontinue certain services currently provided by its solutions. The legal environment surrounding data scraping and similar means of obtaining access to information on third-party websites is not completely clear and is evolving, and one or more third parties could assert claims against Yodlee seeking damages or to prevent Yodlee from accessing information in that manner. In the event sources from which Yodlee obtains this information begin to charge fees for accessing such information, Yodlee may be forced to increase the fees that Yodlee charges its customers, which could make Yodlee's solutions less attractive, or its gross margins and other financial results could suffer.

Failure by Yodlee's customers to obtain proper permissions and waivers might result in claims against Yodlee or may limit or prevent Yodlee's use of data, which could harm Yodlee's business.

        Yodlee requires its customers to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of information through its solutions. Yodlee's contracts with its customers include assurances from them that they have done so and will do so, but Yodlee does not audit its customers to ensure that they have acted, and continue to act, consistently with such assurances. If, despite these requirements and contractual obligations, Yodlee's customers do not obtain necessary permissions and waivers, then Yodlee's use and disclosure of information that it receives from them or on their behalf might be limited or prohibited by federal, state or foreign privacy laws or other laws. Such a failure to obtain proper permissions and waivers could impair Yodlee's functions, processes and databases that reflect, contain, or are based upon such data and might prevent use of such data. In addition, such a failure could interfere with, or prevent creation or use of, rules, analyses, or other data-driven activities that benefit Yodlee and its business. Moreover, Yodlee might be subject to claims or liability for use or disclosure of information by reason of lack of valid notices, agreements, permissions or waivers. These claims or liabilities could subject Yodlee to unexpected costs and adversely affect its operating results.

Yodlee operates in a highly regulated environment, and failure by Yodlee or financial institutions and other customers through which Yodlee's solutions are made available to comply with applicable laws and regulations could have an adverse effect on Yodlee's business, financial position and operating results.

        Yodlee operates in a highly regulated environment at the federal, state and international levels, and failure by Yodlee or FIs and other customers through which Yodlee's solutions are made available to comply with the laws and regulations to which Yodlee and its customers are subject could negatively impact Yodlee's business. In particular, Yodlee's solutions are subject to a strict set of legal and regulatory requirements intended to protect consumers and to help detect and prevent money laundering, terrorist financing and other illicit activities. Although Yodlee has internal controls in place to comply with applicable regulations, Yodlee cannot guarantee that its internal controls will always be effective in ensuring such compliance. Yodlee's FI customers and prospective customers are highly regulated and may be required to comply with stringent regulations in connection with subscribing to and implementing Yodlee's solutions.

        Yodlee is examined on a periodic basis by various regulatory agencies. For example, Yodlee is a supervised third-party technology service provider subject to multi-agency supervisory examinations in a wide variety of areas based on published guidance by the Federal Financial Institutions Examination Council. These examinations include examinations of Yodlee's management, acquisition and development activities, support and delivery, IT, and disaster preparedness and business recovery planning. The OCC is the Agency in Charge of these examinations. If deficiencies are identified, customers may choose to terminate or reduce their relationships with Yodlee. As a result of obligations under Yodlee's customer agreements, Yodlee is required to comply with certain provisions of the Gramm-Leach-Bliley Act, or GLBA, related to the privacy of consumer information and may be subject to other privacy and data security laws because of the solutions Yodlee provides. In addition, numerous regulations have been proposed and are still being written to implement the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, for enhanced due diligence of the internal systems and processes of companies like Yodlee by their FI customers. If Yodlee is required to make changes to its internal processes and solutions as result of this heightened scrutiny, Yodlee could be required to invest substantial additional time and funds and divert time and resources from other corporate purposes to remedy any identified deficiency.

        Money movement services are potentially subject to regulation under a variety of federal and state laws, including state statutes regulating "money transmitters" and federal laws, such as the Bank Secrecy Act and the regulations thereunder, which regulate "money transmitting businesses" and "money services businesses." Many of these statutes are broadly worded and have not been subject to published judicial or administrative interpretation. While Yodlee believes that its money movement solutions comply with, or are exempt from, all applicable laws, as Yodlee conducts these services on behalf of regulated financial institutions, it is possible that one or more regulatory agencies could take the position that Yodlee is not in compliance or that Yodlee is required to register as a money transmitter in order to provide Yodlee's money movement solutions. In addition, new laws or regulations, or interpretations of existing laws or regulations, could subject Yodlee to additional regulatory requirements. If Yodlee were prevented from operating its money movement solutions in one or more states, Yodlee's ability to provide its money movement solutions would suffer as Yodlee's customers generally require that Yodlee money movement solutions handle payments in all states. Moreover, if Yodlee were required to be licensed in one or more states, the licensing process could be time-consuming and expensive.

        Many of these laws and regulations are evolving, unclear and inconsistent across various jurisdictions, and ensuring compliance with them is difficult and costly. Changes in laws and regulations or interpretations of existing laws and regulations may occur that could increase Yodlee's compliance and other costs of doing business, require significant systems redevelopment, substantially change the way that banks and other FIs are regulated and able to offer their products to consumers, or render Yodlee's solutions less profitable or obsolete, any of which could have an adverse effect on Yodlee's operating results. Currently, the Consumer Financial Protection Bureau, or CFPB, has exclusive rulemaking authority under the GLBA, and many of Yodlee's customers are subject to regulatory enforcement by the CFPB and/or the Federal Trade Commission, or FTC. It is difficult to predict future regulatory requirements that may be enacted by the CFPB, the manner in which such regulatory requirements will be enforced by the CFPB or the FTC, and the impact such requirements or enforcement actions may have on Yodlee or its customers' business. Compliance with any new regulatory requirements may divert internal resources and be expensive and time-consuming. In order to comply with new regulations, Yodlee may be required to increase investment in compliance functions or new technologies. Failure to comply with the laws and regulations to which Yodlee is subject could result in fines, penalties or limitations on Yodlee's ability to conduct its business, or federal or state actions, any of which could significantly harm Yodlee's reputation with consumers, banks and regulators, and could materially and adversely affect Yodlee's business, operating results and financial condition.

If Yodlee is unable to expand its business with its existing customers, Yodlee's business and ability to increase its revenue may suffer.

        Yodlee's ability to increase its revenue depends in part on increasing revenue from its existing customers. Yodlee intends to seek to increase penetration among its existing customer base, both by increasing usage of product offerings in business units it currently serves and by expanding into new business units. However, the adoption of Yodlee's solutions by specific business units of its existing customers does not necessarily indicate that it will be successful in expanding usage into other business units, which may have different needs, priorities and budgetary and other constraints. In addition, while Yodlee intends to introduce features and applications that will make Yodlee's solutions increasingly attractive to end users, Yodlee cannot be certain that it will be successful in increasing usage of its solutions with existing customers. If Yodlee is unable to expand its business as it anticipates, its revenue could decrease and its business could be harmed.

If Yodlee does not successfully market and sell its solutions to new customers, including Internet services companies, Yodlee's revenue growth will be harmed.

        Yodlee's ability to increase its revenue depends in part on its ability to attract new customers, including additional FI customers and new Internet services companies providing innovative financial solutions, or YI customers. While Yodlee believe that there are significant opportunities for sales to additional FIs, both in the United States and in international markets, Yodlee cannot be sure that it will be successful in achieving broader adoption of its solutions by FIs. Yodlee's future revenue growth is also dependent upon the continued purchase of its solutions by YI customers. Adoption and purchase of Yodlee's solutions by these companies is still relatively new, and it is unclear if Yodlee's solutions will be broadly adopted and purchased by these companies or the speed of any such adoption and purchases.

Increased revenue from YI customers may expose Yodlee to additional risks.

        Yodlee's revenue from YI customers has increased in recent periods, and Yodlee expects that such customers will be increasingly important to Yodlee's business in future periods. Some of Yodlee's customers are smaller and may not be as financially stable as Yodlee's FI customers and may not have the experience and resources relating to data security and operations that Yodlee's FI customers generally have. Accordingly, although Yodlee's contracts with these customers require them to, among other things, adhere to standards for data security and obtain necessary consents and waivers from end users to use their financial and other information, as Yodlee increases Yodlee's business with YI customers Yodlee may be subject to an increased risk that one or more of such customers may fail to comply with these obligations and that such customers may not have the financial resources to satisfy any resulting indemnity obligations to Yodlee. If Yodlee's YI customers experience financial difficulties, are limited by a lack of internal resources or otherwise fail to comply with their contractual obligations relating to data security, Yodlee's revenue generated from these customers may suffer, Yodlee's reputation could be harmed and Yodlee could be exposed to third-party claims.

Yodlee cannot be certain that it will be successful in increasing its revenue by introducing new revenue streams.

        Important factors to Yodlee's future growth include continued development and marketing of financial applications to make the Yodlee platform increasingly attractive to existing customers with the need for applications or combinations of applications tailored to their specific needs. In addition, Yodlee intends to seek to derive additional revenue by providing data analytics solutions and market research services and are pursuing revenue-sharing opportunities with third-party developers of FinApps on the Yodlee platform. Each of these initiatives has individual challenges and risks. To market and sell data analytics solutions and market research services successfully, Yodlee must continue to enhance its capabilities relating to the enrichment of massive data sets in order to provide tailored data analytics services that appeal to the markets that Yodlee targets, as well as develop additional capabilities in data solutions. Yodlee has only recently begun to derive revenue from the sale of data analytics solutions and market research services but it is becoming a more important factor in Yodlee's financial results. In order to increase sales of data analytics solutions and market research services, Yodlee will need to expand its sales and marketing capabilities. In addition, for FinApps to appeal to existing customers, or new customers, these applications must offer the functionality and user experience that is responsive to their needs and valued by end users. Moreover, Yodlee has not derived significant revenue to date from revenue-sharing arrangements with third-party developers of FinApps on the Yodlee platform, and Yodlee cannot be sure that it will enter into a substantial number of these arrangements or that any such arrangements will be successful. Yodlee cannot be certain that any of the activities described above will contribute to substantial additional revenue from the Yodlee platform or introduce substantial new revenue streams.

If Yodlee's operations are interrupted as a result of service downtime or interruptions, Yodlee's business and reputation could suffer.

        The success of Yodlee's business depends upon its ability to obtain and deliver time-sensitive, up-to-date data and information. Yodlee's operations and those of third parties on whom Yodlee relies for information and transaction processing services are vulnerable to interruption by technical breakdowns, computer hardware and software malfunctions, software viruses, infrastructure failures, fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, Internet failures and other events beyond Yodlee's control. Any disruption in Yodlee's solutions or operations, or those of third parties on whom Yodlee relies, could affect the ability of Yodlee's solutions to perform effectively which in turn could result in a reduction in revenue. In addition, Yodlee's contracts with Yodlee's customers often include stringent requirements for Yodlee to maintain certain levels of performance and service availability. Failure by Yodlee to meet these contractual requirements could result in a claim for substantial damages against Yodlee, regardless of whether Yodlee is responsible for that failure. Yodlee's customers may also delay or withhold payment to Yodlee, elect to terminate or not to renew their contracts with Yodlee, or refuse to integrate Yodlee's solutions into their online offerings, or Yodlee could lose future sales to new customers as a result of damage to its reputation due to such service downtime or interruptions. If Yodlee suffers a significant database or network facility outage, Yodlee's business could experience disruption until Yodlee fully implements Yodlee's back-up systems. The occurrence of any such disruptions in Yodlee's solutions could materially and adversely affect Yodlee's business.

If customers are unwilling to use Yodlee's cloud-based solutions, Yodlee's customer base may not grow or may decrease and Yodlee's business could be harmed.

        The cloud computing market is not as mature as the market for enterprise software, and it is uncertain whether cloud computing will achieve and sustain high levels of customer demand and market acceptance. Many enterprises have invested substantial personnel and financial resources to integrate legacy enterprise software into their businesses and are more familiar and comfortable with this type of infrastructure. Because Yodlee's solutions involve the aggregation, storage and use of confidential information and related data, some customers, in particular customers located outside of the United States, may be reluctant or unwilling to migrate to Yodlee's cloud-based solutions due to a lack of perceived cost and performance benefits associated with cloud-based solutions, and concerns regarding the ability of cloud computing companies to adequately address security and privacy concerns. If other cloud-based solutions experience security incidents, loss of customer data, disruptions in delivery or other problems, these concerns and perceptions regarding the market for cloud computing as a whole may be further negatively affected. If customers are unwilling to accept Yodlee's cloud-based solutions as a result of these perceptions and concerns, Yodlee may be required to develop other alternative solutions for these customers, which would be time-consuming and costly and could negatively affect Yodlee's gross margins. In addition, negative perceptions and concerns regarding cloud computing could cause the growth of Yodlee's customer base to slow, which could result in decreased revenue and harm to Yodlee's business.

Yodlee's revenue and operating results can fluctuate from period to period, which could cause Yodlee's share price to fluctuate.

        Yodlee's revenue and operating results have fluctuated in the past and may fluctuate from period to period in the future due to a variety of factors, many of which are beyond Yodlee's control. If Yodlee's operating results fall below the expectations of investors or any securities analysts who follow Yodlee's common stock, the trading price of Yodlee's common stock could decline substantially. Factors relating to Yodlee's business that may contribute to these fluctuations include the following, as well as other factors described elsewhere in this proxy statement/prospectus:

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  the timing and extent of Yodlee customers' deployment and promotion of Yodlee's solutions, including the associated professional services revenue;

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  the timing of Yodlee's customers' renewals or any terminations of their contracts with Yodlee;

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  rate of expansion or contraction of Yodlee's customer base;

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  changes in laws or regulatory policies that could impact Yodlee's ability to offer its solutions to FIs or other customers;

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  the timing and success of the introduction of new solutions by Yodlee or competitors;

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  unanticipated delays of rollouts of Yodlee's solutions;

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  downward pressure on fees Yodlee charges for its solutions;

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  Yodlee's ability to control costs, including third-party service provider costs and sales and marketing expenses in an increasingly competitive market;

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  the amount and timing of operating costs related to the maintenance and expansion of Yodlee's business, operations and infrastructure, including globally;

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  changes in customers' budgets;

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  changes to economic terms in contracts with customers, including renegotiations or unanticipated changes to the relationship;

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  fluctuations in currency exchange rates and in Yodlee's effective tax rate; and

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  general economic and political conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which Yodlee's customers operate.

        In addition, Yodlee's revenue has usually been the strongest during the last two quarters of the year due to the terms of existing customer contracts with certain of Yodlee's largest customers and associated revenue recognition, and timing of Yodlee's customers' deployment of Yodlee's solutions and associated professional services revenue. Although Yodlee expects this trend to continue in the future, historical patterns should not be considered indicative of Yodlee's future results.

        As a result of these and other factors, Yodlee believes that period-to-period comparisons of Yodlee's revenue and operating results may not be meaningful and should not be relied upon as indications of Yodlee's future revenue or operating performance.

Yodlee relies significantly on revenue from subscriptions, which may decline or may fluctuate based on the timing of renewals, and, because Yodlee recognizes revenue from subscriptions over the term of the relevant subscription period, downturns or upturns in sales are not immediately reflected in full in Yodlee's operating results.

        Yodlee's subscription revenue accounted for approximately 87% of its total revenue for the six months ended June 30, 2015, and approximately 85% and 81% of its total revenue for the years ended December 31, 2014 and 2013, respectively. Customers that purchase Yodlee's subscriptions have no contractual obligation to renew their contracts after the initial contract period, which are typically three years, and Yodlee may not maintain its historical subscription renewal rates. Although customer contracts are generally non-cancellable during a specified period of time, customers typically have the right to terminate their contracts for a fee before the expiration of the entire initial contract period. New or renewal subscriptions may decline or fluctuate as a result of a number of factors, including customers' and end users' level of satisfaction with Yodlee's solutions and customer support; the frequency and severity of subscription outages; the functionality and performance of Yodlee's solutions; the timeliness and success of product enhancements and introductions by Yodlee and those of Yodlee's competitors; the prices of Yodlee's solutions; the prices of solutions offered by Yodlee's competitors or reductions in customers' spending levels. If new or renewal subscriptions decline, Yodlee's revenue or revenue growth may decline, and Yodlee's business may suffer.

        In addition, Yodlee recognizes subscription revenue over the term of the relevant subscription period based on the terms of the applicable customer contract. As a result, most of the revenue Yodlee reports each quarter are the recognition of billings from subscriptions entered into during previous quarters. Consequently, a decline in new or renewal subscriptions in any one quarter will not be fully reflected in revenue in that quarter, but will negatively affect Yodlee's revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of Yodlee's solutions would not be reflected in full in Yodlee's results of operations until future periods.

Because a portion of Yodlee's revenue depends on the usage of Yodlee's platform by end users, it may be difficult to evaluate Yodlee's future prospects.

        Yodlee's subscription contracts with its customers generally contain a minimum subscription fee, and usage-based fees which depend on the extent their customers or end users use Yodlee's platform. This usage-based aspect to Yodlee's pricing model makes it difficult to accurately forecast revenue because end users' activities on Yodlee's platform may vary from period to period based on a variety of factors, including personal financial circumstances, privacy and security concerns regarding online solutions such as Yodlee's, seasonality or other factors. As a result, historical revenue from a customer may not be a good indicator of Yodlee's future revenue from that customer and changes in end user activity may limit Yodlee's ability to forecast revenue.

Material defects or errors in the software Yodlee uses to deliver Yodlee's solutions or in the information Yodlee gathers and discloses could harm Yodlee's reputation, result in significant costs to Yodlee and impair Yodlee's ability to sell its solutions.

        The software applications underlying Yodlee's solutions are inherently complex and may contain material defects or errors, particularly when first introduced or when new versions or enhancements are released. From time to time, Yodlee provides incremental releases of software updates and functional enhancements. Such new versions frequently contain undetected errors when first introduced or released. Yodlee has from time to time found defects in its solutions, and new errors in Yodlee's existing solutions may be detected in the future. In addition, errors may result from the interface of Yodlee's solutions with legacy systems and data, which Yodlee did not develop and the function of which is outside of Yodlee's control.

        Defects or errors in the information Yodlee gathers from third parties or in storing end users' data, in processing payment transactions, or that cause interruptions to the availability of Yodlee's solutions could result in a reduction in sales or delay in market acceptance of Yodlee's solutions, sales credits or refunds to Yodlee's customers, loss of existing customers and difficulty in attracting new customers, diversion of development resources, harm to Yodlee's reputation, and increased service and maintenance costs, and expose Yodlee to potential liability to its customers. Yodlee may not be able to identify or resolve these defects or errors in a timely manner. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any material defects or errors in Yodlee's solutions or the information Yodlee provides, or in responding to resulting claims or liability, may be substantial. Resolving a defect or error and implementing remedial measures would likely divert the attention and resources of management and key technical personnel from other business concerns, and could be extremely difficult if the underlying defect or error is located in a third party's system or database.

        Although Yodlee attempts to limit its contractual liability for consequential damages in delivering its solutions, these limitations on liability may be unenforceable in some cases, or may be insufficient to protect Yodlee from liability for damages. Yodlee maintains general liability insurance coverage, including coverage for errors or omissions; however, this coverage may not continue to be available on reasonable terms or may be insufficient to cover one or more large claims. An insurer might disclaim coverage as to any future claim. A successful assertion of one or more large claims against Yodlee that exceeds Yodlee's available insurance coverage or changes in insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirement, could harm Yodlee's operating results and financial condition.

If Yodlee fails to process transactions effectively or fails to adequately protect against disputed or potential fraudulent activities, Yodlee's revenue and earnings may be harmed.

        Yodlee processes a significant volume and dollar value of transactions on a daily basis using its money movement solutions. Effective processing systems and controls are essential to ensure that transactions are handled appropriately. Despite Yodlee's efforts, it is possible that Yodlee may make errors or that funds may be misappropriated due to fraud. If Yodlee is unable to effectively manage its systems and processes it may be unable to process money movement transactions in an accurate, reliable and timely manner, which may harm its business. In addition, if Yodlee does not detect suspected fraudulent or non-sufficient fund transactions within agreed-upon timelines, Yodlee may be required to reimburse its customers for the transactions and such reimbursements may exceed the amount of the reserves it has established to make such payments.

        The online payments industry has been experiencing an increasing amount of fraudulent activities by third parties. Although Yodlee does not believe that any of this activity is uniquely targeted at its business, this type of fraudulent activity may adversely impact Yodlee. In addition to any direct damages and potential fines that may result from such fraud, which may be substantial, a loss of confidence in Yodlee's controls may seriously harm its business and damage its reputation. Yodlee may implement risk control mechanisms that could make it more difficult for legitimate end users to use its solutions, which could result in lost revenue and negatively impact its operating results.

If Yodlee is unable to maintain its payment network with third-party service providers, or if Yodlee's disbursement partners encounter business difficulties, Yodlee's business could be harmed.

        Yodlee's payment network consists of a single Originating Deposit Financial Institution, or ODFI, and a small number of bill payment processors. Yodlee's ODFI clears and processes the funds from the customer. In the instance of funds transfers, the ODFI also processes funds to the end user's destination institution. For bill payment, funds are sent to the bill pay processors for disbursement to biller sites.

        While Yodlee has entered into an agreement with its ODFI and each of Yodlee's bill payment processors, these partners could choose to terminate or not renew their agreements with Yodlee. If Yodlee is unable to maintain its agreements with its current partners, or Yodlee's current partners are unable to handle increased transaction volumes, Yodlee's ability to disburse transactions and Yodlee's revenue and business may be harmed. If Yodlee is unable to sign new payment processors and/or ODFIs under terms consistent with, or better than, those currently in place, Yodlee's revenue and business may be harmed.

        Payment processors and ODFI partners also engage in a variety of activities in addition to providing Yodlee's services and may encounter business difficulties unrelated to Yodlee's services. Such activities or difficulties could cause the affected partner to reduce the services provided, cease to do business with Yodlee, or cease doing business altogether. This could lead to Yodlee's inability to move funds on a timely basis as required to settle transactions. In addition, because Yodlee offers next day automated clearing house transactions in certain cases, if a disbursement partner experiences insufficient liquidity or ceases to do business, Yodlee may not be able to recover funds that are held with that disbursement partner which could harm Yodlee's financial condition and operating results.

        Yodlee may also be forced to cease doing business with payment processors and/or ODFIs if rules governing electronic funds transfers change or are reinterpreted to make it difficult or impossible for Yodlee to operate its money movement solutions.

If Yodlee is unable to effectively compete, Yodlee's business and operating results could be harmed.

        While Yodlee does not believe any single company in the financial services space offers a comprehensive platform with diverse features such as ours, the following companies offer individual solutions that compete with one or more of its solutions:

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  for data aggregation: Intuit, Inc. and Fiserv, Inc. (CashEdge);

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  for personal financial management: Intuit (direct to consumer service) and internal IT departments of FIs, as well as early-stage companies;

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  for online bill pay: Fiserv and FIS Global Corporation;

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  for data products and services: global payment networks, credit bureaus and other institutions that have access to large pools of data; and

  •
  for account verification: MicroBilt Corporation and Early Warning Systems, LLC.

        Many of the companies that compete with one or more of Yodlee's applications have greater name recognition, substantially greater financial, technical, marketing and other resources, the ability to devote greater resources to the promotion, sale and support of their solutions, more extensive customer bases and broader customer relationships, longer operating histories, and greater name recognition than it has.

        Yodlee expects competition to increase as other companies continue to evolve their offerings and as new companies enter its market. New companies entering Yodlee's market may choose to offer internally-developed solutions at little or no additional cost to their end users by bundling them with their existing applications and solutions. Increased competition is likely to result in pricing pressures, which could negatively impact Yodlee's gross margins. If Yodlee is unable to effectively compete, its revenue could decline and its business, operating results and financial condition could be adversely affected.

Yodlee's business could be harmed if Yodlee does not keep up with rapid technological change, evolving industry standards or changing expectations and requirements of its customers.

        Yodlee expects technological developments to continue at a rapid pace in its industry. Yodlee's success will depend, in part, on its ability to:

  •
  continue to develop its technology expertise;

  •
  recruit and retain skilled technology professionals;

  •
  effectively manage the technology associated with its business;

  •
  enhance its current solutions;

  •
  develop new solutions that meet its customers' needs; and

  •
  influence and respond to emerging industry standards and other technological changes.

        In addition, Yodlee must continue to meet changing expectations and requirements of its customers. Yodlee must accomplish all of these tasks in a timely and cost-effective manner, and Yodlee's failure to do so could harm its business, including materially reducing its revenue and operating results.

As a result of Yodlee's customers' increased usage of its platform, Yodlee will need to continually improve its hosting infrastructure to meet its customers' needs and avoid service interruptions or slower system performance.

        Yodlee has experienced significant growth in the number of transactions and data that its hosting infrastructure supports. Yodlee seeks to maintain sufficient excess capacity in its infrastructure to meet the needs of all of its existing and new customers. A component of Yodlee's growth strategy involves the establishment of additional data centers in new locations. If Yodlee's business continues to grow, Yodlee may also need to increase bandwidth, storage or other elements of its infrastructure.

        The amount of infrastructure needed to support Yodlee's customers is based on Yodlee's estimates of anticipated usage. If Yodlee does not accurately predict its infrastructure capacity requirements, its customers could experience service outages or slower system performance that may subject Yodlee to financial penalties and result in customer losses, which could harm its reputation and adversely affect its revenue growth. In addition, increasing Yodlee's infrastructure as a result of experiencing unforeseen increases in usage or in anticipation of increased usage from new or existing customers would cause Yodlee to have increased cost of revenue, which could adversely affect its gross margins until it sufficiently increases revenue to offset the increased costs.

Yodlee relies on relationships with third-party service providers to conduct its business, and its operating results and financial position could be materially and adversely affected if it fails to maintain these relationships or if it maintains them under new terms that are less favorable to Yodlee.

        Yodlee relies on data center and other service providers in order to deliver its solutions and operate its business. Yodlee also relies on software licenses from third parties and support from third parties for the operation of its business by maintaining its physical facilities, equipment, power systems and infrastructure. The failure of these third parties to provide acceptable and high quality services and technologies or to update their services and technologies may result in a disruption to Yodlee's business operations and its customers, which may reduce its revenue, cause Yodlee to lose customers and damage its reputation. If Yodlee loses the services of one or more of Yodlee's third-party service providers for any reason or if their services is disrupted, for example due to viruses or denial of service or other attacks on their systems, or due to human error, intentional bad acts, power loss, hardware failures, telecommunications failures, wars, terrorist attacks, earthquakes, or similar catastrophic events,

Yodlee could experience a disruption in its ability to offer its solutions and adverse perception of its solutions' reliability, or Yodlee could be required to retain the services of replacement third-party service providers. Alternative arrangements and services may not be available to Yodlee on commercially reasonable terms, if at all, or it may experience business interruptions upon a transition to an alternative partner, either of which could increase Yodlee's operating costs and harm its business.

If Yodlee is unable to effectively manage certain risks and challenges related to its India operations, its business could be harmed.

        Yodlee's India operations are a key factor to its success. Yodlee believes that its significant presence in India provides certain important advantages for its business, such as direct access to a large pool of skilled professionals and assistance in growing its business internationally. However, it also creates certain risks that Yodlee must effectively manage. As of June 30, 2015, approximately 78% of Yodlee's total employees were based in India. Wage costs in India for skilled professionals are currently lower than in the United States for comparably skilled professionals. However, wages in India are increasing at a faster rate than in the United States, which could result in Yodlee incurring increased costs for technical professionals and reduced margins. There is intense competition in India for skilled technical professionals, and Yodlee expects such competition to increase. As a result, Yodlee may be unable to cost-effectively retain Yodlee's current employee base in India or hire additional new talent. In addition, India has experienced significant inflation, low growth in gross domestic product and shortages of foreign exchange. India also has experienced civil unrest and terrorism and, in the past, has been involved in conflicts with neighboring countries. The occurrence of any of these circumstances could result in disruptions to Yodlee's India operations, which, if continued for an extended period of time, could have a material adverse effect on its business. If Yodlee is unable to effectively manage any of the foregoing risks related to its India operations, its development efforts could be impaired, its growth could be slowed, and its operating results could be negatively impacted.

As a global organization, Yodlee's business is susceptible to risks associated with its international operations and sales.

        Yodlee currently maintains international operations in India, the United Kingdom, Canada and Australia, lease space in other jurisdictions outside of the United States for the purpose of gathering data, and have customers located around the globe. Managing a global organization and conducting sales outside of the United States is difficult and time-consuming and introduces risks that Yodlee may not face with its operations and sales in the United States. These risks include:

  •
  the burdens of complying with a wide variety of foreign regulations, laws and legal standards, including privacy, data security, tax and employment, some of which may be more stringent than those of the United States;

  •
  regional data privacy laws that apply to the transmission of data across international borders;

  •
  lack of familiarity with, and unexpected changes in, foreign regulatory requirements;

  •
  customers' unfamiliarity with and concerns regarding laws and regulations of the United States that may impact its business operations in their jurisdictions;

  •
  negative local perception of industries and customers that it may pursue;

  •
  laws and business practices favoring local competitors;

  •
  localization of its solutions, including translation into foreign languages and adaptation for local practices and regulatory requirements;

  •
  different pricing environments and longer sales cycles;

  •
  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  •
  difficulties in managing and staffing international operations;

  •
  reduced or varied protection for intellectual property rights in some countries;

  •
  compliance with laws and regulations for foreign operations, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on its ability to sell its solutions in certain foreign markets, and the risks and costs of compliance;

  •
  fluctuations in currency exchange rates;

  •
  potentially adverse tax consequences, including the complexities of foreign value added tax systems, difficulty in interpreting international tax laws and restrictions on the repatriation of earnings;

  •
  increased financial accounting and reporting burdens and complexities; and

  •
  political, social and economic instability abroad, terrorist attacks and security concerns in general.

        Operating in international markets also requires significant management attention and financial resources. A component of Yodlee's growth strategy involves the further expansion of its operations and the development of new customer relationships internationally. As Yodlee seeks to expand internationally, Yodlee will need to develop relationships with additional partners and add internal capabilities to effectively manage the operational, financial, legal and regulatory requirements and risks associated with its international operations. The investment Yodlee makes and additional resources Yodlee uses to expand its operations, target new international customers, expand its presence globally within its existing customers and manage operational and sales growth in other countries may not produce desired levels of revenue or profitability, which could adversely affect its business and operating results.

Yodlee's future success depends on the continued services of its management team and its ability to recruit, train and retain qualified and skilled employees, including research and development, sales, marketing and support personnel.

        Yodlee's ability to effectively develop and provide its solutions and maintain and develop relationships with current and potential customers depends largely on the continued services of its management team and its ability to attract, train, motivate and retain highly skilled professionals, particularly professionals with backgrounds in sales, marketing, technology, customer support and financial management services. Yodlee believes that success in its business will continue to be based upon the strength of its intellectual capital. For example, due to the complexity of Yodlee's solutions and the intellectual capital invested in its technology, the loss of personnel that are integral to the development of its solutions and engineering efforts would harm Yodlee's ability to maintain and grow its business. In addition, Yodlee's customers depend on its professional services team to assist them with the deployment of its solutions within their infrastructure and, after deployment, to help resolve any issues relating to its solutions that may arise. A high level of support is an important factor in contract renewals and cross-selling of Yodlee's platform. Consequently, Yodlee must hire and retain employees with the technical expertise, skill set and industry knowledge necessary to continue to develop its solutions and effectively manage its growing sales, support and marketing organizations to ensure the growth of its business and the satisfaction of its customers.

        Yodlee plans to continue to expand its engineering team, its direct sales force and marketing teams, and its customer support teams both domestically and internationally. Yodlee believes there is significant competition for professionals in these areas with the skills and technical knowledge necessary to develop the solutions and perform the services Yodlee offers. Competition for these employees is particularly intense in the software and technology industries, including in India where a significant portion of Yodlee's employee headcount is located, and Yodlee may not be able to retain its existing employees or be able to recruit and retain other highly qualified personnel in the future. In addition, new hires require significant training and, in most cases, take significant time before they achieve full productivity. Yodlee's recent hires and planned hires may not become as productive as Yodlee expects or may take longer to become productive than Yodlee anticipates. If Yodlee cannot hire, train and retain qualified personnel, Yodlee's ability to continue to conduct its business could be impaired and its revenue could decline.

If Yodlee's intellectual property and technology are not adequately protected to prevent use or appropriation by its competitors, its business and competitive position would suffer.

        Yodlee relies on a combination of patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection. As of June 30, 2015, Yodlee had 72 issued patents in the U.S. and foreign jurisdictions as well as additional pending patents applications in the U.S. and foreign jurisdictions. Some of these patents relate to technology that is included in Yodlee's data aggregation platform and expire beginning in 2018. Any owned patents or patents that may issue in the future from pending or future patent applications may not provide sufficiently broad protection, may be invalidated or circumscribed or may not prove to be enforceable in actions against alleged infringers. In addition, recent changes to the patent laws in the United States may bring into question the validity of certain categories of software patents. As a result, Yodlee may not be able to obtain adequate patent protection for its software or effectively enforce any patents that issue in the future that cover its software. Also, Yodlee cannot assure you that any future service mark or trademark registrations will be issued for pending or future applications or that any registered service marks or trademarks will be enforceable or provide adequate protection of its proprietary rights. Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Yodlee's services are available. Unauthorized copying or other misappropriation of Yodlee's proprietary technologies could enable third parties to benefit from its technologies without paying Yodlee for doing so, which could harm its business.

        Yodlee endeavors to enter into agreements with its employees and contractors and agreements with parties with whom Yodlee does business to limit access to and disclosure of its proprietary information. The steps Yodlee has taken may be inadequate to prevent the misappropriation of its proprietary technology. There can be no assurance that others will not develop or patent similar or superior technologies, products or services.

        Policing the unauthorized use of proprietary technology is difficult and expensive and Yodlee's monitoring and policing activities may not be sufficient to identify any misappropriation and protect Yodlee's proprietary technology. In addition, third parties may knowingly or unknowingly infringe Yodlee's patents, trademarks and other intellectual property rights, and litigation may be necessary to protect and enforce its intellectual property rights. If litigation is necessary to protect and enforce Yodlee's intellectual property rights, any such litigation could be very costly, could divert management attention and resources and may not be successful, even when its rights have been infringed. For example, on December 2, 2014, Yodlee filed a complaint in the United States District Court for the District of Delaware alleging that Plaid Technologies Inc. ("Plaid") has and is continuing to infringe on seven of its U.S. patents. The complaint seeks unspecified monetary damages, enhanced damages, interest, fees, expenses, costs and injunctive relief against Plaid. It is too early to predict the outcome of these legal proceedings or whether an adverse result would have a material adverse impact on Yodlee's operations or financial position. For additional information concerning the lawsuit, see "Description of Yodlee's Business—Legal Proceedings" in this proxy statement/prospectus.

        Yodlee also expects that the more successful it is, the more likely it becomes that competitors will try to develop products that are similar to Yodlee's, which may infringe on its proprietary rights. If Yodlee is unable to protect its proprietary rights or if third parties independently develop or gain access to Yodlee's or similar technologies, its business, revenue, reputation and competitive position could be harmed.

Assertions by a third party that Yodlee is infringing on its intellectual property, whether successful or not, could subject it to costly and time-consuming litigation, expensive licenses or substantial indemnity obligations and may prevent it from selling its products and services.

        The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Although Yodlee has not suffered a material loss from third-party claims to date, from time to time, Yodlee faces allegations that Yodlee or its customers have infringed, misappropriated or violated intellectual property rights. Litigation may be necessary to determine the validity and scope of third-party intellectual property rights. Some of the claims may involve patent holding companies or non-practicing entities who have no relevant product revenue of their own, and against whom Yodlee's own patents may provide little or no deterrence. Yodlee's technologies may not be able to withstand third-party claims or rights against their use. Additionally, although Yodlee has licensed from other parties proprietary technology covered by patents, it cannot be certain that any such patents will not be challenged, invalidated or circumvented.

        Furthermore, many of Yodlee's agreements require it to indemnify its customers for certain third-party intellectual property infringement claims, which could increase its costs as a result of defending such claims and may require that Yodlee pay damages if there were an adverse ruling related to any such claims. Such indemnity claims are often difficult to assess, particularly at an early stage and without significant further investigation, as the third-party intellectual property claims at issue often relate to features or functions offered by its customers that include a combination of its customers' solutions and those of third parties, as well as those provided by its platform; Yodlee may not have complete information regarding the infringement claims being asserted by the third party; and there may exist substantial questions relating to the validity of the third-party intellectual property alleged to be infringed. In addition, even if third-party infringement claims are successful, Yodlee may have defenses that limit or eliminate Yodlee's indemnification obligations. Although Yodlee has not been obligated to pay material amounts pursuant to such indemnification claims in the past, it could be obligated to do so in the future, and any such indemnity obligations could significantly exceed the revenues that Yodlee has derived under the related customer contract. These types of claims could harm Yodlee's relationships with its customers, may deter future customers from subscribing to its services and could expose Yodlee to litigation for these claims. Even if Yodlee is not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for Yodlee to defend its intellectual property in any subsequent litigation in which it is a named party.

        Any intellectual property rights claim against Yodlee or its customers, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention and financial resources. An adverse determination also could cause Yodlee to have to pay damages, modify its solutions or the Yodlee platform, stop using technology found to be in violation of a third party's rights or prevent Yodlee from offering its solutions to its customers. In addition, Yodlee may have to seek a license for the technology, which may not be available on reasonable terms, if at all, or procure or develop substitute solutions that do not infringe.

Yodlee's use of "open source" software could negatively affect its ability to sell its solutions and subject Yodlee to possible litigation.

        Portions of the Yodlee platform and its solutions incorporate so-called "open source" software, and Yodlee may incorporate additional open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. If Yodlee fails to comply with these licenses, Yodlee may be subject to specified conditions, including requirements that Yodlee offer solutions that incorporate the open source software for no cost, that Yodlee make available source code for its modifications or derivative works of such open source software and that Yodlee license such modifications or derivative works under the terms of the particular open source license. If an author or other third party that distributes open source software that Yodlee uses were to allege that Yodlee had not complied with the conditions of one or more of these licenses, Yodlee could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, including being enjoined from the sale of Yodlee's solutions that contained the open source software and could be required to comply with the foregoing conditions, which could disrupt the sale of the affected solution. In addition, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, Yodlee could be subject to suits by parties claiming ownership of what Yodlee believes to be open source software. Litigation could be costly for Yodlee to defend, have a negative effect on its operating results and financial condition and require it to devote additional research and development resources to change its solutions.

Litigation or investigations could result in significant settlements, fines or penalties.

        Yodlee has been the subject of general litigation in the past, and could be the subject of litigation, including class actions, and regulatory or judicial proceedings or investigations in the future. For example, Yodlee, each of the members of the Yodlee Board, Envestnet and Merger Sub have been named as defendants in a putative class action challenging the merger in the Court of Chancery of the State of Delaware captioned Suman Inala v. Yodlee, Inc., et al. (Case No. 11461) (filed September 2, 2015). For additional information concerning the lawsuit, see "The Merger—Litigation Related to the Merger" in this proxy statement/prospectus. The outcome of litigation and regulatory or judicial proceedings or investigations is difficult to predict. Plaintiffs or regulatory agencies in these matters may seek recovery of very large or indeterminate amounts or seek to have aspects of Yodlee's business suspended or modified. The monetary and other impact of these actions may remain unknown for substantial periods of time. The cost to defend, settle or otherwise resolve these matters may be significant.

        If regulatory or judicial proceedings or investigations were to be initiated against Yodlee by private or governmental entities, Yodlee's business, operating results and financial condition could be adversely affected. Adverse publicity that may be associated with regulatory or judicial proceedings or investigations could negatively impact Yodlee's relationships with its customers and decrease acceptance and use of its solutions.

Yodlee has experienced rapid growth in recent periods. If Yodlee fails to manage its growth effectively, Yodlee may be unable to execute its business plan or maintain high levels of service and its financial results could be negatively impacted.

        Yodlee has increased its number of full-time employees to 991 at June 30, 2015 from 969 at December 31, 2014 and have increased Yodlee's revenue to $89.1 million in the year ended December 31, 2014 from $57.8 million in the year ended December 31, 2012. Yodlee's recent growth and expansion has placed, and its anticipated growth may continue to place, a significant strain on its managerial, administrative, operational, financial and other resources. Yodlee intends to continue to expand Yodlee's overall business, customer base, headcount and operations. Expansion creates new and increased management and training responsibilities for Yodlee's employees. In addition, continued growth increases the challenges involved in:

  •
  recruiting, training and retaining sufficient skilled technical, marketing, sales and management personnel, in particular in its India location;

  •
  preserving its culture, values and entrepreneurial environment;

  •
  successfully expanding the range of solutions offered to its customers;

  •
  developing and improving its internal administrative infrastructure, particularly its financial, operational, compliance, recordkeeping, communications and other internal systems;

  •
  managing its international operations and the risks associated therewith;

  •
  supporting a potentially broad pool of third-party developers who may use its open platform;

  •
  maintaining high levels of satisfaction with its solutions among its customers; and

  •
  effectively managing expenses related to any future growth.

        If Yodlee fails to manage its growth effectively, Yodlee may be unable to execute its business plan or maintain high levels of service for its customers. In addition, if Yodlee is unable to manage Yodlee's expenses related to growth effectively in the future, Yodlee's gross margins or operating expenses may be negatively impacted in any particular quarter.

Acquisition activity involving Yodlee's customers could adversely affect its business.

        Acquisitions or similar transactions involving Yodlee's customers, including financial institutions, could negatively affect its business in a number of ways. After such a transaction, the acquirer might terminate, not renew or seek to renegotiate the economic terms of its contract with Yodlee. Companies involved in these transactions may experience integration difficulties that could increase the risk of providing Yodlee inaccurate or untimely data or delay deployment of its solutions. Any of Yodlee's existing customers may be acquired by an organization with no relationship with Yodlee, effectively terminating its relationship, or be acquired by an organization that already has online personal financial management and payment solutions integrated into its systems, or that offers competing services to ours, which might cause Yodlee to lose business and harm its revenue, operating results or financial condition.

Future acquisitions or investments could disrupt Yodlee's business and harm its financial condition.

        As part of Yodlee's business strategy, Yodlee may pursue acquisitions or investments that it believes will help Yodlee to achieve its strategic objectives. The process of integrating an acquired business, product or technology can create unforeseen operating difficulties, expenditures and other challenges such as:

  •
  increased regulatory and compliance requirements;

  •
  implementation or remediation of controls, procedures and policies at the acquired company;

  •
  diversion of management time and focus from operation of its then-existing business to acquisition integration challenges;

  •
  coordination of product, sales, marketing and program and systems management functions;

  •
  transition of the acquired company's customers onto its systems;

  •
  retention of employees from the acquired company;

  •
  integrating employees from the acquired company into its organization;

  •
  integration of the acquired company's accounting, information management, human resource and other administrative systems and operations generally with ours;

  •
  liability for activities of the acquired company prior to the acquisition, including violations of law, commercial disputes, and tax and other known and unknown liabilities; and

  •
  litigation or other claims in connection with the acquired company, including claims brought by terminated employees, customers, former stockholders or other third parties.

        If Yodlee is unable to address these difficulties and challenges or other problems encountered in connection with any future acquisition or investment, it might not realize the anticipated benefits of that acquisition or investment, it might incur unanticipated liabilities or it might otherwise suffer harm to its business generally.

        To the extent Yodlee pays the consideration for any future acquisitions or investments in cash, the payment would reduce the amount of cash available to Yodlee for other purposes. Future acquisitions or investments could also result in dilutive issuances of Yodlee's equity securities or the incurrence of debt, contingent liabilities, amortization expenses, or impairment charges against goodwill on Yodlee's balance sheet, any of which could harm Yodlee's financial condition and negatively impact Yodlee's stockholders.

Yodlee is a multinational organization faced with increasingly complex tax issues in several jurisdictions, and Yodlee could be obligated to pay additional taxes in various jurisdictions.

        As a multinational organization, Yodlee may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes Yodlee pays in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on Yodlee's liquidity and operating results. In addition, the authorities in these jurisdictions could review Yodlee's tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to Yodlee or its subsidiaries or assert that benefits of tax treaties is not available to Yodlee or its subsidiaries, any of which could have a material impact on Yodlee and its results of operations. For example, the taxing authorities of India and other jurisdictions in which Yodlee operates may challenge Yodlee's methodologies for allocating income and expense under its intercompany arrangements, including its transfer pricing, or determine that the manner in which Yodlee operates its business is not consistent with the manner in which Yodlee reports its income to the jurisdictions. If such a disagreement were to occur, and Yodlee's positions were not sustained, Yodlee could be required to pay additional taxes, interest and penalties, resulting in higher effective tax rates, reduced cash flows and higher expenses.

Yodlee may be subject to additional obligations to collect and remit sales tax and other taxes, and Yodlee may be subject to tax liability for past sales, which could adversely harm its business.

        State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value added and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to Yodlee's subscription cloud-based software platform in various jurisdictions is unclear. Further, these jurisdictions' rules regarding tax nexus are complex and vary significantly. As a result, Yodlee could face the possibility of tax assessments and audits, and its liability for these taxes and associated penalties could exceed Yodlee's original estimates. A successful assertion that Yodlee should be collecting additional sales, use, value added or other taxes in those jurisdictions where it has not historically done so and does not accrue for such taxes could result in substantial tax liabilities and related penalties for past sales, discourage customers from purchasing its services or otherwise harm its business and operating results.

Yodlee faces exposure to foreign currency exchange rate fluctuations.

        Yodlee has costs denominated in foreign currencies, primarily the Indian Rupee, and Yodlee's revenue is primarily denominated in the U.S. dollar. This exposes Yodlee to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates, and in particular a weakening of the U.S. dollar, would negatively affect Yodlee's expenses and other operating results as expressed in U.S. dollars. Yodlee manages its exposure to fluctuations in the Indian Rupee by entering into forward contracts to cover a portion of Yodlee's projected expenditures paid in the Indian Rupee. These contracts generally have a term of less than 12 months. The use of such forward contracts, or other hedging activities in which Yodlee may engage in the future, may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place.

If Yodlee fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired, which could result in a loss of investor confidence in its financial reports and have an adverse effect on its stock price.

        Yodlee's management is responsible for establishing and maintaining adequate internal controls over financial reporting to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles, or GAAP. If Yodlee is unable to maintain adequate internal controls over financial reporting, it might be unable to report its financial information on a timely basis and might suffer adverse regulatory consequences or violate stock market listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in Yodlee and the reliability of its financial statements. Yodlee has in the past and may in the future discover areas of Yodlee's internal financial and accounting controls and procedures that need improvement. Yodlee's internal controls over financial reporting will not prevent or detect all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Yodlee's company will be detected. If Yodlee is unable to maintain proper and effective internal controls, Yodlee may not be able to produce accurate financial statements on a timely basis, which could adversely affect Yodlee's ability to operate its business and could result in regulatory action, and could require Yodlee to restate Yodlee's financial statements. Any such restatement could result in a loss of public confidence in the reliability of Yodlee's financial statements and sanctions imposed on it by the SEC.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm Yodlee's operating results.

        GAAP is subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in accounting standards or practices could harm Yodlee's operating results and may even affect Yodlee's reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm Yodlee's operating results or the way Yodlee conducts its business.

Yodlee might not be able to utilize a significant portion of its net operating loss or other tax credit carryforwards, which could adversely affect its profitability.

        As of December 31, 2014, Yodlee had federal and state net operating loss carryforwards of approximately $162.0 million and $90.1 million, respectively. If not utilized, these federal and state net operating loss carryforwards will begin to expire in 2019 and 2015, respectively.

        In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, Yodlee's ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if Yodlee experience an "ownership change". A Section 382 "ownership change" generally occurs if one or more stockholders or groups of stockholders who own at least 5% of Yodlee's stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules might apply under state tax laws. Future issuances or trading of Yodlee's stock could cause an "ownership change". It is possible that any future ownership change could have a material effect on the use of Yodlee's net operating loss carryforwards or other tax attributes, which could adversely affect its profitability.

Natural disasters and other events beyond Yodlee's control could harm Yodlee's business.

        Natural disasters or other catastrophic events may cause damage or disruption to Yodlee's operations, international commerce and the global economy, and thus could have a strong negative effect on Yodlee. Yodlee's business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond its control. Although Yodlee maintains crisis management and disaster response plans, such events could make it difficult or impossible for Yodlee to deliver its solutions to its customers, and could decrease demand for its solutions. The majority of Yodlee's research and development activities, corporate headquarters, information technology systems, and other critical business operations are located in California and India, both of which areas have experienced major earthquakes in the past. Significant recovery time could be required to resume operations and Yodlee's financial condition and operating results could be harmed in the event of a major earthquake or catastrophic event.

Adverse global economic conditions could harm Yodlee's business and financial condition.

        The onset or continuation of adverse macroeconomic developments could negatively affect Yodlee's business and financial condition. Adverse global economic events have caused, and could, in the future, cause disruptions and volatility in global financial markets and increased rates of default and bankruptcy, and could impact consumer and small business spending. Challenging economic times could cause potential new customers not to purchase or to delay purchasing Yodlee's solutions, and could cause its existing customers to discontinue purchasing or delay upgrades of Yodlee's existing solutions, thereby negatively impacting its revenue and future financial results. In addition, a downturn in the banking and finance sector may disproportionately affect Yodlee because a significant portion of its customers operate in that sector. Yodlee cannot predict the timing, strength or duration of any economic slowdown or recovery, whether global, regional or within specific markets. If the conditions of the general economy or markets in which Yodlee operates worsen, Yodlee's business and its future operating results could be harmed.

INFORMATION ABOUT THE COMPANIES

Envestnet

        Envestnet provides open-architecture wealth management services and technology to independent financial advisors and financial institutions. These services and related technology are provided via Envestnet's wealth management software, Envestnet -- PMC®, Envestnet -- Tamarac™, Vantage Reporting Solution™, Envestnet -- WMS™ and Envestnet -- Placemark™.

        Envestnet's wealth management software is a platform of integrated, internet-based technology applications and related services that provide portfolio diagnostics, proposal generation, investment model management, rebalancing and trading, portfolio performance reporting and monitoring solutions, billing, and back-office and middle-office operations and administration.

        Envestnet's investment consulting group, Envestnet -- PMC, provides investment manager due diligence and research, a full spectrum of investment offerings supported by both proprietary and third-party research and manager selection, and overlay portfolio management services.

        Envestnet -- Tamarac provides leading portfolio accounting, rebalancing, trading, performance reporting and client relationship management software, principally to high-end registered investment advisers ("RIAs").

        Vantage Reporting Solution software aggregates and manages investment data, provides performance reporting and benchmarking, giving advisors an in-depth view of clients' various investments, empowering advisors to give holistic, personalized advice.

        Envestnet -- WMS offers financial institutions access to an integrated wealth platform, which helps construct and manage sophisticated portfolio solutions across an entire account life cycle, particularly in the area of unified managed account trading. Envestnet -- WMS's Overlay Portfolio Management console helps wealth managers efficiently build customized client portfolios that consider both proprietary and open-architecture investment solutions.

        Envestnet -- Placemark develops unified managed account programs and other portfolio management outsourcing solutions, including patented portfolio overlay and tax optimization services, for banks, full service broker-dealers and RIA firms.

        Through these platform and service offerings, Envestnet provides open-architecture support for a wide range of investment products (separately managed accounts, multi-manager accounts, mutual funds, exchange-traded funds, stock baskets, alternative investments, and other fee-based investment solutions) from Envestnet -- PMC and other leading investment providers via multiple custodians, and also account administration and reporting services.

        Envestnet operates six RIAs and a registered broker-dealer. The RIAs are registered with the SEC. The broker-dealer is registered with the SEC, all 50 states and the District of Columbia and is a member of the Financial Industry Regulatory Authority, Inc.

Yodlee

        Yodlee is a leading technology and applications platform powering dynamic innovation for digital financial services in the cloud. Yodlee refers to its platform as the Yodlee Financial Cloud. Yodlee's vision is to empower lives with innovative digital financial services. Yodlee's customers include financial institutions, Internet services companies providing innovative financial solutions and third-party developers of financial applications. As of June 30, 2015, more than 900 organizations in over 15 countries use the Yodlee platform to power their consumer-facing digital offerings, and Yodlee receives subscription fees for 20.7 million of these consumers, whom Yodlee refers to as Yodlee's paid users.

        Yodlee common stock is traded on NASDAQ under the symbol "YDLE." Upon completion of the merger, shares of Yodlee common stock will cease to be listed on NASDAQ and will be deregistered under the Exchange Act.

        The principal executive offices of Yodlee are located at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065, and its telephone number is (650) 980-3600. For additional information about Yodlee and its subsidiaries, please see the section entitled "Information about the Companies—Yodlee" below in this proxy statement/prospectus.

Yale Merger Corp.

        Merger Sub is a Delaware corporation and a wholly owned subsidiary of Envestnet. Upon completion of the Merger in which Merger Sub will merge with and into Yodlee, the separate corporate existence of Merger Sub will cease and Yodlee will become a wholly owned subsidiary of Envestnet.

THE YODLEE SPECIAL MEETING

        This proxy statement/prospectus is being provided to the stockholders of Yodlee as part of a solicitation of proxies by the Yodlee Board for use at the Yodlee special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus and the documents incorporated herein by reference provide stockholders of Yodlee with the information they need to know to be able to vote or instruct their vote to be cast at the Yodlee special meeting.

Date, Time and Place

        The Yodlee special meeting will be held at Yodlee's principal executive offices located at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065, on November 19, 2015, at 10:00 a.m., California time.

Purpose of the Yodlee Special Meeting

        At the Yodlee special meeting, Yodlee stockholders will be asked to consider and vote on:

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  the proposal to adopt the merger agreement; and

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  the proposal to adjourn the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal (the "Yodlee adjournment proposal").

        Completion of the merger is conditioned on, among other things, adoption of the merger agreement.

Recommendation of the Yodlee Board

        The Yodlee Board has unanimously approved and adopted the merger agreement and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Yodlee and its stockholders.

        The Yodlee Board unanimously recommends that the Yodlee stockholders vote "FOR" the adoption of the merger agreement and "FOR" the Yodlee adjournment proposal.

Yodlee Record Date; Stockholders Entitled to Vote

        Only holders of record of Yodlee common stock at the close of business on October 12, 2015, the Yodlee record date, are entitled to notice of, and to vote at, the Yodlee special meeting or any adjournments thereof. The proxy statement/prospectus and election form shall be mailed on or about October 21, 2015 to each holder of record of Yodlee common stock as of the record date for the Yodlee special meeting.

        At the close of business on the Yodlee record date, 30,819,117 shares of Yodlee common stock were issued and outstanding and held by 191 holders of record. Holders of record of Yodlee common stock on the Yodlee record date are entitled to one vote per share at the Yodlee special meeting on each proposal. A list of stockholders of Yodlee will be available for review for any purpose germane to the Yodlee special meeting at Yodlee's headquarters, at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065, during regular business hours for a period of ten days before the Yodlee special meeting. The list will also be available at the Yodlee special meeting during the whole time thereof for examination by any stockholder of record present at the Yodlee special meeting.

The Voting Agreement

        In connection with the execution of the merger agreement, certain stockholders of Yodlee, consisting of funds affiliated with Warburg Pincus, LLC ("Warburg Pincus"), entered into the voting agreement with Envestnet. Pursuant to the voting agreement, such stockholders agreed to vote all of their shares of Yodlee common stock (i) in favor of adoption and approval of the merger agreement and all other transactions contemplated by the merger agreement (whether or not recommended by the Yodlee Board); (ii) against any action or agreement upon which Yodlee calls its stockholders to vote or consent in breach of the merger agreement; and (iii) against any acquisition proposal or any proposal for any recapitalization, reorganization, liquidation, dissolution, merger, sale of all or substantially all of Yodlee's assets or other business combination between Yodlee and any other person (other than the merger) that would reasonably be expected to impede, interfere with, delay or materially and adversely affect the consummation of the merger and all other transactions contemplated by the merger agreement. These stockholders further agreed to (i) certain restrictions on the sale, assignment, transfer, tender or otherwise disposition of their shares of Yodlee common stock and (ii) waiver and non-pursuit of any appraisal rights with respect to the merger. As of the record date, the stockholders who entered into the voting agreement with Envestnet collectively beneficially owned in the aggregate approximately 8,160,691 shares of Yodlee common stock, which represent approximately 26.5% of outstanding Yodlee common stock entitled to vote at the Yodlee special meeting. A form of the voting agreement is attached to this proxy statement/prospectus as Appendix B.

Quorum

        No business may be transacted at the Yodlee special meeting unless a quorum is present. Attendance in person or by proxy at the Yodlee special meeting of holders of record of a majority of the outstanding shares of Yodlee common stock entitled to vote at the Yodlee special meeting will constitute a quorum. If a quorum is not present, or if fewer shares of Yodlee common stock are voted in favor of the proposal to adopt the merger agreement than the number required for its adoption, the Yodlee special meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Yodlee special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Yodlee special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

        Failures to vote will not be included in the calculation of the number of shares of Yodlee common stock represented at the Yodlee special meeting for purposes of determining whether a quorum has been achieved. Abstentions will be included in the calculation of the number of shares of Yodlee common stock represented at the Yodlee special meeting for purposes of determining whether a quorum has been achieved. Under NASDAQ rules, if brokers do not have discretion to vote on any of the proposals at a stockholders' meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the Yodlee special meeting is considered "non-routine," brokers do not have discretion to vote on such proposals and as such, broker non-votes will not be included in the calculation of the number of shares of Yodlee common stock represented at the Yodlee special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Yodlee common stock as of the record date for the Yodlee special meeting. Failures to vote, votes to abstain and broker non-votes, if any, will have the effect of a vote "AGAINST" the proposal.

        The approval of the Yodlee adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Yodlee common stock entitled to vote and present in person or represented by proxy at the Yodlee special meeting. Abstaining will have the same effect as a vote "AGAINST" the proposal. Failures to vote and broker non-votes, if any, will not have an effect on the Yodlee adjournment proposal.

Failures to Vote, Broker Non-Votes and Abstentions

        Under applicable regulations, banks, brokerage firms or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A "broker non-vote" occurs under the applicable rules when a bank, brokerage firm or other nominee holding shares of record is not permitted to vote on a "non-routine" matter without instructions from the beneficial owner of the shares and no instruction is given.

        In accordance with these rules, banks, brokers and other nominees who hold shares of Yodlee common stock in "street name" for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the adoption of the merger agreement or the Yodlee adjournment proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the adoption of the merger agreement or the Yodlee adjournment proposal. For shares of Yodlee common stock held in "street name," only shares of Yodlee common stock affirmatively voted "FOR" the adoption of the merger agreement and the Yodlee adjournment proposal will be counted as affirmative votes therefor. Failures to vote and broker non-votes, if any, will have the same effect as a vote "AGAINST" the adoption of the merger agreement. Abstentions will have the same effect as a vote "AGAINST" the Yodlee adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the Yodlee adjournment proposal.

Voting at the Yodlee Special Meeting

        Whether or not you plan to attend the Yodlee special meeting, please submit a proxy for your shares. If you are a registered or "record" holder, which means your shares are registered in your name with Computershare Inc., Yodlee's transfer agent and registrar, you may vote in person at the Yodlee special meeting or by proxy. If your shares are held in "street name," which means your shares are held of record in an account with a bank, brokerage firm or other nominee, you must follow the instructions from your bank, brokerage firm or other nominee in order to vote.

Voting in Person

        If you plan to attend the Yodlee special meeting and wish to vote in person, you will be given a ballot at the Yodlee special meeting. Please note, however, that if your shares are held in "street name," and you wish to vote at the Yodlee special meeting, you must bring to the Yodlee special meeting a proxy executed in your favor from the record holder (your bank, brokerage firm or other nominee) of the shares authorizing you to vote at the Yodlee special meeting.

        In addition, if you are a registered Yodlee stockholder, please be prepared to provide proper identification, such as a driver's license, in order to be admitted to the Yodlee special meeting. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, brokerage firm or other nominee, along with proper identification.

Voting by Proxy

        If you are a holder of record, a proxy card is enclosed for your use. Yodlee requests that you submit a proxy by:

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  logging onto the website provided on your proxy card and following the instructions to submit a proxy via the internet anytime up to 8:59 p.m., California time, on November 18, 2015, and following the instructions provided on that site;

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  dialing the phone number on your proxy card and listening for further directions to submit a proxy by telephone anytime up to 8:59 p.m., California time, on November 18, 2015, and following the instructions provided in the recorded message; or

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  signing and returning the accompanying proxy card in the enclosed postage-paid envelope. Yodlee stockholders of record may submit their proxies through the mail by signing, dating, completing and returning their proxy card in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

You should submit your proxy in advance of the Yodlee special meeting even if you plan to attend the Yodlee special meeting. You can always change your vote at the Yodlee special meeting.

        If you hold your shares of Yodlee common stock in a stock brokerage account or if your shares are held in "street name," you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, brokerage firm or other nominee. Please note that you may not vote shares of Yodlee common stock held in "street name" by returning a proxy card directly to Yodlee or by voting in person at the Yodlee special meeting unless you have a "legal proxy," which you must obtain from your bank, brokerage firm or other nominee. Further, brokers who hold shares of Yodlee common stock on behalf of their customers may not give a proxy to Yodlee to vote those shares without specific instructions from their customers.

        If you are a Yodlee stockholder and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares, your bank, brokerage firm broker or other nominee, as applicable, may not vote your shares on any of the proposals to be considered and voted upon at the Yodlee special meeting as all such matters are deemed "non-routine" matters pursuant to applicable NASDAQ rules. If a proxy is returned without an indication as to how the shares of Yodlee common stock represented are to be voted with regard to a particular proposal, the shares of Yodlee common stock represented by the proxy will be voted in accordance with the recommendation of the Yodlee Board and, therefore, "FOR" each of the proposals to be considered and voted upon at the Yodlee special meeting. As of the date hereof, management has no knowledge of any business that will be presented for consideration at the Yodlee special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in Yodlee's

Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Yodlee special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Yodlee special meeting in person.

How Proxies Are Counted

        All shares of Yodlee common stock represented by properly executed proxies received in time for the Yodlee special meeting will be voted at the Yodlee special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the merger agreement and the Yodlee adjournment proposal.

        Only shares of Yodlee common stock affirmatively voted for the applicable proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for adoption of the merger agreement and the Yodlee adjournment proposal. Abstentions, failures to vote and broker non-votes, if any, will have the same effect as votes "AGAINST" the adoption of the merger agreement. Abstentions will have the same effect as a vote "AGAINST" the Yodlee adjournment proposal. Failures to vote and broker non-votes, if any, will have no effect on the approval of the Yodlee adjournment proposal.

Revocation of Proxies

        If you are the record holder of shares of Yodlee common stock, you can change or revoke your proxy at any time before your proxy is voted at the Yodlee special meeting. You can do this by:

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  timely delivering a new, valid proxy bearing a later date by submitting instructions via the internet, by telephone or by mail as described on the proxy card;

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  timely delivering a signed written notice of revocation to the Corporate Secretary of Yodlee; or

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  attending the Yodlee special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Yodlee special meeting without voting will not change or revoke any proxy that you have previously given.

        A registered Yodlee stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the Yodlee stockholder's previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Yodlee, Inc.
3600 Bridge Parkway, Suite 200
Redwood City, California 94065
Attention: Corporate Secretary

        If your shares are held in "street name" by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Solicitation of Proxies

        Yodlee is soliciting proxies for the Yodlee special meeting from its stockholders. In accordance with the merger agreement, Yodlee and Envestnet will share equally all fees and expenses in relation to the printing, filing and mailing of this proxy statement/prospectus. Yodlee will pay all of its other costs of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited by Yodlee's directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

        Yodlee has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Yodlee special meeting. Yodlee estimates that it will pay Innisfree M&A Incorporated a fee of approximately $25,000 for proxy solicitation services. Yodlee will also reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses. Yodlee will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of Yodlee common stock held of record by them. Yodlee will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments or Postponements

        Any adjournment of the Yodlee special meeting may be made from time to time by either the chairperson of the Yodlee special meeting or the Yodlee stockholders, by the affirmative vote of the holders of a majority of shares of Yodlee common stock entitled to vote and present in person or represented by proxy, whether or not a quorum is present, without further notice other than by an announcement made at the Yodlee special meeting. If a quorum is not present at the Yodlee special meeting, or if a quorum is present at the Yodlee special meeting but there are not sufficient votes at the time of the Yodlee special meeting to approve the adoption of the merger agreement, then Yodlee stockholders may be asked to vote to adjourn the Yodlee special meeting so as to permit the further solicitation of proxies.

        Under the merger agreement, Yodlee may, without the prior consent of Envestnet, postpone or adjourn the Yodlee special meeting to the extent necessary in order to conduct business at the Yodlee special meeting if (i) as of November 19, 2015, there are insufficient shares of Yodlee common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Yodlee special meeting, or if on the date of such special meeting Yodlee has not received proxies representing a sufficient number of shares necessary to obtain the stockholders' approval of the proposal to adopt the merger agreement, (ii) Yodlee is required to postpone or adjourn the Yodlee special meeting by applicable law, order or a request from the SEC or its staff, or (iii) Yodlee has sent to its stockholders or otherwise made available to them any new material information or disclosure since the date of this proxy statement/prospectus, Yodlee or the Yodlee Board (or any committee thereof) has determined in good faith (after consultation with outside counsel) that it is necessary or appropriate to postpone or adjourn the Yodlee special meeting in order to give the stockholders of Yodlee sufficient time to evaluate any such new material information or disclosure.

YODLEE PROPOSALS

Yodlee Proposal 1: Adoption of the Merger Agreement

        Yodlee is asking its stockholders to adopt the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled "The Merger Agreement" in this proxy statement/prospectus. As discussed in the section entitled "The Merger—Recommendation of the Yodlee Board; Yodlee's Reasons for the Merger," after careful consideration, the Yodlee Board unanimously approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable, fair to and in the best interests of Yodlee and the Yodlee stockholders.

  Required Vote

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Yodlee common stock entitled to vote thereon. Failures to vote, votes to abstain and broker non-votes, if any, will have the effect of a vote "AGAINST" the proposal.

        The Yodlee Board unanimously recommends that Yodlee stockholders vote "FOR" the adoption of the merger agreement.

Yodlee Proposal 2: Adjournment of the Yodlee Special Meeting

        Yodlee stockholders are being asked to adjourn the Yodlee special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

        If, at the Yodlee special meeting, there are an insufficient number of shares of Yodlee common stock present in person or represented by proxy and voting in favor of the adoption of the merger agreement, Yodlee may move to adjourn the Yodlee special meeting, subject to the terms and conditions of the merger agreement, in order to enable the Yodlee Board to solicit additional proxies for approval of such proposal.

        Yodlee is asking its stockholders to authorize the holder of any proxy solicited by the Yodlee Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Yodlee special meeting to another time and place for the purpose of soliciting additional proxies. If the Yodlee stockholders approve this proposal, Yodlee could adjourn the Yodlee special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Yodlee stockholders who have previously voted. If the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

  Required Vote

        The approval of the Yodlee adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Yodlee common stock entitled to vote and present in person or represented by proxy. Abstaining will have the same effect as a vote "AGAINST" the proposal. Failures to vote and broker non-votes, if any, will not be voted, but this will not have an effect on the Yodlee adjournment proposal.

        The Yodlee Board unanimously recommends that Yodlee stockholders vote "FOR" the Yodlee adjournment proposal.

THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein.

Effects of the Merger

        Subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time, Merger Sub will merger with and into Yodlee, the separate corporate existence of Merger Sub will cease and Yodlee will continue as the surviving corporation and become an indirect wholly owned subsidiary of Envestnet.

        At the effective time, each outstanding share of Yodlee common stock (except for (i) shares of Yodlee common stock as to which the holders thereof have not voted in favor of the merger or consented thereto in writing and have demanded appraisal for such shares in accordance with Section 262 of the DGCL and have not effectively withdrawn or lost their rights to appraisal (the "dissenting shares") and (ii) shares of Yodlee common stock owned by Yodlee as treasury stock or owned by Envestnet or any direct or indirect wholly owned subsidiary of Envestnet) will be converted into the right to receive the merger consideration consisting of the per share cash consideration and the per share stock consideration, subject to adjustment so that the sum of (A) the aggregate number of shares of Envestnet common stock issuable as the stock portion of the merger consideration plus (B) the maximum number of shares of Envestnet common stock issuable, including shares of restricted stock and shares of Envestnet common stock subject to restricted stock awards of Envestnet issuable pursuant to the merger agreement, will not exceed 19.9% of the shares of Envestnet common stock outstanding as of immediately prior to the effective time. If the aggregate consideration to be paid to any holder of Yodlee common stock would result in such holder receiving a fractional share of Envestnet common stock, cash will be paid in lieu of such fractional share. Envestnet stockholders will continue to hold their existing shares of Envestnet common stock. At the effective time, all shares of Yodlee common stock that are owned by Yodlee as treasury stock or owned by Envestnet or any direct or indirect wholly owned subsidiary of Envestnet (including Merger Sub) will be cancelled and will cease to exist. Vested options, unvested options and restricted stock units of Yodlee will be treated as provided under the section entitled "The Merger Agreement—Treatment of Yodlee Equity Awards" of this proxy statement/prospectus. See the section entitled "The Merger Agreement—Appraisal Rights" of this proxy statement/prospectus for a description of the appraisal rights available to Yodlee stockholders and the procedures required to exercise such appraisal rights with respect to the dissenting shares.

Background of the Merger

        The Yodlee Board, together with Yodlee management, regularly reviews Yodlee's strategic direction and competitive position with a view to enhancing stockholder value. This review has, from time to time, involved, among other things, (1) continuing to execute on Yodlee's current standalone business plan, (2) modification to Yodlee's strategy and product direction, (3) potential opportunities for significant partnerships, strategic alliances, or acquisitions or business combinations to grow Yodlee's business and operations, (4) an initial public offering of Yodlee common stock and (5) a possible sale of the Company.

        Through the course of 2012 and 2013, a number of parties indicated a potential interest in an acquisition of the Company. In connection with one such inquiry, on September 17, 2012, Yodlee engaged Goldman Sachs as its exclusive financial advisor with respect to a possible sale of the Company. While none of these inquiries led to an agreement, several parties asked Yodlee to keep them apprised of its strategic developments, including plans to potentially sell the Company.

        Beginning in November 2013, Yodlee commenced preparations for a potential initial public offering of Yodlee common stock. As a potential alternative to an initial public offering, the Yodlee Board evaluated numerous strategic alternatives for the Company, ranging from corporate partnering and restructuring transactions, to growth equity financings and secondary stock sales to private equity funds, to a sale of the entire Company. In connection with this evaluation, the Company contacted multiple parties that could be a potential partner, investor or acquiror of the Company.

        By January 2014, the Yodlee Board became focused primarily on an initial public offering. After evaluating several investment banks, the Yodlee Board authorized engagement of Goldman Sachs to act as lead underwriter for such initial public offering. In addition, the Yodlee Board instructed management and Goldman Sachs to continue discussions regarding a sale of the Company with two parties, whom we refer to as "Party A" and "Party B." These discussions continued on a periodic basis through June 2014.

        On March 21, 2014 Yodlee confidentially filed a registration statement on Form S-1 with the SEC, and on June 30, 2014 Yodlee publicly filed its registration statement with the SEC.

        In October 2014, Yodlee consummated its initial public offering, and Yodlee common stock was listed for trading on NASDAQ.

        In January 2015, representatives of Envestnet expressed an interest in entering into a commercial agreement with Yodlee. On February 26, Yodlee and Envestnet executed a confidentiality agreement in connection with the discussion of this potential commercial agreement.

        From March to April, Envestnet and Yodlee engaged in discussions regarding such a commercial agreement. During these discussions, the parties also explored the possibility of including a strategic minority investment by Envestnet, either in primary shares issued by Yodlee or secondary shares to be sold by existing stockholders of Yodlee, with the commercial agreement. On March 3, members of Yodlee senior management met with members of Envestnet senior management, including Judson Bergman, Envestnet's Chairman and Chief Executive Officer, at Envestnet's headquarters in Chicago, Illinois. On April 20, representatives of Envestnet conducted a due diligence trip to Yodlee's offices in Bangalore, India, and on April 21, representatives of Yodlee and representatives of Envestnet convened at Yodlee's headquarters in Redwood City, California, where Yodlee management provided a general overview of the Company's products and technologies.

        On April 28, based on the preceding months of investigation, discussion and business and financial diligence performed on Yodlee, Envestnet expressed an interest in exploring a potential acquisition of Yodlee as a potential alternative to the previously proposed strategic minority investment and commercial agreement. Anil Arora, Yodlee's President, Chief Executive Officer and Chairman of the Board of Directors, encouraged Mr. Bergman to provide an outline of proposed terms and conditions of such an acquisition transaction so that he could discuss it with the Yodlee Board.

        Thereafter, on May 13, Mr. Bergman submitted to Mr. Arora two non-binding preliminary proposals. One outlined the terms of a potential strategic minority investment, whereby Envestnet would purchase an interest of 9.9% or more of Yodlee outstanding common stock, either through an issuance of new shares of Yodlee common stock or from existing Yodlee stockholders, and a long-term commercial agreement. The second outlined the terms of an acquisition transaction for an aggregate consideration valued at $537 million, consisting of a combination of cash and Envestnet common stock. At that time, Mr. Bergman informed Mr. Arora of his concern about the participation of William Harris, Jr., a member of the Yodlee Board, due to his role as a member of the board of directors of a competitor of Envestnet. Mr. Arora then discussed the situation with Mr. Harris and several other members of the Yodlee Board, and, as a result, Mr. Harris agreed to recuse himself from any board discussions involving the Envestnet transaction.

        On May 14, Mr. Arora and Patrick Hackett, a member of the Yodlee Board, met with Mr. Bergman to discuss their preliminary views of the proposals. At that time, Messrs. Arora and Hackett informed Mr. Bergman that they did not believe that the Yodlee Board would be interested in pursuing a strategic minority investment in the Company.

        In the meantime, also during May, a party referred to herein as "Party C" had been in discussions with Yodlee in connection with a potential commercial agreement in the ordinary course of Yodlee's business. During this time, Party C expressed an interest in deepening the strategic relationship between the parties.

        On May 21, the Yodlee Board held a regularly scheduled meeting. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR") reviewed with the Yodlee Board its fiduciary duties in the context of an acquisition of the Company. Mr. Arora briefed the Yodlee Board on the state of discussions with Envestnet, including the emergence of a proposal regarding a potential acquisition of Yodlee in addition to a potential commercial agreement which might also include a strategic minority investment. Representatives of Goldman Sachs discussed with the Yodlee Board the material terms of Envestnet's proposals, Envestnet's business, operations and financial condition and other financial aspects of a potential business combination with Envestnet. The Yodlee Board also discussed alternatives for a market check with additional potential buyers. At that time, Yodlee management indicated that Party C expressed an interest in deepening the strategic relationship with Yodlee. Given the experience of Yodlee in the previous two years, the Yodlee Board determined that the most likely buyers would be a small group of strategic parties, including Party A, Party B, Party C and another party that had previously indicated that they would be interested in a future acquisition of the Company. The Yoldee Board determined, however, to contact other potential buyers only if Envestnet improved its offer, both in price and detailed terms.

        Following the meeting on May 21, Mr. Arora informed Mr. Bergman of the Yodlee Board's determination that the Yodlee Board was not interested in a strategic minority investment in the Company. He also informed Mr. Bergman that Envestnet's acquisition proposal would need to be improved in order for the Yodlee Board to entertain further strategic discussions. Mr. Bergman indicated that the offer could potentially be improved, depending upon the results of Envestnet's ongoing due diligence review of Yodlee.

        During June, Envestnet continued its due diligence review of Yodlee. On June 8 and 9, senior management of Yodlee and Envestnet met at Envestnet's headquarters in Chicago, Illinois to conduct full-day management due diligence sessions and to discuss potential revenue and cost synergies, and on June 10, Mr. Arora met with the Envestnet Board of Directors to provide a presentation on Yodlee's business, products and services.

        On June 19, representatives of Yodlee and representatives of Envestnet held a conference call to discuss financial projections.

        On June 24, representatives of Yodlee and representatives of Envestnet convened in San Francisco, California to discuss potential revenue and cost synergies that could be attained as a result of a combination.

        On July 2, the Yodlee Board held a special meeting. Mr. Arora updated the Yodlee Board regarding the state of discussions with Envestnet and informed the Yodlee Board that Envestnet would likely submit a revised proposal in the near future. Yodlee management also communicated that Party C continued to express an interest in deepening the strategic relationship with Yodlee, and that management presentations relating to a commercial agreement were scheduled for the following week in Party C's offices.

        On July 6 and 7, Yodlee senior management provided full-day management due diligence presentations to representatives of Party C in the offices of Party C. At the time, these diligence presentations were primarily focused on a commercial agreement.

        On July 7, Envestnet sent a revised proposal. The revised Envestnet proposal included the purchase of outstanding shares of Yodlee common stock from public stockholders at a price of $18.50 per share, while certain existing institutional stockholders would receive a lower price under certain circumstances. In each case, the consideration would consist of both cash and stock of Envestnet.

        On July 8, the Yodlee Board held a special meeting. Mr. Arora briefed the Yodlee Board on the background of the revised Envestnet proposal. Representatives of Goldman Sachs discussed the material terms of the revised proposal, other financial aspects of the revised proposal, and possible next steps with the Yodlee Board. The Yodlee Board determined to reject the revised Envestnet proposal. The Yodlee Board also determined that it would continue to engage with Envestnet only if all Yodlee stockholders would receive the same higher consideration, Envestnet improved its offer, and the parties worked towards a definitive timetable to announce a transaction. The Yodlee Board instructed Yodlee management and representatives of Goldman Sachs to continue discussions with Party C and that, upon further progress with negotiations with Envestnet, Yodlee management and representatives of Goldman Sachs should contact Party A, Party B and another party that had been contacted by Yodlee senior management in 2013, referred to herein as "Party D."

        Following the July 8 meeting, representatives of Goldman Sachs spoke with representatives of Sandler O'Neill + Partners, L.P. ("Sandler"), Envestnet's financial advisor, to inform them of the Yodlee Board's determination regarding the Envestnet proposal. Contemporaneously, Mr. Arora informed Mr. Bergman of the Yodlee Board's determination.

        Later, on July 8 and 9, representatives of Goldman Sachs and representatives of Sandler spoke regarding price, the detailed terms of the offer and Envestnet's plans to finance a portion of the cash component of the purchase price. During such period, Joseph Polverari, Yodlee's Chief Strategy and Development Officer, spoke with Viggy Mokkarala, Envestnet's Executive Vice President, Strategic Development, to emphasize the importance of these issues to the Yodlee Board.

        On July 10, Envestnet submitted a revised proposal. Envestnet proposed the purchase of all the shares of Yodlee common stock at a price of $18.50 per share of Yodlee common stock, consisting of, at the election of the Yodlee stockholder, cash and/or stock. With respect to the stock portion of the merger consideration, Envestnet proposed a 10% symmetrical collar that would be determined in connection with the negotiation of the definitive acquisition agreement. The Envestnet proposal also contemplated third party debt financing in connection with this proposal, as well as Yodlee entering into a 60-day exclusivity agreement.

        Also on July 10, Yodlee management instructed representatives of Goldman Sachs to begin contacting the other potential buyers in accordance with the Yodlee Board's instructions.

        On July 13, the Yodlee Board held a special meeting. Mr. Arora briefed the Yodlee Board on the discussions with Envestnet and the receipt of the revised proposal. Representatives of Goldman Sachs discussed with the Yodlee Board the material terms of the revised proposal, including issues related to cash election and collar mechanisms, and other financial aspects of the proposed transaction. Representatives of Goldman Sachs also discussed with the Yodlee Board their view of Envestnet's ability to raise its price per share by increasing the level of debt financing and increasing the number of shares available without necessitating an Envestnet stockholder vote, which vote would increase the level of uncertainty of closing associated with the potential acquisition. The Yodlee Board discussed potential responses to the latest Envestnet proposal and determined to respond by asking for $19.25 per share of Yodlee common stock and a limit on the number of Envestnet shares issuable in the transaction of 19.5% of the Envestnet outstanding shares in order to avoid a requirement to obtain Envestnet stockholder approval of the issuance of Envestnet common stock, which the Yodlee Board had determined would add too much uncertainty to the transaction. The Yodlee Board was also unwilling to enter into exclusivity until (1) Envestnet's proposal had greater certainty and (2) the Yodlee Board had completed its market check. Mr. Arora and representatives of Goldman Sachs apprised the Yodlee Board of engagement efforts with other potential buyers. Party C had indicated that it was not interested in a potential acquisition transaction but remained interested in pursuing a commercial agreement. Party A and Party B were both considering a potential transaction and Party D had not been contacted yet.

        Following the Yodlee board meeting on July 13, Mr. Arora contacted Mr. Bergman to inform him that the Company would be sending a counterproposal to Envestnet on the following day.

        On July 14, Goldman Sachs sent a counterproposal to Sandler and Envestnet, which raised the price to $19.25 per share and limited the number of Envestnet shares issuable in the transaction to 19.5% of the Envestnet outstanding shares. The counterproposal indicated that Yodlee would be willing to enter into a limited period of exclusivity after certain transaction milestones had been satisfied, including initial exchange of revisions to the definitive agreements, Envestnet's completion of business diligence and delivery of a draft commitment letter from Envestnet's debt financing source(s).

        On the same day, Mr. Arora received responses from Party B and Party D. In particular, Party B indicated it was not interested in pursuing a potential acquisition transaction but was interested in a commercial agreement. Party D confirmed that it was no longer interested in an acquisition of the entire company, but expressed a possible interest in an acquisition of a portion of Yodlee's business or, in the alternative, a commercial transaction.

        Later on July 14, Party A indicated to Mr. Arora that it was interested in investigating a potential acquisition of Yodlee. To that end, Party A proposed to schedule an all-day management due diligence session for July 21. Mr. Arora updated the Yodlee Board by email of the responses from Party A, Party B and Party D.

        On July 15, Party A delivered a draft confidentiality agreement and began a process of informing Yodlee of the presentation materials that would be required for the July 21 meeting. Later in the day, Yodlee provided comments to the confidentiality agreement and returned it to Party A.

        Also on July 15, representatives of Goldman Sachs and Sandler met telephonically to discuss the terms of the Yodlee counterproposal. Representatives of Goldman Sachs discussed Yodlee's rationale for certain of the terms in the counterproposal, addressing their view of Envestnet's ability to finance the $19.25 per share price and alternatives to maximize the number of shares issuable under the 19.9% threshold. Goldman Sachs also indicated that not crossing the 19.9% threshold constituted a fundamental issue for Yodlee because the uncertainty associated with an Envestnet stockholder vote was unacceptable as a deal risk to the Yodlee Board. Mr. Arora and Mr. Bergman spoke later that day to address related matters, including Envestnet's ability to meet Yodlee's counterproposal and Envestnet's willingness to accept the 19.9% limitation on stock issuance.

        From July 15 to 20, representatives of Yodlee, Envestnet, Goldman Sachs, Sandler, WSGR and Mayer Brown LLP ("Mayer Brown"), Envestnet's outside counsel, continued to discuss the terms of the Yodlee counterproposal. Envestnet's borrowing capacity to finance the $19.25 per share price and the calculation of the Envestnet stockholder vote limitation were the focus of these discussions.

        On July 16, Party A and Yodlee executed a confidentiality agreement, and Yodlee began to provide due diligence materials to Party A.

        From July 16 to 20, Yodlee continued to prepare materials necessary for the July 21 meeting with Party A, including incorporating additional requests for topics to be addressed in such presentations.

        On July 21, Yodlee senior management and representatives of Party A met at Party A's offices to conduct full-day management due diligence sessions. Representatives of Goldman Sachs informed a representative of Party A that if it had an interest in pursuing an acquisition transaction, it would need to move quickly as Yodlee expected to be in a position to announce a transaction between Yodlee and another party (Envestnet) as early as August 12.

        Also on July 21, representatives of Envestnet informed representatives of Yodlee that a revised proposal of $18.88 per share would be sent the following day.

        On July 22, Envestnet sent a revised proposal, including a request for exclusivity through August 31.

        On July 23, representatives of Yodlee called representatives of Envestnet to discuss the revised proposal and alerted Envestnet to a price discrepancy, given the expectations that Envestnet had established with Yodlee on July 21. In addition, senior management of Yodlee indicated to senior management of Envestnet that if the target announcement timing of August 12 were not achieved, Yodlee's expectation of value would rise to above $19 per share, closer to $19.50 per share. Envestnet sent another revised proposal, including a term sheet offering $18.88 per share of Yodlee common stock.

        On July 24, representatives of Envestnet and Yodlee and, separately representatives of Sandler and Goldman Sachs, discussed Envestnet's revised proposal and a timeline to reach a definitive agreement in respect of such proposal by mid-August. Later that day, representatives of Goldman Sachs sent representatives of Sandler a revised term sheet reflecting a counterproposal authorized by Yodlee management. The terms of such transaction included a 10% symmetrical collar, a 19.9% limitation on Envestnet common stock and a cash top-up mechanism to preserve the value of the consideration payable to Yodlee stockholders at $18.88 per share in the event that the number of shares of Envestnet common stock issuable in the transaction reached the 19.9% issuance limitation within the collar range. Under such proposal, Yodlee reiterated that it would be willing to enter into a limited period of exclusivity after certain transaction milestones had been satisfied, including initial exchange of revisions to the definitive agreements, Envestnet's completion of business diligence and delivery of a draft commitment letter from Envestnet's debt financing source(s).

        On July 25, a representative of Party A informed representatives of Goldman Sachs that Party A was interested in pursuing a potential acquisition transaction, but asked for Yodlee's expectations on the transaction value. Party A also made clear that, in the event Party A elected to submit a proposal, Party A would require extensive due diligence information, management meetings and Yodlee to enter into an exclusivity agreement. Representatives of Goldman Sachs informed Party A that Yodlee was involved in a competitive bidding situation and that the current valuation range under discussion between Yodlee and the other interested party (Envestnet) was around $19.00 to $19.50 per share of Yodlee common stock. Also, because of the competitive process, Yodlee would be unable to enter into an exclusivity agreement with Party A. In addition, representatives of Goldman Sachs informed Party A that it would need to move quickly as the target announcement date for a transaction would be August 12.

        In the meantime, from July 22 to 27, representatives of Party A submitted numerous follow up due diligence inquiries to Yodlee management and to representatives of Goldman Sachs. Yodlee continued to provide ongoing responses to these requests.

        On July 27, Party A expressed to Yodlee a high level of interest in proceeding with a potential acquisition transaction at a price between $19.00 and $19.50 per share of Yodlee common stock, consisting of all cash consideration. Party A expressed a willingness to move forward without an exclusivity agreement and committed to move quickly towards executing a definitive acquisition agreement by mid-August. On the same day, representatives of Party A and its outside counsel, Yodlee, WSGR and Goldman Sachs convened to discuss the commencement of due diligence meetings and the provision of further information to Party A, as well as the structure of a definitive acquisition agreement and the various work streams associated with the process.

        Also on July 27, Mayer Brown circulated initial drafts of the Envestnet merger agreement and voting agreement to WSGR.

        On July 28, the Yodlee Board held a special meeting. Representatives of WSGR reviewed the Yodlee Board's fiduciary duties in the context of an acquisition. Representatives of Goldman Sachs discussed with the Yodlee Board the material terms of the proposals offered by Envestnet and Party A and the state of interactions with both parties, as well as other financial aspects of the current proposals. Representatives of WSGR reviewed the material issues identified in the draft merger agreement received from Envestnet. The Yodlee Board then discussed possible alternative approaches to negotiating with both Envestnet and Party A in a manner designed to maximize the value for Yodlee stockholders. The Yodlee Board expressed particular concern that the Envestnet proposal was very close to the highest price Envestnet was believed to be able to offer in terms of cash consideration, and it could terminate negotiations. Therefore, the Yodlee Board determined the best approach was to continue finalizing both agreements independently.

        From July 28 through 30, representatives of Party A, Yodlee and Goldman Sachs participated in full-day due diligence meetings. In addition, during this time, representatives of Yodlee management continued to provide due diligence materials, participated in meetings and conference calls with representatives of Party A and responded to the numerous additional due diligence requests of Party A.

        On July 29, representatives of Yodlee, Goldman Sachs, WSGR, Envestnet, Sandler and Mayer Brown met telephonically to discuss the draft merger agreement and to plan a path to complete negotiations by August 10. The principal issues identified in the draft merger agreement were the financing arrangements, including the provision of a debt commitment letter, the collar and the cash top-up provision.

        From July 29 through August 10, WSGR and Mayer Brown exchanged drafts of the merger agreement, voting agreement and the debt commitment letter and continued to negotiate the terms of the definitive agreements.

        On July 31, Party A informed Yodlee that, after discussing the Yodlee business with its senior management, Party A had determined to withdraw its participation with respect to a potential acquisition transaction of Yodlee, based on the relative size and growth rates of particular business segments of Yodlee and the synergies available to them within those business segments.

        On August 3 and 4, representatives of Envestnet continued with their due diligence review of Yodlee. At the same time, representatives of Yodlee conducted a due diligence review of Envestnet. Envestnet provided due diligence materials to, and responded to the due diligence requests of, representatives of Yodlee and Goldman Sachs and representatives of Goldman Sachs and Yodlee and representatives of Sandler and Envestnet participated in due diligence sessions with respect to Envestnet via teleconferences.

        On August 5, the Yodlee Board held a special meeting. Representatives of WSGR and Goldman Sachs summarized the state of negotiations, including negotiations with respect to the merger agreement and debt commitment letter, the proposed communications plans for the announcement of the merger and steps to conclude negotiations by August 10. Representatives of Yodlee management briefed the Yodlee Board on the status of due diligence on Yodlee by Envestnet and due diligence on Envestnet's business and financial forecasts by Yodlee.

        On August 5 and 6, representatives of WSGR, Mayer Brown, Yodlee, Envestnet, Goldman Sachs and Sandler met telephonically to negotiate the open issues in the merger agreement, including the structure of the collar and the midpoint of the collar, or the reference price, the cash top-up provision and the financing provisions.

        On August 7, the Yodlee Board held a special meeting. Representatives of Goldman Sachs discussed with the Yodlee Board financial aspects of the Envestnet transaction, including the implications with respect to the collar and reference price, the 19.9% limitation on Envestnet common stock and the cash top-up provision. The Yodlee Board discussed with representatives of Goldman Sachs that a lower reference price (or lower collar price range) would provide greater protection to Yodlee stockholders because it would ensure $18.88 per share of value for Yodlee stockholders through a lower Envestnet share price at closing, and that, when the collar mechanism was agreed upon, the reference price would have been lower than on August 7. The Yodlee Board also discussed with representatives of Goldman Sachs the implications of a cap on the cash top-up in the event the 19.9% limitation occurred within the collar. In addition, representatives of WSGR reviewed with the Yodlee Board its fiduciary duties in the context of an acquisition. Representatives of WSGR then reviewed with the Yodlee Board the terms of the merger agreement, the voting agreement and the debt commitment letter, including open issues related to the agreements.

        On August 8, representatives of Goldman Sachs, Yodlee, Sandler and Envestnet negotiated the reference price with respect to the collar. Through the course of the day, representatives of Envestnet and Yodlee reached a compromise and agreed to a reference price of $43.34, which would be the midpoint of the collar.

        On August 9, the Yodlee Board held a special meeting. At such meeting, Mr. Harris, who had previously recused himself from board meetings involving Envestnet, began participating again in board meetings with Envestnet's consent. Representatives of Goldman Sachs reviewed its financial analyses of the consideration to be received in the Envestnet proposal. Representatives of WSGR reviewed the terms of the merger agreement and the resolution of the open issues in the agreement.

        On August 9 and 10, WSGR and Mayer Brown finalized the drafts of the merger agreement, voting agreement and debt commitment letter.

        On August 10, the Yodlee Board convened a special meeting to consider approving the transaction with Envestnet. Representatives of Goldman Sachs reviewed with the Yodlee Board its financial analyses of the merger consideration and delivered to the Yodlee Board an oral opinion, confirmed by delivery of a written opinion dated August 10, 2015, that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the merger consideration to be paid to holders of shares of Yodlee common stock was fair from a financial point of view to such holders. After further deliberation and consideration of each of the factors described below in the section entitled "—Recommendation of the Yodlee Board of Directors; Yodlee's Reasons for the Merger," the Yodlee Board unanimously (1) determined that the terms of the merger agreement and transactions contemplated by the merger agreement, including the merger, were fair to and in the best interests of Yodlee and its stockholders, (2) declared the advisability of the merger agreement, (3) approved the merger agreement and transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions therein, (4) recommended that Yodlee's stockholders adopt the merger agreement in accordance with the DGCL and (5) directed that the adoption of the merger agreement be submitted for consideration of Yodlee's stockholders at a meeting duly called and held for such purpose.

        On August 10, the Envestnet Board of Directors unanimously approved the merger.

        Following the Yodlee Board of Directors meeting and the Envestnet Board of Directors meeting on August 10, the parties executed the merger agreement. After the close of the market, Yodlee and Envestnet issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Yodlee Board; Yodlee's Reasons for the Merger

        The Yodlee Board has unanimously: (i) determined that the terms of the merger agreement and transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Yodlee and its stockholders, (ii) declared the advisability of the merger agreement, (iii) approved the merger agreement and transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions therein, (iv) recommended that Yodlee's stockholders adopt the merger agreement in accordance with the DGCL and (v) directed that the adoption of the merger agreement be submitted for consideration of Yodlee's stockholders at a meeting duly called and held for such purpose.

        The Yodlee Board unanimously recommends that you vote: (1) "FOR" the adoption of the merger agreement; and (2) "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Yodlee special meeting.

        In evaluating the merger agreement and transactions contemplated by the merger agreement, including the merger, the Yodlee Board consulted with Yodlee management and Goldman Sachs and WSGR. In recommending that stockholders vote in favor of the adoption of the merger agreement, the

Yodlee Board considered a number of factors, including the following (which are not necessarily presented in order of importance):

  •
  the relationship of the $18.88 per share consideration to the current and historic trading prices of Yodlee common stock, including the fact that the per share consideration represented:

  •
  a premium of 50% based on the closing price of Yodlee common stock as of August 7, 2015, the last trading day before the public announcement of the merger agreement, of $12.58 per share;

  •
  a premium of 38% based on the latest one-month average closing price of Yodlee common stock as of August 7, 2015 of $13.67 per share;

  •
  a premium of 32% based on the latest three-month average closing price of Yodlee common stock as of August 7, 2015 of $14.31 per share;

  •
  a premium of 46% based on the latest 12-month average closing price of Yodlee common stock as of August 7, 2015 of $12.92 per share;

  •
  a premium of 40% based on the latest one-month volume weighted average market price of Yodlee common stock as of August 7, 2015 of $13.46 per share;

  •
  a premium of 31% based on the latest three-month volume weighted average market price of Yodlee common stock as of August 7, 2015 of $14.37 per share;

  •
  a premium of 44% based on the latest 12-month volume weighted average market price of Yodlee common stock as of August 7, 2015 of $13.13 per share; and

  •
  a premium of 18% based on the latest 12 months high market price of Yodlee common stock as of August 7, 2015 of $16.03 per share.

  •
  the merger will permit Yodlee stockholders to receive the certainty of value and liquidity of cash as part of the merger consideration payable to them;

  •
  the merger will also permit Yodlee stockholders to continue their participation in the ownership of the Yodlee business indirectly through ownership of Envestnet common stock;

  •
  the recent and historical market prices of Yodlee's common stock;

  •
  the Yodlee Board's belief, based on discussions and negotiations with Envestnet, that Envestnet would be unable to to pay a price in excess of $18.88 per share;

  •
  the process that had been conducted by the Yodlee Board, including:

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  a review of alternatives to the sale of Yodlee, including a detailed analysis of the risks and opportunities associated with market conditions and execution risk of continuing with Yodlee's current standalone business plan, the potential for changes in Yodlee's business model and the potential for financial changes at Yodlee;

  •
  the solicitation of proposals to acquire Yodlee from potential buyers targeted at those parties, in the assessment of the board in consultation with representatives of Goldman Sachs, likely to pursue an acquisition of the Company taking into account broader outreach efforts in 2013 and 2014, which ultimately resulted in presentations to five parties, two preliminary indications of interest and one expression of a high level interest;

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  extensive negotiations with Envestnet with the goal of maximizing value and minimizing uncertainty with respect to its merger proposal;

  •
  the opinion of Goldman Sachs, rendered to the Yodlee Board to the effect that, as of August 10, 2015 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to holders of shares of Yodlee common stock pursuant to the merger agreement was fair from a financial point of view to such holders (see below under the section entitled "—Opinion of Yodlee's Financial Advisor");

  •
  the Yodlee Board's understanding of Yodlee's business and operations, and its current and historical results of operations, financial prospects and condition;

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  the Yodlee Board's belief that the merger would create significant synergies and would provide Yodlee with additional resources to create a technology platform that comprehensively connects financial advisors and consumers through data and services, being able to provide more integrated wealth management solutions and improving customer reach;

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  the complementary nature of the products and development capabilities of Yodlee and Envestnet, enabling the combined company to compete more effectively in current and prospective markets by offering greater breadth and depth in its wealth management and related services and an enhanced ability to develop new product offerings;

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  the enhanced ability of the combined company to leverage the first unified network of both advisors and investors created by linking Envestnet's leading unified wealth management platform serving over 42,000 advisors to Yodlee's leading financial consumer franchise serving over 20 million users;

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  the substantial competitive advantage achieved by combining Envestnet's goals-based wealth management platform with Yodlee's proprietary Data Aggregation capability into the industry's only complete end-to-end solution for advisors backed by the Yodlee proprietary network of data feeds into 14,000+ financial institutions globally;

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  the enhanced ability of the combined company to develop, deploy and monetize a unified best-in-class solutions and financial applications base upon a common point of delivery of advice and insight via a complete perspective into clients' financial well-being;

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  the benefits to the global financial advice sector to be achieved by substantially improving advisors' ability to engage current and new clients on real-time goals-based financial planning deeply integrated with wealth management;

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  the powerful cross-selling opportunities readily achievable by accelerating advisor adoption of higher value and revenue wealth management solutions into the Yodlee client base and selling tightly integrated data aggregation to the Envestnet client base;

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  the substantial competitive advantage created via the leveraging of Big Data capabilities including data mining and predictive analytics as a key differentiating capability for the future of the advisory/wealth management industry;

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  the enhanced ability to form a broader network of industry partners creating future opportunities as the combined company expands as an independent and trusted wealth management, aggregation and Big Data provider;

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  the substantially larger and more profitable business model that the combined company can build and deliver across international markets;

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  the substantial expansion of the combined company's business model by more effectively leveraging a highly scalable data and FinApp network and high incremental margin SaaS platform offering;

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  the terms of the merger agreement and the related agreements, including:

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  the ability of the parties to consummate the merger, including the fact that Envestnet's obligation to complete the merger is not conditioned upon receipt of financing and that

      Envestnet has obtained a debt commitment letter from a reputable bank that is on customary and commercially reasonable terms;

    •
    the number of shares Envestnet common stock to be issued in the merger is not fixed but rather is determined based on the volume weighted average of the sales price per share of Envestnet common stock for the ten full trading days ending on and including the second full trading day prior to the closing, subject to a collar mechanism, thereby reducing some portion of the market risk for Yodlee stockholders between the date of the merger agreement and the closing;

    •
    the number of shares of Envestnet common stock issuable in the merger is limited to 19.9% of Envestnet's outstanding shares at the time of such issuance so as to avoid a requirement to obtain Envestnet stockholder approval of the issuance of the shares, which would have added uncertainty to the transaction;

    •
    in the event the issuance of Envestnet common stock is restricted by the 19.9% limitation on Envestnet stock, Envestnet would pay additional cash consideration to replace the Envestnet common stock that would otherwise have been issued, due to such limitation, subject to an aggregate limit of $32 million;

    •
    Yodlee can, in certain circumstances, elect to furnish information to and to conduct negotiations with third parties regarding alternative acquisition proposals;

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    Yodlee can terminate the merger agreement in order to accept a superior proposal, subject to Envestnet's ability to match such superior proposal, Yodlee's paying Envestnet a termination fee of $17.8 million and other conditions contained in the merger agreement;

    •
    the Yodlee Board's belief that the termination fee of $17.8 million is reasonable and not preclusive of other offers;

    •
    Yodlee's entitlement to specific performance to prevent breaches of the merger agreement;

    •
    the merger is subject to approval by the holders of a majority of the outstanding stock of Yodlee;

    •
    the limited number and nature of the conditions to Envestnet's obligation to consummate the merger;

    •
    the Yodlee Board's belief that the merger agreement was the product of arm's-length negotiation and contained customary terms and conditions;

  •
  the risks associated with continuing as an independent public company or pursuing other alternatives, including (1) continuation of Yodlee's business plan as an independent enterprise and (2) opportunities and risks associated with potential expansion opportunities into new business lines through acquisitions and combinations of Yodlee with other businesses; and

  •
  the competitive landscape and the dynamics of the market for Yodlee's products and technology and the assessment that other alternatives were not reasonably likely to create greater value for stockholders than the merger, taking into account business, competitive, industry and market risks.

        The Yodlee Board also considered a number of uncertainties and risks concerning the merger, including the following (which factors are not necessarily presented in order of relative importance):

  •
  in the event that the Envestnet stock value is below $39.006, then Yodlee stockholders will receive less than $18.88 per share consideration, and, alternatively, in the event the Envestnet stock value is greater than $47.674, then Yodlee stockholders will receive more than $18.88 per share consideration;

  •
  the risks and costs to Yodlee if the merger does not close, including the diversion of management and employee attention, the potential effect on relationships with customers and suppliers and the impact of the resulting public announcement of termination of the merger agreement on the trading price of Yodlee common stock;

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  stockholders receiving Envestnet common stock will bear the risks and uncertainties of that investment, as described under "—Risks Relating to Envestnet's Business;"

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  the risk that synergies may not be realized or may not be captured to the extent and within the time expected;

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  the risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Yodlee and Envestnet, including unforeseen difficulties in integrating operations and systems and difficulties integrating employees;

  •
  Yodlee is required to pay to Envestnet a termination fee of $17.8 million in certain circumstances following termination of the merger agreement, including if the Yodlee Board terminates the merger agreement to accept a superior proposal;

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  the fact that under the terms of the merger agreement, Yodlee is unable to solicit other acquisition proposals during the pendency of the merger;

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  Yodlee's operations will be restricted by interim operating covenants in the merger agreement until the completion of the merger, which could effectively prohibit Yodlee from undertaking material strategic initiatives or other material transactions without Envestnet's consent;

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  Yodlee has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

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  the merger consideration is taxable to Yodlee stockholders that are U.S. persons for U.S. federal income tax purposes;

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  the merger will require antitrust clearance in the United States;

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  the fact that the announcement and pendency of the merger may cause substantial harm to Yodlee's relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), suppliers and customers and may divert employees' attention away from Yodlee's day-to-day business operations; and

  •
  Yodlee's directors and officers may have interests in the merger that are different from, or in addition to, those of Yodlee's other stockholders (see below under the caption "—Interests of Yodlee's Directors and Executive Officers in the Merger").

        The foregoing discussion summarizes many, if not all, of the material factors considered by the Yodlee Board in its consideration of the merger, but it is not meant to be exhaustive. After considering these and other factors, the Yodlee Board concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Yodlee Board and the complexity of these factors, the Yodlee Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Yodlee Board applied his own personal business judgment to the process and may have assigned different weights to different factors. The Yodlee Board unanimously: (i) determined that the merger agreement and transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Yodlee and its stockholders, (ii) declared the advisability of the merger agreement, (iii) approved the merger agreement and transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions therein, (iv) recommended that Yodlee's stockholders adopt the merger agreement in accordance with the DGCL and (v) directed that the adoption of the merger agreement be submitted for consideration of Yodlee's stockholders at a meeting duly called and held for such purpose. It should be noted that this explanation of the reasoning of the Yodlee Board and certain information presented in this section, is forward-looking in nature and, therefore, that information should be read in light of the section entitled "Cautionary Statement Regarding Forward Looking Statements" of this proxy statement/prospectus.

Opinion of Yodlee's Financial Advisor

        Goldman Sachs rendered its opinion to the Yodlee Board that, as of August 10, 2015 and based upon, subject to the factors and assumptions set forth therein, the merger consideration pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Yodlee common stock.

        The full text of the written opinion of Goldman Sachs, dated August 10, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Yodlee Board in connection with its consideration of the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Yodlee common stock should vote with respect to the merger agreement or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  Yodlee's Registration Statement on Form S-1, including the prospectus contained therein dated October 2, 2014 relating to Yodlee's initial public offering;

  •
  annual report to stockholders and Annual Report on Form 10-K of Yodlee for the fiscal year ended December 31, 2014;

  •
  Envestnet's Registration Statement on Form S-1, including the prospectus contained therein dated July 28, 2010 relating to Envestnet's initial public offering;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Envestnet for the four fiscal years ended December 31, 2014;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Yodlee and Envestnet;

  •
  certain other communications from Yodlee and Envestnet to their respective stockholders;

  •
  certain publicly available research analyst reports for Yodlee and Envestnet;

  •
  certain internal financial analyses and forecasts for Envestnet prepared by its management; and

  •
  certain internal financial analyses and forecasts for Yodlee and for Envestnet, in each case as prepared by the management of Yodlee and approved for Goldman Sachs' use by Yodlee (the "Yodlee Management Forecasts"), and certain revenue synergies and cost savings projected by the managements of Yodlee and Envestnet to result from the transactions contemplated by the merger agreement (for purposes of this section, the "Transaction"), as approved for Goldman Sachs' use by Yodlee (the "Yodlee Management Synergies").

        Goldman Sachs also held discussions with members of the senior managements of Yodlee and Envestnet regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of

Yodlee and Envestnet; reviewed the reported price and trading activity for the shares of Yodlee common stock and Envestnet common stock; compared certain financial and stock market information for Yodlee and Envestnet with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs, with Yodlee's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with Yodlee's consent, that the Yodlee Management Forecasts and the Yodlee Management Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Yodlee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Yodlee or Envestnet or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Yodlee or Envestnet or on the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the Transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Yodlee to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Yodlee; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders of shares of Yodlee common stock, as of the date thereof, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Yodlee; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Yodlee, or class of such persons, in connection with the Transaction, whether relative to the merger consideration to be paid to the holders of Yodlee common stock pursuant to the merger agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which Envestnet common stock will trade at any time or as to the impact of the Transaction on the solvency or viability of Yodlee or Envestnet or the ability of Yodlee or Envestnet to pay their respective obligations when they come due. Goldman Sachs' opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Yodlee Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 7, 2015, the last trading day before the public announcement of the merger agreement, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

        Goldman Sachs analyzed the per share value to be paid to holders of Yodlee common stock in the merger (assumed to be $18.88 for purposes of this analysis) in relation to (1) the closing price as of August 7, 2015, the last trading day before the public announcement of the merger agreement; (2) the one-month, three-month and 12-month average closing price as of August 7, 2015; (3) the one-month, three-month and 12-month volume weighted average price as of August 7, 2015; and (4) the latest 12 months high as of August 7, 2015.

        This analysis indicated that the per share value to be paid to holders of Yodlee common stock in the merger represented:

  •
  a premium of 50% based on the common stock price as of August 7, 2015, the last trading day before the public announcement of the merger agreement, of $12.58 per share;

  •
  a premium of 38% based on the latest one-month average closing price as of August 7, 2015 of $13.67 per share;

  •
  a premium of 32% based on the latest three-month average closing price as of August 7, 2015 of $14.31 per share;

  •
  a premium of 46% based on the latest 12-month average closing price as of August 7, 2015 of $12.92 per share;

  •
  a premium of 40% based on the latest one-month volume weighted average market price as of August 7, 2015 of $13.46 per share;

  •
  a premium of 31% based on the latest three-month volume weighted average market price as of August 7, 2015 of $14.37 per share;

  •
  a premium of 44% based on the latest 12-month volume weighted average market price as of August 7, 2015 of $13.13 per share; and

  •
  a premium of 18% based on the latest 12 months high market price as of August 7, 2015 of $16.03 per share.

    Note: All premia are based on prices as of market close.

Illustrative Discounted Cash Flow Analysis

  Yodlee

        Goldman Sachs performed an illustrative discounted cash flow analysis of Yodlee to derive a range of illustrative present values per share of Yodlee common stock. Using discount rates ranging from 13.5% to 15.5%, reflecting an estimate of Yodlee's weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2015, (i) estimates of the unlevered free cash flow to be generated by Yodlee during the period from the second half of calendar year 2015 through calendar year 2034 reflected in the Yodlee Management Forecasts, and (ii) a range of illustrative terminal values for Yodlee as of December 31, 2035 calculated by applying perpetuity growth rates ranging from 2.5% to 4.5% to a terminal year estimate of the unlevered free cash flow to be generated by Yodlee (reflecting the estimate of the unlevered free cash flow to be generated by Yodlee in 2035) as reflected in the Yodlee Management Forecasts. In addition, using a discount rate of 12.88%, reflecting an estimate of Yodlee's cost of equity, Goldman Sachs discounted to present value as of June 30, 2015 the estimated benefits of Yodlee's net operating losses ("NOLs") from the second half of calendar year 2015 through calendar year 2034, as reflected in the Yodlee Management Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for Yodlee by adding the ranges of present values it derived based on the estimated unlevered free cash flows of Yodlee for the period from the second half of calendar year 2015 through calendar year 2034, the ranges of present value it derived based on the illustrative terminal values for Yodlee as of December 31, 2035 and the present value it derived for the estimated benefits of Yodlee's NOLs for the period from the second half of calendar year 2015 through calendar year 2034. Goldman Sachs subtracted from the range of illustrative enterprise values it derived for Yodlee an illustrative amount of cash and cash equivalents of Yodlee as of June 30, 2015 to derive a range of illustrative equity values for Yodlee as of June 30, 2015. Goldman Sachs then divided the range of illustrative equity values it derived by an implied number of fully diluted outstanding shares of Yodlee common stock (calculated on a treasury method basis based on information provided by Yodlee management) to derive a range of illustrative present values per Yodlee common stock ranging from $14.08-$18.59.

  Pro Forma Combined Company

        Goldman Sachs also performed an illustrative discounted cash flow analysis of Envestnet taking into account consummation of the merger to derive a range of illustrative present values per share of Envestnet common stock. Using discount rates ranging from 13.0% to 15.0%, reflecting an estimate of Envestnet's weighted average cost of capital taking into account consummation of the merger, Goldman Sachs discounted to present value as of June 30, 2015, (i) estimates of the unlevered free cash flow to be generated by Envestnet during the period from the second half of calendar year 2015 through calendar year 2034 reflected in the Yodlee Management Forecasts (which forecasts for the pro forma combined company took into account the Yodlee Management Synergies), and (ii) a range of illustrative terminal values for Envestnet as of December 31, 2035 calculated by applying perpetuity growth rates ranging from 2.5% to 4.5% to a terminal year estimate of the unlevered free cash flow to be generated by Envestnet taking into account consummation of the merger (reflecting the estimate of the unlevered free cash flow to be generated by Envestnet in 2035) as reflected in the Yodlee Management Forecasts. In addition, using a discount rate of 4.25%, reflecting Yodlee management's estimate of Envestnet's cost of debt taking into account consummation of the merger, Goldman Sachs discounted to present value as of June 30, 2015 the estimated benefits of Envestnet's NOLs from the second half of calendar year 2015 through calendar year 2034 and the estimated benefits to Envestnet (taking into account the merger) of Yodlee's NOLs from the second half of calendar year 2015 through calendar year 2034, in each case as reflected in the Yodlee Management Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for Envestnet by adding the ranges of present values it derived based on the estimated unlevered free cash flows of Envestnet taking into account consummation of the merger for the period from the second half of calendar year 2015 through calendar year 2034, the ranges of present value it derived based on the illustrative terminal values for Envestnet as of December 31, 2035 and the present value it derived for the estimated benefits to Envestnet (taking into account the merger) of Envestnet's and Yodlee's NOLs for the period from the second half of calendar year 2015 through calendar year 2034. Goldman Sachs subtracted from the range of illustrative enterprise values it derived for Envestnet, taking into account consummation of the merger, an illustrative amount of cash and cash equivalents of Envestnet and Yodlee as of June 30, 2015 to derive a range of illustrative equity values for Envestnet, taking into account consummation of the merger, as of June 30, 2015. Goldman Sachs then divided the range of illustrative equity values it derived by an implied number of fully diluted outstanding shares of Envestnet common stock (calculated on a treasury method basis based on information provided by Yodlee management), taking into account the consummation of the merger, to derive a range of illustrative present values per

Envestnet common stock ranging from $41.12-$58.74. Based on this analysis, Goldman Sachs calculated a range of the implied per share value to be paid to holders of Yodlee common stock in the merger (assuming 15.1% pro forma ownership of Envestnet by the former Yodlee stockholders and $353 million of aggregate cash consideration in the merger) of $18.42 to $22.07 per share of Yodlee common stock.

Selected Companies Analysis

  Yodlee

        Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Yodlee to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the software industry:

Selected 2014 IPO Peers

  •
  2U, Inc.

  •
  Amber Road, Inc.

  •
  Castlight Health, Inc.

  •
  Connecture, Inc.

  •
  Hortonworks, Inc.

  •
  MobileIron, Inc.

  •
  New Relic, Inc.

  •
  Opower, Inc.

  •
  Paylocity Holding Corporation

  •
  Q2 Holdings, Inc.

  •
  Workiva Inc.

  •
  Zendesk, Inc.

SaaS Peers

  •
  Benefitfocus, Inc.

  •
  ChannelAdvisor Corporation

  •
  Cvent, Inc.

  •
  Financial Engines, Inc.

  •
  Medidata Solutions, Inc.

  •
  Paycom Software, Inc.

  •
  RingCentral, Inc.

        Although none of the selected companies is directly comparable to Yodlee, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Yodlee.

        Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from publicly available historical data and Institutional Brokers' Estimate System, or "IBES," estimates. The multiples and ratios were calculated using the applicable closing market prices as of August 7, 2015. The multiples and ratios of Yodlee were based on IBES estimates and the Yodlee Management Forecasts, and the multiples and ratios of the selected companies were based on IBES estimates. With respect to the selected companies and Yodlee, Goldman Sachs calculated:

  •
  enterprise value as a multiple of projected revenue for calendar year 2016, and

  •
  enterprise value as a multiple of projected EBITDA for calendar year 2016.

        The following table presents the results of this analysis:

Selected 2014 IPO Peers
SaaS Peers
					Overall Median	Yodlee as of August 7, 2015	Yodlee at Offer ($18.88)
Enterprise value as a multiple of:	Range	Median	Range	Median
Revenue
CY2016E (IBES)	1.3x - 9.6x	5.3x	2.4x - 7.9x	5.3x	5.3x	2.7x	4.4x
CY2016E (Management)						2.3x	3.8x
EBITDA
CY2016E (IBES)		9.8x	16.1x - 70.5x	36.1x	30.1x	22.7x	37.6x
CY2016E (Management)						19.0x	31.5x

        Goldman Sachs also considered calendar year 2015 to calendar year 2017 revenue growth, calendar year 2016 revenue as a multiple of calendar years 2015-2017 revenue growth, and calendar year 2016 EBITDA margin based on IBES estimates for the selected companies and Yodlee.

	Selected 2014 IPO Peers		SaaS Peers
	Range	Median	Range	Median	Yodlee
CY2015 - 17 Revenue Growth	18% - 50%	29%	13% - 32%	21%	19%
Enterprise Value to CY2016 Revenue multiple as a multiple of CY2015 - 17 Revenue Growth	0.1x - 0.3x	0.1x	0.2x - 0.4x	0.3x	0.1x
CY2016 EBITDA Margin	(40.4)% - 16.0%	(7.5)%	(10.8)% - 31.8%	12.1%	11.7%

  Envestnet

        Goldman Sachs also reviewed and compared certain financial information, ratios and public market multiples for Envestnet to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the financial technology industry:

  •
  Financial Engines, Inc.

  •
  Morningstar, Inc.

  •
  MSCI Inc.

  •
  SEI Investments Company

  •
  SS&C Technologies Holdings, Inc.

        Although none of the selected companies is directly comparable to Envestnet, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Envestnet.

Financial Technology Peers
Enterprise value as a multiple of:	Range*	Median*	Envestnet
Sales
CY2016E	3.4x - 6.5x	5.1x	3.4x
CY2017E	2.8x - 6.1x	4.6x	2.8x
Adjusted EBITDA
CY2016E	11.5x - 16.8x	14.6x	16.8x
CY2017E	10.5x - 13.6x	12.5x	12.5x

*
Note: The range and median include Envestnet multiples.

        Goldman Sachs calculated the selected companies' estimated price/earnings ratio for calendar years 2016 and 2017 using the applicable closing market prices as of August 7, 2015, and compared them to the same ratios for Envestnet based on IBES estimates. The following table presents the results of this analysis:

Financial Technology Peers
	Range*	Median*	Envestnet
CY 2016E P/E Ratio	22.3x - 35.3x	24.5x	31.6x
CY 2017E P/E Ratio	19.4x - 29.9x	22.1x	24.9x

*
Note: The range and median include Envestnet multiples.

        Goldman Sachs also considered calendar year 2015 to calendar year 2017 revenue growth, calendar year 2016 EBITDA margin, calendar year 2016 price to earnings as multiple of calendar year 2015 to calendar year 2017 growth, and 5- year EPS growth based on IBES estimates for the selected companies and Envestnet.

	Financial Technology Peers
	Range*	Median*	Envestnet
CY2015 - 17 Revenue Growth	8% - 20%	12%	20%
CY2016 EBITDA Margin	20% - 44%	37%	20%
CY2016 P/E as a multiple of CY2015 - 17 Growth	1.3x - 2.0x	1.7x	1.3x
5- Year EPS Growth	13% - 25%	14%	25%

*
Note: The range and median include Envestnet figures.

Illustrative Present Value of Future Stock Price Analysis

        Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Yodlee common stock, on a standalone basis, and of the implied per share value to be received by holders of Yodlee common stock in the merger (assuming 15.1% pro forma ownership of Envestnet by the former Yodlee stockholders and $353 million of aggregate cash consideration in the merger) based on the implied present value of the future price per share of Envestnet common stock. For this analysis, Goldman Sachs used the Yodlee Management Forecasts for each of the calendar years 2016 through 2018.

Yodlee

  Revenue

        Goldman Sachs calculated the implied values per share of Yodlee common stock as of December 31 for each of the calendar years 2015 through 2017, by applying illustrative price to one-year forward revenue multiples of 2.5x to 3.5x to revenue estimates for each of the calendar years 2016 through 2018, and then discounted these theoretical future values of Yodlee's equity on a per share of Yodlee common stock basis to present values to June 30, 2015, using an illustrative discount rate of 15.57% reflecting estimates of Yodlee's cost of equity (taking into account a size premium). The following table presents the results of this analysis:

2016	$13.70 - $18.07
2017	$14.82 - $19.74
2018	$15.89 - $21.26

  Adjusted EBITDA

        Goldman Sachs also calculated the implied values per share of Yodlee common stock as of December 31 for each of the calendar years 2015 through 2017, by applying illustrative price to one-year forward EBITDA multiples of 20.0x to 27.5x to EBITDA estimates for each of the calendar years 2016 through 2018, and then discounted these theoretical future values of Yodlee's equity on a per share of Yodlee common stock basis to present values to June 30, 2015, using an illustrative discount rate of 15.57% reflecting estimates of Yodlee's cost of equity (taking into account a size premium). The following table presents the results of this analysis:

2016	$13.44 - $17.31
2017	$17.17 - $22.52
2018	$20.15 - $26.62

Pro Forma Combined Company

  Revenue

        Goldman Sachs calculated the implied values per share of Yodlee common stock to be received by holders of Yodlee common stock in the merger (assuming 15.1% pro forma ownership of Envestnet by the former Yodlee stockholders and $353 million of aggregate cash consideration in the merger) by calculating the implied value of Envestnet common stock to be issued in the merger as of December 31 for each of the calendar years 2015 through 2017, by applying illustrative price to one-year forward revenue multiples of 2.5x to 3.4x to revenue estimates for each of the calendar years 2016 through 2018, and then discounted these theoretical future values of Envestnet's equity on a per share basis to present values to June 30, 2015, using an illustrative discount rate of 15.77% reflecting estimates of the cost of equity of Envestnet taking into account the merger and a size premium. The following table presents the results of this analysis:

2016	$16.44 - $18.81
2017	$17.42 - $20.02
2018	$18.36 - $21.17

  Adjusted EBITDA

        Goldman Sachs also calculated the implied values per share of Yodlee common stock to be received by holders of Yodlee common stock in the merger (assuming 15.1% pro forma ownership of Envestnet by the former Yodlee stockholders and $353 million of aggregate cash consideration in the merger) by calculating the implied value of Envestnet common stock to be issued in the merger as of

December 31 for each of the calendar years 2015 through 2017, by applying illustrative price to one-year forward EBITDA multiples of 16.8x to 20.0x to EBITDA estimates for each of the calendar years 2016 through 2018, and then discounted these theoretical future values of Envestnet's equity on a per share basis to present values to June 30, 2015, using an illustrative discount rate of 15.77% reflecting estimates of the cost of equity of Envestnet taking into account the merger and a size premium. The following table presents the results of this analysis:

2016	$18.42 - $20.09
2017	$21.10 - $23.22
2018	$23.20 - $25.65

  Adjusted Earnings Per Share

        Goldman Sachs also calculated the implied values per share of Yodlee common stock to be received by holders of Yodlee common stock in the merger (assuming 15.1% pro forma ownership of Envestnet by the former Yodlee stockholders and $353 million of aggregate cash consideration in the merger) by calculating the implied value of Envestnet common stock to be issued in the merger as of December 31 for each of the calendar years 2015 through 2017, by applying illustrative price to one-year forward adjusted earnings per share multiples of 25.0x to 35.0x to adjusted earnings per share estimates for each of the calendar years 2016 through 2018, and then discounted these theoretical future values of Envestnet's equity on a per share basis to present values to June 30, 2015, using an illustrative discount rate of 15.77% reflecting estimates of the cost of equity of Envestnet taking into account the merger and a size premium. The following table presents the results of this analysis:

2016	$17.10 - $19.57
2017	$19.22 - $22.53
2018	$20.88 - $24.85

Selected Transactions Analysis

        Goldman Sachs analyzed certain information relating to the following selected transactions in the software industry since September 2009 (collectively, the "selected transactions"):

  •
  CA, Inc./Rally Software Development Corp. (announced May 2015)

  •
  SAP SE/Concur Technologies, Inc. (announced September 2014)

  •
  Oracle Corporation/Responsys, Inc. (announced December 2013)

  •
  Vista Equity Partners/Active Network, LLC (announced September 2013)

  •
  Salesforce.com, inc./ExactTarget, Inc. (announced June 2013)

  •
  Trulia, Inc./Market Leader, Inc. (announced May 2013)

  •
  Oracle Corporation/Eloqua, Inc. (announced December 2012)

  •
  International Business Machines Corporation/Kenexa Corporation (announced August 2012)

  •
  SAP AG/Ariba, Inc. (announced May 2012)

  •
  Oracle Corporation/Taleo Corporation (announced February 2012)

  •
  International Business Machines Corporation/DemandTec, Inc. (announced December 2011)

  •
  SAP AG/SuccessFactors, Inc. (announced December 2011)

  •
  Oracle Corporation/Rightnow Technologies, Inc. (announced October 2011)

  •
  International Business Machines/Unica Corporation (announced August 2010)

  •
  Adobe Systems Incorporated/Omniture, Inc. (announced September 2009)

        For each of the selected transactions, Goldman Sachs calculated and compared the premium paid in relation to the closing market price per share of the target company one day prior to announcement, the implied enterprise value as a multiple of the target company's last-twelve-months revenue based on company filings and Capital IQ, and the implied enterprise value as a multiple of the target company's next-twelve-months revenue estimate based on company filings and Capital IQ.

        The following table presents the result of this analysis:

Selected Transactions
	Range	Median
One Day Premium	18% - 120%	31%
EV/Last Twelve Months Revenue	2.0x - 11.0x	6.8x
EV/Next Twelve Months Revenue	1.8x - 8.8x	5.2x

        While none of the companies that participated in the selected transactions is directly comparable to Yodlee, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Yodlee's results, market size and product profile.

Premia Analysis

        Goldman Sachs reviewed and analyzed the acquisition premia for certain publicly disclosed all cash transactions involving technology targets and mixed consideration transactions for all sectors since 2009 in which a majority stake was acquired, excluding share buybacks and any transaction with a premium in excess of 150% or a negative premium of less than 50%, calculated relative to the target's closing share price on the last trading day prior to announcement, based on information obtained from Thomson Reuters. Using such data for these 340 selected transactions, for each year for the years 2009 to 2015 (through August 7, 2015), Goldman Sachs calculated the annual average acquisition premium for these transactions for each applicable year. The results of this analysis are summarized as follows:

	Average Acquisition Premium One Day Prior to Announcement
Year	All Cash U.S. Technology	Mixed Consideration Global All Sectors
2009	39%	32%
2010	41%	37%
2011	35%	30%
2012	35%	34%
2013	34%	22%
2014	36%	26%
2015 (through August 7, 2015)	38%	29%
Median	36%	30%

General

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Yodlee or Envestnet or the Transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Yodlee Board that, based upon and subject to the factors and assumptions set forth therein, as of August 10, 2015, the merger consideration pursuant to the merger agreement was fair from a financial point of view to holders (other than Envestnet or any direct or indirect subsidiary of Envestnet) of shares of Yodlee common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Yodlee, Envestnet, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The merger consideration was determined through arm's-length negotiations between Yodlee and Envestnet and was approved by the Yodlee Board. Goldman Sachs provided advice to Yodlee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Yodlee or the Yodlee Board or that any specific consideration constituted the only appropriate consideration for the Transaction.

        As described above, Goldman Sachs' opinion to the Yodlee Board was one of many factors taken into consideration by the Yodlee Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Yodlee, Envestnet, any of their respective affiliates and third parties, including Warburg Pincus, a significant stockholder of Yodlee, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the Transaction. Goldman Sachs acted as financial advisor to Yodlee in connection with, and participated in certain of the negotiations leading to, the Transaction. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Yodlee and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as lead manager with respect to Yodlee's initial public offering of 6,250,000 shares of Yodlee common stock in October 2014. Goldman Sachs also provided certain financial advisory and/or underwriting services to Warburg Pincus and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as (i) financial advisor with respect to the sale of Bausch and Lomb Inc. in August 2013, (ii) lead bookrunning manager with respect to the initial public offering of 21,051,000 shares of Endurance International Group, Inc. in October 2013, (iii) lead bookrunning manager with respect to the initial public offering of 41,687,500 shares of ARAMARK Corporation in December 2013, (iv) as bookrunning manager with respect to the initial public offering of 85,242,042 shares of Satander Consumer USA Inc. in January 2014, (v) financial advisor with respect to the sale of Survitec Group Limited in March 2015, and (vi) bookrunning manager with respect to the initial public offering of 543,588,000 shares of Red Star Macalline Group in June 2015. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Yodlee, Envestnet, Warburg Pincus and its portfolio companies and their respective affiliates for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Warburg Pincus and its affiliates from time to time and may have invested in limited partnership units of affiliates of Warburg Pincus from time to time and may do so in the future.

        The Yodlee Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Pursuant to a letter agreement dated September 17, 2012, Yodlee engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Yodlee. Pursuant to the terms of the engagement letter, Yodlee has agreed to pay Goldman Sachs a transaction fee of approximately $7 million, all of which is payable upon completion of the Transaction. In addition, Yodlee has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Yodlee Prospective Financial Information

        Although Yodlee has publicly issued limited forecasts concerning various aspects of its expected financial performance, Yodlee does not make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect.

        In connection with the evaluation of the merger, however, Yodlee management prepared certain unaudited prospective financial information for Yodlee on a standalone basis without giving effect to the merger (the "Yodlee Standalone Business Projections"), and on a combined basis with Envestnet, including Yodlee Management Synergies (the "Combined Business Projections," together with the Yodlee Standalone Business Projections, the "Yodlee Management Projections"). Yodlee is providing below certain unaudited prospective financial information that was made available to the Yodlee Board and provided to, and approved for use by, Goldman Sachs, for purposes of considering and evaluating the merger. Certain versions of the Yodlee Standalone Business Projections were also provided to Envestnet as part of Envestnet's due diligence review of Yodlee. Given the specific purposes for which such projections were prepared by Yodlee's management, such information may not be appropriate for other purposes, and is not included to influence your decision to vote for the adoption of the merger agreement.

        The Yodlee Management Projections were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Such projections do not represent Envestment management work product, and have not been reviewed or approved by Envestnet management. For purposes of Envestnet's evaluation of the merger, the Yodlee Management Projections represented only one component of a wide array of information collected and analysis conducted throughout its financial diligence process.

        The Yodlee Management Projections have been prepared by Yodlee management, and are the sole and exclusive responsibility of, Yodlee management. Neither Yodlee's independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to these internal financial forecasts and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of any independent registered public accounting firm included or incorporated by reference in this proxy statement/prospectus do not extend to the Yodlee Management Projections and should not be read to do so.

        While presented with numeric specificity, the Yodlee Management Projections were based on numerous variables and assumptions (including, but not limited to, assumptions related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Yodlee's businesses and the combined company) that are inherently subjective and uncertain and are beyond the control of Yodlee management. Important factors that may affect actual results and cause these internal financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to Yodlee's business and the combined company (including either of their abilities to achieve strategic goals, objectives, targets and Yodlee Management Synergies over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" of this proxy statement/prospectus. The Yodlee Management Projections also reflect numerous variables, expectations and assumptions of Yodlee management available at the time they were prepared as to certain assumed business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Yodlee Management Projections. Accordingly, there can be no assurance that the Yodlee Management Projections will be realized.

        The inclusion of a summary of the Yodlee Management Projections in this proxy statement/prospectus should not be regarded as an indication that any of Yodlee, Envestnet or their respective officers, directors, affiliates, advisors or other representatives considered the Yodlee Management Projections to necessarily be predictive of actual future events, and the Yodlee Management Projections should not be relied upon as such nor should the information contained in the Yodlee Management Projections be considered appropriate for other purposes. None of Yodlee, Envestnet or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Yodlee Management Projections. Yodlee undertakes no obligation to update or otherwise revise or reconcile the Yodlee Management Projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Yodlee Management Projections are shown to be in error. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year.

        Yodlee has not made, and does not make, any representation to Envestnet or any stockholder in the merger agreement or otherwise, concerning the Yodlee Management Projections or regarding Yodlee's or Envestnet's future performance. Yodlee urges all stockholders to review Yodlee's and Envestnet's most recent SEC filings for descriptions of Yodlee's and Envestnet's reported financial results.

Yodlee Standalone Business Projections

        The following is a summary of Yodlee Management Projections for the Yodlee standalone business, based solely on the information available to Yodlee management at the time the Yodlee Management Projections were prepared.

	2H 2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	Terminal Year (2035E)	CAGR(5) '16 - 20		CAGR(5) '20 - 25	CAGR(5) '15 - 25	CAGR(5) '25-Terminal Year (2035E)	CAGR(5) '16-Terminal Year (2035E)
	(in millions, except percentages)
Revenue	$64	$153	$204	$266	$335	$409	$487	$569	$655	$1,508	28%		15%	21%	7%	14%
EBIT (including stock-based compensation)(1)	1	0	7	19	34	54	74	98	120	324	265		24	100	8	47
Unlevered Net Income(2)	1	0	4	12	22	35	48	63	77	208	265		24	100	8	47
Unlevered Free Cash Flow(3)	1	(3)	1	5	13	25	37	52	65	198	NM	(6)	30	22	9	NM	(6)
Net Operating Loss Cash Flow(4)	1	2	5	9	14	20	8	0	0	0	—		—	—	—	—

(1)
EBIT represents net income before interest expense and income taxes. EBIT (including stock-based compensation) includes stock-based compensation as an expense and excludes amortization of purchased intangibles because Yodlee does not have any purchased intangibles for the periods presented.

(2)
Unlevered Net Income represents EBIT (including stock-based compensation) multiplied by the applicable tax rate.

(3)
Unlevered Free Cash Flow represents Unlevered Net Income plus depreciation and amortization (excluding amortization of purchased intangibles), less changes in net working capital and less capital expenditures.

(4)
Net Operating Loss Cash Flow (i) includes federal net operating losses of $162 million (including $26.7 million incurred prior to a change of control that occurred in 2002) and federal and state R&D tax credits of $1.5 million and $1.4 million, respectively, and (ii) does not include state net operating losses that may be realizable. Net operating losses are discounted at approximately the Yodlee standalone business' cost of equity of 12.88%.

(5)
CAGR is compound annual growth rate.

(6)
NM is not meaningful.

Combined Business Projections

        The following is a summary of the Yodlee Management Projections for the combined business after the merger, including Yodlee Management Synergies, based solely on the information available to Yodlee management at the time the Yodlee Management Projections were prepared.

	2H 2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	Terminal Year (2035E)	CAGR(5) '16 - 20	CAGR(5) '20 - 25	CAGR(5) '15 - 25	CAGR(5) '25-Terminal Year ('35)	CAGR(5) '16-Terminal Year ('35)
	(in millions, except percentages)
Revenue (including Yodlee Manage- ment Synergies)	$284	$675	$858	$1,072	$1,320	$1,577	$1,825	$2,087	$2,358	$5,190	24%	13%	18%	7%	12%
EBIT (including stock-based compensation)(1) (including Yodlee Management Synergies)	33	90	144	204	274	350	415	487	560	1,444	40	15	26	8	17
Unlevered Net Income (including Yodlee Manage- ment Synergies)(2)	20	54	88	124	167	213	253	298	343	883	41	15	26	8	17
Unlevered Free Cash Flow (including Yodlee Manage- ment Synergies)(3)	22	43	74	104	143	187	224	267	310	856	44	16	15	9	18
Net Operating Loss Cash Flow(4)	0	44	21	16	0	0	0	0	0	0	—	—	—	—	—

(1)
EBIT (including Yodlee Management Synergies) represents net income before interest expense and income taxes including Yodlee Management Synergies. EBIT (including stock-based compensation) includes stock-based compensation as an expense.

(2)
Unlevered Net Income (including Yodlee Management Synergies) represents EBIT (including stock-based compensation and Yodlee Management Synergies), multiplied by the applicable tax rate, which is the tax rate blended based on relative contribution of EBIT (excluding stock-based compensation).

(3)
Unlevered Free Cash Flow (including Yodlee Management Synergies) represents Unlevered Net Income (including Yodlee Management Synergies) plus depreciation and amortization (excluding amortization of purchased intangibles), less changes in net working capital and less capital expenditures.

(4)
Net Operating Loss Cash Flow (i) includes federal net operating losses of $56 million, alternative federal and state credits of $0.9 million and $0.02 million, respectively, and federal and state R&D tax credits of $0.5 million and $0.7 million, respectively, and (ii) does not include state net operating losses that may be realizable. Net operating losses are discounted at a Yodlee management projected cost of debt of 4.25%.

(5)
CAGR is compound annual growth rate.

        The information provided above contains certain non-GAAP financial measures, including EBIT, Unlevered Net Income and Unlevered Free Cash Flow, which Yodlee believes are helpful in understanding such prospective financial information. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable Yodlee management projected GAAP measures and should be read in conjunction with Yodlee's and Envestnet's consolidated financial statements prepared in accordance with GAAP and the reconciliation to GAAP measures presented herein. Yodlee management regularly uses Yodlee's supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

Yodlee Standalone Business Projections

        The following is a reconciliation of Yodlee management projected EBIT, Unlevered Net Income and Unlevered Free Cash Flow to the most comparable Yodlee management projected GAAP financial measures.

	2H 2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	Terminal Year (2035E)
	(in millions)
EBIT (including stock-based compensation)(1)	$1	$0	$7	$19	$34	$54	$74	$98	$120	$324
Less: Amortization of Purchased Intangibles	0	0	0	0	0	0	0	0	0	0
Income from Operations	1	0	7	19	34	54	74	98	120	324
Unlevered Net Income(2)	1	0	4	12	22	35	48	63	77	208
Plus: Provision for Income Taxes	0	0	3	7	12	19	26	35	43	116
Less: Amortization of Purchased Intangibles	0	0	0	0	0	0	0	0	0	0
Income from Operations	1	0	7	19	34	54	74	98	120	324
Unlevered Free Cash Flow(3)	1	(3)	1	5	13	25	37	52	65	198
Plus: Capital Expenditures	5	7	8	11	13	16	19	23	26	59
Net Cash Provided by Operating Activities	6	4	9	16	26	41	56	75	91	257

(1)
EBIT represents net income before interest expense and income taxes. EBIT (including stock-based compensation) includes stock-based compensation as an expense.

(2)
Unlevered Net Income represents EBIT (including stock-based compensation) multiplied by the applicable tax rate.

(3)
Unlevered Free Cash Flow represents Unlevered Net Income plus depreciation and amortization (excluding amortization of purchased intangibles), less changes in net working capital and less capital expenditures.

Combined Business Projections

        The following is a reconciliation of Yodlee management projected EBIT, Unlevered Net Income and Unlevered Free Cash Flow to the most comparable Yodlee management projected GAAP financial measures.

	2H 2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	Terminal Year (2035E)
	(in millions)
EBIT (including stock-based compensation)(1) (including Yodlee Management Synergies)	$33	$90	$144	$204	$274	$350	$415	$487	$560	$1,444
Less: Amortization of Purchased Intangibles	10	15	18	22	26	31	35	41	46	101
Income from Operations (including Yodlee Management Synergies)	23	75	126	182	248	319	380	446	514	1,343
Unlevered Net Income (including Yodlee Management Synergies)(2)	20	54	88	124	167	213	253	298	343	883
Plus: Provision for Income Taxes	13	36	56	80	107	137	162	189	217	561
Less: Amortization of Purchased Intangibles	10	15	18	22	26	31	35	41	46	101
Income from Operations (including Yodlee Management Synergies)	23	75	126	182	248	319	380	446	514	1,343
Unlevered Free Cash Flow (including Yodlee Management Synergies)(3)	22	43	74	104	143	187	224	267	310	856
Plus: Capital Expenditures	9	17	19	24	30	35	42	48	55	106
Net Cash Provided by Operating Activities (including Yodlee Management Synergies)	31	60	93	128	173	222	266	315	365	962

(1)
EBIT (including Yodlee Management Synergies) represents net income before interest expense and income taxes including Yodlee Management Synergies. EBIT (including stock-based compensation) includes stock-based compensation as an expense.

(2)
Unlevered Net Income (including Yodlee Management Synergies) represents EBIT (including stock-based compensation and including Yodlee Management Synergies), multiplied by the applicable tax rate, which is the tax rate blended based on relative contribution of EBIT (excluding stock-based compensation).

(3)
Unlevered Free Cash Flow (including Yodlee Management Synergies) represents Unlevered Net Income (including Yodlee Management Synergies) plus depreciation and amortization (excluding amortization of purchased intangibles), less changes in net working capital and less capital expenditures.

Interests of Yodlee's Directors and Executive Officers in the Merger

        Stockholders should be aware that Yodlee's executive officers and members of the Yodlee Board have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of stockholders generally, as more fully described below. The Yodlee Board was aware of and considered these interests to the extent they existed at the time, among other matters, in approving the merger agreement and the merger and recommending that the merger agreement be adopted by stockholders. The completion of the merger will constitute a "change in control," a "change of control," and/or any term of similar meaning discussed in this section.

  Current Executive Officers and Directors

        Yodlee's current executive officers and members of the Yodlee Board are:

Anil Arora	President, Chief Executive Officer, Director
Michael Armsby	Chief Financial Officer
Arun Anur	Senior Vice President, Services
Thomas Hempel	Senior Vice President, Engineering
David T. Lee	Chief Marketing Officer
Timothy O'Brien	Senior Vice President of Operations and Information Security
William C. Parsons	Chief Customer Officer
Joseph Polverari	Chief Strategy & Development Officer and Managing Director
Arjun Singh	Managing Director, Asia
Gayle Crowell	Director
Bruce C. Felt, Jr.	Director
Patrick T. Hackett	Director
William Harris, Jr.	Director
Mark Jung	Director

        In addition, Eric Connors served as Yodlee's Senior Vice President, Products through September 15, 2015, and John C. Colligan, Elizabeth A. Nelson and Dennis Phelps served on the Yodlee Board during Yodlee's fiscal year 2014 but resigned from the Yodlee Board prior to the end of such fiscal year. Mr. Connors announced his resignation as Yodlee's Senior Vice President, Products on September 14, 2015, in connection with the Company's plans to restructure its product team to align with market-driven customer needs.

  Arrangements with Envestnet

        As of the effective time, Anil Arora will be appointed as a director and Vice Chair of the Board of Directors of Envestnet.

  Treatment of Yodlee Stock Options in the Merger

        As of August 15, 2015, Yodlee's then-current executive officers (including Mr. Connors) and members of the Yodlee Board held outstanding stock options to purchase 3,304,609 shares of Yodlee common stock. All of these stock options were in-the-money (that is, the exercise price was less than the price of the underlying stock) as of the same date. Each Yodlee stock option was granted under Yodlee's 2014 Equity Incentive Plan (the "2014 Plan"), 2009 Equity Incentive Plan, 2001 Stock Plan or 1999 Stock Plan (the "Yodlee equity plans") and subject to a stock option agreement (and any amendment thereto) under the applicable Yodlee equity plan between Yodlee and the award recipient.

        In connection with the termination of Mr. Connors' employment with Yodlee and effective as of the date of such termination, any shares subject to Mr. Connors' stock options that remained unvested automatically were cancelled. As a result, any stock options that Mr. Connors holds as of the completion of the merger will be vested stock options. Accordingly, the treatment of unvested stock options described below is not applicable to any of his stock options referenced under the section of this proxy statement/prospectus titled "Interests of Yodlee's Directors and Executive Officers in the Merger."

        Each vested and exercisable stock option granted pursuant to the equity plans of Yodlee that remains outstanding as of immediately prior to the closing of the merger, including vested stock options, will be exercised immediately prior to the closing of the merger via a cashless net exercise. In a cashless net exercise, Yodlee will retain the number of shares of Yodlee common stock that would otherwise be received on the exercise of such vested stock option to cover the exercise price and any applicable tax withholding obligations and to issue the net number of shares of Yodlee common stock to the holder of the vested stock option. The value of a share of Yodlee common stock for these purposes will be the sum of (i) the per share cash consideration and (ii) the value of the per share stock consideration, which will be determined using the Envestnet stock value. At the effective time of the merger, each such share of Yodlee common stock will be converted into the right to receive the sum of the per share cash consideration and per share stock consideration pursuant to the same terms and conditions of the merger agreement as described above in the section entitled "The Merger Agreement—Consideration to be Received in the Merger" of this proxy statement/prospectus.

        All outstanding Yodlee unvested stock options will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock. The number of restricted shares of Envestnet common stock that will be granted in exchange for each unvested Yodlee stock option will be equal to:

  (a)
  the difference between the value of (i) the sum of (A) the per share cash consideration and (B) the value of the per share stock consideration and (ii) the exercise price per share of such unvested stock option, multiplied by

  (b)
  the total number of shares of Yodlee common stock subject to such unvested stock option and divided by

  (c)
  the Envestnet stock value.

The value of the per share stock consideration will be determined using the Envestnet stock value. The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested stock option will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested stock option.

        To the extent that the treatment of any Yodlee stock options in the merger that are subject to the applicable laws of any foreign jurisdiction is not consistent with the laws of such jurisdiction or would result in adverse tax consequences to the option holder, Yodlee, the surviving corporation, and/or Envestnet, Yodlee and Envestnet may adjust the treatment of such affected stock option to so comply or avoid adverse tax consequences in a manner that yields the option holder the intended economic benefit as described above.

  Treatment of Yodlee Restricted Stock Units in the Merger

        As of August 15, 2015, Yodlee's then-current executive officers (including Mr. Connors) and members of the Yodlee Board held outstanding restricted stock units covering 487,630 shares of Yodlee common stock. Each Yodlee restricted stock unit award was granted under one of the Yodlee equity plans and subject to a restricted stock unit agreement (and any amendment thereto) under the applicable Yodlee equity plan between Yodlee and the award recipient.

        In connection with the termination of Mr. Connors' employment with Yodlee and effective as of the date of such termination, any of Mr. Connors' restricted stock units that remained unvested automatically were cancelled and any restricted stock units that vested were settled in shares of Yodlee common stock in accordance with the terms of the applicable award agreement and 2014 Plan under which they were granted. As a result, Mr. Connors no longer has any outstanding restricted stock units and the treatment of restricted stock units described below is not applicable to any of his restricted stock units referenced under the section of this proxy statement/prospectus titled "Interests of Yodlee's Directors and Executive Officers in the Merger."

        All outstanding Yodlee restricted stock units (the "unvested RSUs") that remain outstanding as of immediately prior to the closing of the merger will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock. The number of restricted shares of Envestnet common stock that will be issued in exchange for each unvested RSU will be equal to:

  (a)
  the value of the sum of (i) the per share cash consideration and (ii) the value of the per share stock consideration, multiplied by

  (b)
  the total number of shares of Yodlee common stock subject to such unvested RSU and divided by

  (c)
  the Envestnet stock value.

The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested RSUs will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested RSU. To the extent that the treatment of the unvested RSUs in the merger that are subject to the applicable laws of any foreign jurisdiction is not consistent with the laws of such jurisdiction or would result in adverse tax consequences to the unvested RSU holder, Yodlee, the surviving corporation, and/or Envestnet, Yodlee and Envestnet may adjust the treatment of such affected unvested RSUs to so comply or avoid adverse tax consequences in a manner that yields the unvested RSU holder the intended economic benefit as described above.

  Change of Control Severance Agreements for Yodlee's Executive Officers

        Yodlee has entered into a change of control severance agreement (referred to as a "Yodlee severance agreement") with each of Yodlee's current executive officers. Each Yodlee severance agreement provides that if Yodlee terminates the executive officer's employment with Yodlee for any reason other than "cause" (as defined in the Yodlee severance agreement), or the executive resigns for "good reason" (as defined in the Yodlee severance agreement), and in either case the termination occurs within 12 months after a change of control (as defined in the Yodlee severance agreement), the executive officer will receive: (i) a lump sum cash payment equal to 12 months of the executive officer's base salary in effect as of the date of such termination or, if greater, as in effect immediately prior to the change of control, and (ii) other than for Mr. Singh, continuing payments to reimburse the executive officer for continued coverage under Yodlee's group health plans for a period of up to 12 months.

        As defined in the Yodlee severance agreements, "cause" generally means the executive officer's (i) commission of any act of personal dishonesty in connection with executive's responsibilities as a Yodlee employee which is intended to result in executive's substantial personal enrichment, (ii) conviction of a felony which the Yodlee Board reasonably believes has had or will have a material detrimental effect on Yodlee's reputation or business, (iii) commission of any willful act which constitutes misconduct and is injurious to Yodlee, or (iv) continued willful violation by the executive of his or her obligations to Yodlee after Yodlee has issued a written demand for performance.

        As defined in the Yodlee severance agreements, "good reason" generally means the executive officer's voluntary termination of employment with Yodlee after the expiration of a specified cure period after one or more of the following occurring without the executive officer's consent: (i) a material reduction in the executive officer's base salary; (ii) a material reduction in the executive officer's position, duties, or responsibilities; (iii) a material change in the geographic location at which the individual performs services or (iv) Yodlee's failure to obtain an assumption of such executive officer's Yodlee severance agreement by any successor to Yodlee.

        The following table sets forth the estimated payments and benefits that each executive officer who has a Yodlee severance agreement could become entitled to receive under his Yodlee severance agreement upon a qualifying termination that occurs within 12 months following Yodlee's change of control, assuming that the merger is completed on December 31, 2015, and the qualifying employment termination occurs on December 31, 2015.

Name	Cash ($)	Perquisites/ Benefits ($)(1)	Total ($)
Anil Arora	364,000	29,279	393,279
Michael Armsby	296,400	27,232	323,632
Arun Anur	246,000	0	246,000
Thomas Hempel	235,750	18,392	254,142
David Lee	238,050	29,279	267,329
Timothy O'Brien	215,250	31,485	246,735
William Parsons	255,000	29,279	284,279
Joseph Polverari	249,600	29,279	278,879
Arjun Singh(2)	223,648	N/A	223,648

(1)
This amount equals the estimated value of the continued health care severance benefits to which the executive officer may become entitled upon a qualifying termination during the change of control period as described above in this section.

(2)
Mr. Singh is compensated in Indian Rupees. Accordingly, his salary severance also would be payable in the same currency. These amounts with respect to Mr. Singh's severance benefits were converted to U.S. dollars assuming a currency exchange ratio of 0.0151 U.S. dollar for one Indian Rupee. Pursuant to his Yodlee severance agreement, Mr. Singh is only eligible to receive cash severance and not health care severance benefits.

  Eric Connors Separation Agreement

        Mr. Connors' employment with Yodlee terminated effective September 15, 2015. In connection with the termination, Mr. Connors and Yodlee entered into a separation and release of claims agreement (the "separation agreement") pursuant to which Mr. Connors received certain severance benefits. The severance benefits included continued payment of base salary through September 30, 2015, one month of reimbursement for continued coverage under Yodlee's group health plans, and vesting acceleration of 25% of the unvested portion of Mr. Connors' equity awards that were outstanding as of his employment termination date. The separation agreement also provided for transition services by Mr. Connors, a release of claims by each party against the other party, and a nondisparagement obligation on the part of Mr. Connors. The following table sets forth the severance benefits that Mr. Connors received under his separation agreement.

Name	Cash ($)	Vesting Acceleration of Equity Awards ($)(1)	Perquisites/ Benefits ($)	Total ($)
Eric Connors	10,677	257,432	2,440	270,549

(1)
The value with respect to restricted stock units represents the product of $16.708, multiplied by the number of shares of Yodlee common stock subject to Mr. Connors' restricted stock unit award that accelerated vesting. The value with respect to stock options represents the product of (a) the excess of $16.708 over the stock option's per share exercise price, multiplied by (b) the applicable number of shares of Yodlee common stock subject to Mr. Connors' outstanding stock option award that accelerated vesting. Please also see the sections of this proxy statement/prospectus entitled "—Golden Parachute Compensation" and "—Equity Interests of Yodlee's Executive Officers and Non-employee Directors" below for further information regarding Mr. Connors' equity awards.

  Non-employee Director Equity Awards

        Yodlee maintains the 2014 Plan, pursuant to which Yodlee has granted equity awards to each of its non-employee members of the Yodlee Board (the "non-employee directors") subject to award agreements entered into between Yodlee and the non-employee director. The 2014 Plan provides that in the event of a "change in control" as defined in the 2014 Plan, any outstanding awards granted to Yodlee's non-employee directors will accelerate vesting in full. Please also see the section of this proxy statement/prospectus entitled "—Equity Interests of Yodlee's Executive Officers and Non-employee Directors" below for further information regarding these equity awards. Mr. Colligan, Ms. Nelson, and Mr. Phelps do not hold any unvested Yodlee equity awards.

  Executive Officer Equity Awards

        Yodlee maintains the 2014 Plan, pursuant to which Yodlee has granted equity awards to each of its executive officers subject to award agreements (and any amendments thereto) entered into between Yodlee and the executive officer. Upon a change of control of Yodlee, each of Yodlee's current executive officer's outstanding equity awards will accelerate vesting with respect to 25% of the then-unvested shares underlying the award. In addition, in the event that, within 12 months following Yodlee's change of control, such executive officer's employment with Yodlee is terminated by Yodlee without cause or by the executive officer for good reason, then 100% of then-unvested shares underlying the executive officer's then-outstanding equity awards will accelerate vesting in full.

        The following table sets forth the estimated number of shares of Yodlee common stock subject to equity awards held by Yodlee's current executive officers that would accelerate vesting upon the merger and the estimated value thereof for each executive officer, as well as the equity awards held by such individuals that would accelerate upon a qualifying termination that occurs within 12 months following Yodlee's change of control as described in the preceding paragraph above. The amounts in the table assume that the merger is completed on December 31, 2015, and the price per share of Yodlee common stock is $16.708 (the reference per-share value of a share of Yodlee common stock as determined in accordance with Item 402(t) of Regulation S-K) as of the same date.

	Single Trigger Acceleration(1)(2)				Double Trigger Acceleration(2)(3)
Name	Number of Shares Subject to Stock Options (#)	Value of Stock Options ($)	Number of Shares Subject to Restricted Stock Units (#)	Value of Restricted Stock Units ($)	Number of Shares Subject to Stock Options (#)	Value of Stock Options ($)	Number of Shares Subject to Restricted Stock Units (#)	Value of Restricted Stock Units ($)
Anil Arora	75,590	343,714	36,249	605,648	226,766	1,031,098	108,745	1,816,911
Michael Armsby	55,924	361,790	11,086	185,225	167,771	1,085,363	33,259	555,691
Arun Anur	17,691	81,493	8,404	140,414	53,072	244,466	25,211	421,225
Thomas Hempel	16,286	74,015	7,744	129,387	48,858	222,036	23,228	338,093
David Lee	17,260	71,032	8,624	144,090	51,777	213,083	25,869	432,219
Timothy O'Brien	13,886	66,992	6,503	108,652	41,654	200,955	19,505	325,890
William Parsons	16,849	84,098	7,768	129,788	50,544	252,280	23,303	389,347
Joseph Polverari	20,572	95,109	9,916	165,677	61,711	285,277	29,746	496,996
Arjun Singh	18,628	90,517	8,170	136,504	55,883	271,537	24,507	409,469

(1)
These amounts represent the number of shares of Yodlee common stock subject to, and the value of, the portion of the Yodlee stock options and restricted stock units held by each current executive officer of Yodlee that would accelerate vesting upon the date the merger is completed, assuming that the executive officer remains employed through such date.

(2)
The value with respect to restricted stock units represents the product of $16.708, multiplied by the number of shares of Yodlee common stock subject to each executive officer's restricted stock unit award that accelerate vesting. The value with respect to stock options represents the product of (a) the excess of $16.708 over the stock option's per share exercise price, multiplied by (b) the applicable number of shares of Yodlee common stock subject to the executive officer's outstanding stock option award that accelerate vesting.

(3)
These amounts represent the number of shares of Yodlee common stock subject to, and the value of, the Yodlee stock options and restricted stock units held by each current executive officer of Yodlee that would accelerate vesting assuming that the executive officer's qualifying termination occurs on the date that the merger is completed. The number of shares subject to, and the value of, the Yodlee stock options and restricted stock units set forth under the double trigger acceleration columns in the table above exclude those number of shares subject to, and the value of, Yodlee stock options and restricted stock units set forth under the single trigger acceleration columns in the table above. Please also see the section of this proxy statement/prospectus entitled "Equity Interests of Yodlee's Executive Officers and Non-employee Directors" below for additional information regarding the Yodlee equity awards held by these executive officers of Yodlee.

        As defined in these award agreements, "cause" generally means the executive officer's (i) act of personal dishonesty in connection with the executive officer's responsibilities as a service provider to Yodlee intended to result in executive officer's substantial personal enrichment, (ii) conviction of a felony which the Yodlee Board reasonably believes has had or will have a material detrimental effect on Yodlee's reputation or business, (iii) willful act which constitutes misconduct and is injurious to Yodlee, or (iv) continued willful violation by the executive officer of his or her obligations to Yodlee after Yodlee has issued a written demand regarding performance.

        As defined in these award agreements, "good reason" generally means the executive officer's voluntary termination as a service provider of Yodlee after the expiration of a specified cure period after one or more of the following occurring without the executive officer's consent: (i) a material reduction in the executive officer's gross base salary; (ii) a material reduction in the executive officer's position, duties, or responsibilities; or (iii) a material change in the geographic location at which the individual performs services.

  Golden Parachute Compensation

        In accordance with Item 402(t) of Regulation S-K, the following table sets forth the compensation that is based on or otherwise relates to the merger that will or may become payable to each of Yodlee's named executive officers in connection with the merger. Please also see the other descriptions in this section of this proxy statement/prospectus under the heading "Interests of Yodlee's Directors and Executive Officers in the Merger" for further information regarding this compensation. The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the merger is completed on December 31, 2015, that the price per share of Yodlee common stock is $16.708, and that the named executive officer's employment is terminated other than for cause or the named executive officer resigns for good reason (as such terms are defined in the applicable Yodlee severance agreement), in each case on December 31, 2015, except that with respect to Mr. Connors, this table assumes that his employment with Yodlee terminated on September 15, 2015, which is the effective date of termination of his employment with Yodlee. The estimates set forth in the table below also are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below. Yodlee's named executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the merger.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Anil Arora	$364,000	$3,797,371	$29,279	$4,190,650
Eric Connors	$10,677	$257,432	$2,440	$270,549
William Parsons	$255,000	$855,512	$29,279	$1,139,791

(1)
Other than with respect to Mr. Connors, this amount represents the "double-trigger" cash severance payments to which each named executive officer may become entitled under his Yodlee severance agreement. The amounts under the Yodlee severance agreements become payable in the event that, during the period 12 months after a change of control, the executive officer's employment is terminated (a) by Yodlee other than for cause, or (b) by the executive officer for good reason, as described in further detail in the section of this proxy statement/prospectus entitled "—Change of Control Severance Agreements for Yodlee's Executive Officers" above. The amounts for Messrs. Arora and Parsons represent a lump sum payment of 12 months of base salary. Mr. Connors' employment with Yodlee terminated on September 15, 2015. Pursuant to his separation agreement entered into in connection with such termination, as described in further detail above in the section of this proxy statement/prospectus entitled "—Eric Connors Separation Agreement," Mr. Connors received severance benefits including continued base salary through September 30, 2015, in the amount set forth in the table above.

(2)
Other than with respect to Mr. Connors, this amount represents the "double-trigger" vesting acceleration to which each named executive officer may become entitled under his award agreements under the Yodlee equity plans. Such value with respect to restricted stock units represents the product of $16.708, multiplied by the number of shares of Yodlee common stock subject to the named executive officer's outstanding restricted stock unit awards that accelerate vesting and become payable if the executive officer's employment is terminated (a) by Yodlee other than for cause, or (b) by the executive officer for good reason, as described in further detail in the section of this proxy statement/prospectus entitled "—Executive Officer Equity Awards" above. All stock options granted under the Yodlee equity plans that are held by Yodlee's executive officers and non-employee directors have a per share exercise price less than $16.708. The value with respect to stock options held by Messrs. Arora and Parsons represents the product of (i) the excess of $16.708 over the per share exercise price of the stock option, multiplied by (ii) the number of shares of Yodlee common stock subject to the named executive officer's outstanding stock option award that accelerates vesting upon a qualifying termination as described above in this footnote 2. The value of the double-trigger vesting acceleration of the Yodlee equity awards with respect to Messrs. Arora and Parsons is quantified in further detail in the table below.

Name	Number of Shares Subject to Stock Options (#)	Value of Stock Options ($)	Number of Shares Subject to Restricted Stock Units (#)	Value of Restricted Stock Units ($)	Total ($)
Anil Arora	302,356	1,374,811	144,994	2,422,560	3,797,371
William Parsons	67,393	336,378	31,071	519,134	855,512
  Of the amount representing the "double-trigger" vesting acceleration set forth in the table above in this footnote 2, the following amounts represent the value of the "single-trigger" vesting acceleration that the named executive officer will receive with respect to his equity awards upon the completion of the merger, assuming that as of the same date, the named executive officer does not have a qualifying termination as described above in this footnote 2.

Name	Number of Shares Subject to Stock Options (#)	Value of Stock Options ($)	Number of Shares Subject to Restricted Stock Units (#)	Value of Restricted Stock Units ($)	Total ($)
Anil Arora	75,590	343,714	36,249	605,648	949,362
William Parsons	16,849	84,098	7,768	129,788	213,886

  The amount in the table for Mr. Connors represents the vesting acceleration that he received pursuant to his separation agreement in connection with the termination of his employment on September 15, 2015, as described in further detail above in the section of this proxy statement/prospectus entitled "—Eric Connors Separation Agreement." The value with respect to his stock options and restricted stock units is determined in the same manner as described in this footnote above with respect to the equity awards held by Messrs. Arora and Parsons. The value of the vesting acceleration of the Yodlee equity awards with respect to Mr. Connors is quantified in further detail in the following table.

Name	Number of Shares Subject to Stock Options (#)	Value of Stock Options ($)	Number of Shares Subject to Restricted Stock Units (#)	Value of Restricted Stock Units ($)	Total ($)
Eric Connors	22,071	106,642	9,025	150,790	257,432

Mr. Connors will not receive any "single-trigger" compensation upon the completion of the merger.

(3)
Other than with respect to Mr. Connors, this amount equals the estimated value of the "double-trigger" continued health care severance benefits to which each named executive officer may become entitled under his Yodlee severance agreement based on the assumptions used for financial reporting purposes under generally accepted accounting principles. These severance benefits become payable upon a qualifying termination as described in footnote 1 above and in the section of this proxy statement/prospectus entitled "—Change of Control Severance Agreements for Yodlee's Executive Officers" above. For Messrs. Arora and Parsons, the amount represents 12 months of company-paid continued health care coverage. The amount in the table for Mr. Connors represents one month of company-paid continued health care coverage provided to Mr. Connors pursuant to his separation agreement in connection with the termination of his employment on September 15, 2015, as described in further detail above in the section of this proxy statement/prospectus entitled "—Eric Connors Separation Agreement."

  Equity Interests of Yodlee's Executive Officers and Non-employee Directors

        The following table sets forth the number of shares of Yodlee common stock and the number of shares of Yodlee common stock underlying equity awards that are held by Yodlee's executive officers and non-employee directors assuming that the merger is completed on December 31, 2015, based on shares of Yodlee common stock and Yodlee equity awards currently held by each such individual (unless otherwise indicated below). The table also sets forth the values of these shares and equity awards based on the $16.708 estimated merger consideration for each share of Yodlee common stock (minus any applicable aggregate exercise price for stock options).

Name	Shares Held (#)(1)	Value of Shares Held ($)	Stock Options (#)(2)	Value of Stock Options ($)	Restricted Stock Units (#)(3)	Value of Restricted Stock Units ($)	Total (#)	Total ($)
Anil Arora	286,540	4,787,510	978,516	8,740,765	144,994	2,422,560	1,410,050	15,950,835
Michael Armsby	—	—	442,345	3,107,628	44,345	740,916	486,690	3,848,544
Arun Anur	—	—	180,417	1,338,952	33,615	561,639	214,032	1,900,591
Eric Connors(4)	6,610	110,440	102,997	773,394	9,025	150,790	118,632	1,034,624
Thomas Hempel	5,000	83,540	181,080	1,445,675	30,972	517,480	217,052	2,046,695
David T. Lee	2,769	46,264	101,677	427,018	34,493	576,309	138,939	1,049,591
Timothy O'Brien	6,829	114,099	152,746	1,210,202	26,008	434,542	185,583	1,758,843
William C. Parsons	—	—	287,357	2,758,018	31,071	519,134	318,428	3,277,152
Joseph Polverari	39,376	657,894	266,288	2,340,140	39,662	662,673	345,326	3,660,707
Arjun Singh	5,850	97,742	115,899	602,516	32,677	545,967	154,426	1,246,225
Gayle Crowell	17,209	287,528	70,249	648,692	3,177	53,081	90,635	989,301
Bruce C. Felt, Jr.	1,968	32,881	33,032	130,474	7,112	118,827	42,112	282,182
Patrick T. Hackett	3,448	57,609	24,035	93,157	3,177	53,081	30,660	203,847
William Harris, Jr.	39,409	658,446	53,934	440,979	3,177	53,081	96,520	1,152,506
Mark Jung	—	—	33,032	126,155	7,112	118,827	40,144	244,982
John C. Colligan(5)	—	—	—	—	—	—	—	—
Elizabeth A. Nelson(5)	—	—	—	—	—	—	—	—
Dennis Phelps(5)	—	—	—	—	—	—	—	—

(1)
This amount includes number of shares of Yodlee common stock held by the individual directly. For information regarding the beneficial ownership of Yodlee common stock, see the section of this proxy statement/prospectus entitled "Certain Beneficial Owners of Yodlee Common Stock" below.

(2)
This amount includes number of shares of Yodlee common stock subject to all vested and unvested outstanding Yodlee stock options. All stock options granted under the Yodlee equity plans that are held by Yodlee's executive officers and non-employee directors have a per share exercise price less than $16.708.

(3)
This amount includes the number of shares of Yodlee common stock subject to restricted stock units held by Yodlee's executive officers and non-employee directors.

(4)
Mr. Connors is a former executive officer of Yodlee. The amounts shown for Mr. Connors represent his equity and equity award holdings as of September 15, 2015, which is the effective date of termination of his employment with Yodlee. The amounts shown for his stock options represent the vested portion of his outstanding stock options, including any accelerated vesting pursuant to his separation agreement. The amounts shown for his restricted stock units represent the restricted stock units that accelerated vesting pursuant to his separation agreement and subsequently were settled in shares of Yodlee common stock (subject to applicable withholdings). Any portion of his stock option and restricted stock unit awards that were outstanding and unvested as of the date of termination of his employment automatically were forfeited by him and no longer remain outstanding.

(5)
Each of Mr. Colligan, Ms. Nelson and Mr. Phelps is a former non-employee director who resigned from the Yodlee Board during fiscal year 2014. None of these individuals holds any Yodlee stock options or restricted stock units. The only consideration these individuals may receive as a result of the merger is with respect to the shares they currently hold. As these individuals are no longer obligated to report their share ownership to Yodlee, the number of shares they currently hold is unknown to Yodlee. However, the number of shares set forth in the table under the column titled "Shares Held" equals the number of shares held by each such individual when his or her service with Yodlee terminated.

Envestnet's Reasons for the Merger

        At a meeting held on August 10, 2015, after due consideration and consultation with Envestnet's management and its legal and financial advisors, the Envestnet Board of Directors unanimously resolved to approve entry into the merger agreement. In doing so, the Envestnet Board of Directors considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Envestnet and its stockholders. In making its determination, the Envestnet Board of Directors focused on the following material factors:

        Strategic Rationale.    The Envestnet Board of Directors considered that the strategic combination of Envestnet and Yodlee creates the world's only financial technology network delivering better relationships and greater lifetime value for financial advisors, investors and financial services providers. In particular, the Envestnet Board of Directors expected the combined company to benefit from:

  •
  the significant synergies brought about by enabling the Envestnet technology platform to comprehensively connect financial advisors and consumers through data and services, being able to provide more integrated wealth management solutions and improving customer reach;

  •
  the complementary nature of the products and development capabilities of Yodlee and Envestnet, enabling the combined company to compete more effectively in current and prospective markets by offering greater breadth and depth in its wealth management and related services and an enhanced ability to develop new product offerings;

  •
  the enhanced ability of the combined company to leverage the first unified network of both advisors and investors created by linking Envestnet's leading unified wealth management platform serving over 42,000 advisors to Yodlee's leading financial consumer franchise serving over 20 million users;

  •
  the substantial competitive advantage achieved by combining Envestnet's goals-based wealth management platform with Yodlee's proprietary Data Aggregation capability into the industry's only complete end-to-end solution for advisors backed by the Yodlee proprietary network of data feeds into 14,000+ financial institutions globally;

  •
  the enhanced ability of the combined company to develop, deploy and monetize a unified best-in-class solutions and financial applications base upon a common point of delivery of advice and insight via a complete perspective into clients' financial well-being;

  •
  the benefits to the global financial advice sector to be achieved by substantially improving advisors' ability to engage current and new clients on real-time goals-based financial planning deeply integrated with wealth management;

  •
  the powerful cross-selling opportunities readily achievable by accelerating advisor adoption of higher value and revenue wealth management solutions into the Yodlee client base and selling tightly integrated data aggregation to the Envestnet client base;

  •
  the substantial competitive advantage created via the leveraging of Big Data capabilities including data mining and predictive analytics as a key differentiating capability for the future of the advisory/wealth management industry;

  •
  the enhanced ability to form a broader network of industry partners creating future opportunities as the combined company expands as an independent and trusted wealth management, aggregation and Big Data provider;

  •
  the substantially larger and more profitable business model that the combined company can build and deliver across international markets;

  •
  the substantial expansion of the combined company's business model via diversification towards an annuity-like subscription revenue model, in turn leveraging a highly scalable data and FinApp network and high incremental margin SaaS platform offering; and

  •
  the expectation that the transaction would:

  •
  add at least 100 basis points to Envestnet's 2016 revenue and Adjusted EBITDA growth rate;

  •
  the transaction would be accretive to Adjusted EBITDA per share; and

  •
  the transaction would be accretive to adjusted earnings per share in 2017 & beyond.

        Additional Considerations.    In the course of reaching its decision to approve the merger agreement, the Envestnet Board of Directors considered the following additional factors as generally supporting its decision:

  •
  the per share merger consideration, the fact that the Envestnet stock price is subject to a collar, the aggregate amount of cash payable as part of the merger consideration is subject to a cap and the Envestnet shares issuable pursuant to the merger will not exceed 19.9% of Envestnet's outstanding shares immediately prior to the merger;

  •
  the terms and conditions of the merger agreement, including the conditions to the completion of the merger; the circumstances under which the merger agreement could be terminated and the impact of such a termination; and the potential payment by Yodlee of a termination fee of $17.8 million under certain circumstances;

  •
  historical information concerning Envestnet's and Yodlee's respective businesses, financial condition, results of operations, earnings, managements and prospects on a standalone basis and forecasted combined basis;

  •
  current financial market conditions;

  •
  availability of financing for the cash portion of the aggregate merger consideration, including a debt financing commitment from Bank of Montreal ("BMO," together with such debt financing, the "financing");

  •
  the current and prospective business environment in which Envestnet and Yodlee operate, including economic and stock market conditions, the competitive and regulatory environment, and the likely effect of these factors on Envestnet and the combined company;

  •
  the impact of the merger on the customers and employees of Envestnet and Yodlee; and

  •
  the likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, and the provisions of the merger agreement in the event of various breaches by Yodlee.

        The Envestnet Board of Directors also considered the following potentially negative factors in its deliberations concerning the merger agreement:

  •
  the decrease in the trading price of the Yodlee common stock between the time Envestnet and Yodlee reached an agreement on the value of the per share consideration and the announcement of the merger which resulted in the premium to be paid by Envestnet in the merger appearing significantly higher;

  •
  the risk that, because the Envestnet stock value is subject to a collar mechanism, the value of the per share consideration to be paid to holders of shares of Yodlee common stock upon the consummation of the merger could be significantly more than the value of the per share consideration immediately prior to the announcement of the merger;

  •
  the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of Yodlee with those of Envestnet;

  •
  the inherent possibility of encountering difficulties in achieving expected revenue and other financial benefits;

  •
  the risk that Yodlee's future financial performance may not meet Envestnet's expectations;

  •
  the risk that Envestnet's potential lower cash balance and increased indebtedness resulting from the financing for the merger could adversely affect Envestnet's business, increase Envestnet's vulnerability to sustained, adverse macroeconomic weakness and limit Envestnet's ability to obtain further financing and pursue operational and strategic opportunities;

  •
  the fact that Envestnet has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is completed;

  •
  the inherent risk that the potential benefits sought in the merger will not be realized or will not be realized within the expected time period;

  •
  the adverse impact that business uncertainty pending the effective time of the merger could have on Envestnet's ability to attract, retain and motivate key personnel until the effective time of the merger;

  •
  the possibility that business uncertainty pending the effective time of the merger will negatively affect Envestnet's ability to attract new customers or retain existing customers; and

  •
  the risks described under "Risk Factors" beginning on page 62 of this proxy statement/prospectus.

        The foregoing discussion of the information and factors considered by the Envestnet Board of Directors is not intended to be exhaustive, but rather is meant to include the material factors that the Envestnet Board of Directors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Envestnet Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Envestnet Board of Directors based its approval on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors.

        This explanation of Envestnet's reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors described under "Cautionary Statements Regarding Forward-Looking Statements" beginning on page 3 of this proxy statement/prospectus.

Regulatory Clearances Required for the Merger

        The merger is subject to the requirements of the HSR Act. Under the HSR Act and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Department of Justice and to the Federal Trade Commission, and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. Both Envestnet and Yodlee filed the required notification and report forms on September 1, 2015, and early termination of the waiting period was granted on September 14, 2015.

        Under the merger agreement, Envestnet and Yodlee have agreed to cooperate with each other and use their respective reasonable best efforts to obtain all regulatory clearances necessary to complete the merger; however, neither Envestnet nor Yodlee is required to take, or commit to take, any action or agree to any condition or restriction in connection with such regulatory clearances that would reasonably be likely to result in a "Materially Burdensome Regulatory Condition," which includes, among other things, the transfer or disposition of assets or a limitation on the ability of Envestnet or Yodlee to conduct their respective businesses.

Dividends

  Envestnet and Merger Sub

        Envestnet and Merger Sub have not historically paid any dividends on common stock and do not presently anticipate paying any dividends on their common stock in the foreseeable future.

  Yodlee

        Yodlee has never declared or paid any cash dividends on its common stock. Under the terms of the merger agreement, Yodlee is permitted to pay holders of its common stock dividends consistent with the merger agreement. Otherwise, Yodlee is generally prohibited from paying dividends on its common stock during the pendency of the merger.

Listing of Envestnet Shares

        The shares of Envestnet common stock to be issued in the merger will be listed for trading on the NYSE.

Delisting and Deregistration of Yodlee Common Stock

        Upon completion of the merger, shares of Yodlee common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will subsequently be deregistered under the Exchange Act.

Accounting Treatment

        GAAP requires the merger to be accounted for using acquisition accounting pursuant to which Envestnet has been determined to be the acquirer for accounting purposes. The combined company will allocate the total purchase consideration to Yodlee's tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the merger. Any excess purchase price after this allocation will be assigned to goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment. Upon consummation of the merger, the historical financial statements of the combined company will reflect only the operations and financial condition of Envestnet. The operating results of Yodlee will be reported as part of the combined company beginning on the date of the merger.

        Final valuations of Yodlee's tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the merger could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma combined financial information included in this proxy statement/prospectus.

Financing of the Merger

        Envestnet anticipates that the funds needed to complete the merger will be derived from a combination of (i) available cash on hand of Envestnet and (ii) the financing as described below.

        In connection with the financing of the merger, Envestnet has received a commitment letter (the "debt commitment letter") from BMO, pursuant to which BMO commits to provide senior secured credit facilities in the aggregate principal amount of up to $200.0 million (the "facilities") on a fully underwritten basis, in the form of (i) $100.0 million revolving credit facility with a $5.0 million sublimit for the issuance of standby letters of credit and (ii) $100.0 million term loans to be fully funded on the closing date of the merger. BMO will act as the administrative agent for the financial institutions and other investors who commit to lend under the facilities. The facilities will mature on the earlier of January 15, 2019 or three years from the date of the closing of the merger. Envestnet has agreed to pay BMO certain fees as consideration for the commitment and the services to be performed by BMO under the debt commitment letter.

        BMO's commitment with respect to the facilities expires on the earlier to occur of (i) the termination of the merger agreement in accordance with its terms and (ii) February 28, 2016.

        Yodlee will, and will cause its subsidiaries and its and their respective representatives to, provide to Envestnet, at Envestnet's sole expense, all reasonable cooperation on a timely basis as may be reasonably requested by Envestnet to assist Envestnet with the arrangement of the financing, including (i) furnishing such financial statements and other financial data and other information relating to Yodlee and its subsidiaries requested by Envestnet as may be reasonably necessary or advisable to consummate the financing, (ii) authorizing the reasonable use by Envestnet and its subsidiaries of Yodlee's and its subsidiaries' logos for syndication and underwriting, as applicable, of the financing, (iii) participating in a reasonable and limited number of meetings, presentations and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable, (iv) providing customary information regarding Yodlee and its subsidiaries required by governmental entities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and (v) providing information reasonably necessary to assist Envestnet with the preparation of pro forma financial information and financial statements to the extent required by the rules and regulations of the SEC, subject to the terms and conditions of the debt commitment letter.

Appraisal Rights

  General

        If you hold one or more shares of Yodlee common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the "fair value" of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Yodlee stockholder awarded "fair value" for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

        The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Appendix D. All references in Section 262 of the DGCL and in this summary to a "stockholder" are to the record holder of the shares of Yodlee common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise any rights to seek appraisal under Section 262 of the DGCL.

        Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the adoption of the merger agreement, Yodlee, not less than 20 days prior to the meeting, must notify each stockholder who was a Yodlee stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of applicable statutory provisions is attached to this proxy statement/prospectus as Appendix D. A holder of Yodlee common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix D carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration.

  How to Exercise and Perfect Your Appraisal Rights

        Yodlee stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

  •
  you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

  •
  you must deliver to Yodlee a written demand for appraisal before the vote on the adoption of the merger agreement at the Yodlee special meeting and all demands for appraisal must be made by you, or in your name, and such demands must reasonably inform Yodlee of your identity (including, as requested herein, your name, fully and correctly, as your name appears, with respect to shares evidenced by certificates, on your stock certificate, or, with respect to shares held in "street name" through a bank, brokerage firm or other nominee, on the stock ledger) and your intention to demand appraisal of your shares of Yodlee common stock;

  •
  you must continuously hold the shares from the date of making the demand through the effective time. You will lose your appraisal rights if you transfer the shares before the effective time; and

  •
  you or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Yodlee stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Yodlee common stock within the time prescribed in Section 262 of the DGCL.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote.

  Who May Exercise Appraisal Rights

        Only a holder of record of shares of Yodlee common stock issued and outstanding immediately prior to the effective time may assert appraisal rights for the shares of stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Yodlee of the identity of the stockholder (including, as requested herein, the stockholder's name, fully and correctly, as such name appears, with respect to shares evidenced by certificates, on such stock certificate, or, with respect to shares held in "street name" through a bank, brokerage firm or other nominee, on the stock ledger) and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Yodlee. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Yodlee common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Yodlee common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Yodlee common stock as to which appraisal is sought. Where no number of shares of Yodlee common stock is expressly mentioned, the demand will be presumed to cover all shares of Yodlee common stock held in the name of the record owner.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

        If you own shares of Yodlee common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Yodlee common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

    Yodlee, Inc.
    3600 Bridge Parkway, Suite 200
    Redwood, CA 94065
    Attention: Corporate Secretary

  Surviving Corporation's Actions After Completion of the Merger

        If the merger is completed, the surviving corporation will give written notice of the effective time within 10 days after the effective time to Yodlee stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time, if a dissenting stockholder has not commenced an appraisal proceeding or joined that proceeding as a named party, such dissenting stockholder shall have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for shares of Yodlee common stock. Within 120 days after the effective time, but not later, either the Yodlee stockholder who has complied with the requirements of Section 262 of the DGCL, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the dissenting stockholder, demanding a determination of the value of the shares of Yodlee common stock held by all dissenting stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective time, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Yodlee has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

        If a petition for appraisal is duly filed by a record holder of Yodlee common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Yodlee common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Yodlee common stock at the effective time held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates and book-entry shares.

        In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Yodlee common stock is less than the merger consideration.

        If no party files a petition for appraisal within 120 days after the effective time, then all Yodlee stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective time, vote the Yodlee shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Yodlee shares as of a record date prior to the effective time.

        If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Yodlee stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Litigation Related to the Merger

        Yodlee, each of the members of the Yodlee Board, Envestnet and Merger Sub have been named as defendants in a putative class action challenging the merger in the Court of Chancery of the State of Delaware captioned Suman Inala v. Yodlee, Inc., et al. (Case No. 11461) (filed September 2, 2015). The complaint alleges, among other things, that the Yodlee Board breached its fiduciary duties by failing to ensure that Yodlee stockholders received adequate and fair value for their shares. The complaint also alleges that Envestnet and Merger Sub have aided and abetted these breaches of fiduciary duties. The plaintiff seeks as relief, among other things, an injunction against the merger, rescission of the merger agreement to the extent it is already implemented, an award of damages and attorneys' fees. The defendants believe the lawsuit is without merit.

Restrictions on the Shares of Envestnet Common Stock Received in the Merger

        The shares of Envestnet common stock to be issued in connection with the merger will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Envestnet for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Envestnet and may include the executive officers, directors and significant stockholders of Envestnet.

 THE MERGER AGREEMENT

        The following section summarizes material provisions of the merger agreement, which is included in this proxy statement/prospectus as Appendix A and is incorporated herein by reference. The rights and obligations of Yodlee and Envestnet are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. Yodlee stockholders are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.

        The merger agreement is included in this proxy statement/prospectus only to provide public disclosure regarding its terms and conditions as required by U.S. federal securities laws, and is not intended to provide any factual information about Yodlee or Envestnet. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties:

  •
  were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments;

  •
  may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

  •
  have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

        Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" of this proxy statement/prospectus.

  This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger

        The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub will merge with and into Yodlee, the separate corporate existence of Merger Sub will cease and Yodlee will continue as the surviving corporation and become an indirect wholly owned subsidiary of Envestnet. Each share of Yodlee common stock issued and outstanding prior to the effective time will be converted into a right to receive the consideration as described below. See the section entitled "—Consideration to be Received in the Merger" of this proxy statement/prospectus.

        The rights of Yodlee stockholders who receive Envestnet common stock as merger consideration will be governed by Envestnet's charter and bylaws after the completion of the merger.

Effective Time and Completion of the Merger

        The closing of the merger will occur no later than three business days after all of the conditions to the merger set forth in the merger agreement and described in the section entitled "—Conditions to Completion of the Merger" beginning on page 161 of this proxy statement/prospectus are satisfied or waived, or at such other date as agreed to by Yodlee and Envestnet. The merger will become effective at the effective time when the applicable certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at a later time as agreed to by Yodlee and Envestnet and specified in the certificate of merger.

        At the effective time, Envestnet will become the sole owner of Yodlee and its business. Therefore, current stockholders of Yodlee will cease to have direct ownership interests in Yodlee or rights as stockholders of Yodlee, will not participate directly in any future earnings or growth of Yodlee, will not benefit directly from any appreciation in value of Yodlee and will not bear directly the future risks of Yodlee's operations.

        Following the completion of the merger, Yodlee common stock will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, Yodlee will be a privately held corporation, and there will be no public market for Yodlee common stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with special meetings, no longer applicable to Yodlee. After the effective time, Yodlee will also no longer be required to file periodic reports with the SEC.

        The Board of Directors of Merger Sub at the effective time will be the directors of the surviving corporation from and after the effective time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the charter and bylaws of the surviving corporation.

        Envestnet and Yodlee currently expect the closing of the merger to occur in the fourth quarter of 2015. However, as the merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Envestnet and Yodlee could result in the merger being completed at an earlier time, a later time or not at all.

Consideration to be Received in the Merger

        At the effective time, by virtue of the merger, each share of Yodlee common stock issued and outstanding immediately prior to the effective time, except for (i) shares of Yodlee common stock as to which the holders thereof have not voted in favor of the merger or consented thereto in writing and have demanded appraisal for such shares in accordance with Section 262 of the DGCL and have not effectively withdrawn or lost their rights to appraisal and (ii) shares of Yodlee common stock owned by Yodlee as treasury stock or owned by Envestnet or any direct or indirect wholly owned subsidiary of Envestnet, will be cancelled and converted into the right to receive, without interest, (A) $10.78 in cash (the "per share cash consideration") and (B) the number of validly issued, fully paid and non-assessable shares of Envestnet common stock, determined by dividing $8.10 by the volume weighted average of the sales price per share of Envestnet common stock for the ten full trading days ending on and including the second full trading day prior to the closing of the merger, subject to adjustment pursuant to the terms and conditions of the merger agreement (such volume weighted average of the sales price per share of Envestnet common stock, the "Envestnet stock value" and such number of shares of Envestnet common stock, the "per share stock consideration," together with the per share cash consideration, the "merger consideration"). However, if the Envestnet stock value is less than $39.006, then the Envestnet stock value will be equal to $39.006 and if the Envestnet stock value is greater than $47.674, then the Envestnet stock value will be equal to $47.674.

        To the extent that the sum of (A) the aggregate number of shares of Envestnet common stock issuable pursuant to the foregoing paragraph plus (B) the maximum number of shares of Envestnet common stock issuable, including shares of restricted stock and shares of Envestnet common stock subject to restricted stock awards of Envestnet issuable pursuant to the merger agreement (the sum of the amounts in clauses (A) and (B), the "total stock amount"), would be equal to or greater than 19.9% of the shares of Envestnet common stock outstanding as of immediately prior to the effective time (such amount, the "stock threshold"), the per share stock consideration will be decreased to the minimum extent necessary, such that the total stock amount will not exceed the stock threshold. In such event, the per share cash consideration will be increased by an amount equal to the product of (A) the amount of such reduction in the per share stock consideration pursuant to the preceding sentence multiplied by (B) the Envestnet stock value; provided that (i) the aggregate per share cash consideration will in no event be increased by greater than $32,000,000 and (ii) the total stock amount will in no event exceed the stock threshold.

        As a result of the various limitations described above, the per share stock consideration will never be less than 0.1699 shares of Envestnet common stock. Furthermore, if the Envestnet stock value is at or below $43.52, the per share cash consideration will begin to increase until the Envestnet stock value is at $39.01 at which time the per share cash consideration would be fixed at $11.7579. The table below sets forth the per share cash consideration, per share stock consideration for various Envestnet stock values and aggregate value of the merger consideration (assuming the trading price of the Envestnet common stock is equal to the Envestnet stock value) at various Envestnet stock values.

Envestnet Stock Value	Per Share Cash Consideration	Per Share Stock Consideration	Aggregate Value for Shares of Yodlee Common Stock

$27.00	$11.7579	0.1826	$16.6873
28.00	11.7579	0.1826	16.8699
29.00	11.7579	0.1826	17.0525
30.00	11.7579	0.1826	17.2350
31.00	11.7579	0.1826	17.4176
32.00	11.7579	0.1826	17.6002
33.00	11.7579	0.1826	17.7828
34.00	11.7579	0.1826	17.9653
35.00	11.7579	0.1826	18.1479
36.00	11.7579	0.1826	18.3305
37.00	11.7579	0.1826	18.5130
38.00	11.7579	0.1826	18.6956
39.00	11.7579	0.1826	18.8782
40.00	11.5438	0.1834	18.8800
41.00	11.3276	0.1842	18.8800
42.00	11.1113	0.1850	18.8800
43.00	10.8950	0.1857	18.8800
44.00	10.7804	0.1841	18.8800
45.00	10.7804	0.1800	18.8800
46.00	10.7804	0.1761	18.8800
47.00	10.7804	0.1723	18.8800
48.00	10.7804	0.1699	18.9361

Adjustment to Merger Consideration

        If, during the period between the date of the merger agreement and the effective time, the issued and outstanding Yodlee common stock or Envestnet common stock will have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the per share cash consideration and the per share stock consideration and any other similarly dependent items, as the case may be, will be equitably adjusted to provide to the holders of Yodlee common stock the same economic effect as contemplated by the merger agreement prior to such action, subject to further adjustment in accordance with the merger agreement.

Fractional Shares

        Envestnet will not issue fractional shares of Envestnet common stock pursuant to the merger agreement. In lieu of the issuance of any such fractional share, Envestnet will pay to each former stockholder of Yodlee who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Envestnet stock value by (ii) the fraction of a share of Envestnet common stock (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled (after taking into account all shares of Yodlee common stock owned by such holder as of immediately prior to the effective time).

Conversion of Shares; Exchange of Certificates

        The conversion of Yodlee common stock into the right to receive the merger consideration will occur automatically at the effective time. As soon as reasonably practicable after the effective time, the exchange agent will exchange old certificates representing shares of Yodlee common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement. American Stock Transfer and Trust Company, LLC will be the exchange agent in the merger (the "exchange agent") and will receive your old certificates for the merger consideration and perform other duties as explained in the merger agreement.

Exchange of Certificates

        As promptly as practicable after the effective time, but in no event later than ten days thereafter, Envestnet will cause the exchange agent to mail to each person who was, immediately prior to the effective time, a holder of record of one or more old certificates representing shares of Yodlee common stock that have been converted at the effective time into the right to receive the merger consideration pursuant to the merger agreement, a letter of transmittal and instructions for use in effecting the surrender of the old certificates in exchange for the consideration for certificates representing the number of whole Envestnet common stock, any cash in lieu of fractional shares and the cash portion of the merger consideration, as well as any dividends or distributions to be paid pursuant to the merger agreement. From and after the effective time, upon proper surrender of an old certificate or old certificates for exchange and cancellation to the exchange agent, together with properly completed and duly executed letter of transmittal, the holder of such old certificate or old certificates will be entitled to receive the merger consideration as contemplated in the merger agreement.

        If any new certificate representing shares of Envestnet common stock is to be issued in a name other than that in which the old certificate or certificates surrendered in exchange therefor is or are registered, such old certificate or certificates so surrendered must be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and the person requesting such exchange will be responsible for any required transfer or other similar taxes, or alternatively, establish to the satisfaction of the exchange agent that such tax has been paid or is not payable. After the effective time, there will be no transfers of Yodlee common stock that were issued and outstanding immediately prior to the effective time.

        If any old certificate has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit to that fact and, if required by Envestnet, the posting of a bond in such amount as Envestnet may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

        From and after the effective time, all holders of certificates representing shares of Yodlee common stock or book-entry shares will cease to have any rights as stockholders of Yodlee other than the right to receive the merger consideration and the stock transfer books of Yodlee will be closed.

Withholding

        Envestnet will be entitled to deduct and withhold from the cash portion of the merger consideration, cash in lieu of fractional shares or cash dividends or distributions payable to any Yodlee stockholder the amounts it is required to deduct and withhold under the Internal Revenue Code (the

"Code"), or any state, local or foreign tax law. These withheld amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Treatment of Yodlee Equity Awards

        At the effective time, Yodlee equity awards will be treated as follows:

  Vested Options

        Each vested and exercisable stock option granted pursuant to the equity plans of Yodlee that remains outstanding as of immediately prior to the closing of the merger, including vested stock options, will be exercised immediately prior to the closing of the merger in a cashless net exercise. In a cashless net exercise, Yodlee will retain the number of shares of Yodlee common stock that would otherwise be received on the exercise of such vested stock option to cover the exercise price and any applicable tax withholding obligations and to issue the net number of shares of Yodlee common stock to the holder of the vested stock option. At the effective time, each such share of Yodlee common stock will be converted into the right to receive the sum of the per share cash consideration and per share stock consideration pursuant to the same terms and conditions of the merger agreement as described under the section entitled "—Consideration to be Received in the Merger" in this proxy statement/prospectus.

  Unvested Options

        All outstanding Yodlee unvested stock options will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock pursuant to the terms and conditions of the merger agreement. The number of restricted shares of Envestnet common stock that will be granted in exchange for each unvested Yodlee stock option will be equal to:

  (a)
  the difference between the value of (i) the sum of (A) the per share cash consideration and (B) the value of the per share stock consideration and (ii) the exercise price per share of such unvested stock option, multiplied by

  (b)
  the total number of shares of Yodlee common stock subject to such unvested stock option and divided by

  (c)
  the Envestnet stock value.

The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested stock option will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested stock option.

  Restricted Stock Units

        All outstanding Yodlee restricted stock units granted pursuant to the equity plans of Yodlee that remain outstanding as of immediately prior to the closing of the merger (the "unvested RSUs") will be assumed by Envestnet and converted into awards of restricted shares of Envestnet common stock pursuant to the terms and conditions of the merger agreement. The number of shares of restricted shares of Envestnet common stock that will be issued in exchange for each unvested RSU will be equal to:

  (a)
  the value of the sum of (i) the per share cash consideration and (ii) the value of the per share stock consideration, multiplied by

  (b)
  the total number of shares of Yodlee common stock subject to such unvested RSU and divided by

  (c)
  the Envestnet stock value.

The restricted shares of Envestnet common stock received in connection with the assumption and conversion of such unvested RSUs will vest proportionally on the same dates and be subject to the same terms and conditions generally of each applicable unvested RSU.

        To the extent that the treatment of the Yodlee equity awards in the merger that are subject to the applicable laws of any foreign jurisdiction is not consistent with the laws of such jurisdiction or would result in adverse tax consequences to the award holder, Yodlee, the surviving corporation, and/or Envestnet, Yodlee and Envestnet may adjust the treatment of such affected equity awards to so comply or avoid adverse tax consequences in a manner that yields the award holder the intended economic benefit as described above.

Yodlee Special Meeting

        Yodlee has agreed that it will take, in accordance with applicable law and its charter and bylaws, all action necessary to convene the Yodlee special meeting to be held as promptly as practicable after this proxy statement/prospectus is declared effective for the purpose of obtaining the affirmative vote of the majority of the outstanding shares of Yodlee common stock required in connection with the merger agreement and the merger (the "requisite company vote"), and, if reasonably agreed by Envestnet and Yodlee, upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement. The Yodlee Board has agreed that it will use its reasonable best efforts to obtain from the stockholders of Yodlee the requisite company vote, including by communicating to its stockholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they adopt the merger agreement and approve the merger.

Representations and Warranties

        In the merger agreement, Yodlee has made customary representations and warranties to Envestnet and Merger Sub with respect to, among other things:

  •
  the due organization, valid existence, due qualification or good standing (as applicable), power and authority of Yodlee and its subsidiaries;

  •
  its amended and restated certificate of incorporation and bylaws, each as amended, as in effect as of the date of the merger agreement;

  •
  equity ownership interests in Yodlee's subsidiaries;

  •
  no restrictions on the ability of Yodlee's subsidiaries to pay dividends or distributions except as required by applicable law;

  •
  its capitalization;

  •
  its authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Yodlee;

  •
  the absence of conflicts with, creation of liens upon, or defaults under the constituent documents of Yodlee or certain agreements or applicable laws pursuant to which Yodlee or its subsidiaries are bound as a result of entering into the merger agreement and the consummation of the merger;

  •
  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

  •
  its SEC filings since December 31, 2012, including financial statements contained therein;

  •
  the absence of any material adverse effect on Yodlee or activities carried on by Yodlee or its subsidiaries outside the ordinary course consistent with past practice;

  •
  its internal controls and compliance with the Sarbanes-Oxley Act of 2002;

  •
  the absence of any complaint, allegation, assertion or claim regarding the accounting or auditing practices or procedures of Yodlee or any of its subsidiaries or their respective internal accounting controls, and the absence of reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Yodlee or any of its officers, directors or employees to the Yodlee Board (or any committee thereof);

  •
  matters with respect to broker's fees;

  •
  the absence of certain litigation or investigations;

  •
  tax matters;

  •
  labor and employment matters;

  •
  compliance with applicable laws;

  •
  information relating to Yodlee's contracts;

  •
  environmental matters;

  •
  information relating to Yodlee's property;

  •
  intellectual property matters;

  •
  insurance matters;

  •
  information systems and data security;

  •
  the absence of undisclosed related party transactions;

  •
  the inapplicability of state anti-takeover statutes;

  •
  the receipt by the Yodlee Board of the opinion from Goldman Sachs;

  •
  the absence of any untrue statement of a material fact or omission to state a material fact within this proxy statement/prospectus; and

  •
  information relating to Yodlee's customers.

        In the merger agreement, Envestnet and Merger Sub have made customary representations and warranties to Yodlee with respect to, among other things:

  •
  the due organization, valid existence, due qualification or good standing (as applicable), power and authority of Envestnet, Merger Sub and Envestnet's subsidiaries;

  •
  Envestnet's capitalization;

  •
  Envestnet and Merger Sub's authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Envestnet and Merger Sub;

  •
  the absence of conflicts with, creation of liens upon, or defaults under the constituent documents of Envestnet or Merger Sub or certain agreements or applicable laws pursuant to which Envestnet or Merger Sub are bound as a result of entering into the merger agreement and the consummation of the merger;

  •
  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

  •
  Envestnet's or its subsidiaries' SEC filings since December 31, 2012, including financial statements contained therein;

  •
  the absence of any material adverse effect on Envestnet or activities carried on by Envestnet or its subsidiaries outside the ordinary course consistent with past practice;

  •
  its internal controls and compliance with the Sarbanes-Oxley Act of 2002;

  •
  the absence of any complaint, allegation, assertion or claim regarding the accounting or auditing practices or procedures of Envestnet, Merger Sub, or any of their respective subsidiaries or their respective internal accounting controls, and the absence of reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Envestnet, Merger Sub, or any of their respective subsidiaries, or any of their officers, directors or employees to their respective Board of Directors (or any committee thereof);

  •
  matters with respect to broker's fees;

  •
  the absence of certain litigation or investigations;

  •
  the absence of any untrue statement of a material fact or omission to state a material fact within this proxy statement/prospectus;

  •
  the absence of stock ownership of Yodlee to qualify Envestnet or Merger Sub as an "interested stockholder" of Yodlee under the anti-takeover provisions of the DGCL;

  •
  the financing to be obtained by Envestnet and the sufficiency of such financing, together with cash or other sources immediately available to Envestnet at the closing of the merger, to consummate the merger and other transactions contemplated by the merger agreement; and

  •
  compliance with privacy, data security and data protection laws, regulations, and contractual requirements applicable to personal data.

        Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect, taken as a whole).

        Under the merger agreement, a "material adverse effect" with respect to Envestnet and its subsidiaries or Yodlee and its subsidiaries is generally defined as any change, effect, development, circumstance, condition, state of facts, event or occurrence, individually or in the aggregate, that has a material adverse effect on, with respect to Envestnet or Yodlee, as the case may be, the business, results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that "material adverse effect" will not be deemed to include the impact of:

  (i)
  changes, after the date of the merger agreement, in GAAP, including accounting and financial reporting pronouncements by the SEC;

  (ii)
  changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

  (iii)
  changes, after the date of the merger agreement, in global, national, regional or local political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the industries in which such party and its subsidiaries operate generally and not specifically relating to such party or its subsidiaries;

  (iv)
  any failure by such party to meet any internal or published projections, estimates or expectations of such party's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "material adverse effect" may be taken into account);

  (v)
  changes attributable to the announcement or pendency of the transactions contemplated by the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated thereby or the events leading thereto (provided that the foregoing will not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the merger); or

  (vi)
  any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of the agreement;

except, with respect to (i), (ii) or (iii) above, such effect will be taken into account in the determination of whether a material adverse effect has occurred solely to the extent such effect materially and disproportionately affected Yodlee or Envestnet relative to other participants in the industry in which such party and its subsidiaries operate).

        The representations and warranties contained in the merger agreement will not survive the effective time.

Conduct of Business

  Covenants of Yodlee Relating to Conduct of Its Business

        During the period from the date of the merger agreement to the effective time, except as expressly contemplated or permitted by the merger agreement (including as set forth in Yodlee's confidential disclosure schedule to the merger agreement), required by law, regulation or mandatory policies imposed by any governmental entity or as consented to in writing by Envestnet (such consent not to be unreasonably withheld, conditioned or delayed), Yodlee has agreed to, and will cause its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.

        In addition, during the period from the date of the merger agreement to the effective time, except as set forth in the relevant sections of Yodlee's confidential disclosure schedule to the merger agreement, as expressly contemplated or permitted by the merger agreement or as required by law, regulation or mandatory policies imposed by any governmental entity, Yodlee has agreed not to, and will not permit any of its subsidiaries to, without the prior written consent of Envestnet (such consent not to be unreasonably withheld, conditioned or delayed), with certain exceptions:

          (a)   incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any subsidiary of Yodlee listed on Yodlee's confidential disclosure schedule to the merger agreement);

          (b)   (i) adjust, split, combine or reclassify any capital stock;

            (ii)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Yodlee subsidiary to Yodlee or any of its wholly owned subsidiaries, (B) the acceptance of shares of Yodlee common stock as payment for the exercise price of Yodlee stock options or for withholding taxes incurred in connection with the exercise of Yodlee stock options or the vesting or settlement of Yodlee equity awards or (C) acquisition of shares of Yodlee common stock pursuant to Yodlee rights that arise upon the termination of service of any employee, director or consultant of Yodlee of any of its subsidiaries, in each case in accordance with past practice and, if applicable, the terms of the applicable award agreements, equity plan or non-qualified plan);

            (iii)  grant any stock options, stock appreciation rights, performance units, restricted stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of Yodlee capital stock, other than to new hires in amounts or values consistent with past practice and Yodlee's grant policies relating thereto up to a maximum of 75,000 shares of Yodlee common stock subject to options and 350,000 shares of Yodlee common stock in the form of restricted stock units; or

            (iv)  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Yodlee stock options or the vesting or settlement of Yodlee equity awards or as permitted by the merger agreement;

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary of Yodlee, or cancel, release or assign any indebtedness to any such person, in each case, other than in the ordinary course of business consistent with past practice;

          (d)   make any loans, advances, guarantees or capital contributions to or investments in any person (subject to certain exceptions; provided that Yodlee will consult with Envestnet prior to making any loan, advance or capital contribution to or investment in any subsidiary that would decrease the cash and liquid assets owned and held by Yodlee and its subsidiaries, taken as a whole);

          (e)   make, or commit to make, capital expenditures in excess of $500,000 in the aggregate in excess of Yodlee's capital expenditures budget as in existence on the date of the merger agreement;

          (f)    (i) amend, modify, terminate or otherwise waive, release or assign any rights, claims or benefits of Yodlee or any of its subsidiaries under any material contract if such amendment, modification, termination, waiver, release or assignment would be reasonably expected to be adverse to Yodlee and its subsidiaries, taken as a whole, in any material respect, or (ii) enter into or renew or extend any material contract, other than in each case in the ordinary course of business consistent with past practice;

          (g)   except as required under applicable law or the terms of any Yodlee benefit plan existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), except for increases in compensation or benefits payable to current employees, officers or consultants (who are natural persons) in the ordinary course of business consistent with past practice, (iv) except in the ordinary course of business consistent with past practice, pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance (other than in the ordinary course of business and in amounts consistent with past practice), change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vii) fund any rabbi trust, (viii) terminate the employment or services of any officer other than for cause or for performance-related reasons, or (ix) hire any employee with a base salary greater than $200,000;

          (h)   settle any claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice or in an amount and for consideration not in excess of $350,000 individually or $1,000,000 in the aggregate and that would not impose any restriction material to Yodlee and its subsidiaries taken as a whole or prevent the consummation of the merger and the other transactions contemplated thereby;

          (i)    amend the charter, bylaws or comparable governing documents of Yodlee or its subsidiaries;

          (j)    merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

          (k)   change any method of accounting or accounting principles or practices, except for any such change required by GAAP or by a governmental entity;

          (l)    make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of taxes, or waive or extend the statute of limitations in respect of any taxes;

          (m)  transfer, abandon, or otherwise dispose of any rights to, or obtain or grant any right to any material intellectual property owned by Yodlee or its subsidiaries, or disclose any material trade secrets to any person other than Envestnet, in each case other than in the ordinary course of business consistent with past practice; or

          (n)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors body in support of, any of the foregoing.

  Covenants of Envestnet Relating to Conduct of Its Business

        During the period from the date of the merger agreement to the effective time, except as set forth in Envestnet's confidential disclosure schedule to the merger agreement, as expressly contemplated or permitted by the merger agreement, or as required by law, regulation or mandatory policies imposed by any governmental entity, each of Envestnet and Merger Sub has agreed not to, and will not permit any of its subsidiaries to, without the prior written consent of Yodlee (such consent not to be unreasonably withheld):

          (a)   adjust, split, combine or reclassify any capital stock;

          (b)   amend Envestnet's certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of Yodlee common stock or adversely affect the holders of Yodlee common stock relative to holders of Envestnet common stock or that would materially impede Envestnet's ability to consummate the transactions contemplated by the merger agreement on a timely basis;

          (c)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except

  (A) dividends paid by any Envestnet's subsidiary to Envestnet or any of its wholly owned subsidiaries or (B) the acceptance of Envestnet common stock as payment for the exercise price of, for withholding taxes incurred in connection with the exercise of or the vesting or settlement of, as applicable, Envestnet's equity-based awards, in each case in accordance with past practice and the terms of the applicable award agreements and plan documents);

          (d)   issue or sell any additional shares of Envestnet common stock or securities convertible or exchangeable into, or exercisable for, any shares of Envestnet common stock or any options, warrants or other rights of any kind to acquire any shares of Envestnet common stock, except for (i) issuances of shares of Envestnet common stock in respect of any exercise of Envestnet's stock options or the vesting or settlement of Envestnet's equity-based awards, (ii) transactions between Envestnet and any of its wholly owned subsidiaries or between any of its wholly owned subsidiaries and (iii) issuances of Envestnet's equity-based awards;

          (e)   authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations in excess of $40,000,000 in the aggregate or that would be reasonably expected to affect the ability of Envestnet to consummate the transactions contemplated thereby; or

          (f)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the foregoing.

No Solicitation

        Yodlee has agreed that it will, and will cause its subsidiaries to, use commercially reasonable efforts to cause its and their respective officers, directors, agents, advisors and representatives (collectively, the "representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal; provided, that, prior to receipt of the requisite company vote, in the event Yodlee receives an unsolicited bona fide written acquisition proposal and the Yodlee Board concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, it may, and may permit its subsidiaries and its and its subsidiaries' representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after consultation with its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing, Yodlee must provide notice to Envestnet of its intention to provide such information, and contemporaneously provide or make available such information to Envestnet if not previously provided to Envestnet, and must enter into a non-disclosure agreement with such third party on terms no less favorable to it than the non-disclosure agreement entered into between Envestnet and Yodlee, which non-disclosure agreement will not provide such person with any exclusive right to negotiate with Yodlee, but which non-disclosure agreement need not include any "standstill" or similar provision.

        Yodlee has agreed that it will, and will cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Envestnet with respect to any acquisition proposal. Envestnet will promptly (and in any event within 24 hours) advise Envestnet following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the terms thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and will promptly (and in any event within 24 hours) advise Envestnet of any material related developments, discussions and negotiations on a prompt basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal.

        Yodlee has agreed to, within ten business days after the date of the merger agreement, request and confirm the return or destruction of any confidential information provided to any person (other than Envestnet and its affiliates) pursuant to any non-disclosure agreement. Yodlee has agreed not to, and will cause its subsidiaries not to, and will cause its representatives not to on its or its subsidiaries' behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a non-disclosure agreement referred to and entered into in accordance with the foregoing) relating to any acquisition proposal.

        An "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Yodlee and its subsidiaries or 20% or more of any class of equity or voting securities of Yodlee or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Yodlee and its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Yodlee or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Yodlee and its subsidiaries, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving Yodlee or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Yodlee and its subsidiaries.

        A "superior proposal" means a bona fide written acquisition proposal that did not result from a breach of the foregoing that the Yodlee Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger and the other transactions contemplated thereby, (i) after consultation with its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (after consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of "superior proposal," the references to "20% or more" in the definition of acquisition proposal will be deemed to be references to "a majority."

The Yodlee Board's Recommendation

        The Yodlee Board unanimously (i) determined that the terms of the merger agreement and transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Yodlee and its stockholders, (ii) declared the advisability of the merger agreement, (iii) approved the merger agreement and transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions therein, (iv) recommended that Yodlee's stockholders adopt the merger agreement in accordance with the DGCL and (v) directed that the adoption of the merger agreement be submitted for consideration of Yodlee's stockholders at a meeting duly called and held for such purpose. In addition, the Yodlee Board agreed to include its recommendation in this proxy statement/prospectus.

        The Yodlee Board also agreed that, from the date of the merger agreement until the date the requisite company vote is obtained, neither the Yodlee Board nor any committee thereof will: (1) withdraw or modify in any manner adverse to Envestnet or Merger Sub, or propose publicly to withdraw or modify in any manner adverse to Envestnet or Merger Sub, the recommendation or (2) recommend, declare advisable or propose publicly to recommend or declare advisable, the approval, acceptance or adoption of any acquisition proposal or any acquisition agreement or resolve or agree to take any such action (any such action, resolution or agreement to take such action being referred to herein as an "adverse recommendation change").

        Notwithstanding the foregoing, if prior to obtaining the requisite company vote, the Yodlee Board, after consultation with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by Yodlee of an acquisition proposal (that did not result from a breach of the merger agreement) that the Yodlee Board concludes in good faith constitutes a superior proposal, the Yodlee Board may (x) in connection with such superior proposal, make an adverse recommendation change or (y) terminate the merger agreement for the purpose of causing Yodlee to enter into an acquisition agreement with respect to such superior proposal (provided that Yodlee must pay Envestnet the termination fee in connection with such termination). Prior to taking any actions under clause (x) or (y), the Yodlee Board must have done the following: (i) give Envestnet at least three business days' prior written notice of its intention to take such action, (ii) during the three business days following such written notice, the Yodlee Board and its representatives must negotiate in good faith with Envestnet (to the extent Envestnet desires to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Envestnet and (iii) at the end of such three business day period, the Yodlee Board, taking into account any amendment or modification to the merger agreement proposed by Envestnet and after consultation with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law.

        In addition, if prior to obtaining the requisite company vote, the Yodlee Board, after consultation with its outside counsel and its financial advisors, determines in good faith that, because of the occurrence of an intervening event that the Yodlee Board concludes in good faith that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law, the Yodlee Board may make an adverse recommendation change. Prior to taking such action, the Yodlee Board must have done the following: (i) give Envestnet at least three business days' prior written notice of its intention to take such action, (ii) during the three business days following such written notice, the Yodlee Board and its representatives must negotiate in good faith with Envestnet (to the extent Envestnet desires to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Envestnet and (iii) at the end of such three business day period, the Yodlee Board, taking into account any amendment or modification to the merger agreement proposed by Envestnet and after consultation with its outside counsel and its financial advisors, determines in good faith that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law.

        An "intervening event" means any event, circumstance, change, effect, development or condition that is material to Yodlee and its subsidiaries taken as a whole, that occurs or arises after the date of the merger agreement and prior to obtaining the requisite company vote and that was not, prior to the date of the merger agreement, known by or reasonably foreseeable to the Yodlee Board (or, if known, the consequences of which were not reasonably foreseeable as of the date of the merger agreement); provided, however, that in no event will the trading price of Yodlee common stock or the receipt, existence or terms of an alternative proposal or any matter relating thereto or consequence thereof constitute an intervening event.

Indemnification and Insurance

        From and after the effective time, to the extent permitted by applicable law, Envestnet will cause the surviving corporation to indemnify and hold harmless each present or former director, or officer of Yodlee and its subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the same extent as such persons are indemnified pursuant to Yodlee's and its subsidiaries' respective certificates of incorporation and bylaws (and other similar organizational documents) and any indemnification agreements for indemnification or advancement of expenses, in effect as of the date of the merger agreement between Yodlee or any of its subsidiaries and any of their respective present or former directors and officers.

        For a period of six years after the effective time, the surviving corporation will maintain in effect the current policies of directors' and officers' liability insurance maintained by Yodlee (provided, that the surviving corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Yodlee or any of its subsidiaries arising from facts or events which occurred at or before the effective time (including the transactions contemplated by the merger agreement); provided, however, that the surviving corporation is not obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date of the merger agreement by Yodlee for such insurance (the "premium cap"), and if such premiums for such insurance would at any time exceed the premium cap, then the surviving corporation must maintain policies of insurance which, in the surviving corporation's good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Yodlee may in consultation with Envestnet (and at the request of Envestnet, Yodlee has agreed to use its reasonable best efforts to) obtain at or prior to the effective time a six-year "tail" policy under Yodlee's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Employee Benefit Plans

        The merger agreement provides that:

          (a)   As a result of the merger, each of the current employees of Yodlee and its subsidiaries who remain employed as of the effective time will become employees of the surviving corporation and its subsidiaries (the "Yodlee employees"). For the period beginning on the date of the closing of the merger and ending on December 31, 2016, Envestnet will or will cause the surviving corporation or any successor thereto to maintain (x) base compensation, (y) target bonus and other incentive opportunities consistent with past practice of Yodlee for each employee (subject to satisfaction of applicable performance goals, and the bonus or incentive opportunity does not in any way guarantee any bonus or grant amount and provided further that Envestnet retains the discretion to determine the mix of cash and equity of any such bonus or incentive opportunity distribution consistent with the mix of cash and equity determined for similarly situated employees of Envestnet), and (z) employee benefits that are no less favorable than the benefits provided in the aggregate to similarly situated employees of Envestnet;

          (b)   On or after the date of the closing of the merger upon a transition date to be selected by Envestnet in its sole discretion, Envestnet will, or will cause the surviving corporation and/or the appropriate subsidiaries of Envestnet to permit the Yodlee employees to enroll and participate the employee benefit or compensation plans, programs or arrangements adopted, maintained or contributed to by Envestnet or the surviving corporation and/or their subsidiaries in which employees of Yodlee are eligible to participate (and until such transition date is selected, Envestnet will or will cause Yodlee and/or the appropriate subsidiaries to maintain the corresponding Yodlee benefit plans in which the Yodlee employees are eligible to participate in accordance with their terms). With respect to any Envestnet benefit plans in which the Yodlee employees become eligible to participate on or after the transition date, Envestnet will, or will cause the surviving corporation and/or the appropriate subsidiaries to, no later than the transition date (i) provide the Yodlee employees with service credit for purposes of eligibility, participation, vesting, and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under each applicable Envestnet benefit plan for all periods of employment with Yodlee or any predecessor and, after the effective time of the merger, Envestnet, the surviving corporation, and any subsidiary or affiliate and (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Envestnet benefit plan to be waived with respect to Yodlee employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Yodlee employee participated immediately prior to the effective time of the merger (provided that in no event will any service prior to the effective time of the merger with Yodlee or any of its affiliates or predecessors count as service with Envestnet for purposes of Envestnet's scholarship plan);

          (c)   In the event that any Yodlee employee is terminated without cause at any time during the 12-month period following the effective time, such employee will, subject to signing and not revoking a general release of claims against Yodlee, the surviving corporation, Envestnet and their respective affiliates that becomes effective within sixty (60) days of the date of such termination, be entitled to receive (i) continued base salary for at least three months (without duplication with any payment under any severance or separation plan or program of general applicability maintained by Envestnet or its subsidiaries (collectively, the "Envestnet severance plans") or any individual agreement between such employee and Yodlee, the surviving corporation, Envestnet, or any of their respective subsidiaries) and (ii) with respect to the fiscal year in which such termination occurs, a payment equal to the bonus or variable compensation otherwise payable under any management incentive plan or other similar plan or program maintained by Envestnet or the surviving corporation in which the employee is participating at the time of termination as determined by Envestnet in good faith with such amount no greater than the amount of bonus paid with respect to such employee consistent with past practice and with such bonus amount prorated based on the number of days that the employee was employed by the surviving corporation during such fiscal year. In the event that the employment of any current employee of Yodlee or any of its subsidiaries is terminated without cause at any time after the initial 12-month period of the closing, such employees will be entitled to receive severance benefits equal to the benefits under the Envestnet severance plans, if any. For the avoidance of doubt, any Yodlee employee who is a party to an individual agreement that provides for the payment of severance in any amount or who would be entitled to statutory payments of severance pursuant to local law will not be eligible for the payments described in the foregoing;

          (d)   Yodlee will terminate the Yodlee, Inc. 401(k) Plan effective prior to the effective time, unless Envestnet provides written notice to Yodlee no later than fifteen days prior to the date of the closing of the merger that it should not terminate such plan; and

          (e)   Yodlee has agreed to, as soon as practicable, but in no event later than ten days after the date requested, make available to Envestnet all information reasonably requested by Envestnet in order for Envestnet to determine if any person is reasonably likely to receive payments or benefits in connection with the transactions contemplated by the merger agreement that would not be deductible under Section 280G of the Code.

Reasonable Best Efforts

        Upon the terms and subject to the conditions set forth in the merger agreement, each of Envestnet and Yodlee will, and will cause their respective subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger and, subject to the conditions set forth in the merger agreement, to consummate the transactions contemplated by the merger agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by Yodlee or Envestnet or any of their respective subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement.

Other Covenants and Agreements

        Envestnet and Yodlee have made certain other covenants and agreements with each other regarding various other matters, including, but not limited to:

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  Envestnet's access to Yodlee's and its subsidiaries' information and Envestnet's agreement to make the information available as Envestnet may reasonably request;

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  Envestnet's obligation to cause Envestnet common stock to be issued in the merger to be approved for listing on the NYSE;

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  Yodlee's cooperation with Envestnet and taking of necessary steps to de-list Yodlee common stock from NASDAQ and deregister Yodlee common stock under the Exchange Act;

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  Envestnet's obligation to take all appropriate action so that Anil Arora will be appointed as a director and Vice Chair of the Board of Directors of Envestnet;

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  Envestnet's obligations with respect to obtaining its financing and certain obligations of Yodlee to cooperate with, and provide assistance to Envestnet, in connection with the arrangement of such financing;

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  Envestnet's and Yodlee's obligation to notify the other party of any litigation or claim against it or any of its subsidiaries that (a) questions or would reasonably be expected to question the validity of the merger agreement or the other agreements contemplated thereby or any actions taken or to be taken by Envestnet, Yodlee or their respective subsidiaries or their respective Boards of Directors with respect thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated by the merger agreement; and

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  Envestnet's and Yodlee's obligation to obtain the other party's advance approval before making any press release, public statement with respect to the merger agreement or the transactions contemplated thereby, subject to certain exceptions.

Conditions to Completion of the Merger

  Conditions to the Obligations of Each Party

        The respective obligations of Envestnet, Merger Sub and Yodlee to consummate the merger will be subject to the satisfaction or waiver (where permissible under applicable law) prior to the effective time, of each of the following conditions:

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  the adoption of the merger agreement by the stockholders of Yodlee by the requisite company vote;

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  the authorization for listing on the NYSE of the Envestnet common stock that will be issued pursuant to the merger agreement;

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  this proxy statement/prospectus has been declared effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus has been issued and is in effect and no proceedings for that purpose have been initiated by the SEC and not withdrawn;

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  the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, and the absence of any statute, rule, regulation, order, injunction or decree that has been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger; and

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  the expiration or termination of any waiting period (and extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act.

  Additional Conditions to the Obligations of Envestnet and Merger Sub

        The obligations of Envestnet and Merger Sub to consummate the merger will also be subject to the satisfaction or waiver by Envestnet at or prior to the effective time, of each of the following conditions:

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  the truth and correctness of Yodlee's representations and warranties concerning (i) authority to enter into the merger agreement and to consummate the transactions contemplated thereby, (ii) absence of any material adverse effect on Yodlee and (iii) the inapplicability of state takeover laws, in each case as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date);

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  the truth and correctness in all material respects of Yodlee's representations and warranties concerning its capitalization, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date), except for any failure to be so true and correct that would not increase the aggregate merger consideration to be paid by Envestnet and Merger Sub by more than 2%;

  •
  the truth and correctness in all respects (disregarding all "material adverse effect" and materiality qualifications contained in such representations and warranties) of Yodlee's other representations and warranties in the merger agreement, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date), except for any failure to be so true and correct that, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Yodlee;

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  the receipt by Envestnet of a certificate on behalf of Yodlee certifying as to the satisfaction of the foregoing three conditions; and

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  Yodlee's performance in all material respects of all of its obligations under the merger agreement required to be performed at or prior to the date of the closing of the merger, and the receipt by Envestnet of a certificate on behalf of Yodlee certifying as to the satisfaction of the foregoing.

  Additional Conditions to the Obligations of Yodlee

        The obligations of Yodlee to consummate the merger will also be subject to the satisfaction or waiver at or prior to the effective time, of each of the following conditions by Yodlee:

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  the truth and correctness of Envestnet's and Merger Sub's representations and warranties concerning (i) authority to enter into the merger agreement and to consummate the transactions contemplated thereby and (ii) absence of any material adverse effect on Envestnet, in each case as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date);

  •
  the truth and correctness of Envestnet's representations and warranties concerning its capitalization, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date), except for any failure to be so true and correct that would not increase the capitalization of Envestnet on a fully diluted basis by more than 2%;

  •
  the truth and correctness in all respects (disregarding all "material adverse effect" and materiality qualifications contained in such representations and warranties) of Envestnet's and Merger Sub's other representations and warranties in the merger agreement, as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties which address matters only as of an earlier date, the truth and correctness of which will be determined as of such earlier date), except for any failure to be so true and correct that, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Envestnet;

  •
  the receipt by Yodlee of a certificate on behalf of Envestnet and Merger Sub certifying as to the satisfaction of the foregoing three conditions; and

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  Envestnet's and Merger Sub's performance in all material respects of all of their respective obligations under the merger agreement required to be performed at or prior to the date of the closing of the merger, and the receipt by Yodlee of a certificate on behalf of Envestnet and Merger Sub certifying as to the satisfaction of the foregoing.

        Please refer to the section entitled "—Representations and Warranties" beginning on page 150 of this proxy statement/prospectus for the definition of "material adverse effect."

Termination of the Merger Agreement

        Yodlee, Envestnet and Merger Sub may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, with certain exceptions, either Yodlee or Envestnet may terminate the merger agreement at any time before the consummation of the merger if:

  •
  any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the other transactions contemplated thereby;

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  the merger is not consummated on or before February 15, 2016 (the "termination date"), unless the failure of the consummation of the merger to occur by such date is due to the material breach of the merger agreement by the party seeking to terminate the merger agreement;

  •
  there is a breach of any of the covenants or agreements or any of the representations or warranties of the other party (or any such representation or warranty ceases to be true) set forth in the merger agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by such other party (or failures of such representations or warranties to be true), constitute, if occurring or continuing on the date of the closing of the merger, the failure of a closing condition applicable to such other party, and such breach or failure is not cured within the earlier of the termination date and 45 days following written notice to the other party; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

  •
  the merger agreement was not adopted by the stockholders of Yodlee by the requisite company vote at the Yodlee special meeting or at any adjournment or postponement of the Yodlee special meeting.

        Envestnet may also terminate the merger agreement if, prior to obtaining the requisite company vote:

  •
  the Yodlee Board (or any committee thereof) has effected an adverse recommendation change;

  •
  Yodlee failed to include the company recommendation in the proxy statement/prospectus; or

  •
  Yodlee or the Yodlee Board (or any committee thereof) has willfully and materially breached any of its obligations set forth in the provisions of the merger agreement relating to the Yodlee special meeting of stockholders and recommendation or the provisions relating to acquisition proposals.

Yodlee may also terminate the merger agreement prior to obtaining the requisite company vote to enter into a definitive agreement with respect to a superior proposal after an adverse recommendation change by the Yodlee Board, if (i) Yodlee has satisfied the specified requirements and conditions concerning notification of an adverse recommendation change and negotiation with Envestnet as described above in the section entitled "—The Yodlee Board's Recommendation" beginning on page 157 of this proxy statement/prospectus and (ii) concurrently with the termination of the merger agreement, Yodlee pays to Envestnet the termination fee as described below in the section entitled "—Expenses and Termination Fees; Liability for Breach" beginning on page 164 of this proxy statement/prospectus.

Expenses and Termination Fees; Liability for Breach

        Each party will generally pay all fees and expenses it incurs by it in connection with the merger and the other transactions contemplated by the merger agreement, except that Envestnet and Yodlee will share equally all fees and expenses in relation to the printing, filing and mailing of this proxy statement/prospectus and any filing or other fees paid to the SEC, in each case in connection with the merger.

        If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of Envestnet, Yodlee, Merger Sub, any of their respective subsidiaries or any of the officers or directors of them, except that termination will not relieve either party from any liabilities or damages arising out of its willful and material breach of the merger agreement. The obligation to pay any of the fees and expenses described below, to hold information in confidence pursuant to the non-disclosure agreement between Yodlee and Envestnet, and certain general provisions of the merger agreement, including, but not limited to, provisions relating to expenses, governing law, submission of jurisdiction and waiver of jury trial, will survive the termination of the merger agreement.

        Yodlee has agreed to pay to Envestnet a fee of $17.8 million, if:

  •
  the merger agreement is terminated by either Envestnet or Yodlee due to the merger not being consummated on or before the termination date, or the merger agreement is terminated by Envestnet because of a breach of any of the covenants or agreements or any of the representations or warranties of Yodlee (or any such representation or warranty ceases to be true) set forth in the merger agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by Yodlee (or failures of such representations or warranties to be true), constitute, if occurring or continuing on the date of the closing of the merger, the failure of a closing condition applicable to Yodlee, and such breach or failure is not cured within the earlier of the termination date and 45 days following written notice to Yodlee, and (A) prior to the date of such termination, an acquisition proposal has been made known to senior management of Yodlee or has been made publicly known or any person has publicly announced an acquisition proposal and (B) within 12 months of the date of such termination, Yodlee enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (for purposes of the foregoing, all references in the definition of "acquisition proposal" to "20%" will instead refer to "50%");

  •
  the merger agreement is terminated by either Envestnet or Yodlee due to the merger agreement not being adopted by the stockholders of Yodlee by the requisite company vote at the Yodlee special meeting, or at any adjournment or postponement of the Yodlee special meeting, and (A) prior to the date of such termination, an acquisition proposal has been publicly announced or become publicly known and not withdrawn and (B) within 12 months of the date of such termination, Yodlee enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (for purposes of the foregoing, all references in the definition of "acquisition proposal" to "20%" will instead refer to "50%");

  •
  the merger agreement is terminated by Envestnet due to (A) the Yodlee Board (or any committee thereof) has effected an adverse recommendation change; (B) Yodlee failed to include the company recommendation in the proxy statement/prospectus; or (C) Yodlee or the Yodlee Board (or any committee thereof) has willfully and materially breached any of its obligations set forth in the provisions of the merger agreement relating to the Yodlee special meeting and recommendation or the provisions relating to acquisition proposals; or

  •
  the merger agreement is terminated by Yodlee to enter into a definitive agreement with respect to a superior proposal after an adverse recommendation change by the Yodlee Board pursuant to the merger agreement.

Specific Performance

        Yodlee, Envestnet and Merger Sub are entitled to equitable relief without the requirement of posting security or a bond, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement, in addition to any other remedy to which the parties are entitled at law or in equity.

THE VOTING AGREEMENT

        The summary of the material provisions of the voting agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Appendix B to this proxy statement/prospectus and incorporated by reference herein.

        In connection with the execution of the merger agreement, certain stockholders of Yodlee, consisting of funds affiliated with Warburg Pincus, entered into a voting agreement with Envestnet pursuant to which such stockholders agreed to vote all of their shares of Yodlee common stock in favor of the adoption of the merger agreement. As of the record date, the stockholders who entered into the voting agreement with Envestnet collectively beneficially owned in the aggregate approximately 8,160,691 shares of Yodlee common stock, which represent approximately 26.5% of outstanding shares of Yodlee common stock entitled to vote at the Yodlee special meeting.

        The stockholders who entered into a voting agreement with Envestnet agreed to vote their shares of Yodlee common stock at the Yodlee special meeting:

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  in favor of adoption and approval of the merger agreement and all other transactions contemplated by the merger agreement (whether or not recommended by the Yodlee Board);

  •
  against any action or agreement upon which Yodlee calls its stockholders to vote or consent in breach of the merger agreement; and

  •
  against any acquisition proposal or any proposal for any recapitalization, reorganization, liquidation, dissolution, merger, sale of all or substantially all of Yodlee's assets or other business combination between Yodlee and any other person (other than the merger) that would reasonably be expected to impede, interfere with, delay or materially and adversely affect the consummation of the merger and all other transactions contemplated by the merger agreement.

        These stockholders also granted Envestnet a proxy to vote their shares of Yodlee common stock on any of the foregoing matters at the Yodlee special meeting. These stockholders further agreed to (i) certain restrictions on the sale, assignment, transfer, tender or otherwise disposition of their shares of Yodlee common stock and (ii) waiver and non-pursuit of any appraisal rights with respect to the merger.

        If the merger agreement is lawfully terminated, the voting agreement will also terminate.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of shares of Yodlee common stock whose shares are converted into the right to receive cash and shares of Envestnet common stock pursuant to the merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Yodlee common stock as "capital assets" within the meaning of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under Delaware law. For purposes of this discussion, a "holder" means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

        This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

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  Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

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  Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

  •
  Holders that received their shares of Yodlee common stock in a compensatory transaction; or

  •
  U.S. Holders whose "functional currency" is not the U.S. dollar.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Yodlee common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of Yodlee common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

        We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

        A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of Yodlee common stock who or that is for U.S. federal income tax purposes:

  •
  An individual who is a citizen or resident of the United States;

  •
  A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, or any state thereof or the District of Columbia;

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  An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        The receipt of cash and Envestnet common stock by a U.S. Holder in exchange for shares of Yodlee common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder's gain or loss will be equal to the difference, if any, between the amount of cash and the fair market value of the Envestnet common stock received and the U.S. Holder's adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder's adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of shares at different times or at different prices, for purposes of determining such U.S. Holder's gain or loss, the U.S. Holder must determine its tax basis and holding period separately with respect to each block of shares.

        A U.S. Holder's holding period in the shares of Envestnet common stock received begins the day after the merger is effective. The U.S. Holder's basis in the Envestnet common stock received will be equal to its fair market value at the time the merger is effective.

        Payments of cash made to a U.S. Holder pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless such holder properly establishes an exemption or provides a correct taxpayer identification number, and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or a credited against a holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of shares of Yodlee common stock who or that is not a U.S. Holder or an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

        Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

  •
  The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

  •
  Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

  •
  Yodlee is or has been a "United States real property holding corporation" as such term is defined in the Code, which we refer to as a USRPHC, at any time within the shorter of the five-year period preceding the merger and such Non-U.S. Holder's holding period with respect to the applicable shares of Yodlee common stock, which we refer to as the relevant period, and, if shares of Yodlee common stock are regularly traded on an established securities market (within the meaning of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of Yodlee common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. Yodlee believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the anticipated date of completion of the merger.

        Payments of cash and Envestnet common stock made to a Non-U.S. Holder pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless such holder certifies that it is not a United States person or that it is eligible for another exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or a credited against a holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Payments of cash and Envestnet common stock to a Non-U.S. Holder pursuant to the merger made to or through a foreign office of a foreign broker will generally not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply if the broker has certain connections to the United States.

 CERTAIN BENEFICIAL OWNERS OF YODLEE COMMON STOCK

        The following table sets forth certain information with respect to the beneficial ownership of Yodlee common stock as of August 15, 2015 for:

  •
  each of Yodlee's then directors and nominees for director;

  •
  each of Yodlee's then named executive officers;

  •
  all of Yodlee's then directors and executive officers as a group; and

  •
  each person or group, who beneficially owned more than 5% of its common stock.

        Yodlee has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Yodlee's securities. Unless otherwise indicated below, to Yodlee's knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

        Yodlee has based its calculation of the percentage of beneficial ownership on 30,471,019 shares of Yodlee common stock outstanding as of August 15, 2015. Yodlee has deemed shares of its common stock subject to stock options that are currently exercisable or exercisable within 60 days of August 15, 2015 or issuable pursuant to restricted stock units ("RSUs") which are subject to vesting conditions expected to occur within 60 days of August 15, 2015 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. Yodlee did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Yodlee, Inc., 3600 Bridge Parkway, Suite 200, Redwood City, California 94065. The information provided in the table is based on Yodlee's records, information filed with the SEC and information provided to Yodlee, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Funds affiliated with Warburg Pincus(1)	8,160,691	26.8%
Entities affiliated with Bank of America Corporation(2)	2,807,251	9.2%
Funds affiliated with Institutional Venture Partners(3)	2,773,612	9.1%
ACI Worldwide Corp.(4)	2,772,431	9.1%
Funds affiliated with Accel Partners(5)	2,029,908	6.7%
Named Executive Officers and Directors:
Anil Arora(6)	936,177	3.0%
Eric Connors(7)	159,014	0.5%
William Parsons(8)	235,169	0.8%
Gayle Crowell(9)	92,573	0.3%
Patrick T. Hackett(10)	8,178,451	26.8%
William Harris(11)	81,711	0.3%
Bruce C. Felt(12)	27,377	0.1%
Mark Jung(13)	3,811	0.0%
All Executive Officers and Directors as a Group (14 people)(14)	10,527,983	32.4%

(1)
Includes 7,908,536 shares by Warburg Pincus Private Equity VIII, L.P. (WP VIII), 229,237 shares held by Warburg Pincus Netherlands Private Equity VIII C.V. I (WP VIII Netherlands) and 22,918

  shares held by WP-WP VIII Investors, L.P. as successor in interest to Warburg Pincus Germany Private Equity VIII, KG. (WP VIII Investors, and together with WP VIII and WP VIII Netherlands, the WP VIII Funds). WP-WP VIII Investors LLC, (WP VIII Investors GP), is the general partner of WP VIII Investors. Warburg Pincus Partners LLC (WP Partners), is the sole member of WP VIII Investors GP, and the general partner of WP VIII and WP VIII Netherlands. Warburg Pincus & Co., (WP), is the managing member of WP Partners. Warburg Pincus LLC, (WP LLC), is the manager of the WP VIII Funds. Charles R. Kaye and Joseph P. Landy are the managing general partners of WP, and the managing members and co-chief executive officers of WP LLC and may be deemed to share voting and investment control for the Warburg Pincus entities. Patrick T. Hackett, a partner of WP and a member and managing director of WP LLC, is a member of Yodlee's board of directors. Ms. Crowell, a member of Yodlee's board of directors, is a consultant to the WP Entities, and has no voting or investment control with respect to these shares. The principal address of Warburg Pincus & Co. is 450 Lexington Ave., New York, New York 10017.

(2)
Includes 2,787,944 shares held by Banc of America Strategic Investments Corporation (BASIC) and 19,307 shares held by Banc of America Strategic Ventures, Inc. (BASV). Each of BASIC and BASV are wholly owned subsidiaries of Bank of America Corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Each of BASIC and BASV may be deemed to share beneficial ownership of the shares with Bank of America Corporation. The principal address of the Bank of America Corporation is Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255.

(3)
Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X (collectively, the IVP Funds). IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of Yodlee directly. The Managing Directors also own no securities of Yodlee directly. The principal address for the IVP Funds is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(4)
ACI Worldwide Corp., successor in interest to S1 Corporation, is a wholly-owned subsidiary of ACI Worldwide, Inc. (ACI). ACI is a provider of electronic payments for financial institutions and electronic payment software, and ACI Worldwide Corp. is the beneficial owner of the shares. Messrs. Scott Behrens and Craig Maki are members of ACI's investment committee which exercises voting and investment control over the shares. The principal address of ACI Worldwide, Inc. is 3520 Kraft Road, Suite 300, Naples, Florida 34105. The principal address of ACI Worldwide Corp. is 6060 Coventry Drive, Elkhorn, NE 68022.

(5)
Includes 1,477,779 shares held by Accel VII L.P. (A7), 369,441 shares held by Accel Internet Fund III L.P. (AIF3) and 182,688 shares held by Accel Investors '99 L.P. (AI99). Accel VII Associates, L.L.C. is the general partner of A7, and Accel Internet Fund III Associates L.L.C is the general partner of AIF3. Arthur C. Patterson, James R. Swartz and James Breyer are the managing members of Accel VII Associates, L.L.C. and Accel Internet Fund III Associates L.L.C and may be deemed to share voting and investment control over the shares held by A7 and AIF3. Messrs. Patterson, Swartz and Breyer are the general partners of AI99 and may be deemed to share voting and investment control over the shares held by AI99. The principal address of Accel Partners is 428 University Ave., Palo Alto, California 94301.

(6)
Includes 648,187 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after August 15, 2015.

(7)
Includes 152,404 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after August 15, 2015. Mr. Connors' employment with Yodlee terminated effective September 15, 2015.

(8)
Includes 235,169 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after August 15, 2015.

(9)
Includes 58,564 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after August 15, 2015.

(10)
Consists of 8,160,691 shares held by entities affiliated with Warburg Pincus & Co. and 14,312 shares issuable upon exercise of options and RSUs exercisable within 60 days after August 15, 2015. Mr. Hackett is a partner of WP and a member and managing director of WP LLC and as a result may be deemed to beneficially own the shares owned by entities affiliated with Warburg Pincus & Co. Mr. Hackett disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.

(11)
Includes 42,302 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after August 15, 2015.

(12)
Includes 25,409 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after August 15, 2015.

(13)
Includes 3,811 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after August 15, 2015.

(14)
Includes 1,975,411 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after August 15, 2015.

 DESCRIPTION OF ENVESTNET CAPITAL STOCK

        Envestnet is authorized to issue 500,000,000 shares of common stock, par value $0.005 per share, and 50,000,000 shares of undesignated preferred stock. The following is a summary description of the material terms of Envestnet's capital stock. Envestnet's amended and restated bylaws and Envestnet's amended and restated certificate of incorporation, which are incorporated as exhibits herein by reference, provide further information about Envestnet's capital stock.

Common Stock

        As of October 12, 2015, there were 35,891,537 shares of Envestnet common stock outstanding.

        The holders of Envestnet common stock are entitled to one vote per share on all matters to be voted upon by stockholders, including elections of directors. No holder of Envestnet common stock may cumulate votes in voting for directors. Subject to the rights of any holders of any outstanding preferred stock, the holders of Envestnet common stock are entitled to receive dividends, if any, that the Board of Directors may from time to time declare out of funds legally available. In the event of Envestnet's liquidation, dissolution or winding up, the holders of Envestnet common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

        The Envestnet common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Envestnet common stock. All outstanding shares of Envestnet common stock are fully paid and non-assessable, and the shares of Envestnet common stock to be issued by Envestnet in connection with the merger will be fully paid and non-assessable.

        The rights, preferences and privileges of holders of Envestnet common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Envestnet may designate and issue in the future.

Preferred Stock

        Envestnet's Board of Directors has the authority, without action by Envestnet's stockholders, to designate and issue preferred stock in one or more series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series. The issuance of preferred stock may delay, impede or prevent the completion of a merger, tender offer or other takeover attempt of Envestnet without further action of its stockholders, including a tender offer or other transaction that some, or a majority, of its stockholders might believe to be in their best interests or in which stockholders may receive a premium for their stock over its then current market price. At present, Envestnet has no plans to issue any preferred stock following the merger.

Anti-Takeover Effects of Provisions of Envestnet's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

  Board of Directors

        Envestnet's amended and restated certificate of incorporation and amended and restated bylaws provide:

  •
  That the Board of Directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

  •
  That there is no cumulative voting in the election of directors;

  •
  That directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the shares of Envestnet's capital stock entitled to vote; and

  •
  That any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may only be filled by vote of a majority of the directors then in office.

        These provisions could make it more difficult for a third party to acquire Envestnet or discourage a third party from acquiring Envestnet.

  Stockholder Actions and Special Meetings

        Envestnet's amended and restated certificate of incorporation and amended and restated bylaws also provide that:

  •
  Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  •
  Special meetings of the stockholders may only be called by the Chairman of the Board of Directors, Envestnet's Chief Executive Officer, or by the Board of Directors.

        Envestnet's amended and restated bylaws provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to Envestnet. These provisions could delay stockholder actions which are favored by the holders of a majority of Envestnet's outstanding voting securities until the next stockholders meeting. These provisions may also discourage another person or entity from making a tender offer for Envestnet common stock because such person or entity, even if it acquired a majority of Envestnet's outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting and not by written consent.

  Amendment

        Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless a corporation's certificate of incorporation requires a greater percentage. Envestnet's amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of Envestnet's capital stock entitled to vote to amend or repeal any provision of its amended and restated certificate of incorporation relevant to the foregoing. Envestnet's amended and restated bylaws may be amended or repealed by a majority vote of the Board of Directors or the holders of at least 66 2/3% of the shares of Envestnet's capital stock issued and outstanding and entitled to vote. The stockholder vote with respect to charter amendments would be in addition to any separate class or series vote that might in the future be required.

  Preferred Stock

        The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of Envestnet.

        These and other provisions may deter hostile takeovers or delay changes in control or management of Envestnet.

  Delaware Business Combination Statute

        Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

  •
  Prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

  •
  On or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

  •
  Any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

  •
  The affiliates and associates of any such person.

        Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Envestnet has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring Envestnet to negotiate in advance with its Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in Envestnet's management. It is possible that these provisions could make it more difficult to accomplish transactions which Envesnet's stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        The transfer agent and registrar for Envestnet common stock is American Stock Transfer & Trust Company, LLC.

NYSE Listing

        Envestnet common stock is listed on the NYSE under the symbol "ENV."

COMPARISON OF STOCKHOLDERS' RIGHTS

        The rights of Envestnet stockholders are governed by Delaware law, the Envestnet charter and the Envestnet bylaws, each as amended to date. Upon completion of the merger, the rights of Yodlee stockholders who exchange their shares of Yodlee common stock for shares of Envestnet common stock in the merger will be governed by Delaware law, the Envestnet charter and the Envestnet bylaws.

        The following is a summary of the material differences between the rights of holders of Envestnet common stock and the rights of holders of Yodlee common stock, but does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. The Envestnet charter, the Envestnet bylaws, the Yodlee charter and the Yodlee bylaws are subject to amendment in accordance with their terms. Copies of these governing corporate instruments as currently in effect are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under the section entitled "Where You Can Find More Information" of this proxy statement/prospectus.

Yodlee	Envestnet
AUTHORIZED SHARES

Authorized Shares. The aggregate number of shares which Yodlee is authorized to issue is 155,000,000, consisting of (i) 5,000,000 shares of preferred stock, par value $0.001 per share, and (ii) 150,000,000 shares of common stock, par value $0.001 per share.
Authorized Shares. The aggregate number of shares which Envestnet is authorized to issue is 550,000,000, consisting of (i) 50,000,000 shares of preferred stock, par value $0.005 per share, and (ii) 500,000,000 shares of common stock, par value $0.005 per share.
Common Stock. As of the record date, Yodlee had issued and outstanding 30,819,117 shares of common stock and no shares were held in treasury.	Common Stock. As of the record date, Envestnet had issued 47,828,656 shares of common stock, of which 35,891,537 shares were outstanding and 11,937,119 shares were held in treasury.

Preferred Stock. The Yodlee charter authorizes the Yodlee Board to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series. The Yodlee charter also authorizes the Board of Directors to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be more favorable than the rights of holders of Yodlee common stock.

As of the record date, Yodlee had no preferred stock issued and outstanding.

Preferred Stock. The Envestnet charter authorizes the Envestnet Board of Directors to provide for the issuance of up to 50,000,000 shares of preferred stock in one or more series. The Envestnet charter also authorizes the Board of Directors to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be more favorable than the rights of holders of Envestnet common stock.

As of the record date, Envestnet had no preferred stock issued and outstanding.

Yodlee	Envestnet
VOTING RIGHTS

Under the Yodlee charter, each holder of Yodlee common stock is entitled to one vote for each share of common stock they hold on all matters to be voted on by Yodlee's stockholders. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of Yodlee or as required by law, all voting rights of Yodlee will be vested in the holders of Yodlee common stock.
Under the Envestnet charter, each holder of Envestnet common stock is entitled to one vote for each share of common stock they hold on all matters to be voted on by Envestnet's stockholders. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of Envestnet or as required by law, all voting rights of Envestnet will be vested in the holders of Envestnet common stock.
SUPERMAJORITY VOTING

Under the Yodlee bylaws, Yodlee stockholders' right to adopt, amend or repeal the Yodlee bylaws requires, among other things, the affirmative vote of 66 2/3% of the total voting power of all of the then-outstanding voting securities.
Under the Envestnet bylaws, Envestnet stockholders' right to adopt, amend or repeal the Envestnet bylaws requires, among other things, the affirmative vote of 66 2/3% of the total voting power of all of the then-outstanding voting securities.

Yodlee	Envestnet
AMENDMENTS TO THE CHARTER

Under the DGCL, a charter amendment requires a board resolution approving the amendment and approval by a majority of the outstanding stock entitled to vote thereon, unless the charter requires a greater proportion for approval or the DGCL or charter imposes a class or series vote. The Yodlee charter requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of Yodlee's capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal, or adopt provisions to the Yodlee charter concerning, among other things:
Under the DGCL, a charter amendment requires a board resolution approving the amendment and approval by a majority of the outstanding stock entitled to vote thereon, unless the charter requires a greater proportion for approval or the DGCL or charter imposes a class or series vote. The Envestnet charter requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of Envestnet's capital stock entitled to vote generally in the election of directors, voting together as a single class, to approve amendments to the Envestnet charter concerning, among other things:

•

the supermajority required for the removal of a Yodlee director;

•

the supermajority required for stockholder adoption, amendment or repeal of the Yodlee bylaws;

•

the limitation on stockholder action by consent;

•

the limitation on stockholders ability to call a special meetings of Yodlee's stockholders; and

•

the limitation on director liability and indemnification.

•

the supermajority required for stockholder adoption, amendment or repeal of the Envestnet bylaws;

•

the limitation on stockholder action by consent;

•

the limitation on stockholders ability to call a special meetings of Envestnet's stockholders; and

•

the designation the Delaware Chancery Court as the exclusive forum for (i) any derivative action or proceeding brought on behalf of Envestnet, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Envestnet, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine.

AMENDMENTS TO THE BYLAWS

Under the Yodlee charter and bylaws, Yodlee stockholders' right to adopt, amend or repeal the Yodlee bylaws requires, among other things, the affirmative vote of 66 2/3% of the total voting power of all of the then-outstanding voting securities. Under the Yodlee charter and bylaws, the Yodlee Board may adopt, amend or repeal the Yodlee bylaws by a majority of the whole board.
Under the Envestnet bylaws, Envestnet stockholders' right to adopt, amend or repeal the Envestnet bylaws requires, among other things, the affirmative vote of the holders of 66 2/3% of the Envestnet stock then outstanding and entitled to vote. Under the Envestnet charter and bylaws, the Envestnet Board of Directors may adopt, amend or repeal the Envestnet bylaws by a majority of the directors then in office.

Yodlee	Envestnet
SPECIAL MEETINGS OF STOCKHOLDERS

Under the Yodlee charter and bylaws, special meetings of stockholders may be called at any time by the Yodlee Board, by the chairperson of the Yodlee Board, or by Yodlee's chief executive officer. Special meetings of stockholders may not be called by Yodlee's stockholders. The notice of a special meeting of stockholders shall include the purpose for which the meeting is called.
Under the Envestnet charter and bylaws, special meetings of stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer or by a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting is limited to matters relating to the purpose or purposes stated in the notice of meeting.
STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the Yodlee bylaws, for nominations of directors and other proposals properly brought before a meeting of stockholders by a stockholder, timely written notice must be given. In general, for nominations of directors at annual meetings that are election meetings and for other proposals properly brought before an annual meeting by a stockholder to be considered timely, a stockholder's notice must be received by the Yodlee secretary at Yodlee's principal executive offices not later than the 45th day nor earlier than the 75th day prior to the one-year anniversary of the date on which Yodlee first mailed its proxy materials or a notice of availability of proxy materials (whichever was earlier) for the preceding year's annual meeting of stockholders.
Under the Envestnet bylaws, for nominations of directors and other proposals properly brought before an annual meeting of stockholders by a stockholder, timely written notice must be given containing specified information. In general, for nominations of directors and for other proposals to be considered timely, notice must be received by Envestnet's secretary not more than 120 days nor less than 90 days in advance of the anniversary of the date of Envestnet's proxy statement provided in connection with the previous year's annual meeting of stockholders.
STOCKHOLDER ACTION BY WRITTEN CONSENT
Stockholder action by written consent is prohibited by the Yodlee charter.	Stockholder action by written consent is prohibited by the Envestnet charter.
BOARD OF DIRECTORS
Number of Directors
The Yodlee charter provides that the number of directors shall be determined from time to time solely by resolution of the Yodlee Board. The Yodlee Board currently has six directors.
The Envestnet bylaws provide that the number of directors on the Envestnet Board of Directors shall be not fewer than 5 nor more than 11, and that within such range, the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office. The Envestnet Board of Directors currently has 8 directors.

Yodlee	Envestnet
Classification
The Yodlee Board is divided into three classes. Under the Yodlee charter, one class of directors is elected at each annual meeting of stockholders for a term of three years.	The Envestnet Board of Directors is divided into three classes. Under the Envestnet bylaws, one class of directors is elected at each annual meeting of stockholders for a term of three years.
Removal

Under the Yodlee charter, a director may be removed from office only for cause by the affirmative vote of the holders of 66 2/3% of the voting power of all of the then-outstanding capital stock of Yodlee entitled to vote thereon.
Under the DGCL and the Envestnet bylaws, any director or the entire Board of Directors of Envestnet may be removed, but only for cause, by the holders of a majority of the voting power of the capital stock issued and outstanding then entitled to vote at an election of directors.
Vacancies

Under the Yodlee charter, vacancies in the Yodlee Board and newly created directorships shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A Yodlee director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen and until a successor has been elected and qualified. Under the charter, the number of directors constituting the entire Yodlee Board may not be reduced to shorten the term of any incumbent director.
Under the Envestnet bylaws, vacancies in the Board of Directors and newly created directorships shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. An Envestnet director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen and until a successor has been elected and qualified.
Special Meetings of the Board

Under the Yodlee bylaws, special meetings of the board may be held whenever called by the chairperson of the Yodlee Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.	Under the Envestnet bylaws, special meetings of the board may be held whenever called by the chairman of the board, the chief executive officer, the president or any two directors.

Yodlee	Envestnet
Director Liability and Indemnification

Under the Yodlee charter, to the fullest extent permitted by the DGCL, no director will be personally liable to Yodlee or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
The Envestnet charter provides that a director of Envestnet will not be personally liable to Envestnet or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty, (ii) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Yodlee bylaws provide that Yodlee will indemnify its directors and officers to the fullest extent authorized by the DGCL against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, but in each case only if and to the extent such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The Envestnet charter and bylaws provide that Envestnet will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of Envestnet, or such person is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
STOCKHOLDER RIGHTS PLAN
Yodlee does not have a stockholder rights plan currently in effect, but under Delaware law, the Yodlee Board could adopt such a plan without stockholder approval.	Envestnet does not have a stockholder rights plan currently in effect, but under Delaware law, the Envestnet Board of Directors could adopt such a plan without stockholder approval.

Yodlee	Envestnet
BUSINESS COMBINATIONS
The Yodlee charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations.	The Envestnet charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations.

The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. Yodlee has not opted out of Section 203 in the Yodlee charter and is therefore governed by the terms of this provision of the DGCL.
The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. Envestnet has not opted out of Section 203 in the Envestnet charter and is therefore governed by the terms of this provision of the DGCL.

DESCRIPTION OF YODLEE'S BUSINESS

Overview

        Yodlee is a leading technology and applications platform powering dynamic innovation for digital financial services in the cloud. Yodlee refers to its platform as the Yodlee Financial Cloud. Yodlee's vision is to empower lives with innovative digital financial services. Yodlee's customers include financial institutions, Internet services companies providing innovative financial solutions and third-party developers of financial applications. As of June 30, 2015, more than 900 organizations in over 15 countries use the Yodlee platform to power their consumer-facing digital offerings, and Yodlee receives subscription fees for 20.7 million of these consumers, whom Yodlee refers to as Yodlee's paid users.

        Yodlee serves two main customer groups, financial institutions, or FI, customers and Internet services companies providing innovative financial solutions, which Yodlee refer to as Yodlee's Yodlee Interactive, or YI, customers. Yodlee provides FI customers with access to the Yodlee Financial Cloud (Yodlee's platform and secure, open application programming interfaces, or APIs) and FinApps (end-user facing applications powered by Yodlee's platform and APIs). Yodlee's platform and APIs enable FI customers to receive end user-permissioned transaction data elements that Yodlee aggregates and cleanses, as well as to enable Yodlee's money movement solutions. The FinApps powered by Yodlee's platform and APIs can be subscribed to individually or in combinations that include personal financial management, wealth management, card, payments and small-medium business, or SMB, solutions. Yodlee's YI customers are Internet services companies and third-party developers, who use Yodlee's platform to develop new applications and enhance existing solutions. Yodlee's YI customers operate in a number of sub-vertical markets, including wealth management, personal financial management, small business accounting, small business lending and authentication. These customers use the Yodlee platform to build solutions that leverage Yodlee's open APIs and access to a large end user base. In addition to aggregated transaction-level account data elements, Yodlee provides YI customers with secure access to account verification, money movement and risk assessment tools via Yodlee's APIs. Yodlee plays a critical role in bringing innovation from Internet services companies to financial institutions through the Yodlee Financial Cloud. For example, Yodlee's YI customers use Yodlee's solutions in diverse applications such as: providing working capital to small businesses online; personalized financial management, planning and advisory services; ecommerce payment solutions; and online accounting systems for small businesses. Yodlee provides access to its solutions across multiple channels, including web, tablet and mobile.

        Yodlee's financial institution customers encompass many of the leading financial institutions, including 11 of the 20 largest banks in the United States, which hold 81% of the total assets of the top 20 U.S. banks (based on total assets as of December 31, 2014). These institutions subscribe to the Yodlee platform to power offerings that Yodlee believes improve consumer satisfaction and enhance engagement, while capturing cross-sell and up-sell opportunities. Yodlee estimate that its current network of financial institution customers alone reaches more than 100 million end users, representing a significant opportunity to potentially grow Yodlee's paid user base within existing customers. Yodlee's customers that are Internet services companies have an increasingly large and diverse base of users that also provides additional potential growth opportunities.

        Financial institutions today operate in a highly fragmented, complex and regulated environment. At the same time, consumers and small businesses struggle to manage their increasingly complex finances, often across multiple online financial accounts at a variety of financial institutions, each with a different interface and login procedure. In addition, a new wave of Internet services companies is changing the way that consumers and small businesses manage their finances and transact online. As competition in the financial services industry has increased and financial institutions have concentrated resources on the sale of financial products, these institutions are seeking innovative technology solutions to improve their end users' experience and enhance engagement, while capturing data-driven cross-sell and up-sell opportunities.

        The financial services industry is undergoing a technological shift. Outdated enterprise hardware and software is being replaced by cloud-driven solutions that are easier and less expensive to implement, update and manage. Banks continue to spend heavily on IT in order to compete effectively in an increasingly competitive environment. According to a January 2015 report ("IT Spending in Banking: A North American Perspective") published by Celent, an international financial research and consulting firm, total bank information technology spending across North America, Europe, and Asia-Pacific will grow to $196.7 billion in 2015, an increase of approximately 4.6% over 2014. Celent estimates that in 2014 U.S. and Canadian banks alone spent a total of $12.1 billion on external software, which includes purchasing costs and licensing fees associated with third-party packaged software solutions. In addition, according to a February 2015 report ("IT Spending in Banking: A Global Perspective") also published by Celent, European banks spent $14.7 billion on external software in 2014, bringing total spend on external software by U.S., Canadian and European banks to $26.8 billion. Celent projects that this combined spending will increase to $32.9 billion in 2016. Yodlee believes that as financial institutions continue to spend on technology, a growing proportion of that spending will shift from outdated internally-developed or custom-built enterprise software to cloud-based solutions. In addition to the large opportunity that Yodlee has with traditional financial institutions, Yodlee believes that it also has a significant opportunity with Internet services companies providing innovative financial solutions.

        The Yodlee Financial Cloud delivers a wide variety of FinApps, and also enables Yodlee's customers to develop their own applications through Yodlee's open APIs, that deliver trusted and secure data, money movement solutions, and other feature functionality. Yodlee's FinApps are targeted at the retail financial, wealth management, small business, card and other financial solutions sectors. These FinApps help consumers and small businesses simplify and manage their finances, review their financial accounts, track their spending, calculate their net worth, and perform a variety of other activities. Examples of FinApps include Yodlee's Expense FinApp, which helps consumers track their spending, and a Payroll FinApp from a third party, which helps small businesses process their payroll.

        Yodlee provide subscription services on a business-to-business-to-consumer, or B2B2C, basis to financial services clients, whereby Yodlee's customers offer Yodlee-based solutions to their customers, whom Yodlee refer to as end users. On a business-to-business, or B2B, basis Yodlee deliver the same platform to third-party developers.

        Yodlee also offers data solutions and market research services that enhance the value of Yodlee's solutions to Yodlee's customers and provide insights derived from small, scrubbed, non-identified and dynamic samples from a massive population of end user-permissioned transaction-level data that Yodlee gathers and refines. Yodlee's platform collects a wide variety of end user data from over 14,000 sources and puts it in a common repository. Beyond collecting user-permissioned, non-identified transaction data elements, Yodlee's platform performs a data refining process and augments the data with additional information from a variety of other sources. Yodlee enriches the data with a proprietary twelve-step process, adding such elements as categorization and merchant identification for bank or credit card account data and investment holding identification for investment account data. With this enhanced data, Yodlee enables its customers to offer better applications and more personalized solutions to end users.

        Yodlee believes that its brand leadership, innovative technology and intellectual property, large customer base, and unique data gathering and enrichment provide it with competitive advantages that have enabled it to generate strong growth.

        Yodlee's solutions benefit its customers and their end users in a wide variety of ways. For both Yodlee's FI and YI customers, providing Yodlee-powered solutions improves their end user satisfaction and retention, accelerates speed to market, creates technology savings and enhances their data analytics solutions and market research capabilities. For Yodlee's customers' end users, Yodlee's solutions provide better access to their financial information and more control over their finances, leading to more informed and personalized decision making. For Yodlee's customers who are members of the developer community, Yodlee's solutions provide access to critical data and payments solutions, faster speed to market and enhanced distribution.

        Yodlee's technology infrastructure is designed to provide a highly accessible and secure multi-tenant cloud-based platform across hundreds of customers and millions of end users. Yodlee's solutions use a single code base for all customers and are globally accessible across multiple digital channels. Yodlee's multi-tenancy model uses a common data model for all customers but isolates data with logical technical and administrative controls and separate encryption keys for each customer. Yodlee's architecture utilizes state-of-the-art technologies to achieve enhanced availability, scalability and security.

        Yodlee believes a large addressable market and the need for innovative digital financial services give it the opportunity to grow considerably in the near term. Yodlee's growth strategy addresses two key drivers of Yodlee's business: number of paid users and revenue per paid user. As Yodlee looks to grow the number of paid users on Yodlee's platform, Yodlee intends to focus on increasing penetration within Yodlee's existing customer base, signing new customers, and expanding internationally. Yodlee also intends to drive additional revenue per paid user by introducing new solutions like data analytics solutions and market research services and by pursuing revenue-sharing opportunities from premium FinApps.

        Yodlee's revenues were $50.6 million, $89.1 million, $70.2 million, and $57.8 million for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013, and 2012, respectively. A substantial portion of Yodlee's revenues has been derived from contractually-recurring subscription revenues, and Yodlee's solutions are integrated into Yodlee's customers' business processes driving strong customer retention. Yodlee's subscription revenue net retention rate, which Yodlee uses as a measure of Yodlee's ability to retain Yodlee's customers through renewals of subscription agreements and to expand the number of Yodlee's paid users, was 121%, 124%, 123% and 114% for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013, and 2012, respectively. Yodlee generates revenues primarily from subscription fees and professional service fees. Subscription revenue has been a growing majority of Yodlee's revenues and accounted for 87%, 85%, 81% and 77% of Yodlee's revenue during the six months ended June 30, 2015 and the years ended December 31, 2014, 2013 and 2012, respectively.

        Yodlee's customer agreements typically provide for an initial three-year term, and many have a majority of subscription and support revenue derived from committed minimum fees pursuant to which Yodlee's customers generally commit to a minimum level of paid users. As paid users grow across Yodlee's platform in excess of the guaranteed minimum level, customers are required to pay additional usage fees. As usage increases and customers are required to pay additional usage fees, over time a more significant proportion of Yodlee's revenue may be derived from usage by paid users. Yodlee also generates revenue from professional services, primarily relating to the implementation and configuration of Yodlee's solutions for Yodlee's customers. The contractual nature of a significant proportion of Yodlee's revenue, together with favorable revenue retention rates, have historically assisted it in predicting Yodlee's near-term revenues and reduced the variability of Yodlee's projected revenue and cash flows.

        Except in 2010, Yodlee has not been profitable on an annual basis since Yodlee's formation. Yodlee experienced a net loss of $5.6 million, $7.0 million, $1.2 million and $6.5 million for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013 and 2012, respectively. Yodlee's accumulated deficit was $362.8 million and $357.2 million as of June 30, 2015 and December 31, 2014, respectively.

Industry Background

Consumers and Small Businesses are Struggling to Effectively Manage Their Finances

        The complex and fragmented nature of the financial industry makes managing finances a stressful and frustrating activity for consumers and small businesses. Having multiple accounts requires the navigation of a variety of user interfaces and management of multiple sets of logins. Maintaining this number of disparate accounts can be complex, frustrating and time consuming as consumers struggle to gain an accurate and holistic view of their personal finances and to manage financial tasks like monitoring cash balances, budgeting and paying bills. Small businesses also struggle with effectively managing basic financial tasks, such as cash flow and expense management, invoicing and payroll. These event-driven processes are fragmented, giving rise to the need for a centralized platform that can consolidate consumers' and small businesses' finances and make these necessary everyday tasks seamless, integrated and able to be performed across multiple channels.

        Widespread improvements in consumer-facing technologies in other sectors, such as media (Apple in music, Netflix/Hulu/Vudu in video), employee benefits (Benefitfocus), local service access (OpenTable, Yelp, Uber, Angie's List), and navigation (Google, Inrix, NavTeq), are driving user expectations for simpler and easier experiences in managing their finances. A similar opportunity to innovate exists within the digital financial services industry, enabling consumers and small businesses to simplify and more easily manage their finances.

Financial Institutions Have Challenges and Opportunities to Engage and Retain Their Customers

        Historically, the banker-customer relationship was rooted in human interaction and underpinned by the importance of customer satisfaction. As competition in the industry increased, FIs began to concentrate more resources on the sale of financial products. Customers have become more likely to fulfill their financial needs with multiple FIs, shopping around for the best mortgage deal, lowest credit card interest rate, or highest savings account rate. FIs are increasingly challenged in retaining their role as a trusted advisor. As a result, FIs are seeking innovative technology solutions to enhance customer engagement while capturing cross-sell and up-sell opportunities.

        As FIs compete for more of their customers' business, customer experience and satisfaction has become increasingly important. Today, customer satisfaction is driven by the ease and functionality of digital financial services, rather than the branch banking experience. Innovators in financial services have begun to build solutions designed for the digital world that provide a superior customer experience-the use of technology to drive both a highly automated and highly personalized experience-to deepen and strengthen the relationship and engagement with their customers. Enabling deeper and better engagement in financial services demands new technology solutions that offer speed to market, security, efficiency and sophisticated data capabilities.

Emerging Internet-Based Financial Services Companies are Paving the Path of Innovation

        While FIs invest heavily in new initiatives to enhance their digital capabilities, a new wave of hundreds of Internet services companies is also changing the way consumers and small businesses execute transactions and manage their finances. Offerings like eWallets, virtual currencies and Amazon Payments, and companies like LifeLock, PayPal and Xero, are driving accelerated new user adoption with a range of solutions across multiple markets geared towards simplifying financial interactions, processes, transactions and management. These entities require scalable and secure technology platforms, data and payment capabilities to continue to accelerate their rate of adoption.

Cloud-Based Platforms are Simplifying Software Delivery

        Celent estimates that IT spending by banks in the United States and Canada will increase to $62.2 billion in 2015. Outdated enterprise software systems are expensive and time-consuming to deploy and to update, and traditionally have had high levels of maintenance. According to Celent, approximately 72.6% of the IT budget at U.S. and Canadian banks, or $45.2 billion in 2015 will be dedicated to maintaining legacy systems and operations ("IT Spending in Banking: A North American Perspective," January 2015). Furthermore, outdated enterprise software deployment makes new solutions difficult to implement, dampening the pace of innovation.

        The rise of cloud-based platforms is the result of rapid and significant technological improvements. Because cloud computing enables the delivery of Software-as-a-Service (SaaS), it is helping to reduce costs, increase speed to market, and enable greater levels of innovation relative to outdated enterprise software. Mission critical applications can now be delivered reliably without the purchase of costly on-premise software or hardware. Cloud-based platforms permit the development of applications without affecting the common capabilities maintained at the platform layer. Therefore, cloud-based platforms can be leveraged by multiple participants in the ecosystem, including customers and third-party developers, to create better solutions. The shared utility of cloud-based platforms permits a deeper level of vertical and functional specialization and creates an environment conducive to rapid and disruptive innovation.

Open Platforms and Application-Level Developer Ecosystems are Driving Innovation Forward

        Open platform companies are changing the way innovation occurs across the economy. Enterprise cloud vendors such as salesforce.com, ServiceNow, and Concur, and companies like Amazon.com and Google provide open platforms with highly configurable application layers that are easily extendable into new application functionality by the vendors themselves, their enterprise customers, and third-party developers. Developers use these platforms as a base for rapid and more efficient delivery of innovative digital solutions and services.

        As exemplified in other industries, this open platform system can result in an improved experience for the end user, developer, institutional customer and platform provider alike. Products can come to market faster, with better functionality, and these improved solutions can benefit customers, leading to heightened levels of end user demand. For the institutions utilizing these open platforms, developer community-led innovation helps to keep pace with rapidly evolving consumer expectations.

New Technology Platforms are Leveraging Big Data

        In the financial services industry, data is highly fragmented and complex and often siloed at not only individual institutions but also within the various business units at a specific institution. Yodlee believes there is an opportunity to leverage this data to transform and improve existing processes and procedures around financial management, customer engagement and credit and risk management. As new technologies emerge to organize, process and access this siloed data, new business models that aggregate and syndicate intelligence are turning vast amounts of otherwise unusable information into actionable data used for superior process management and business insight.

Large Addressable Market

        In an increasingly mobile and digital world, consumer expectations of financial service providers continue to rise. Consumers are evaluating these providers based in part on the functionality and user experience of their digital services. In this environment, a financial service provider's ability to create a differentiated user experience for its customers is increasingly important in sustaining a competitive advantage, which requires innovation to help address unsolved consumer problems and an ability to bring these innovations to market quickly. Cloud-based platforms facilitate rapid discovery and implementation of new solutions and enable financial service providers to integrate new solutions more efficiently.

        Against this industry backdrop, Yodlee believes it has a significant market opportunity. Celent estimates that in 2014 U.S. and Canadian banks alone spent a total of $12.1 billion on external software, which includes purchasing costs and licensing fees associated with third-party packaged software solutions ("IT Spending in Banking: A North American Perspective," January 2015). In addition, Celent estimates that European banks spent $14.7 billion on external software in 2014, bringing the total spend on external software by U.S., Canadian and European banks to $26.8 billion. Celent projects that this combined spending will increase to $32.9 billion in 2016 ("IT Spending in Banking: A Global Perspective," February 2015).

        Yodlee also has a significant market opportunity with Yodlee's YI customer base. Yodlee's Internet services customers such as Kabbage, LearnVest, PayPal and Xero have an increasingly large and diverse number of users and the need for a variety of financial solutions to support their development and delivery of innovative financial services. Yodlee believes its services have the potential to address a wide variety of additional financial and data marketing needs of Yodlee's YI customers.

        Yodlee believes a portion of its future growth and addressable market will also come from expansion into large and rapidly growing markets, such as data solutions examples of which are cross-selling within financial institutions and market research services, and online credit information services.

        As Yodlee continues to expand Yodlee's presence in the markets outlined above, the number of potential end users who use Yodlee's solutions increases dramatically. Yodlee's potential end user base includes any consumer of financial services on the Internet-and this end user could be a paid user of Yodlee many times over across multiple customers and products. This multiplier effect greatly increases Yodlee's addressable end user base.

Yodlee's Solution

        Yodlee is a leading technology and applications platform powering dynamic innovation for digital financial services in the cloud. Yodlee refers to its platform as the Yodlee Financial Cloud. Yodlee provides subscription services on a B2B2C basis to financial services clients, whereby Yodlee's customers offer solutions based on Yodlee's platform to their end users. On a B2B basis, Yodlee delivers an open platform to customers and third-party developers through Yodlee's API's. Yodlee also provides transaction-level data for data solutions and market research services. Yodlee serves two main customer groups or channels: FI and YI customers.

        Yodlee's FI customers encompass many of the leading FIs, including 11 of the 20 largest banks in the United States, which hold 81% of the total assets of the top 20 U.S. banks (based on total assets as of December 31, 2014). Yodlee estimates that its current network of FI customers alone reaches more than 100 million end users, representing a significant opportunity to grow Yodlee's paid user base within existing customers.

        Yodlee's YI customers are Internet services companies providing innovative financial solutions, with an increasingly large and diverse base of users, and third-party developers. Third-party developers benefit from access to critical data and payment capabilities, Yodlee's faster speed to market and enhanced distribution.

        Yodlee's platform powers hundreds of FinApps created and made available by it, Yodlee's customers and third-party developers. FinApps can be sold individually or in combinations and include personal financial management, wealth management, card, payments and SMB solutions. Examples of FinApps are an Expense FinApp that helps a consumer track their spending, or a Payroll FinApp from a third party that can help a small business with processing its payroll. Yodlee's open APIs enable it, Yodlee's FI and YI customers and third-party developers to create new FinApps that can be made available across Yodlee's broad end user base.

        Yodlee also provides its customers with trusted and secure access to Yodlee's platform via APIs that enable them to receive end user-permissioned transaction-level data that Yodlee aggregates and cleanses. Access to this data enables Yodlee's customers to create a much more complete view of their end users' finances, allowing them to make better informed, targeted decisions. Yodlee also offers data for data solutions and market research services that enhance the value of Yodlee's solutions to Yodlee's customers and provide anonymized data derived from a massive and dynamic set of end user-permissioned transaction-level data that Yodlee gathers and refines. Yodlee collects this data from over 14,000 sources and, as of June 30, 2015, received 75% of it through structured data feeds that are provided under the terms of Yodlee's contracts with most of Yodlee's FI customers. These structured feeds, which consist of either batch files pushed to it or real-time access, provide this critical data efficiently and at scale. Where Yodlee does not have a data feed in place, Yodlee is able to gather consumer data leveraging Yodlee's proprietary information-gathering techniques.

        In addition to aggregated transaction-level account data, Yodlee provides Yodlee's customers with secure access to account verification, money movement and risk assessment tools via Yodlee's APIs. By using Yodlee's account verification solutions, customers can verify an end user's account information, ownership and balance in real time, reducing risk for Yodlee's customers when interacting with an end user's checking account. By using Yodlee's money movement solutions, end users can debit and credit consumer and small business accounts in real time or in batches, route payments between accounts or to other people and pay bills.

        Yodlee has developed best-in-class security procedures and technologies that are embedded into Yodlee's platform and applications and meet industry standards as well as the stringent security requirements of Yodlee's largest FI customers. Yodlee's security procedures and technologies are regularly audited by independent security auditors engaged by it, and many of Yodlee's prospective and current customers conduct their own audits or review the results of such independent security audits as part of their evaluation of Yodlee's solutions. Yodlee is also periodically audited by regulatory agencies to which Yodlee's operations or Yodlee's customers are subject. Yodlee's platform is available across multiple channels, including web, tablet and mobile.

Key Benefits

        Yodlee's solutions drive tangible results for its customers:

        Enabling Innovation—The Yodlee platform enables Yodlee's FI and YI customers to satisfy their mission-critical need to innovate by providing an open platform for the rapid development and deployment of their own financial applications, as well as direct access to applications developed by Yodlee and by a broad third-party developer community. Yodlee's platform provides solutions, including secure access to aggregated financial data, account verification, money movement and risk assessment tools that form the core technology allowing many of Yodlee's YI customers to provide innovative financial solutions.

        Customer Satisfaction / Retention—By deploying the Yodlee platform, Yodlee's customers are able to provide features and functionality that significantly increase their end users' engagement with their personal finances, which increases their satisfaction and reduces churn.

        Speed to Market—Yodlee's open platform makes it easier for FIs, Internet services companies and third-party developers to create new applications on Yodlee's platform that can be deployed across Yodlee's customer base. Yodlee's broad network of developers enables solutions to be more rapidly distributed to Yodlee's customers via Yodlee's established channels. Yodlee's cloud-based platform can make new solutions easier and faster to deploy than outdated enterprise software solutions. When a customer decides to use, or add functionality from, the Yodlee platform, time to deployment can be less than three months. Implementation of internally-developed or custom-built outdated enterprise software solutions can often take multiple years.

        Technology Savings—Yodlee's solutions often provide Yodlee's customers with extensive cost savings as compared to outdated internally-developed or custom-built enterprise software solutions, without the need to purchase additional hardware or software. In addition, these solutions can be inefficient to maintain and update. Because the Yodlee platform is cloud-based, updates can be made readily available in a cost-effective manner. For Yodlee's YI customers, Yodlee's solutions provide a capital-efficient means of developing their service offerings and reaching end users.

        Enhanced Data Solutions and Market Research Capabilities—Yodlee's data aggregation platform provides an opportunity for Yodlee's customers to leverage transaction-level data for data solutions and market research uses. Through the data Yodlee make available, Yodlee's customers can create a much more complete view of their end users' finances, allowing them to make better informed targeting decisions. For example, Yodlee's customers may be able to engage with their end users on new investment and credit solutions. These targeting decisions create cross-sell and up-sell opportunities. In addition, Yodlee's comprehensive sets of anonymized data enable various market research and trend analyses for multiple use cases.

        Yodlee's solutions also provide tangible benefits for end users:

        Better Access and Functionality—Yodlee's solutions enable customers to aggregate information into a single view of multiple accounts across several financial institutions. Yodlee provides end users with access to highly engaging personalized financial applications across multiple channels, such as web, mobile and tablet.

        More Control—Yodlee's solutions provide end users with more control over their finances, by providing access to applications designed to make financial tasks like budgeting, saving for a goal and investing for the future easier. These applications are designed to intelligently present financial information in a way that gives end users more control in a seamless, integrated and accessible fashion.

        Informed Personalized Decision Making—Yodlee's FinApps ecosystem, built on top of the Yodlee platform, provides end users with relevant content and applications when they need to take action or make decisions.

        Yodlee's solutions also offer benefits to Yodlee's customers that are members of the developer community:

        Enhanced Distribution—Yodlee estimates that Yodlee's current network of FI customers alone reaches more than 100 million end users. This provides developers with large-scale distribution opportunities for their solutions.

        Speed to Market—Access to Yodlee's unique data platform and Yodlee's open, secure and trusted APIs enhances speed to market for Yodlee's developers.

        Access to Critical Data and Payments Capabilities—Yodlee's solutions provide developers with critical data and payments capabilities which allows them to focus their innovation on their unique offerings.

Competitive Strengths

        Since Yodlee's founding in 1999, Yodlee has built a premier and trusted brand in digital financial services. Yodlee's competitive strengths include:

  Market Leadership with Customers and End Users

        Yodlee has developed a leading market presence with over 900 organizations, including 11 of the 20 largest banks in the United States, which hold 81% of the total assets of the top 20 U.S. banks (based on total assets as of December 31, 2014). These organizations include some of the largest and best known retail banks, brokerages, insurance companies, wealth management firms, private banking institutions and card companies. Yodlee's platform also enables the emergence or functionality of many innovative Internet services companies. These customer relationships and deployments have taken many years to accomplish, with complex sales cycles and integration efforts. Yodlee has 20.7 million paid users and estimates that Yodlee's current network of FI customers alone reaches more than 100 million end users. Yodlee has significant opportunity to grow the number of paid users with existing customers, as well as leverage Yodlee's market leadership with new customers across Yodlee's platform. Yodlee believes that its ability to retain existing customers through renewals of subscription agreements and expand the number of paid users of Yodlee's applications and services is an indicator of the long-term value of Yodlee's customer relationships.

  Brand Leadership as a Secure and Trusted Partner

        Over Yodlee's 15-year history, Yodlee has developed and maintained a commitment to excellence in Yodlee's product offerings and client engagements. Yodlee's brand is reinforced by its stable and growing customer base. A large part of the reputation Yodlee has established comes from its commitment to scalability, security, privacy and compliance throughout all of Yodlee's solutions. Yodlee has developed robust security procedures and technologies that are embedded into its platform and applications and meet industry standards as well as the stringent security requirements of Yodlee's largest FI customers. Yodlee employs a comprehensive program of risk-driven policies and procedures that are frequently audited by independent security auditors engaged by it to maximize effectiveness of Yodlee's information security program.

  Unique Big Data Gathering and Enrichment

        Yodlee provides its customers with data solutions and market research services that enhance the value of Yodlee's solutions and anonymized data derived from a massive and dynamic set of end user-permissioned transaction-level data that Yodlee gathers and refines. Yodlee's big data activities include two key processes:

        Data Gathering—Yodlee's platform collects a wide variety of end user-permissioned transaction-level data from over 14,000 sources and puts it into a common repository. As of June 30, 2015, 75% of this data was collected through structured feeds from Yodlee's FI customers and other FIs. These structured feeds, which consist of either batch files pushed to it or real-time access, provide this critical data efficiently and at scale. This direct data connectivity to large FIs is a significant competitive advantage for it. Where Yodlee does not have direct connections, Yodlee captures data using Yodlee's proprietary information-gathering techniques. Yodlee's flexible data model allows new and incremental data sources and data elements to be added quickly and efficiently.

        Data Enrichment—Beyond collecting data, Yodlee's platform performs a data refining process and augments the data with additional information from a variety of other sources. With this enhanced data, Yodlee enables its customers to offer better applications and more personalized solutions to their end users which provide end users insights that allow them to take better control of, and better manage, their finances.

  Innovative Technology and Intellectual Property

        Yodlee has a history of innovation leadership. In 1999, Yodlee introduced the first financial account aggregation product to the digital financial services industry. Yodlee was the first platform to go to market with online personal financial management tools in 2006 and first to introduce an open platform for digital financial services in 2010. Recently, Yodlee's innovation was recognized by the Best of Show award for Yodlee's new collaborative finance mobile product, Tandem, which won at the Finovate Conference in September 2013 and at the Finovate Asia Conference in November 2013. Additionally, Yodlee was named Best of Show at FinDEVr in October 2014 for Yodlee's secure APIs that connect financial apps and services with significantly accurate categorical financial data. Furthermore, Yodlee was selected as a winner from more than 50 finalists for Yodlee's multi-national voice and digital financial management application at the Citi Mobile Challenge Latam in November 2014.

        As of June 30, 2015, Yodlee had been granted 72 U.S. issued patents in the U.S. and foreign jurisdictions, such as the European Patent Office, Canada, Australia and India, as well as additional patent applications pending in the U.S. and foreign jurisdictions. Yodlee believes its innovation leadership is a core strength that positions it for future growth.

  Flexible, Scalable, Open Platform

        Yodlee's solutions are built on a scalable open cloud-based technology platform that allows it to address the challenges facing FI and YI customers. Yodlee's platform was created to support the existing challenges of Yodlee's customers and to evolve with them to address their future needs. Yodlee has a highly configurable platform that enables Yodlee's customers to create differentiated solutions. Yodlee has open and secure APIs that leverage Yodlee's data aggregation and money movement capabilities. As Yodlee's business continues to grow, Yodlee expects its open APIs to continue to attract an active community of third-party developers, whose innovations will further extend Yodlee's existing set of products and applications. With these tools delivered through Yodlee's highly efficient Software-as-a-Service-based, or SaaS-based, model, Yodlee is able to provide its customers with valuable data and innovative services quickly and efficiently.

        Access to Yodlee's platform and data is predominantly through Yodlee's hosted web pages and applications, and client-created applications utilizing Yodlee's APIs and FinApps. This variety of access methods and usage has contributed to an increase in user logins on the Yodlee platform to over

5 million per day. Yodlee process over 27 million API calls per day, while maintaining an average API response time under 500 milliseconds.

  Powerful Network Effects

        The Yodlee Financial Cloud brings together FIs, Internet services companies, end users and third-party developers by providing a unified, flexible, cloud-based platform that can deliver applications and new solutions at scale with powerful network effects.

        Yodlee estimates that Yodlee's current network of FI customers alone reaches more than 100 million end users. As Yodlee's platform usage grows and is exposed to more users and use cases, the system benefits from machine learning algorithms to better normalize, categorize and process high volumes of transaction-level data captured on Yodlee's platform, allowing Yodlee's network to become more effective, efficient and valuable to Yodlee's customers.

        As Yodlee's platform has become more effective and efficient, Yodlee has attracted a broad network of third-party developers. As more developers build on Yodlee's platform, the number of solutions Yodlee can offer to Yodlee's FI and YI customers increases, expanding the number of end users on the platform, and further enhancing Yodlee's network, accelerating the pace of innovation.

        As Yodlee's end user community grows, users are able to leverage Yodlee's platform by establishing connections to other end users to form financially relevant social groups, contributing further network effects.

Growth Strategy

        Yodlee's growth strategy is currently divided into two primary areas of focus: user growth and revenue per paid user growth. Key elements of Yodlee's growth strategy include:

  User Growth

        Expand End User Usage with Existing Customers—Yodlee believes there are significant opportunities for growth within Yodlee's existing customer base. As of June 30, 2015, Yodlee's customer base has grown to more than 900 organizations using the Yodlee platform and Yodlee receives subscription fees for 20.7 million paid users. Yodlee's FI customers encompass many of the leading FIs, including 11 of the 20 largest banks in the United States, which hold 81% of the total assets of the top 20 U.S. banks (based on total assets as of December 31, 2014). Yodlee estimates that its current network of FI customers alone reaches more than 100 million end users, representing a significant potential opportunity to grow Yodlee's paid user base within existing customers. Yodlee believes it can increase penetration among its existing customer base, both by increasing the adoption of Yodlee's solutions in business units that Yodlee currently serves and by expanding into new business units. Yodlee intends to grow its business in the retail, financial, wealth management, small business, card and other financial solutions sectors in part by distributing FinApp solutions tailored to the needs of those sectors. Yodlee also believes distributing FinApp solutions tailored to specific sectors will enable FIs to deepen engagement across their user base and will contribute to growth.

        Grow the Number of Customers—While Yodlee's platform was used by more than 450 FIs, including many of the top FIs, and 350 Internet services companies globally as of December 31, 2014, many opportunities exist for it to target new customers. According to Bankscope by Bureau van Dijk, as of March 14, 2014, there were approximately 9,941 active banks in the U.S. and 22,409 globally. Yodlee continues to drive efforts to deploy solutions with leading global FIs while also driving penetration in smaller FIs through channel partners. Yodlee intends to employ a land and expand strategy to target these institutions with simple initial product offerings and continually grow use cases over time. In addition, Yodlee believes demand for Yodlee's YI solutions will continue to grow outside

Yodlee's current areas of focus. Yodlee's product capabilities across Yodlee's YI customers currently cover over 30 sub-verticals and these capabilities will continue to increase as Yodlee's platform usage grows and is exposed to more use cases. In many of these use cases, there is considerable room for expansion of Yodlee's offerings. Lastly, Yodlee's emerging data solutions and market research efforts are developing new product and customer base opportunities as Yodlee expands.

        Increase Yodlee's Global Market Presence—Yodlee intends to deepen Yodlee's presence in Canada, the United Kingdom, South Africa, India and Australia, and to establish a presence in select markets in Asia, Latin America, and Europe. Yodlee will continue to focus on selling to the largest banking organizations and YI customers in each region using a scalable approach to enter new markets in a cost-effective manner.

  Revenue per Paid User Growth

        In addition to generating revenue directly from Yodlee's platform and FinApps with Yodlee's FI and YI customers, Yodlee also intends to grow its revenue by providing additional data solutions and market research services and are pursuing revenue-sharing opportunities from premium FinApps developed by its developer partners.

        Data Solutions and Market Research—Yodlee believes there is significant value inherent in its data solutions and market research services which it can realize through several different channels:

        Data-driven cross-sell and digital marketing opportunities—The scale and breadth of Yodlee's platform allow it to gather transaction-level data from user accounts in outside institutions that provides a more holistic understanding of Yodlee's customers' end users than Yodlee's customers are able to compile themselves. Yodlee's data solutions and market research services can be used by its customers to enhance the efficacy of their marketing strategies, enabling them to capture cross-sell and up-sell opportunities. There is also significant value in integrating Yodlee's data services into FI customer relationship management systems.

        Market research—Yodlee has developed data products by aggregating anonymized financial transactions that occur on Yodlee's platform, which will then power research and reporting products for multiple research use cases.

        Credit and risk analytics—The end user-permissioned transaction-level data can also be used to improve real-time authentication and risk management and to enhance predictive analysis.

        FinApps—Yodlee is pursuing opportunities to grow revenue from premium FinApps through revenue sharing with developer partners and Yodlee's customers. Yodlee is engaging with a number of partners on Yodlee's platform and are focusing Yodlee's efforts on connecting these partners with Yodlee's customers for distribution to their end users.

Products

        Yodlee designs, builds, and delivers flexible solutions within the Yodlee Financial Cloud. These solutions broadly address the financial management needs of end users. Yodlee's customers deploy these products to enhance end user engagement across all digital channels.

        Yodlee's platform enables FinApps that are sold individually and in the combinations described below:

Yodlee Industry Solutions

        Yodlee Retail Banking—Designed for mass market consumers, including enabling them to evaluate where they spend their money, receive alerts for activities requiring their attention, budget and create savings goals.

        Yodlee Wealth Management—Designed for affluent consumers, including providing a complete view of the consumer's portfolio, focusing on net worth, holdings, and investments.

        Yodlee Small Business—Designed for small business owners who have 10 or fewer employees, including enabling them to easily manage cash flows, track their business finances and transactions, and analyze expenses in one place.

Yodlee Product Solutions

        Yodlee Personal Financial Management—Provides a personal financial management solution that delivers FinApps that include account aggregation, expense management, budgeting, savings goals, investment, and net worth.

Yodlee Money Movement

        Yodlee BillPay—Delivers a consumer bill payment solution including FinApps allowing consumers to schedule payments to billers, view electronic bills, and make expedited or real-time bill payments.

        Yodlee FundsTransfer—Delivers consumer account-to-account money movement allowing one-time and scheduled transfers.

        Yodlee Risk Management—Yodlee Instant Account Verification provides Yodlee's customers with important information about user accounts, such as account holder name, balance, and account number, reducing risk for Yodlee's customers when interacting with an end user's checking account and allowing consumers to verify their financial accounts in real time.

        Yodlee Mobile Solutions—FinApps designed specifically for mobile and tablet devices and provides access to the main functionality of the Yodlee platform. Yodlee has announced its latest mobile offering, Yodlee Tandem, which is designed to help consumers manage their money across financial relationships. Combining the elements of personal finance, account aggregation, social circles, and chat/messaging, Yodlee Tandem will allow users to safely work with others on shared finances in a user-permissioned manner.

Yodlee APIs

        Yodlee APIs allow Yodlee, FI and YI customers, including third-party developers, to build applications on the Yodlee platform. Yodlee's customers can use these APIs to develop proprietary applications. In addition, Yodlee's customers and third-party developers can also leverage these APIs to create FinApps that are available across all digital channels including Web, tablet, and mobile. Access to Yodlee APIs is licensed to FI and YI customers based on the solutions they seek to supplement. All of the Yodlee APIs are available via traditional Simple Object Access protocols or the more modern Representational State Transfer or Java Script Object Notation formats.

        Key APIs include:

        Yodlee PersonalFinance Management and Yodlee Risk Management APIs.    These APIs provide customers with access to user-permissioned financial data.

        Yodlee MoneyMovement APIs.    These APIs provide customers with access to traditional payment mechanisms through the money movement capabilities of the Yodlee platform.

Yodlee Data Solutions

        Yodlee uses the transaction-level data gathered and refined by the Yodlee platform to provide data solutions and market research services that enhance the value of its solutions to its customers, as well as leverage the breadth and depth of its anonymized data with new customers. Transaction data enrichment delivers robust transaction-level merchant identification capabilities coupled with simplified transaction descriptions and geolocation. This transaction data enrichment service is developed to enable FIs and Internet service companies to more effectively engage digital users with relevant information on their transactions and increase success rates on offers.

Technology, Security and Operations

        Yodlee's technology infrastructure is designed to provide a highly available and secure multi-tenant cloud-based platform across hundreds of customers and millions of end users. Yodlee's solutions use a single code base for all customers and are globally accessible across multiple digital channels. Yodlee's multi-tenancy model uses a common data model for all customers but isolates data with logical controls and separate encryption keys for each customer.

        Yodlee's SaaS platform is highly scalable. Yodlee's architecture utilizes state-of-the-art technologies, hardware and software to achieve enhanced availability, scalability and security. Yodlee has architected the system to scale horizontally allowing it to add more servers as volumes increase. The data base processing uses large servers and high performance storage arrays. This scalability is made possible by extensive use of parallel, distributed, and auto-scaling message based architectures. Yodlee's support tools, commercial and internally-developed, provide consistent and cost efficient processes across products and support functions.

        Yodlee's infrastructure and applications have been designed and built to optimize this SaaS environment. Yodlee's applications, APIs, and FinApps all access the same core application layer and backend processing. Yodlee enable highly customized deployments and still maintain the efficiencies of a SaaS model. This is accomplished through a configuration architecture in Yodlee's application framework. This Yodlee-developed framework allows for extensive customer-specific configuration in the user experience and the functions exposed to end users, while still maintaining a true multi-tenant SaaS operational model.

Technology

        The backbone of Yodlee's technology includes Yodlee's data aggregation and money movement capabilities in a highly secure environment.

Yodlee Data Aggregation

        Yodlee's data aggregation platform collects a wide variety of end user-permissioned transaction-level data from over 14,000 sources and puts it in a common repository. Over the last 15 years Yodlee has developed robust proprietary technology and processes and established relationships that allow it to curate these data sources and expand Yodlee's access to new data sources. As of June 30, 2015, 75% of this data was collected through structured feeds from Yodlee's FI customers and other FIs. These structured feeds, which consist of either batch files pushed to it or real-time access, provide this critical data efficiently and at scale. Where Yodlee does not have direct connections, Yodlee capture data using Yodlee's proprietary information-gathering techniques.

        Beyond collecting data, Yodlee's data aggregation platform performs a data refining process and augments the data with additional information from a variety of other sources. Yodlee enriches the data with a proprietary twelve-step process, adding such elements as categorization and merchant identification for bank or credit card account data and investment holding identification for investment account data. As Yodlee's platform usage grows and is exposed to more users and use cases, the system benefits from machine learning algorithms to better normalize, categorize and process large amounts of data, allowing Yodlee's network to become more effective, efficient and valuable to Yodlee's customers. With this enhanced data, including consolidated data from within Yodlee's FI customers and account data regarding accounts at other FIs, Yodlee enables its customers to offer more personalized solutions to their end users, which provide end users insights that allow them to take better control of, and better manage, their finances.

Yodlee Money Movement

        Yodlee's money movement solutions facilitate payment flows. Yodlee's customers can debit and credit consumer and small business accounts in real time or in batches and route payments between accounts (funds transfer), to billers (bill pay), or to other individuals (peer to peer). Designed to be run as a service, Yodlee's money movement solutions allow it to operate these functionalities in the cloud and quickly adapt to new payment systems.

        Yodlee's payment engine, which is a principal component of Yodlee's money movement solutions, is a task-based payment processing platform that controls all payment activity across cobrands, originators, processors, and billers. Yodlee's payment engine handles multiple tasks, including payment initiation, payment routing, payment processing, Office of Foreign Assets Control checking of payee and payer, and risk and fraud detection.

Security

Yodlee Security

        As a provider of financial data and digital financial management services, Yodlee's security and data integrity are critical components of Yodlee's platform and applications. Yodlee has developed robust security procedures and technologies that are embedded into Yodlee's platform and applications and meet industry standards as well as the stringent security requirements of Yodlee's largest FI customers. Yodlee employs a comprehensive program of risk-driven policies and procedures to maximize effectiveness of Yodlee's information security program, including frequent external audits. In 2014, Yodlee successfully passed numerous security and operational audits conducted by Yodlee's customers and independent security auditors engaged by it. Many of Yodlee's current and prospective customers reviewed the results of such audits as part of their evaluation of Yodlee's solutions. Yodlee is also audited by U.S. regulatory agencies to whom its operations or Yodlee's customers' operations are subject. Yodlee follow industry security standards in the design and implementation of Yodlee's applications, systems and network. For example, Yodlee uses extensive network segmentation to separate Yodlee's production, staging, development, corporate, and other platforms from each other with access controls between each zone. Other key security processes include: keystroke logging of administrative actions; file integrity monitoring; systems and network vulnerability scanning; security monitoring with event correlation; and security incident response procedures.

Operations

        Yodlee physically hosts the Yodlee platform in five third-party data centers in the United States, Canada and India that provide secure facilities, space, power, and Internet connectivity and service all customers, both domestic and international. Yodlee also plans to host the Yodlee platform in third-party data centers in additional international locations in the future. Yodlee owns or leases the hardware and owns or licenses the software used to host its solutions. Currently the primary production data center and disaster recovery center, in the United States and the largest data centers for Yodlee, has two different third-party providers. This reduces the risk and dependencies on any single hosting provider. Similarly, Yodlee has already established relationships and services with different international data centers providers.

        Yodlee's contracts with data center providers only require standard services such as floor and secure cage space, standard power density for systems, and redundant internet connectivity. Yodlee does not require managed services or any customized hosting services. Yodlee's staff can remotely manage systems and platform in all data centers and when needed Yodlee's employees perform work on-site. Yodlee's platform is also certified to run on virtual machines and thus start-up and implementation of new data center capacity in the same or different hosting providers can be completed in a relatively short timeframe.

        Yodlee has Service Level Agreements, or SLAs, with customers that define Yodlee's operational and performance commitments, and Yodlee deploys commercial and internally-developed tools to monitor and report on SLA commitments. Yodlee runs a command center 24 hours a day, 7 days a week that is responsible for monitoring Yodlee's operations.

        Yodlee also has formal disaster recovery programs for Yodlee's internal services and Yodlee's customers' applications. Yodlee regularly test Yodlee's internal disaster recovery programs and engage in annual testing with customers. In addition, Yodlee's infrastructure consists of highly redundant environments. This includes redundant equipment at every layer with various configurations such as active/active and active/failover.

Research and Development

        Yodlee's research and development efforts are generally focused on improving Yodlee's existing and developing new data aggregation and money movement components, security infrastructure, APIs, new FinApps, data solutions and market research services and tools for third-party developers. As of December 31, 2014, Yodlee had approximately 430 employees in the research and development department in Yodlee's India and U.S. offices who are dedicated to improving Yodlee's existing solutions, developing new solutions that meet Yodlee's customers' needs and maintaining quality control over Yodlee's solutions. Yodlee's significant presence in India provides it with direct access to a large pool of talented engineers from which it has been able to successfully recruit, hire and retain qualified personnel who help to drive Yodlee's business growth.

        Yodlee's research and development expenses were $23.6 million, $17.9 million and $16.2 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Sales and Marketing

        Yodlee's sales and business development teams are responsible for acquiring and growing Yodlee's relationships with customers, channel and development partners.

Sales

        Yodlee has a direct sales and pre-sales team servicing the leading global FIs. The FI sales team is divided geographically into two regional groups: North America, Europe, Middle East/Africa and Asia-Pacific. Each regional sales and pre-sales team is responsible for acquiring new FI customers. Within the North America region Yodlee further divides Yodlee's direct sales and pre-sales representatives into teams that focus on specific accounts, on a named-account basis, depending on size, location, product specialization and/or brand. Yodlee's direct sales and pre-sales teams are supported by customer advocacy teams who specialize in customer account management and expansion. Together, sales, pre-sales and customer advocacy representatives are responsible for growing Yodlee's customer relationships in terms of account penetration (cross-selling additional products and services into the same or additional groups within a FI) and expanding use of existing products and services (increasing usage). Yodlee also has a global channel partner sales team responsible for acquiring and supporting channel partners who target sales to FIs with fewer than $20 billion in deposits or assets under management. Additionally, Yodlee has resources that pursue Yodlee's opportunities for sales of data solutions and market research services.

        Yodlee has a direct sales and technical pre-sales team servicing Internet services companies and partners in each region in which Yodlee currently operate or intend to operate. This sales team is divided geographically into two regional groups: North America; and Europe, Middle East/Africa and Asia-Pacific. Each regional sales and technical pre-sales team is responsible for acquiring new customers and channel partners. From time to time, Yodlee assigns specific accounts based upon sales or domain expertise. Yodlee's direct sales and technical pre-sales teams are supported by a customer success and developer relations team who specialize in customer API integration, and account management and expansion, including services to Yodlee's channel partners. Together, sales, technical pre-sales, customer success and developer relations representatives are responsible for growing Yodlee's direct customer and channel partner relationships in terms of account penetration and API usage.

Marketing

        Yodlee's marketing efforts are focused on initiatives to drive global company, brand and solutions awareness and significant lead generation and sales acceleration across Yodlee's whole business. These initiatives include educating the market about Yodlee, achieving recognition as the industry leader through awards, speaking engagements, thought leadership articles, data trends and metrics, and high profile interviews.

        Yodlee is constantly refining its grassroots lead-generation approach to ensure that it generates high quality sales leads that meet or exceed its pipeline goals. Yodlee employs a variety of integrated sales and marketing initiatives, including hosted demand generation webinars, sponsorship and partnership of key industry conferences, customer and developer-focused events and programs, meet-ups and hack-a-thons, and other high-profile activities designed to demonstrate thought leadership and engage new audiences in actionable and measurable ways. Yodlee employs many tools, including web and social properties, integrated creative campaigns consisting of online advertising, digital and video content marketing, direct mail, blogs, analyst relations and media relations. In addition, Yodlee's marketing efforts develop consumer best practices tools, case studies, and education to drive deeper consumer activity and engagement with top customers.

        Yodlee's sales and marketing expenses were $22.4 million, $15.4 million, and $13.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Services

Professional Services

        Yodlee provides a variety of implementation services to Yodlee's customers, focused on configuring the Yodlee platform to meet customer needs. Yodlee's platform is designed to be robust, yet easy to configure and personalize, to ensure an efficient implementation process. Yodlee engages with key customers on projects ranging from turnkey implementations to ongoing consulting engagements. As a part of every implementation, Yodlee provides training to Yodlee's customers.

        Yodlee has developed expertise and experience in integrating Yodlee's solutions with Yodlee's customers' platforms throughout Yodlee's history. Yodlee's professional services team, working closely with Yodlee's support and operations teams, uses this expertise and experience in Yodlee's efforts to ensure the end user has a positive experience with Yodlee's solutions.

Support

        Yodlee's customer support is provided via Yodlee's software-based Yodlee CustomerCare console, phone or e-mail and is available to Yodlee's FI and YI customers 24 hours a day, 7 days a week as a second level of support for issues that Yodlee's customers cannot resolve internally.

        Yodlee customer support is provided both on an on-demand basis through Yodlee's support command center, and on an ongoing basis through Yodlee's Technical Account Managers. Yodlee's support command center is responsible for all urgent issues with Yodlee's customers. Once an issue is identified, customer support triages the issue and assigns it to several internal teams depending upon the type of issue that is encountered. Yodlee's ongoing customer support is administered by Yodlee's Technical Account Managers. Each manager is assigned to key accounts and is responsible for meeting with customers on a weekly basis to discuss the overall status of the account.

Intellectual Property

        Yodlee relies on a combination of patent, trade secret, copyright and trademark laws, license agreements, confidentiality procedures and confidentiality and nondisclosure agreements to establish and protect Yodlee's proprietary rights in Yodlee's solutions. Yodlee generally enters into confidentiality and nondisclosure agreements with Yodlee's employees, contractors, vendors and customers. Yodlee also seeks to control access to and distribution of Yodlee's software, documentation and other proprietary information.

        As of June 30, 2015, Yodlee had 72 issued patents in the U.S. and foreign jurisdictions as well as additional pending patent applications in the U.S. and foreign jurisdictions. As a pioneer in data aggregation, Yodlee has patents relating to Yodlee's core aggregation engine. In addition, Yodlee's patent portfolio includes patents relating to the supporting infrastructure of error reporting, error correction and auto configuration functionalities. Yodlee also has patents relating to applications of aggregation, including reporting, financial analysis, bill presentment and identity verification. Yodlee also seek patents on new and emerging technologies, such as FinApps.

        Yodlee use various trademarks for Yodlee's products and solutions and "Yodlee," "Yodlee Moneycenter," "Yodlee Personalpay," "Paytoday," "Payitall," "Innovation Applied," "Finapp" and Yodlee's logo are Yodlee's registered trademarks in the United States. Yodlee also has registered trademarks and pending trademark applications in foreign jurisdictions such as Australia, Canada, the EU, India, New Zealand, Hong Kong, Japan, Mexico and South Africa.

        Despite Yodlee's efforts to protect Yodlee's intellectual property and proprietary rights, unauthorized parties may attempt to copy or obtain and use Yodlee's technology to develop solutions that provide features and functionality that are similar to Yodlee's solutions. Policing unauthorized use of Yodlee's intellectual property and proprietary rights is difficult and expensive, and Yodlee's monitoring and policing activities may not be sufficient to identify any misappropriation and protect Yodlee's proprietary technology. If unauthorized use of Yodlee's intellectual property and proprietary rights were to occur, it could harm Yodlee's reputation and adversely affect Yodlee's competitive position or operations. In addition, laws of other jurisdictions may not protect Yodlee's intellectual property and proprietary rights from unauthorized use or disclosure in the same manner as the United States. If Yodlee is unable to protect Yodlee's proprietary rights or if third parties independently develop or gain access to Yodlee's or similar technologies, Yodlee's business, revenue, reputation and competitive position could be harmed.

Customers

        Yodlee's customers include financial institutions, Internet service companies providing innovative financial solutions and third-party developers of financial applications. Yodlee's platform was used by more than 450 FIs, including many of the top FIs, and 350 Internet services companies globally as of December 31, 2014. Because a portion of Yodlee's business is targeted at the highly concentrated financial industry and Yodlee's largest customers include 11 of the 20 largest banks in the United States, which hold 81% of the total assets of the top 20 U.S. banks (based on total assets as of December 31, 2014), a significant portion of Yodlee's revenue is concentrated among a small number of these large financial institution customers. As a percentage of total revenue, revenue derived from its three largest customers, as a group, was approximately 21.0%, 25.4%, 32.2% and 31% during the six months ended June 30, 2015, and the years ended December 31, 2014, 2013 and 2012, respectively.

Backlog

        See the section entitled "Yodlee's Management's Discussion and Analysis of Financial Condition and Results of Operations—Backlog" of this proxy statement/prospectus for information regarding Yodlee's backlog.

Competition

        While Yodlee does not believe any single company in the digital financial services market offers a comprehensive platform with features such as ours, the following companies offer products that compete with one or more of Yodlee's solutions:

  •
  for data aggregation: Intuit, Inc. and Fiserv, Inc. (CashEdge);

  •
  for personal financial management: Intuit (direct to consumer service) and internal IT departments of FIs, as well as early-stage companies;

  •
  for online bill pay: Fiserv and FIS Global Corporation;

  •
  for data products and services: global payment networks, credit bureaus and other institutions that have access to large pools of data; and

  •
  for account verification: MicroBilt Corporation and Early Warning Systems, LLC.

        Yodlee believes the principal competitive factors in digital financial services include the following: reputation, cloud-based delivery model, data aggregation capability, access to data through direct connectivity to FIs, scale (size of customer base and level of user adoption), security, time to market, breadth and depth of application functionality user experience, access to third-party applications, ease of use, ease of integration, flexibility and configurability, and competitive pricing. Yodlee believes that it competes favorably with respect to all of these factors.

Government Regulation

        Yodlee is subject to numerous domestic and foreign laws and regulations covering a wide variety of subject matter. New laws and regulations (or new interpretations of existing laws and regulations) may also impact Yodlee's business. The costs of compliance with these laws and regulations are high and are likely to increase in the future and any failure on Yodlee's part to comply with these laws may subject it to significant liabilities and other penalties.

Culture and Employees

Culture

        Yodlee's culture and employees are fundamental to Yodlee's success. Dedication to innovation is a core element of Yodlee's culture. Yodlee achieves and sustains innovation by always striving to be the best in whatever Yodlee do, enabled by a focus on teamwork and an open and authentic environment. Yodlee seeks to hire enthusiastic employees who will help it perpetuate Yodlee's positive workplace environment. Yodlee also offers a work exchange program for many of Yodlee's employees in technical roles. This program provides Yodlee's employees the opportunity to work overseas with their peers and to collaborate face to face with one another on a variety of projects. Yodlee believes this program enhances opportunities for innovation, provides valuable work experience and strengthens Yodlee's corporate culture. In addition, Yodlee has a leadership program to align both Yodlee's company's leaders and the organization. Yodlee believes that the company culture Yodlee has established through these programs and initiatives contributes to strong employee retention in both Yodlee's U.S. and India offices.

Employees

        As of December 31, 2014, Yodlee had 969 full-time employees. Of that total approximately 190 were located at Yodlee's corporate headquarters in Redwood City, California, and approximately 780 were located in Bangalore, India. None of Yodlee's employees is represented by a labor union or covered by collective bargaining agreements. Yodlee considers its current relations with Yodlee's employees to be good.

Corporate Information

        Yodlee was incorporated in Delaware in February 1999 under the name Yodlee.com, Inc. and changed its name to Yodlee, Inc. in June 2001. Yodlee's principal executive offices are located at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065. The phone number of Yodlee's principal executive offices is (650) 980-3600, and Yodlee's main corporate website is www.yodlee.com. Yodlee completed Yodlee's initial public offering in October 2014 and Yodlee common stock is currently listed on the NASDAQ under the symbol "YDLE."

        The names "Yodlee," "Yodlee Moneycenter," "Yodlee Personalpay," "Paytoday," "Payitall," "Innovation Applied," "Finapp" and Yodlee's logo are Yodlee's trademarks. This proxy statement/prospectus also contains trademarks and trade names of other businesses that are the property of their respective holders. Yodlee has omitted the ® and ™ designations, as applicable, for the trademarks Yodlee name in this proxy statement/prospectus.

Properties

        Yodlee currently leases approximately 36,000 square feet of space for Yodlee's corporate headquarters located at 3600 Bridge Parkway, Redwood City, California under a lease agreement that expires in March 2022. As part of the amendment to Yodlee's lease entered into on October 28, 2014, Yodlee has agreed to the expansion of the premises covered under the lease by approximately 12,000 square feet of office space effective no later than April 1, 2017. Yodlee is in a temporary space until construction of the expanded office spaces is complete.

        Yodlee also leases approximately 84,000 square feet of space for Yodlee's Bangalore, India office under three lease agreements that expire between April and May 2017. These offices are used for administrative, marketing, support and development operations. In connection with Yodlee's sales efforts, Yodlee also leases office space in London, England. Yodlee believes that Yodlee's current facilities are sufficient for Yodlee's current needs.

        Yodlee intends to add new facilities or expand existing facilities as Yodlee adds staff or expands Yodlee's geographic markets, and Yodlee believes that suitable additional space will be available as needed to accommodate any such expansion of Yodlee's organization. Yodlee believes its facilities are sufficient for Yodlee's current needs. For more information about Yodlee's lease commitments, see Note 7, "Commitments and Contingencies" of the Notes to Yodlee's consolidated financial statements included elsewhere in this proxy statement/prospectus.

Legal Proceedings

        Yodlee may, from time to time, be subject to legal proceedings and claims arising from the normal course of business activities, and an unfavorable resolution of any of these matters could materially affect Yodlee's future business, results of operations, financial condition or cash flows. For a description of Yodlee's material pending legal proceedings, see Note 7—"Commitments and Contingencies—Legal Matters" of the Notes to Yodlee's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        On December 2, 2014, Yodlee filed a complaint in the United States District Court for the District of Delaware alleging that Plaid Technologies Inc. ("Plaid") has and is continuing to infringe on seven of Yodlee's U.S. patents. The complaint seeks unspecified monetary damages, enhanced damages, interest, fees, expenses, costs and injunctive relief against Plaid. On January 23, 2015, in lieu of filing an answer to the complaint, Plaid filed a motion to dismiss, alleging that Yodlee's patents do not claim patent eligible subject matter. Yodlee filed Yodlee's answering brief to the motion to dismiss on February 20, 2015. Plaid filed its reply brief on March 6, 2015. At the outset of the litigation, the judge presiding over the litigation referred certain matters to be handled by the assigned magistrate judge, including discovery, case scheduling, and any motions to dismiss. Under the applicable procedural rules, the magistrate judge will issue a report and recommendation regarding Plaid's motion to dismiss. Either party may then file objections to the report and recommendations, and those objections will be reviewed by the judge presiding over the litigation. The magistrate judge held a hearing on May 4, 2015, to discuss the case schedule and to hear oral arguments on the motion to dismiss. At the conclusion of the May 4 hearing, the magistrate judge reserved judgment on the motion to dismiss, and entered a trial date of March 13, 2017. On May 18, 2015, Plaid filed a motion requesting that the Court stay all discovery while its decision on the motion to dismiss is pending. Discovery has been proceeding during the pendency of the motion to stay. On July 20, 2015, the Magistrate Judge issued an opinion denying the motion to stay. As a result, discovery will continue to proceed while the motion to dismiss is pending.

        Additionally, Yodlee, each of the members of the Yodlee Board, Envestnet and Merger Sub have been named as defendants in a putative class action challenging the merger in the Court of Chancery of the State of Delaware captioned Suman Inala v. Yodlee, Inc., et al. (Case No. 11461) (filed September 2, 2015). The complaint alleges, among other things, that the Yodlee Board breached its fiduciary duties by failing to ensure that Yodlee stockholders received adequate and fair value for their shares. The complaint also alleges that Envestnet and Merger Sub have aided and abetted these breaches of fiduciary duties. The plaintiff seeks as relief, among other things, an injunction against the merger, rescission of the merger agreement to the extent it is already implemented, an award of damages and attorneys' fees. Yodlee and the other defendants believe the lawsuit is without merit.

        It is too early to predict the outcome of these legal proceedings or whether an adverse result would have a material adverse impact on Yodlee's operations or financial position.

YODLEE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Yodlee is a leading technology and applications platform powering dynamic innovation for digital financial services in the cloud. Yodlee refers to its platform as the Yodlee Financial Cloud. Yodlee's customers include financial institutions, Internet service companies providing innovative financial solutions and third-party developers of financial applications. As of June 30, 2015, more than 900 organizations in over 15 countries use the Yodlee platform to power their consumer-facing digital offerings, and Yodlee receives subscription fees for 20.7 million of these consumers, whom Yodlee refers to as Yodlee's paid users. Yodlee's paid users increased from 10.7 million as of December 31, 2012, to 14.3 million as of December 31, 2013, to 18.4 million as of December 31, 2014 and to 20.7 million as of June 30, 2015.

        Yodlee serves two main customer groups: FI and YI customers. Yodlee provides FI customers with access to the Yodlee Financial Cloud (Yodlee's platform and secure, open application programming interfaces, or APIs) and FinApps (end-user facing applications powered by Yodlee's platform and APIs). Yodlee's platform and APIs enable FI customers to receive end user-permissioned transaction data elements that Yodlee aggregates and cleanses, as well as to enable Yodlee's money movement solutions. The FinApps powered by Yodlee's platform and APIs can be subscribed to individually or in combinations that include personal financial management, wealth management, card, payments and small-medium business, or SMB, solutions. Yodlee's YI customers are Internet services companies and third-party developers, who use Yodlee's platform to develop new applications and enhance existing solutions. Yodlee's YI customers operate in a number of sub-vertical markets, including wealth management, personal financial management, small business accounting, small business lending and authentication. These customers use the Yodlee platform to build solutions that leverage Yodlee's open APIs and access to a large end user base. In addition to aggregated transaction-level account data elements, Yodlee provides YI customers with secure access to account verification, money movement and risk assessment tools via Yodlee's APIs. Yodlee plays a critical role in bringing innovation from Internet services companies to financial institutions through the Yodlee Financial Cloud. For example, Yodlee's YI customers use Yodlee's solutions in diverse applications such as: providing working capital to small businesses online; personalized financial management, planning and advisory services; ecommerce payment solutions; and online accounting systems for small businesses. Yodlee provides access to its solutions across multiple channels, including web, tablet and mobile.

        Yodlee's FI customers encompass many of the leading financial institutions, including 11 of the 20 largest banks in the United States, which hold 81% of the total assets of the top 20 U.S. banks (based on total assets as of December 31, 2014). These institutions subscribe to the Yodlee platform to power offerings that Yodlee believes to improve consumer satisfaction and enhance engagement, while capturing cross-sell and up-sell opportunities. Yodlee estimates that Yodlee's current network of FI customers alone reaches more than 100 million end users as of December 31, 2014 and 20.7 million as of June 30, 2015, representing a significant opportunity to potentially grow Yodlee's paid user base within existing customers. Yodlee's YI customers have an increasingly large and diverse base of users that also provides additional potential growth opportunities.

        The Yodlee Financial Cloud delivers a wide variety of FinApps and also enables its customers to develop their own applications through its open APIs that deliver trusted and secure data, money movement solutions, and other feature functionality. Yodlee's FinApps are targeted at the retail financial, wealth management, small business banking, card and other financial solutions sectors. These FinApps help consumers and small businesses simplify and manage their finances, review their financial accounts, track their spending, calculate their net worth, and perform a variety of other activities.

Examples of FinApps include Yodlee's Expense FinApp, which helps consumers track their spending, and a Payroll FinApp from a third party, which helps small businesses process their payroll.

        Yodlee provides subscription services on a business-to-business-to-consumer, or B2B2C, basis to financial services clients, whereby Yodlee's customers offer Yodlee-based solutions to their customers, whom Yodlee refer to as end users. On a business-to-business, or B2B, basis Yodlee delivers the same platform to third-party developers.

        Yodlee also offers data solutions and market research services that enhance the value of Yodlee's solutions to Yodlee's customers and provide insights derived from small, scrubbed, non-identified and dynamic samples from a massive population of end user-permissioned transaction-level data that Yodlee gathers and refines. Yodlee's platform collects a wide variety of end user data from over 14,000 sources and puts it in a common repository. Beyond collecting user-permissioned, non-identified transaction data elements, Yodlee's platform performs a data refining process and augments the data with additional information from a variety of other sources. Yodlee enriches the data with a proprietary twelve-step process, adding such elements as categorization and merchant identification for bank or credit card account data and investment holding identification for investment account data. With this enhanced data, Yodlee enables its customers to offer better applications and more personalized solutions to end users.

        Yodlee believes that its brand leadership, innovative technology and intellectual property, large customer base, and unique data gathering and enrichment provide it with competitive advantages that have enabled it to generate strong growth.

        Yodlee's solutions benefit its customers and their end users in a wide variety of ways. For both Yodlee's FI and YI customers, providing Yodlee-powered solutions improves their end user satisfaction and retention, accelerates speed to market, creates technology savings and enhances their data analytics solutions and market research capabilities. For Yodlee's customers' end users, Yodlee's solutions provide better access to their financial information and more control over their finances, leading to more informed and personalized decision making. For Yodlee's customers who are members of the developer community, Yodlee's solutions provide access to critical data and payments solutions, faster speed to market and enhanced distribution.

        Yodlee's technology infrastructure is designed to provide a highly accessible and secure multi-tenant cloud-based platform across hundreds of customers and millions of end users. Yodlee's solutions use a single code base for all customers and are globally accessible across multiple digital channels. Yodlee's multi-tenancy model uses a common data model for all customers but isolates data with logical technical and administrative controls and separate encryption keys for each customer. Yodlee's architecture utilizes state-of-the-art technologies to achieve enhanced availability, scalability and security.

        Yodlee believes a large addressable market and the need for innovative digital financial services give it the opportunity to grow considerably in the near term. Yodlee's growth strategy addresses two key drivers of Yodlee's business: number of paid users and revenue per paid user. As Yodlee looks to grow the number of paid users on Yodlee's platform, Yodlee intends to focus on increasing penetration within Yodlee's existing customer base, signing new customers, and expanding internationally. Yodlee also intends to drive additional revenue per paid user by introducing new solutions like data analytics solutions and market research services and by pursuing revenue-sharing opportunities from premium FinApps.

        Yodlee's revenues were $50.6 million, $89.1 million, $70.2 million, and $57.8 million for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013, and 2012, respectively. A substantial portion of Yodlee's revenues has been derived from contractually-recurring subscription revenues, and Yodlee's solutions are integrated into Yodlee's customers' business processes driving strong customer retention. Yodlee's subscription revenue net retention rate, which Yodlee uses as a measure of Yodlee's ability to retain Yodlee's customers through renewals of subscription agreements and to expand the number of Yodlee's paid users, was 121%, 124%, 123%, and 114% for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013, and 2012, respectively. Yodlee generates revenues primarily from subscription fees and professional service fees. Subscription revenue has been a growing majority of Yodlee's revenues and accounted for 87%, 85%, 81%, and 77% of Yodlee's revenue during the six months ended June 30, 2015 and the years ended December 31, 2014, 2013, and 2012, respectively.

Factors Affecting Yodlee's Future Performance

        Yodlee believes that its future success will be dependent on many factors, including its ability to expand relationships with existing customers, grow the number of customers and derive revenue from new offerings such as Yodlee's data solutions and market research services and premium FinApps. While these areas present significant opportunity, they also present risks that Yodlee must manage to ensure successful results.

Growth in Number of Customers Deploying the Yodlee Platform

        The continued growth of Yodlee's business partially depends on its ability to secure new subscriptions and deployments of the Yodlee platform by new customers. Yodlee continues to target additional major FIs domestically and internationally to increase the number of paid users and Yodlee's subscription revenue. Yodlee also intend to drive growth with Internet services companies by participating in additional vertical markets and expanding the breadth of applications and solutions running on the Yodlee platform. Revenue from these types of companies has accounted for a growing proportion of Yodlee's total revenue in recent periods and Yodlee believes there is a significant opportunity to increase revenue from these companies in the future.

Renewals and Additional Revenue from Current Customers

        The continued growth of Yodlee's business partially depends on its ability to maintain customer relationships, renew subscriptions from current customers and generate additional paid users and sources of revenue from existing customers. Yodlee's ability to increase adoption among existing customers is particularly important in light of Yodlee's land-and-expand business model, pursuant to which Yodlee targets customers with initial product offerings and expands the use cases and relationship over time. For example, an FI customer may initially subscribe to Yodlee data aggregation and later expand its relationship with it by licensing additional product offerings and FinApps. As Yodlee's existing customers increase their adoption and promotion of the functionality of Yodlee's solutions and deploy FinApps and additional value-added offerings to their end users, Yodlee anticipates that its number of paid users will increase.

Mix and Timing of Subscriptions and Deployments

        Sales to large organizations have typically been characterized by longer sales cycles, significant contract negotiations and less predictability in completing sales. For example, Yodlee's sales cycle can generally last one year or more with Yodlee's largest FI customers, but is variable and difficult to predict and can be much longer or shorter. Many of Yodlee's YI customers and data analytics solutions and market research customers have shorter sales cycles of three to six months. In addition, FI customers and some large YI customers deploy Yodlee's solutions in six to nine months. In contrast, many other YI customers can implement Yodlee's applications and solutions in approximately three months and Yodlee's data analytics solutions and market research customers can begin using Yodlee's services shortly following contract execution. All of these factors impact the timing of revenue recognition and have resulted in fluctuations in Yodlee's subscription revenue and overall operating results.

Growth of Data Solutions and Market Research Services

        Yodlee has commenced deriving revenue by providing data analytics solutions and market research services. Yodlee believes there are significant opportunities to increase Yodlee's revenue and average revenue per paid user by providing these services to Yodlee's existing customers and to new customers for uses such as market analytics, credit and risk analytics and other use cases. In the six months ended June 30, 2015 and the year ended December 31, 2014, revenue derived from data analytics solutions and marketing research services was a key factor in the increase of average revenue per paid user Yodlee realized. Yodlee anticipates that revenue from data analytics solutions and marketing research service will continue to be an important factor in its future financial results. Yodlee's future growth and profitability will also be affected by Yodlee's ability to generate higher average revenue per paid user through revenue-sharing arrangements with partners who develop premium FinApps. For example, Yodlee's enterprise API, an API set built for FIs to speed internal innovation, is designed to allow FIs to offer the same types of developer tools and integration capabilities previously only available to technology focused innovators. This is a product designed to allow the FIs to level the playing field against the Internet service companies currently disrupting the traditional models.

Operating Efficiencies and Investment

        The cloud-based nature of the Yodlee platform provides it with economies of scale and operating leverage as the number of deployments and paid users grows. In addition, historically, Yodlee has enjoyed increasing operating efficiencies by leveraging Yodlee's significant presence in India, which provides it with direct access to a large pool of talented engineers for research and development, customer support and operations. Yodlee's gross margins have expanded in recent periods and Yodlee expects that they will continue to expand over the long term to the extent Yodlee is able to realize operating efficiencies.

        To support Yodlee's future potential growth, Yodlee has made and expects to continue to make investments in Yodlee's data center and other infrastructure in connection with enhancing and expanding Yodlee's operations both domestically and internationally. For example, Yodlee expects to continue to invest in additional data center resources to keep pace with its potential growth. Yodlee believes that its investment in infrastructure will contribute to improvements in Yodlee's operating results in the long-term; however, this investment will require capital expenditures and may impact Yodlee's profitability in the near-term. In addition, Yodlee has continued to invest in research and development to improve and enhance the Yodlee platform and the breadth of applications and services running on the platform to meet Yodlee's customers' and potential customers' needs and to develop new offerings to more effectively realize the value of the transaction-level data that Yodlee gathers and refines. Yodlee also expects to continue to expand Yodlee's sales and marketing efforts domestically and increase awareness of Yodlee's solutions on a global basis and grow Yodlee's international operations. Yodlee also expects to incur additional general and administrative expenses as a result of its growth and the infrastructure required to be a public company. Investment in these areas will cause Yodlee's operating expenses to continue to increase in absolute dollars in future periods.

Key Metrics

        In addition to Yodlee's results determined in accordance with U.S. generally accepted accounting principles, or GAAP, Yodlee believes the following non-GAAP and other operational measures are useful in evaluating its operating performance. Yodlee regularly reviews the key metrics set forth below as Yodlee evaluates its business.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Adjusted EBITDA	$2,139	$2,295	$5,468	$4,772	$(1,915)
Paid users (in thousands)	20,658	16,758	18,354	14,295	10,671
Average revenue per paid user	$4.57	$4.53	$4.60	$4.52	$4.38
Subscription and support revenue net retention rate	121%	123%	124%	123%	114%

Adjusted EBITDA

        Yodlee defines adjusted EBITDA as net loss before income from discontinued operations; provision for (benefit from) income taxes; other (income) expense, net; depreciation and amortization; and stock-based compensation expense and IP patent litigation costs. Yodlee believes adjusted EBITDA provides investors and other users of Yodlee's financial information consistency and comparability with Yodlee's past financial performance and facilitates period-to-period comparisons of operations. Yodlee believes adjusted EBITDA is useful in evaluating Yodlee's operating performance compared to that of other companies in Yodlee's industry, as this metric generally eliminates the effects of certain items that may vary for different companies for reasons unrelated to overall operating performance. Yodlee use adjusted EBITDA in conjunction with traditional GAAP measures as part of Yodlee's overall assessment of Yodlee's performance, including the preparation of Yodlee's annual operating budget and quarterly forecasts, to evaluate the effectiveness of Yodlee's business strategies and to communicate with the Yodlee Board concerning Yodlee's financial performance.

        Adjusted EBITDA decreased to $2.1 million in the six months ended June 30, 2015 from $2.3 million in the six months ended June 30, 2014. Adjusted EBITDA increased to $5.5 million in the year ended December 31, 2014 from $4.8 million in the year ended December 31, 2013 and from $(1.9) million in the year ended December 31, 2012. The decrease in adjusted EBITDA from the six months ended June 30, 2014 to the six months ended June 30, 2015 was primarily due to increased headcount to support business growth during this period. The increase in adjusted EBITDA from 2013 to 2014 was primarily due to an increase in revenue from both existing and new customers. The increase in adjusted EBITDA from 2012 to 2013 was primarily due to the reduction in Yodlee's net losses in the periods.

        Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. Yodlee understand that, although adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA has limitations as an analytical tool, including: depreciation and amortization are non-cash charges, and the assets being depreciated or amortized will often have to be replaced in the future; adjusted EBITDA does not reflect any cash requirements for these replacements; adjusted EBITDA does not reflect changes in, or cash requirements for, Yodlee's working capital needs or contractual commitments; adjusted EBITDA does not reflect cash requirements for income taxes and the cash impact of other income or expense; and other companies may calculate adjusted EBITDA differently than Yodlee does. Yodlee compensates for the inherent limitations associated with using adjusted EBITDA through disclosure of these limitations, presentation of Yodlee's financial statements in accordance with GAAP and reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net loss. The table below provides a reconciliation of net loss to adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(in thousands)
Net loss	$(5,587)	$(949)	$(6,975)	$(1,181)	$(6,521)
Provision for income taxes	1,098	842	1,803	1,439	1,091
Other expense (income), net	(348)	87	(261)	318	(230)
Depreciation and amortization	2,256	1,570	3,766	2,685	2,390
Stock-based compensation	4,462	919	7,135	1,511	1,355

Adjusted EBITDA	$2,139	$2,295	$5,468	$4,772	$(1,915)

Paid Users

        A paid user is defined as a user of an application or service provided to Yodlee's customer using the Yodlee platform whose status corresponds to a billable activity under the associated customer contract. Yodlee believes that its ability to increase the number of paid users is an indicator of Yodlee's market penetration, the growth of Yodlee's business, and Yodlee's potential future business opportunities.

        Paid users increased to 20.7 million as of June 30, 2015 from 18.4 million as of December 31, 2014, 14.3 million as of December 31, 2013, and 10.7 million as of December 31, 2012, as a result of an increase in the number of new customers as well as expansion of user base within certain existing customers.

Average Revenue Per Paid User

        Average revenue per paid user is defined as of any point in time as the trailing twelve-month subscription revenue divided by the average number of paid users over the same time period. For a given contract, as the number of paid users increases, Yodlee's usage fee per paid user generally decreases due to volume-tiered pricing. However, at the same time, Yodlee's cost of subscription revenue declines more rapidly on a per user basis, which contributes to an increase in Yodlee's gross margins. Yodlee's ability to maintain average revenue per paid user during the last year is an indicator of Yodlee's success in developing and monetizing expanded uses for the Yodlee platform, including data analytics solutions and market research services. In order to support average revenue per paid user, Yodlee intends to continue to develop additional applications and services, including data services and premium FinApps.

        Average revenue per paid user increased to $4.57 as of June 30, 2015 from $4.53 as of June 30, 2014 due to revenue from new contracts and data analytics solutions and market research services, which more than offset the decrease in per user usage fees due to volume-tiered pricing.

        Average revenue per paid user increased to $4.60 as of December 31, 2014 from $4.52 as of December 31, 2013, due to revenue derived from data solutions and market research services. This increase more than offset the decrease in per user fees resulting from volume-tiered pricing under Yodlee's customer contracts.

        Average revenue per paid user increased to $4.52 as of December 31, 2013 from $4.38 as of December 31, 2012, due to data solutions and market research services. This increase more than offset the decrease in per user fees resulting from volume-tiered pricing under Yodlee's customer contracts. Yodlee's subscription gross margin further increased by an additional 5 percentage points to 66% for the year ended December 31, 2013 primarily due to additional economies of scale realized on higher revenue and higher average revenue per paid user.

Subscription Revenue Net Retention Rate

        Yodlee believes that its ability to retain customers through renewals of subscription agreements and expand the number of paid users of its applications and services is an indicator of the stability of Yodlee's recurring revenue base and the long-term value of Yodlee's customer relationships. Yodlee calculates its subscription revenue net retention rate for a particular period by dividing subscription revenue for the four most recent quarters by the subscription revenue for the corresponding quarters in the preceding year for those customers for which subscription revenue was recognized in the corresponding quarters of the preceding year. This calculation includes the impact on Yodlee's revenue from customer non-renewals and attrition, deployments of additional services or discontinued use of services by Yodlee's customers, price changes for Yodlee's services and increases or decreases in the number of paid users.

        Yodlee's subscription revenue net retention rate was 121% for the six months ended June 30, 2015 and had increased to 124% for the year ended December 31, 2014 from 123% for the year ended December 31, 2013 and 114% for the year ended December 31, 2012, primarily as a result of increased revenues from Yodlee's existing customer base and, in particular, the increased maturity of Yodlee's YI customer base. Yodlee expects Yodlee's subscription revenue net retention rate to fluctuate from period to period based on renewals by, and the extent of additional deployments within, Yodlee's existing customers.

Components of Results of Operations

Revenue

        Yodlee derives its revenue primarily from subscription fees and professional services fees. Yodlee sells subscriptions to the Yodlee platform to Yodlee's FI and YI customers who make Yodlee's solutions available to their end users. Professional services include implementation services, upgrade services, development of interfaces requested by customers, assistance with integration of Yodlee's services with the customers' other applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications.

        Subscription revenue is driven primarily by the number of customers, the number of paid users and the renewal of existing subscription contracts. Subscription revenue is recognized ratably over the contracted term of each respective subscription agreement, commencing on the date the service is provided to the customer upon satisfaction of all applicable revenue recognition criteria have been satisfied. As part of the subscription contracts, Yodlee's customers generally commit to a minimum level of paid users from which a minimum level of non-refundable subscription revenue is derived. As paid users in excess of the guaranteed minimum level access the Yodlee platform, the customer is then required to pay additional usage fees calculated based upon a contracted per-paid-user fee. No refunds or credits are given if fewer paid users access the Yodlee platform than the contracted minimum level. Usage-based revenue is recognized as earned, provided all applicable revenue recognition criteria have been satisfied. For subscription agreements, Yodlee typically invoices Yodlee's customers in monthly or annual fixed installments. Amounts that have been invoiced are initially recorded as deferred revenue and are recognized ratably over the subscription period. Because the invoicing terms of Yodlee's customer agreements vary, the annualized value of the orders Yodlee enters into with its customers will not be completely reflected in deferred revenue at any single point in time. Accordingly, Yodlee does not believe that change in deferred revenue is an accurate indicator of future revenues for a given period of time. Customer contracts are generally non-cancellable for some specified period and, to the extent such contracts are cancelable before expiration of the term, they generally provide for payment of certain penalties and/or minimums. Yodlee expects Yodlee's subscription revenue to increase as Yodlee adds new customers, expands Yodlee's paid user base and renews existing subscription contracts.

        The proportion of Yodlee's revenue derived from customer minimum paid user commitments, together with favorable subscription revenue net retention rates, a measure of Yodlee's ability to retain its customers through renewals of subscription agreements and to expand the number of its paid users, have historically assisted it in predicting Yodlee's near-term revenues. As usage increases and customers are required to pay additional usage fees calculated on a per-paid-user basis, a more significant proportion of Yodlee's revenue over time may be derived from usage by paid users. This usage-based aspect of Yodlee's subscription contracts adds some volatility to Yodlee's revenue because end users' activities may vary from period to period based on a variety of factors outside of Yodlee's control, including personal financial and other circumstances affecting end user activity, seasonality and decisions by Yodlee's customers that affect the extent to which they promote Yodlee's solutions. Yodlee's experience with customers' growth and Yodlee's awareness of deployment and promotional plans help it forecast these usage-based revenues.

        Professional services are sold either on a fixed-fee or on a time-and-materials basis. Revenue for time-and-material arrangements is recognized as the services are performed. Revenue for fixed-fee arrangements is recognized under the proportional performance method of accounting. Yodlee expects its professional services and other revenue to fluctuate based on the number of new customers added and version upgrade work performed in any given period, and the presence of other companies who are able to implement Yodlee's services for customers.

Cost of Revenue

        Yodlee's total cost of revenue consists of cost of subscription revenue and cost of professional services and other revenue, both of which consist primarily of personnel-related costs for the operations team or professional services team, respectively, including salaries, benefits and stock-based compensation.

        Cost of revenue-subscription also includes the following: data center costs to host the Yodlee platform and related support and maintenance costs; depreciation of servers and networking equipment; security operations; payment processing cost; and allocated facilities and other supporting overhead costs. Yodlee expects its cost of subscription revenue to increase in absolute dollars, although it may fluctuate as a percentage of subscription revenue from period to period, as Yodlee's subscription revenue increases.

        Cost of revenue-professional services and other also includes cost of consultants engaged in providing professional services to Yodlee's customers; and allocated facilities and other supporting overhead costs. When Yodlee defers professional services revenue, Yodlee defers the related direct labor costs that Yodlee considers recoverable and recognize them in cost of revenue in the same periods as the related professional service revenue is recognized. Yodlee expects Yodlee's cost of professional services and other revenue to fluctuate in absolute dollars as Yodlee's professional services and other revenue fluctuates.

Gross Profit

        Gross profit is total revenue less total cost of revenue. Gross margin, or gross profit expressed as a percentage of total revenue, has been and will continue to be affected by a variety of factors, including the sales price of Yodlee's product offerings, costs to deliver Yodlee's platform, Yodlee's ability to leverage Yodlee's existing infrastructure as Yodlee continue to grow and the mix of revenue between subscription and professional services and other. Yodlee's subscription services generally have a higher gross margin than Yodlee's professional services and other revenue. Gross margin for professional services and other is impacted by the size of customer deployments, with smaller projects typically having lower gross margins. Yodlee expects Yodlee's gross margins to fluctuate over time depending on these and other factors.

Operating Expenses

        Yodlee's operating expenses consist of research and development, sales and marketing, and general and administrative expense. Personnel costs are the most significant component of operating expenses and consist primarily of salaries, benefits, employee bonuses, stock-based compensation, and with regard to sales and marketing expense, sales commissions.

        Research and Development.    Research and development expense consists primarily of personnel costs for employees on Yodlee's engineering and technical teams who are responsible for increasing the functionality and enhancing the ease of use of the Yodlee platform and the development of new products and services. Research and development expense also includes the cost of third-party service providers and allocated facilities and other supporting overhead costs. Yodlee expects research and development expense to increase in absolute dollars as Yodlee continues to invest in Yodlee's future products and services, although Yodlee's research and development expense may fluctuate as a percentage of total revenue.

        Sales and Marketing.    Sales and marketing expense consists primarily of sales commissions and other personnel costs for employees engaged in sales, sales support, business development and marketing functions. In addition, sales and marketing expense also includes travel-related expenses, marketing and public relations costs, and allocated facilities and other supporting overhead costs. Yodlee expects sales and marketing expense to increase in absolute dollars as Yodlee continues to hire additional personnel and invest in sales initiatives and marketing programs, although Yodlee's sales and marketing expense may fluctuate as a percentage of total revenue.

        General and Administrative.    General and administrative expense consists primarily of personnel costs, professional services and allocated facilities and other supporting overhead costs. General and administrative personnel include Yodlee's chief executive officer, finance and legal organizations. Professional services expense consists primarily of legal, auditing, accounting and other consulting costs. Yodlee expects general and administrative expense to increase in absolute dollars as Yodlee incur additional legal, accounting, investor relations, and other costs associated with being a public company, although Yodlee's general and administrative expense may fluctuate as a percentage of total revenue.

Other Income (Expense), Net

        Other income (expense), net consists primarily of the interest expense associated with Yodlee's bank borrowings, foreign exchange gains or loss, gain or loss on foreign currency forward contracts, revaluation impact of convertible preferred stock warrant liabilities and other non-operating income or expense.

Provision for Income Taxes

        Provision for income taxes consists primarily of income taxes in Yodlee's wholly-owned subsidiary in India and other foreign operations. The provision for income taxes related to Yodlee's foreign operations is impacted by items such as increases and decreases in uncertain tax positions in Yodlee's foreign locations, as well as foreign withholding taxes. These items, and their impact to Yodlee's effective tax rate, may fluctuate from year to year. Valuation allowances are provided when necessary to reduce deferred tax assets to amount expected to be realized. Due to uncertainty as to the realization of benefits from Yodlee's U.S. federal and state deferred tax assets, including net operating loss carry forwards, research and development and other tax credits, Yodlee has a full valuation allowance against such assets. Yodlee expects to maintain this full valuation allowance in the near term.

Consolidated Results of Operations

        The following table summarizes Yodlee's consolidated results of operations for the six months ended June 30, 2015 and 2014, and the years ended December 31, 2014, 2013 and 2012. Yodlee's historical results are not necessarily indicative of the results that may be expected in the future.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(in thousands)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$44,138	$34,903	$76,005	$56,838	$44,336
Professional services and other	6,426	6,163	13,076	13,322	13,458

Total revenue	50,564	41,066	89,081	70,160	57,794
Cost of revenue:
Subscription	14,701	11,399	25,511	19,139	17,177
Professional services and other	4,670	4,392	9,704	7,693	7,594

Total cost of revenue	19,371	15,791	35,215	26,832	24,771

Gross profit	31,193	25,275	53,866	43,328	33,023
Operating expenses:
Research and development	13,789	10,260	23,601	17,948	16,193
Sales and marketing	14,206	9,690	22,377	15,418	13,638
General and administrative	8,035	5,519	13,321	9,386	8,852

Total operating expenses	36,030	25,469	59,299	42,752	38,683

Operating income (loss)	(4,837)	(194)	(5,433)	576	(5,660)
Other income (expense), net	348	87	261	(318)	230

Income (loss) before provision for income taxes	(4,489)	(107)	(5,172)	258	(5,430)
Provision for income taxes	1,098	842	1,803	1,439	1,091

Net loss	$(5,587)	$(949)	$(6,975)	$(1,181)	$(6,521)

        The following tables summarize Yodlee's consolidated results of operations as a percentage of total revenue for the six months ended June 30, 2015 and 2014, and the years ended December 31, 2014, 2013 and 2012:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(as a percentage of total revenue)
Revenue:
Subscription	87%	85%	85%	81%	77%
Professional services and other	13	15	15	19	23

Total revenue	100	100	100	100	100
Cost of revenue:
Subscription	29	28	29	27	30
Professional services and other	9	10	11	11	13

Total cost of revenue	38	38	40	38	43

Gross profit	62	62	60	62	57
Operating expenses:
Research and development	27	25	26	26	28
Sales and marketing	28	24	25	22	24
General and administrative	16	13	15	13	15

Total operating expenses	71	62	66	61	67

Operating income (loss)	(9)	0	(6)	1	(10)
Other income (expense), net	1	0	—	(1)	1

Income (loss) before provision for income taxes	(8)	0	(6)	—	(9)
Provision for income taxes	2	2	2	2	2

Net loss	(10)%	(2)%	(8)%	(2)%	(11)%

Comparison of the Six Months Ended June 30, 2014 and 2015

Revenue

	Six Months Ended June 30,
	2015	2014	% Change
	(in thousands)
Revenue:
Subscription and support	$44,138	$34,903	26%
Professional services and other	6,426	6,163	4%

Total revenue	$50,564	$41,066	23%

        Total revenue increased $9.5 million, or 23%, for the six months ended June 30, 2015, compared to the same period in 2014.

        The increase in subscription revenue of $9.2 million, or 26%, was due primarily to an increase in Yodlee's paid users to 20.7 million from 16.8 million as of June 30, 2015 and 2014, respectively, while average revenue per user remained relatively consistent at $4.57 and $4.53 as of June 30, 2015 and 2014, respectively. The increase in professional services and other revenue of $0.3 million, or 4%, was due primarily to increased professional services revenue from data solutions.

Cost of Revenue, Gross Profit and Gross Margin

	Six Months Ended June 30,
	2015		2014
	Amount	Gross Margin	Amount	Gross Margin	% Change
	(dollars in thousands)
Cost of revenue:
Subscription and support	$14,701		$11,399		29%
Professional services and other	4,670		4,392		6%

Total cost of revenue	$19,371		$15,791		23%

Gross profit:
Subscription and support	$29,437	67%	$23,504	67%	0%
Professional services and other	1,756	27%	1,771	29%	(2)%

Total gross profit	$31,193	62%	$25,275	62%	0%

        Total cost of revenue increased by $3.6 million, or 23%, total gross profit increased by $5.9 million, and gross margin remained consistent, in the six months ended June 30, 2015 compared to the same period in 2014.

        Cost of revenue from subscription fees increased by $3.3 million, or 29%, in the six months ended June 30, 2015 compared to the same period in 2014. This increase was primarily due to a $1.5 million increase in personnel costs, including stock-based compensation, related to increased headcount to support the business growth, a $0.7 million increase in data center and other hosting related costs to support the increase in subscription revenue, and a $0.5 million increase in depreciation expense related to additional servers and equipment. Gross profit from subscription increased by $5.9 million, and gross margin remained consistent primarily due to economies of scale achieved as a result of higher revenue during the period.

        Cost of revenue from professional services and other increased by $0.3 million, or 6%, in the six months ended June 30, 2015 compared to the same period in 2014. This increase was primarily due to increases in personnel costs, including stock-based compensation, related to increased headcount to support the business growth. Gross profit from professional services and other and gross margin remained consistent primarily due to economies of scale achieved as a result of higher revenue during the period.

Operating Expenses

  Research and development

	Six Months Ended June 30,
			% Change
	2015	2014
	(dollars in thousands)
Research and development	$13,789	$10,260	34%
Percentage of net revenue	27%	25%

        Research and development expense increased by $3.5 million, or 34%, for the six months ended June 30, 2015 compared to the same period in 2014. The increase was due primarily to a $3.0 million increase in personnel costs, including stock-based compensation, related to increased headcount to support the business growth and a $0.4 million increase in hosting related costs related to product development.

  Sales and marketing

	Six Months Ended June 30,
			% Change
	2015	2014
	(dollars in thousands)
Sales and marketing	$14,206	$9,690	47%
Percentage of net revenue	28%	24%

        Sales and marketing expense increased by $4.5 million, or 47%, for the six months ended June 30, 2015 compared to the same period in 2014. The increase was primarily attributable to a $2.9 million increase in personnel costs, including stock-based compensation, related to increased headcount to support the business growth, a $0.5 million increase in allocated overhead expenses, a $0.5 million increase in consulting services, and a $0.3 million increase in expense related to trade shows and conventions.

  General and Administrative

	Six Months Ended June 30,
			% Change
	2015	2014
	(dollars in thousands)
General and administrative	$8,035	$5,519	46%
Percentage of net revenue	16%	13%

        General and administrative expenses increased by $2.5 million, or 46%, for the six months ended June 30, 2015 compared to the same period in 2014. The increase was primarily due to a $1.5 million increase in personnel costs, including stock-based compensation, related to increased headcount to support the business growth and a $0.9 million increase in professional fees.

  Other Income (Expense), Net

	Six Months Ended June 30,
	2015	2014
	(in thousands)
Other income (expense), net	$348	$87

        Other income, net, increased by $0.3 million for the six months ended June 30, 2015, compared to the same period in 2014. The increase was primarily due to expenses in the six months ended June 30, 2014, which did not recur in the six months ended June 30, 2015. These expenses were primarily related to the remeasurement of convertible preferred stock warrants, which were converted immediately prior to Yodlee's IPO on October 3, 2014 as well as interest expense recorded on its debt, which was fully repaid in October 2014.

  Provision for (Benefit from) Income Taxes

        Provision for income taxes primarily consists of income taxes in Yodlee's wholly-owned subsidiary in India and other foreign operations.

	Six Months Ended June 30,
	2015	2014
	(dollars in thousands)
Provision for income taxes	$1,098	$842
Effective tax rate	(24)%	787%

        Provision for income taxes increased by $26,000 and $0.3 million for the three and six months ended June 30, 2015 compared to the same period in 2014, respectively. The increase was primarily due to increased income taxes in Yodlee's India subsidiary and foreign withholding taxes.

Comparison of the Years Ended December 31, 2014, 2013 and 2012

Revenue

	Year Ended December 31,			2013 to 2014 % Change	2012 to 2013 % Change
	2014	2013	2012
	(in thousands)
Revenue:
Subscription	$76,005	$56,838	$44,336	34%	28%
Professional services and other	13,076	13,322	13,458	(2)%	(1)%

Total revenue	$89,081	$70,160	$57,794	27%	21%

        2014 compared to 2013.    Total revenue increased $18.9 million, or 27%, for the year ended December 31, 2014, compared to the same period in 2013.

        The increase in subscription revenue of $19.2 million, or 34%, was due primarily to increases in Yodlee's paid users and average revenue per user. Paid users increased to 18.4 million as of December 31, 2014 from 14.3 million as of December 31, 2013. Average revenue per paid user increased to $4.60 for the year ended December 31, 2014 from $4.52 for the year ended December 31, 2013 as a result of revenue from data solutions and marketing research services. There was a marginal decrease in professional services and other revenue of $0.2 million, or 2%.

        2013 compared to 2012.    Total revenue increased $12.4 million, or 21%, from 2012 to 2013.

        The increase in subscription revenue of $12.5 million, or 28%, was due primarily to an increase in Yodlee's paid users to 14.3 million as of December 31, 2013 from 10.7 million as of December 31, 2012 while average revenue per paid user remained relatively consistent. Of the 28% increase in subscription revenue, 23 percentage points resulted from increased revenue from existing customers as calculated for purposes of the subscription revenue net retention rate. Professional services and other revenue decreased by $0.1 million, or 1%, as implementation efficiencies resulted in a decrease of professional services and other revenue despite an increase in new customers.

Cost of Revenue, Gross Profit and Gross Margin

	Year Ended December 31,
	2014		2013		2012
							2013 to 2014 % Change	2012 to 2013 % Change
	Amount	Gross Margin	Amount	Gross Margin	Amount	Gross Margin
	(dollars in thousands)
Cost of revenue:
Subscription	$25,511		$19,139		$17,177		33%	11%
Professional services and other	9,704		7,693		7,594		26%	1%

Total cost of revenue	$35,215		$26,832		$24,771		31%	8%

Gross profit:
Subscription	$50,494	66%	$37,699	66%	$27,159	61%	0%	5%
Professional services and other	3,372	26%	5,629	42%	5,864	44%	(16)%	(2)%

Total gross profit	$53,866	60%	$43,328	62%	$33,023	57%	(2)%	5%

        2014 compared to 2013.    Total cost of revenue increased $8.4 million, or 31%, gross profit increased $10.5 million, and gross margin decreased by 2 percentage points from 2013 to 2014.

        Cost of subscription revenues increased $6.4 million, or 33%, from 2013 to 2014. This increase was primarily due to a $2.1 million increase in personnel costs, driven by the increase in headcount to support the business growth, and an increase in stock-based compensation expense. Additionally, a $0.9 million increase in depreciation expense was recognized related to additional servers and equipment, $1.2 million in increased expenses were attributable to data center and other hosting related costs, and $1.3 million in additional expenses related to outside services were incurred to support the increase in subscription revenue.

        Gross profit from subscription increased $12.8 million, and gross margin remained flat.

        Cost of professional services and other revenue increased by $2.0 million, or 26%, from 2013 to 2014. This increase was due to a $1.1 million increase in employee-related expenses (including stock-based compensation) driven by an increased headcount needed to support Yodlee's overall revenue growth. Additional expenses of $0.4 million were incurred to support private cloud implementation services.

        Gross profit from professional services and other decreased $2.3 million and gross margin decreased by 16 percentage points due primarily to the timing of customer deployments and increased investment in services capacity to support Yodlee's overall revenue growth.

        2013 compared to 2012.    Total cost of revenue increased $2.1 million, or 8%, and gross profit increased $10.3 million, and gross margin increased by 5 percentage points, from 2012 to 2013.

        Cost of subscription revenue increased $2.0 million, or 11%, from 2012 to 2013. The increase was primarily due to an increase of $1.3 million in personnel costs related to increased headcount to support the business growth, an increase of $0.3 million in depreciation expense related to additional servers and equipment and $0.4 million increase in data center and other hosting related costs to support the increase in subscription revenue. Gross profit from subscription increased $10.5 million, and gross margin increased by 5 percentage points primarily due to economies of scale achieved as a result of higher sales during the year.

        Cost of revenue from professional services and other increased slightly by $0.1 million, or 1%, from 2012 to 2013. Gross profit from professional services and other decreased $0.2 million and gross margin decreased by 2 percentage points.

Operating Expenses

Research and development

	Year Ended December 31,			2013 to 2014 % Change	2012 to 2013 % Change
	2014	2013	2012
	(dollars in thousands)
Research and development	$23,601	$17,948	$16,193	31%	11%
Percentage of revenue	26%	26%	28%

        2014 compared to 2013.    Research and development expense increased $5.7 million, or 31%, from 2013 to 2014. The increase was due primarily to an increase in personnel-related expenses, including stock-based compensation expenses, due to increased headcount needed to support Yodlee's overall revenue growth.

        2013 compared to 2012.    Research and development expenses increased $1.8 million, or 11% from 2012 to 2013. The increase was primarily due to a $0.8 million increase in personnel related expenses including salaries, benefits and employee bonuses, due primarily to increased head count, and an increase of $0.8 million in outside services for consultants and contractors used in the research and development department. This investment supported Yodlee's efforts to build Yodlee's future product offerings.

Sales and marketing

	Year Ended December 31,			2013 to 2014 % Change	2012 to 2013 % Change
	2014	2013	2012
	(dollars in thousands)
Sales and marketing	$22,377	$15,418	$13,638	45%	13%
Percentage of revenue	25%	22%	24%

        2014 compared to 2013.    Sales and marketing expense increased $7.0 million, or 45%, from 2013 to 2014. The increase was primarily attributable to an increase of $5.0 million in personnel costs related to increased headcount to support the business growth and stock-based compensation expense, a $0.7 million increase in expense related to outside consultants, increased travel-related expenses of $0.7 million, and a $0.3 million increase in expenses related to trade shows and conventions.

        2013 compared to 2012.    Sales and marketing expenses increased $1.8 million, or 13%, from 2012 to 2013. The increase was primarily attributable to an increase of $1.2 million in employee-related expense, due primarily to increased head count needed to drive Yodlee's overall revenue growth, a $0.4 million increase in expenses related to trade shows and conventions, and a $0.2 million increase in travel-related expense as Yodlee continue to expand Yodlee's customer base and presence internationally.

General and Administrative

	Year Ended December 31,			2013 to 2014 % Change	2012 to 2013 % Change
	2014	2013	2012
	(dollars in thousands)
General and administrative	$13,321	$9,386	$8,852	42%	6%
Percentage of revenue	15%	13%	15%

        2014 compared to 2013.    General and administrative expenses increased $3.9 million, or 42%, from 2013 to 2014. This was primarily due to an increase of employee-related expenses as a result of increased headcount and stock-based compensation expense, as well as increased indirect costs associated with Yodlee's initial public offering.

        2013 compared to 2012.    General and administrative expenses increased marginally, $0.5 million, or 6%, from 2012 to 2013. This was primarily due to an increase of $0.4 million in employee-related expenses, including salaries and bonus, due primarily to increased head count.

Other Income (Expense), Net

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Other income (expense), net	$261	$(318)	$230

        2014 compared to 2013.    Other income (expense), net, increased by $0.6 million from 2013 to 2014. The increase was primarily due to net foreign exchange gains.

        2013 compared to 2012.    Other income (expense), net, decreased $0.5 million, from 2012 to 2013. The decrease was primarily due to the receipt of proceeds from an insurance settlement in 2012 and the re-measurement of Yodlee's convertible preferred stock warrants.

Provision for Income Taxes

	Year Ended December 31,
	2014	2013	2012
	(dollars in thousands)
Provision for income taxes	$1,803	$1,439	$1,091
Effective tax rate	(35)%	558%	20%

        2014 compared to 2013.    Income tax expense increased $0.4 million. The increase in the provision for 2014 compared to 2013 was primarily due to increased foreign taxes resulting from the expansion of business operations in 2014.

        2013 compared to 2012.    Provision for (benefit from) income taxes increased $0.3 million. The increase in the provision for 2013 compared to 2012 was primarily due to the inclusion of $0.2 million tax expense related to an uncertain tax position for permanent establishment in a foreign jurisdiction, changes in uncertain tax positions in Yodlee's foreign and domestic operations, as well as foreign withholding taxes.

Litigation and Contingencies

        From time to time, Yodlee may become subject to legal proceedings and claims with respect to such matters as patents and other actions arising out of the normal course of business, as well as other matters identified in "Legal Proceedings" appearing elsewhere in this proxy statement/prospectus.

        It is possible that other companies might pursue litigation with respect to any claims such companies purport to have against it. In addition, litigation may be necessary to protect and enforce Yodlee's intellectual property rights. The results of any litigation are inherently uncertain. Any such litigation could be very costly, could divert management attention and resources and may not be successful, even when Yodlee's rights have been infringed.

        Given the uncertainties associated with litigation, if Yodlee's assessments prove to be wrong, or if additional information becomes available such that Yodlee estimate that there is a probable loss or probable range of loss associated with these contingencies, then Yodlee would record the minimum estimated liability, which could materially impact Yodlee's results of operations, financial position or cash flows.

Quarterly Results of Operations

        The following tables presenting Yodlee's quarterly results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Yodlee has prepared the unaudited information on the same basis as Yodlee's audited consolidated financial statements. Yodlee's operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

        The following table presents Yodlee's unaudited quarterly results of operations for the ten quarters ended June 30, 2015. This table includes all adjustments, consisting only of normal recurring adjustments, that Yodlee consider necessary for fair presentation of Yodlee's consolidated financial position and operating results for the quarters presented.

	For The Three Months Ended
	June 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	June 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	June 30, 2013	March 31, 2013
	(in thousands, except share amounts)
Consolidated Statements of Operations:
Revenue:
Subscription	$22,557	$21,581	$21,315	$19,787	$18,172	$16,731	$16,420	$14,298	$13,669		$12,451
Professional services and other	3,398	3,028	3,547	3,366	3,131	3,032	3,618	3,968	2,717		3,019

Total revenue	25,955	24,609	24,862	23,153	21,303	19,763	20,038	18,266	16,386		15,470
Cost of revenue:
Subscription	7,611	7,090	7,384	6,728	5,744	5,655	5,066	4,867	4,541		4,665
Professional services and other	2,319	2,351	3,049	2,263	2,206	2,186	2,010	1,839	1,892		1,952

Total cost of revenue	9,930	9,441	10,433	8,991	7,950	7,841	7,076	6,706	6,433		6,617

Gross profit	16,025	15,168	14,429	14,162	13,353	11,922	12,962	11,560	9,953		8,853
Gross margin			58%	61%	63%	60%	65%	63%	61%		57%
Operating expenses:
Research and development	7,082	6,707	7,116	6,225	5,351	4,909	4,443	4,096	4,640		4,769
Sales and marketing	7,245	6,960	6,721	5,996	5,149	4,541	4,071	3,946	3,795		3,606
General and administrative	4,095	3,940	4,784	3,018	2,817	2,702	2,408	2,795	2,207		1,976

Total operating expenses	18,422	17,607	18,621	15,209	13,317	12,152	10,922	10,837	10,642		10,351

Operating income (loss)	(2,397)	(2,439)	(4,192)	(1,047)	36	(230)	2,040	723	(689)		(1,498)
Other income (expenses), net	202	146	214	(40)	68	19	(100)	(258)	(41)		81

Income (loss) before provision for income taxes	(2,195)	(2,293)	(3,978)	(1,087)	104	(211)	1,940	465	(730)		(1,417)
Provision for income taxes	491	608	429	532	465	377	693	261	308		177

Net income (loss)	$(2,686)	$(2,901)	$(4,407)	$(1,619)	$(361)	$(588)	$1,247	$204	$(1,038)	$	((1,594)

Net income (loss) attributable to common stockholders:
Basic	$(0.09)	$(0.10)	$(0.16)	$(0.21)	$(0.05)	$(0.08)	$0.06	$0.01	$(0.14)		$(0.22)

Diluted	$(0.09)	$(0.10)	$(0.16)	$(0.21)	$(0.05)	$(0.08)	$0.05	$0.01	$(0.14)		$(0.22)

Quarterly Revenue Trends

        Yodlee's quarterly subscription revenue has increased sequentially over the past ten quarters. The increases resulted primarily from growth in subscription revenue from new customers, upgrades and additional subscriptions from existing customers, and an increase in the number of paid users due to the launch and expansion of customers' applications. Yodlee's quarterly professional services and other revenue has fluctuated from quarter to quarter depending on the nature and extent of customer deployments. In addition, Yodlee's revenue has usually been the strongest during the last two quarters of the year due to the terms of existing customer contracts with certain of Yodlee's largest customers and associated revenue recognition, and timing of Yodlee's customers' deployment of Yodlee's solutions and associated professional services revenue.

Quarterly Cost and Expense Trends

        Cost of revenue in absolute dollars varied from quarter-to-quarter in the quarters presented. However, cost of revenue generally increased over the periods presented primarily due to overall business growth and implementation and service related costs that Yodlee incur and recognize in the same periods as the related revenue.

        Yodlee's operating expenses have increased in absolute dollars as it has continued to hire additional employees, introduce new marketing programs to increase brand awareness and incur additional costs in becoming a public company.

        Yodlee's quarterly results of operations may fluctuate significantly due to a variety of factors, many of which are outside of its control, making its results of operations variable and difficult to predict. As such, Yodlee believes sequential quarterly comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

Liquidity and Capital Resources

        As of June 30, 2015, Yodlee had cash and cash equivalents of $71.4 million, all of which was held in the United States. Yodlee anticipates that the amount of its cash and cash equivalents held in India may increase in the future as funds are remitted to its Indian subsidiary for services performed under Yodlee's intercompany agreements.

        Yodlee's cash and cash equivalents are comprised primarily of deposits with commercial banks in checking, interest-bearing and money market accounts. To date, Yodlee has satisfied its capital and liquidity needs through cash collections from its customers, private placements of convertible preferred stock, bank borrowings, and proceeds from the issuance of common stock. Yodlee has incurred significant losses in the past as it continued to expand its business. Yodlee's cash flow from operating activities will continue to be affected principally by the extent to which its revenue exceeds or does not exceed any increase in spending on personnel to support the growth of its business. Yodlee's largest source of operating cash flow is cash collections from its customers.

        Yodlee believes that its existing cash and cash equivalents and cash flow from operations will be sufficient to meet its working capital needs and planned capital expenditures for at least the next 12 months. From time to time, Yodlee may explore additional financing sources which could include equity, equity-linked and debt financing arrangements. Yodlee cannot assure you that any additional financing will be available to it on acceptable terms or at all.

Cash Flows

        The following table summarizes Yodlee's cash flows for the periods presented (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Consolidated Statements of Cash Flows:
Net cash provided by (used in) operating activities	$(2,405)	$(989)	$2,366	$3,509	$(10,777)
Net cash used in investing activities	(2,671)	(2,525)	(5,221)	(2,884)	(2,578)
Net cash provided by (used in) financing activities	2,988	1,643	68,241	(454)	12,555

Net increase (decrease) in cash and cash equivalents	$(2,088)	$(1,871)	$65,386	$171	$(800)

Operating Activities

        Yodlee's primary source of cash from operating activities has been from cash collections from its customers. Yodlee expects cash inflows from operating activities to be affected by the level of sales and timing of collections. Yodlee's primary uses of cash from operating activities have been for personnel costs. Yodlee's cash flow from operations will continue to be affected principally by the extent to which Yodlee grows its revenue and increases its headcount in order to grow its business.

        Cash used in operating activities in the six months ended June 30, 2015 of $2.4 million was driven by a net loss of $5.6 million as adjusted for the exclusion of non-cash expenses of $6.7 million and an increase in Yodlee's working capital of $3.5 million. Non-cash charges consist primarily of depreciation and amortization of Yodlee's property and equipment and stock-based compensation for stock options. The changes in Yodlee's working capital were due primarily to a decrease in accrued compensation of $2.7 million due to 2014 bonus payouts offset by an increase in accounts receivable of $2.0 million and an increase in deferred revenue of $1.2 million.

        Cash used in operating activities in the six months ended June 30, 2014 of $1.0 million was driven by a net loss of $0.9 million as adjusted for the exclusion of non-cash expenses of $2.6 million and changes in Yodlee's working capital of $2.7 million. Non-cash charges consist primarily of depreciation and amortization of Yodlee's property and equipment and stock-based compensation for stock options. The changes in Yodlee's working capital were due primarily to an increase in accounts receivable of $1.7 million and prepaid expenses of $1.7 million.

        Cash provided by operating activities in 2014 of $2.4 million was driven by a net loss of $7.0 million as adjusted for the exclusion of non-cash expenses of $10.9 million and changes in Yodlee's working capital of $1.5 million. Non-cash charges consist primarily of depreciation and amortization of Yodlee's property and equipment and stock-based compensation for stock options. The changes in Yodlee's working capital were due primarily to an increase in accrued compensation and accounts payable of $2.4 million and $1.3 million, respectively, as well as increases in accounts receivable and prepaid assets of $3.1 million and $1.5 million, respectively. These changes were partially offset by a decrease in deferred revenue of $0.7 million, and an increase in accrued liabilities and other long term liabilities of $0.2 million. The increase in accounts receivable resulted from the growth in Yodlee's business.

        Cash provided by operating activities in 2013 of $3.5 million was driven by a net loss of $1.2 million as adjusted for the exclusion of non-cash expenses of $4.3 million and changes in Yodlee's working capital of $0.4 million. Non-cash charges consist primarily of depreciation and amortization of Yodlee's property and equipment and stock-based compensation for stock options. The changes in Yodlee's working capital were due primarily to an increase in accrued compensation of $2.9 million and an increase in deferred revenue of $0.5 million, partially offset by an increase in accounts receivable of $2.2 million and a decrease in accrued liabilities and other long term liabilities of $0.6 million. The increase in accrued compensation was due to the partial-payment of 2012 bonuses within the year ended December 31, 2012, whereas no such partial-payment of bonuses was made in the year ended December 31, 2013 for 2013 bonuses. The increase in accounts receivable resulted from the growth in Yodlee's business.

        Cash used in operating activities in 2012 of $10.8 million was driven by a net loss of $6.5 million as adjusted for the exclusion of non-cash expenses of $3.3 million and changes in Yodlee's working capital of $7.6 million. Non-cash charges consist primarily of depreciation and amortization and stock-based compensation. The changes in Yodlee's working capital were due primarily to a decrease in its deferred revenue of $4.0 million, a decrease in accrued compensation of $1.1 million, a decrease in accrued liabilities of $0.9 million and an increase in accounts receivable of $1.8 million. The decrease in deferred revenue was due to the recognition in 2012 of deferred professional services revenue upon completion of professional services engagements. The decrease in accrued compensation was due to the timing of bonus payments. The increase in accounts receivable resulted from the growth in Yodlee's business.

Investing Activities

        Yodlee's investing activities have consisted primarily of capital expenditures to purchase property and equipment, particularly purchases of servers, networking equipment and software licenses. Yodlee expects to continue investing in capital expenditures to support continued growth of its business.

        Yodlee used $2.7 million, $2.5 million, $5.2 million, $3.0 million and $3.0 million for purchases of property and equipment in the six months ended June 30, 2015 and 2014, and the years ended December 31, 2014, 2013 and 2012, respectively. In 2014 and 2013, $1.8 million and $1.7 million, respectively, of additional purchases were financed through capital leases. In addition, Yodlee received proceeds of $0.1 million and $0.5 million in 2013 and 2012, respectively, from an insurance settlement.

Financing Activities

        Yodlee's financing activities have consisted primarily of bank borrowings, net proceeds from the issuance of Yodlee common stock in its initial public offering and upon the exercise of stock options, and issuance of convertible preferred stock.

        In the six months ended June 30, 2015, cash provided by financing activities was $3.0 million, which consisted primarily of $4.6 million of net proceeds from the issuance of shares of Yodlee common stock upon exercises of stock options offset by $0.9 million of tax payments related to stock-based award activities and $0.6 million of capital lease payments.

        In the six months ended June 30, 2014, cash provided by financing activities was $1.6 million, which consisted primarily of $2.7 million of net bank borrowings, and $0.9 million of net proceeds from the issuance of shares of Yodlee common stock upon exercise of stock options offset by $0.5 million of capital lease payments, $0.9 million of deferred offering costs, and $0.5 million repurchase of common stock.

        In 2014, cash provided by financing activities was $68.2 million, which consisted of $74.5 million in net proceeds from Yodlee's initial public offering of common stock in October 2014 and $1.4 million in proceeds from the issuance of shares of Yodlee common stock upon the exercise of stock options, offset by $6.4 million of repayment on Yodlee's bank borrowings, $0.8 million of capital lease payments, and $0.5 million used towards the repurchase of common stock.

        In 2013, cash used in financing activities was $0.5 million, which consisted of $1.5 million of net repayments on Yodlee's bank borrowings and $0.4 million of capital lease payments offset by $1.4 million of proceeds from the issuance of shares of Yodlee common stock upon the exercise of stock options.

        In 2012, cash provided by financing activities was $12.6 million, which consisted primarily of $9.4 million of net proceeds from the issuance of shares of Yodlee's convertible preferred stock, and $3.9 million of proceeds from the issuance of shares of Yodlee common stock upon the exercise of stock options, offset by $0.4 million of net repayments on Yodlee's bank borrowings.

Backlog

        Yodlee sells subscriptions to Yodlee's solutions through contracts that are generally one to three years in length, although terms can extend to as long as five years. Yodlee's subscription agreements with Yodlee's customers generally contain scheduled minimum subscription fees, and usage-based fees which depend on the extent their customers or end users use Yodlee's platform. Yodlee considers the unpaid contractual minimum payments under Yodlee's subscription agreements to be Yodlee's backlog. Due to the inherent volatility of backlog measured using contractual minimums, and the fact that contractual minimums are becoming increasingly less important to Yodlee's business, Yodlee does not utilize backlog as a key management metric internally and Yodlee does not believe that it is a meaningful measurement of Yodlee's future revenues.

        Yodlee expects that the amount of backlog relative to the total value of Yodlee's subscription agreements will change from year to year for several reasons, including the timing of contract renewals, the proportion of total subscription revenue represented by contractual minimum payments and the average non-cancellable terms of Yodlee's subscription agreements. The change in backlog that results from these events may not be an indicator of the likelihood of renewal or expected future revenues.

        Yodlee also expects that as Yodlee's customer base continues to mature and customer deployments scale usage, renewals over time will increasingly have fewer contractual minimum fees because such fees are intended to decrease the timing risk associated with initial deployment commitments.

        In addition, because revenue for any period is a function of revenue recognized from deferred revenue under contracts in existence at the beginning of the period, as well as contracts that are renewed and new customer contracts that are entered into during the period, backlog at the beginning of any period is not necessarily indicative of future performance.

Off-Balance Sheet Arrangements

        During the six months ended June 30, 2015 and 2014, and the years ended December 31, 2014, 2013 and 2012, Yodlee did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements.

Contractual Obligations

        A summary of Yodlee's contractual commitments and obligations as of December 31, 2014 is as follows:

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands)
Contractual commitments(1)	2,580	1,547	1,033	—	—
Operating leases(2)	15,851	1,971	5,034	4,027	4,819
Capital leases(3)	2,396	1,153	1,243	—	—

Total	$20,827	$4,671	$7,310	$4,027	$4,819

(1)
The contractual commitments are associated with agreements that are enforceable and legally binding. Obligations under contracts that Yodlee can cancel without a significant penalty are not included in the table above. The contractual commitments relate primarily to third-party facilities that house Yodlee's data centers.

(2)
The operating leases consist of contractual obligations from Yodlee's office spaces under non-cancelable operating leases.

(3)
The capital lease obligations relate to the purchases of servers, networking equipment and software licenses.

        No amounts related to Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 740-10, Income Taxes, are included. As of December 31, 2014, Yodlee had approximately $2.9 million of tax liabilities recorded related to uncertainty in income tax positions.

Critical Accounting Policies and Estimates

        Yodlee's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. On an ongoing basis, Yodlee evaluates its estimates and assumptions. Changes in these estimates and assumptions or conditions could significantly affect Yodlee's financial condition and results of operations.

        Yodlee believes that of its significant accounting policies, which are described in Note 2 "Summary of Significant Accounting Policies" of the Notes to Yodlee's consolidated financial statements included elsewhere in this proxy statement/prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies Yodlee believes are the most critical to aid in fully understanding and evaluating Yodlee's consolidated financial condition and results of operations.

Revenue Recognition

        Yodlee primarily derives its revenue from subscription fees and professional services fees. Yodlee sells subscriptions to the Yodlee platform through contracts that are generally between one to three years in length, although terms can extend to as long as five years. Yodlee's arrangements do not contain general rights of return. Yodlee's subscription contracts do not provide customers with the right to take possession of the Yodlee platform and, as a result, are accounted for as service contracts. Yodlee records revenue net of any sales or excise taxes.

        Yodlee commences revenue recognition for the Yodlee platform and professional services when all of the following criteria are met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been or is being provided to the customer;

  •
  collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the customer is fixed or determinable.

Subscription Revenue

        Subscription revenue is primarily derived from customers accessing the Yodlee platform and includes subscription, support, and usage-based fees. Subscription revenue is recognized ratably over the contracted term of each respective subscription agreement, commencing on the date the service is provisioned to the customer, provided the four revenue recognition criteria have been satisfied. Usage-based revenue is recognized as earned, provided the four revenue recognition criteria have been satisfied.

Professional Services and Other Revenue

        Professional services include implementation services, development of interfaces requested by customers, assistance with integration of Yodlee's solutions with the customers' applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications. Professional services are typically performed within three to nine months of entering into an arrangement with the customer. Professional services are sold either on a fixed-fee or on a time-and-materials basis. Revenue for time-and-material arrangements is recognized as the services are performed. During the year ended December 31, 2012, revenue for fixed-fee arrangements was recognized under the completed performance method of accounting. During the six months ended June 30, 2015 and the years ended December 31, 2014 and 2013, revenue for fixed-fee arrangements was recognized under the proportional performance method of accounting as Yodlee has developed a history of accurately estimating activity. The change from completed performance method of accounting to the proportional performance method of accounting was due to a change in underlying facts and circumstances, primarily due to increased management oversight and knowledge of plan project hours. Professional services are not considered essential to the functionality of the Yodlee platform.

Multiple Element Arrangements

        Yodlee enters into multiple element arrangements in which a customer may purchase a subscription and professional services. For arrangements with multiple deliverables, Yodlee evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, Yodlee accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting.

        Subscription contracts have standalone value as Yodlee sells the subscriptions and support separately. In determining whether professional services can be accounted for separately from subscription services and support, Yodlee considers the availability of the professional services from other vendors, the nature of Yodlee's professional services and whether Yodlee sells its applications to new customers without professional services. Based on these considerations Yodlee assessed that its professional services have standalone value.

        Yodlee determines the selling price for each element based on the selling price hierarchy of: (i) vendor-specific objective evidence, or VSOE, of fair value, (ii) third-party evidence, or TPE, and (iii) estimated selling price or, ESP. Yodlee is unable to establish VSOE for any of Yodlee's services, as Yodlee has not historically priced Yodlee's services with sufficient consistency. Yodlee is also unable to establish TPE, as Yodlee does not have sufficient information regarding pricing of third-party subscription and professional services similar to Yodlee's offerings. As a result, Yodlee has developed estimates of selling prices based on margins Yodlee's senior management has established as the targets in the selling and pricing strategies after considering the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred. The amount of arrangement fee allocated is limited by contingent revenue, if any.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is presumed to have an indefinite life and is not subject to amortization. Yodlee tests goodwill for impairment at the company level, which is the sole reporting unit, on at least an annual basis and at any interim date whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

        When assessing goodwill for impairment, Yodlee has the option to first perform a qualitative assessment to determine whether a quantitative goodwill test is necessary. If it is determined, based on qualitative factors such as macroeconomic conditions, industry and market conditions, overall financial performance and any other company developments, that the fair value of the reporting unit more likely than not is less than the carrying amount, or if significant changes to macroeconomic factors have occurred that could materially impact fair value, a quantitative goodwill impairment test would be required. Additionally, there is an option to bypass the qualitative assessment and directly perform the quantitative test. The quantitative test for goodwill impairment is a two-step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step indicates impairment, then the second step is performed to measure the loss as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of the fair value of the reporting unit over the fair value of all identified assets and liabilities. An impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value.

        Yodlee examined goodwill for impairment in the fourth quarter of each fiscal year. When assessing goodwill for impairment, Yodlee chose to bypass the qualitative assessment and directly perform the quantitative assessment. Yodlee compared the fair value of Yodlee's reporting unit with its carrying amount including goodwill. The first step of the quantitative assessment indicated that the fair value of Yodlee's reporting unit was significantly higher than the carrying amount including goodwill, and hence Yodlee was not required to perform the second step. Yodlee's annual goodwill impairment test resulted in no impairment charges in any of the periods presented in the accompanying consolidated financial statements for the years ended December 31, 2014, 2013, and 2012.

Stock-Based Compensation

        Yodlee accounts for stock-based compensation in accordance with the provisions of Accounting Standards Codification, or ASC, Topic 718, Compensation-Stock Compensation, or ASC 718, which requires the recognition of expense related to the fair value of stock-based compensation awards in the statements of operations and comprehensive loss. For stock options issued to employees and non-employees directors, Yodlee estimates the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, the value of the common stock and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, Yodlee recognizes stock-based compensation expense, net of estimated forfeitures, equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, Yodlee recognizes stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based payments issued to non-employees are recorded at their fair values, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC Topic 505, Equity.

        Stock-based compensation expense recognized by award type is as follows:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Option awards	$3,578	$1,511	$1,355
Restricted stock awards	3,557	—	—

Total stock-based compensation expense	$7,135	$1,511	$1,355

        Prior to Yodlee's IPO, Yodlee was required to estimate the fair value of the common stock underlying its stock-based awards when performing the fair value calculations at each grant date. Yodlee engaged an independent third-party valuation firm to assist the Yodlee Board in determining the fair value of the common stock underlying Yodlee's stock-based awards. All options to purchase shares of Yodlee common stock have been granted with an exercise price per share no less than the fair value per share of Yodlee common stock underlying those options on the date of grant, based on the information known to it on the date of grant.

Income Taxes

        Yodlee accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Yodlee's financial statements or tax returns. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

        Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, Yodlee considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that Yodlee changes its determination as to the amount of deferred tax assets that can be realized, Yodlee will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. Estimates of future taxable income are based on assumptions that are consistent with Yodlee's plans. Assumptions represent management's best estimates and involve inherent uncertainties and the application of management's judgment. Should actual amounts differ from Yodlee's estimates, the amount of Yodlee's tax expense and liabilities could be materially impacted.

        Yodlee applies the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. Yodlee recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires it to estimate and measure the tax liability as the largest amount that is more likely than not to be realized upon ultimate settlement.

        Significant judgment is also required in evaluating Yodlee's uncertain tax positions and determining its provision for income taxes. Although Yodlee believes its liabilities for uncertain tax positions are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in its historical income tax provisions and accruals. Yodlee adjusts these liabilities in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences may impact the provision for income taxes in the period in which such determination is made.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

        None.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss to future earnings, values or future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument might change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. Yodlee does not use derivative financial instruments for speculative, hedging or trading purposes, other than as described below. Yodlee's market risk exposure is primarily a result of fluctuations in foreign currency exchange rates as described below.

Interest Rate Risk

        During the six months ended June 30, 2015 and 2014, and the years ended December 31, 2014, 2013 and 2012, Yodlee did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements.

Inflation Risk

        Yodlee does not believe that inflation has had a material effect on its business, financial condition, or results of operations. Yodlee continues to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If Yodlee's costs were to become subject to significant inflationary pressures, Yodlee may not be able to fully offset such higher costs through price increases. Yodlee's inability or failure to do so could harm its business, financial condition, and results of operations.

Foreign Currency Exchange Risk

        Yodlee has costs denominated in foreign currencies, primarily the Indian Rupee. This exposes it to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates, and in particular a weakening of the U.S. dollar, would negatively affect Yodlee's expenses and other operating results as expressed in U.S. dollars. Yodlee manages Yodlee's exposure to fluctuations in the Indian Rupee by entering into forward contracts to cover a portion of Yodlee's projected expenditures paid in local currency. These contracts generally have a term of less than 12 months.

        The notional amount of Yodlee's forward contracts was $17.1 million, $12.9 million, $9.3 million and $8.7 million at June 30, 2015, December 31, 2014, 2013 and 2012, respectively.

        A sensitivity analysis performed on Yodlee's hedging portfolio indicated that a hypothetical 10% appreciation of the U.S. dollar from its value at June 30, 2015, December 31, 2014, 2013 and 2012 would decrease the fair value of Yodlee's foreign currency contracts by $1.6 million, $1.5 million, $0.9 million and $0.8 million, respectively. A hypothetical 10% depreciation of the U.S. dollar from its value at June 30, 2015, December 31, 2014, 2013 and 2012 would increase the fair value of Yodlee's foreign currency contracts by $1.9 million, $1.8 million, $1.0 million and $1.0 million, respectively.

FUTURE STOCKHOLDER PROPOSALS

Envestnet

        If you wish to submit a proposal to be considered for inclusion in the proxy material for Envestnet's 2016 Annual Meeting of Stockholders, please send it to the Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. Under the rules of the SEC, proposals must be received no later than December 12, 2015 and otherwise comply with the requirements of the SEC to be eligible for inclusion in Envestnet's 2016 Annual Meeting proxy statement and form of proxy.

        A stockholder proposal not included in Envestnet's proxy statement for the 2016 Annual Meeting of Stockholders will be ineligible for presentation at Envestnet's 2016 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to Envestnet's secretary at Envestnet's principal executive offices. Under Envestnet's bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by Envestnet not less than 90 nor more than 120 days prior to the next annual meeting of Envestnet's stockholders; provided, however, that in the event that if Envestnet did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year's annual meeting, Envestnet must receive the stockholder's notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day Envestnet provides such public disclosure of the meeting date. The notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend Envestnet's bylaws, the language of the proposed amendment), and reasons for conducting such business at the meeting; (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; (c) the number of shares of Envestnet common stock that are owned beneficially and of record by the stockholder and beneficial owner; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. A copy of the Envestnet's bylaws, which describes the advance notice procedures, can be obtained from Envestnet's Corporate Secretary at the address set forth above.

Yodlee

        Yodlee held its 2015 annual meeting of stockholders on May 21, 2015. It is not expected that Yodlee will hold an annual meeting of stockholders for 2016 unless the merger is not completed. If the merger is not completed, Yodlee will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting stockholder proposals for such meeting to be included in Yodlee's proxy statement. To be considered eligible for inclusion in Yodlee's proxy statement, a proposal must conform to the requirements of Rule 14a-8 of the Exchange Act and should be sent to the Yodlee Corporate Secretary at 3600 Bridge Parkway, Suite 200, Redwood City, California 94065. In addition, under Yodlee's bylaws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at the 2016 Yodlee annual meeting, if there is such a meeting, must be submitted in writing and received by Yodlee no later than the 45th day nor earlier than the 75th day before the one year anniversary of the date on which Yodlee first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier for the preceding year's annual meeting; provided, however, that in the event that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be so received by Yodlee not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of the annual meeting is first made. To be in proper written form, a stockholder's notice must contain the specific information required by Yodlee's bylaws. A copy of the Yodlee bylaws, which describes the advance notice procedures, can be obtained from the Yodlee Corporate Secretary at the address set forth above.

LEGAL MATTERS

        The validity of the Envestnet common stock to be issued to holders of Yodlee common stock pursuant to the merger agreement will be passed upon for Envestnet by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

Envestnet

        The consolidated financial statements of Envestnet, Inc. and subsidiaries (Envestnet) as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report on the effectiveness of internal control over financial reporting as of December 31, 2014 expresses an opinion that Envestnet did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that controls were inadequately designed over the portion of revenues and cost of revenues of a business that was acquired in 2013, Wealth Management Solutions, that was not migrated to the Envestnet core technology platform in 2014, and the financial statement review process, including the review of manual journal entries, which has been identified and included in management's assessment.

        The audit report on the effectiveness of internal control over financial reporting as of December 31, 2014 also contains an explanatory paragraph that states that Envestnet acquired Placemark Holdings, Inc. and Subsidiary (Placemark) during 2014, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2014, Placemark's internal control over financial reporting associated with total assets of $70,147,000 and total revenues of $6,157,000 included in the consolidated financial statements of Envestnet as of and for the year ended December 31, 2014. The audit of internal control over financial reporting of Envestnet also excluded an evaluation of the internal control over financial reporting of Placemark.

        The consolidated financial statements of Placemark as of and for the year ended December 31, 2013, included in Exhibit 99.1 of Envestnet, Inc.'s Current Report on Form 8-K/A filed on December 5, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report contains an explanatory paragraph that states that the Placemark consolidated financial statements were restated and were previously audited by other auditors. The audit report also refers to the audit of an adjustment that was applied to restate accumulated deficit as of December 31, 2012.

Yodlee

        The consolidated financial statements of Yodlee as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, the Yodlee Board does not know of any matters that will be presented for consideration at the Yodlee special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall properly come before either the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of the Yodlee special meeting.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. As permitted by the Exchange Act, unless you advised otherwise, if you hold your shares in "street name" and you and other residents at your mailing address share the same last name and also own Envestnet common stock or shares of Yodlee common stock in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as "householding." Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A holder of shares of Yodlee common stock who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing to Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, NY 10022. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Yodlee, Inc.

        We have audited the accompanying consolidated balance sheets of Yodlee, Inc. (the "Company") as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yodlee, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California
March 4, 2015

Yodlee, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$73,520	$8,134
Accounts receivable, net of allowance for doubtful accounts of $13 and $20 as of December 31, 2014 and 2013, respectively	12,229	9,873
Accounts receivable—related parties	3,066	2,301
Prepaid expenses and other current assets	4,425	3,529

Total current assets	93,240	23,837
Property and equipment, net	9,481	6,297
Restricted cash	146	146
Goodwill	3,068	3,068
Other assets	1,609	1,112

Total assets	$107,544	$34,460

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$3,278	$1,880
Accrued liabilities	2,628	2,707
Accrued compensation	8,927	6,577
Convertible preferred stock warrant liabilities	—	760
Deferred revenue, current portion	6,959	7,655
Bank borrowings, current portion	—	3,471
Capital lease obligations, current portion	1,153	574

Total current liabilities	22,945	23,624
Deferred revenue, net of current portion	293	329
Bank borrowings, net of current portion	—	2,914
Capital lease obligations, net of current portion	1,243	804
Other long-term liabilities	2,986	2,644

Total liabilities	27,467	30,315
Commitments and contingencies (Note 7)
Convertible preferred stock, $0.001 par value—0 and 14,666 shares authorized as of December 31, 2014 and 2013, respectively, 0 and 14,445 shares issued and outstanding as of December 31, 2014 and 2013, respectively (aggregate liquidation preference of $103,494 as of December 31, 2013)	—	102,224
Stockholders' equity (deficit):
Preferred stock, $0.001 par value—5,000 and 0 shares authorized as of December 31, 2014 and 2013, respectively; no shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $0.001 par value—150,000 and 27,800 shares authorized as of December 31, 2014 and 2013, respectively; 29,264 and 7,444 shares issued and outstanding as of December 31, 2014 and 2013, respectively	29	7
Additional paid-in capital	439,275	253,917
Accumulated other comprehensive loss	(1,979)	(1,730)
Accumulated deficit	(357,248)	(350,273)

Total stockholders' equity (deficit)	80,077	(98,079)

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$107,544	$34,460

See accompanying notes.

Yodlee, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Revenue(1):
Subscription	$76,005	$56,838	$44,336
Professional services and other	13,076	13,322	13,458

Total revenue	89,081	70,160	57,794
Cost of revenue(2):
Subscription	25,511	19,139	17,177
Professional services and other	9,704	7,693	7,594

Total cost of revenue	35,215	26,832	24,771

Gross profit	53,866	43,328	33,023
Operating expenses(2):
Research and development	23,601	17,948	16,193
Sales and marketing	22,377	15,418	13,638
General and administrative	13,321	9,386	8,852

Total operating expenses	59,299	42,752	38,683

Operating income (loss)	(5,433)	576	(5,660)
Other income (expense), net	261	(318)	230

Income (loss) before provision for income taxes	(5,172)	258	(5,430)
Provision for income taxes	1,803	1,439	1,091

Net loss	$(6,975)	$(1,181)	$(6,521)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.54)	$(0.16)	$(0.98)

Weighted average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	12,802	7,263	6,649

(1)
The Company recorded revenue totaling $13.6 million, $11.2 million and $11.1 million, from related parties during the years ended December 31, 2014, 2013, and 2012, respectively. Refer to Note 15 to these consolidated financial statements for further information.

(2)
Amounts include stock-based compensation expense as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Cost of revenue—subscription	$931	$201	$170
Cost of revenue—professional services and other	562	107	119
Research and development	1,159	243	236
Sales and marketing	1,586	302	242
General and administrative	2,897	658	588

Total stock-based compensation expense	$7,135	$1,511	$1,355

See accompanying notes.

Yodlee, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Net loss	$(6,975)	$(1,181)	$(6,521)
Other comprehensive income (loss), net of taxes
Foreign currency translation loss	(164)	(599)	(169)
Change in unrealized gain (loss) on foreign currency contracts designated as cash flow hedges	(85)	(168)	224

Total other comprehensive income (loss)	(249)	(767)	55

Comprehensive loss	$(7,224)	$(1,948)	$(6,466)

See accompanying notes.

Yodlee, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit)

(in thousands)

	Convertible Preferred Stock					Accumulated Other Comprehensive Income (Loss)
			Common Stock					Total Stockholders' Equity (Deficit)
					Additional Paid-in Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount

Balance as of January 1, 2012	13,639	$92,268	6,793	$7	$245,704	$(1,018)	$(342,571)	$(97,878)
Net loss	—	—	—	—	—	—	(6,521)	(6,521)
Issuance of Series DD convertible preferred stock, net of issuance cost of $92	762	9,426	—	—	—	—	—	—
Conversion of Venture Debt Facility into convertible preferred stock, net of issuance cost of $5	38	476	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,355	—	—	1,355
Repurchase of unvested common stock	—	—	(800)	(1)	(7)	—	—	(8)
Issuance of common stock upon exercise of stock options	—	—	1,174	1	3,922	—	—	3,923
Issuance of preferred stock upon exercise of stock warrants	5	41	—	—	—	—	—	—
Foreign currency translation loss	—	—	—	—	—	(169)	—	(169)
Change in unrealized gain (loss) on foreign currency contracts designated as accounting hedges	—	—	—	—	—	224	—	224

Balance as of December 31, 2012	14,444	102,211	7,167	7	250,974	(963)	(349,092)	(99,074)
Net loss	—	—	—	—	—	—	(1,181)	(1,181)
Stock-based compensation expense	—	—	—	—	1,511	—	—	1,511
Issuance of common stock upon exercise of stock options	—	—	277	—	1,432	—	—	1,432
Issuance of preferred stock upon exercise of stock warrants	1	13	—	—	—	—	—	—
Foreign currency translation loss	—	—	—	—	—	(599)	—	(599)
Change in unrealized gain (loss) on foreign currency contracts designated as accounting hedges	—	—	—	—	—	(168)	—	(168)

Balance as of December 31, 2013	14,445	102,224	7,444	7	253,917	(1,730)	(350,273)	(98,079)
Net loss	—	—	—	—	—	—	(6,975)	(6,975)
Issuance of common stock upon initial public offering, net of issuance costs of $9,774	—	—	7,011	7	74,348	—	—	74,355
Conversion of preferred stock to common stock	(14,445)	(102,224)	14,445	14	102,210	—	—	102,224
Stock-based compensation expense	—	—	—	—	7,135	—	—	7,135
Repurchase of common stock	—		(48)	—	(473)	—	—	(473)
Issuance of common stock upon exercise of stock options	—	—	353	1	1,407	—	—	1,408
Reclassification of preferred stock warrant liability to additional paid-in capital	—	—	—	—	733	—	—	733
Issuance of common stock upon exercise of stock warrants	—	—	59	—	—	—	—	—
Foreign currency translation loss	—	—	—	—	—	(164)	—	(164)
Change in unrealized gain (loss) on foreign currency contracts designated as accounting hedges	—	—	—	—	—	(85)	—	(85)
Other	—	—	(0)	—	(2)	—	—	(2)

Balance as of December 31, 2014	—	—	29,264	29	439,275	(1,979)	(357,248)	80,077

See accompanying notes.

Yodlee, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net loss	$(6,975)	$(1,181)	$(6,521)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,766	2,685	2,390
Proceeds from insurance settlement	—	(141)	(450)
Amortization of debt discount	—	—	22
Revaluation of warrant liabilities	(27)	268	(8)
Stock-based compensation expense	7,135	1,511	1,355
Changes in operating assets and liabilities:
Accounts receivable, net	(3,121)	(2,204)	(1,803)
Prepaid expenses and other assets	(1,522)	(30)	141
Accounts payable	1,276	(207)	190
Accrued liabilities and other long term liabilities	175	(642)	(945)
Accrued compensation	2,391	2,930	(1,109)
Deferred revenue	(732)	520	(4,039)

Net cash (used in) provided by operating activities	2,366	3,509	(10,777)
Cash flows from investing activities
Purchases of property and equipment	(5,221)	(3,025)	(3,028)
Proceeds from insurance settlement	—	141	450

Net cash used in investing activities	(5,221)	(2,884)	(2,578)
Cash flows from financing activities
Net proceeds from issuance of common stock upon initial public offering	74,480	—	—
Proceeds from bank borrowings	6,600	7,500	9,400
Principal payments on bank borrowings	(12,986)	(9,011)	(9,809)
Proceeds from issuance of convertible preferred stock	—	—	9,421
Proceeds from issuance of common stock upon exercise of stock options	1,408	1,432	3,923
Principal payments on capital lease obligations	(788)	(375)	(372)
Repurchase of common stock	(473)	—	(8)

Net cash provided by (used in) financing activities	68,241	(454)	12,555

Net (decrease) increase in cash and cash equivalents	65,386	171	(800)
Cash and cash equivalents-beginning of period	8,134	7,963	8,763

Cash and cash equivalents-end of period	$73,520	$8,134	$7,963

Supplemental disclosures of cash flow information
Cash paid for interest	$517	$595	$576
Cash paid for income taxes	$977	$929	$767
Non-cash investing and financing activities
Conversion of preferred stock to common stock	$102,224	$—	$—
Property and equipment financed through capital lease	$1,806	$1,693	$—
Conversion of preferred stock warrant liability to equity	$733	$—	$—
Property and equipment purchased but not paid at period-end	$681	$243	$623
Unpaid deferred offering costs	$125	$—	$—
Issuance of convertible preferred stock upon conversion of venture debt facility, net of issuance cost	$—	$—	$476
Issuance of stock upon exercise of stock warrants	$—	$13	$41

See accompanying notes.

Yodlee, Inc.

Notes to Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Description of Business

        Yodlee, Inc. ("Yodlee" or the "Company") is a technology and applications platform powering digital financial services in the cloud. The Company refers to its platform as the Yodlee Financial Cloud. The Yodlee Financial Cloud delivers a wide variety of financial applications ("FinApps") targeted at the retail financial, wealth management, small business, card and other financial solutions sectors. The Company was incorporated in the state of Delaware in February 1999 and is headquartered in Redwood City, California. The Company has wholly-owned subsidiaries in India, Canada, and Australia.

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and include the accounts of Yodlee and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Initial Public Offering

        On October 8, 2014, the Company completed its initial public offering ("IPO") in which it issued and sold 6.25 million shares of common stock at a public offering price of $12.00 per share. The Company received net proceeds of $65.87 million after deducting underwriting discounts and commissions of $5.25 million and issuance costs of $3.9 million. Part of the IPO proceeds was used by us to repay the outstanding balance under our credit facility. On October 27, 2014, we received net proceeds of $8.5 million, after deducting underwriting discounts and commissions of $0.6 million, for the exercise by underwriters of their option to purchase 760,724 shares of our common stock.

        Immediately prior to the closing of the Company's IPO, all 113,457 convertible preferred stock warrants were automatically converted into common stock warrants to purchase shares of common stock. In the fourth quarter of 2014, shares of common stock were issued upon exercise of these common stock warrants. Additionally, all shares of the Company's then-outstanding convertible preferred stock automatically converted into an aggregate of 14.4 million shares of common stock.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosure of contingent assets and liabilities. Such estimates include, but are not limited to, revenue recognition, allowance for doubtful accounts, stock-based compensation expense, fair value of the Company's common stock and stock options issued, provision for income taxes and goodwill. The Company bases its estimates on historical experience and on assumptions that the Company believes are reasonable. The Company assesses these estimates on a regular basis; however, actual results could materially differ from those estimates and such differences could be material to the Company's consolidated financial position and results of operations.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        The Company primarily derives revenue from subscription fees and professional services fees. The Company sells subscriptions to its SaaS technology platform through contracts that are generally between one to three years in length, although terms can extend to as long as five years. The Company's arrangements do not contain general rights of return. The Company's subscription arrangements do not provide customers with the right to take possession of the SaaS technology platform and, as a result, are accounted for as service arrangements. The Company records revenue net of any sales or excise taxes.

        The Company commences revenue recognition for its SaaS technology platform and professional services when all of the following criteria are met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been or is being provided to the customer;

  •
  collection of the fees is reasonably assured; and

  •
  the amount of fees to be paid by the customer is fixed or determinable.

Subscription Revenue

        Subscription revenue is primarily derived from customers accessing the SaaS technology platform and includes subscription, support, and usage-based fees. Subscription revenue is recognized ratably over the contracted term of each respective subscription agreement, commencing on the date the service is provisioned to the customer, provided the four revenue recognition criteria have been satisfied. Usage-based revenue is recognized as earned, provided the four revenue recognition criteria have been satisfied.

Professional Services and Other Revenue

        Professional services include implementation services, development of interfaces requested by customers, assistance with integration of the Company's services with the customers' applications, dedicated support, and advisory services to customers who choose to develop their own interfaces and applications. Professional services are typically performed within three to nine months of entering into an arrangement with the customer. Professional services are sold either on a fixed-fee or on a time-and-materials basis. Revenue for time-and-material arrangements is recognized as the services are performed. During the year ended December 31, 2012, revenue for fixed-fee arrangements was recognized under the completed performance method of accounting. During the years ended December 31, 2014 and 2013, revenue for fixed-fee arrangements was recognized under the proportional performance method of accounting as the Company has developed a history of accurately estimating activity. The Company uses labor hours incurred to the end of each reporting period compared to the total estimated labor hours as an input based measure of performance under customer arrangements. The Company believes labor hours incurred is materially representative of the value delivered to the customer at any point in time during the performance of the service. Professional services are not considered essential to the functionality of the SaaS offering.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Included in other revenue, the Company recognized software license revenue on a straight-line basis from the acceptance date over the contractual post-sale customer support ("PCS") period, as the Company did not have sufficient vendor-specific objective evidence of the fair value of the PCS.

Multiple Element Arrangements

        The Company enters into multiple element arrangements in which a customer may purchase a subscription and professional services. For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple element arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are combined with the final deliverable within the arrangement and treated as a single unit of accounting.

        Subscription contracts have standalone value as the Company sells subscriptions separately. In determining whether professional services can be accounted for separately from subscription services, the Company considers the availability of the professional services from other vendors, the nature of its professional services and whether the Company sells its applications to new customers without professional services. Based on these considerations the Company assessed that its professional services have standalone value.

        The Company determines the selling price for each element based on the selling price hierarchy of: (i) vendor-specific objective evidence ("VSOE") of fair value, (ii) third-party evidence ("TPE"), and (iii) estimated selling price ("ESP"). The Company is unable to establish VSOE for any of its services, as the Company has not historically priced its services with sufficient consistency. The Company is also unable to establish TPE, as the Company does not have sufficient information regarding pricing of third-party subscription and professional services similar to its offerings. As a result, the Company has developed estimates of selling prices based on margins established by senior management as the targets in the Company's selling and pricing strategies after considering the nature of the services, the economic and competitive environment, and the nature and magnitude of the costs incurred. The amount of arrangement fee allocated is limited by contingent revenue, if any.

Deferred Revenue

        Deferred revenue consists of billings and payments received in advance of revenue recognition from the Company's subscription offerings as described above and is recognized as the revenue recognition criteria are met. For subscription agreements, the Company typically invoices its customers in monthly or annual fixed installments. Accordingly, the deferred revenue balance does not represent the total contract value of these multi-year subscription agreements. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with the Company's revenue recognition policy. The portion of deferred revenue the Company expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Cost of Revenue

        Cost of revenue-subscription consists primarily of personnel-related costs, including salaries, benefits and stock-based compensation, for the operations team; data center costs to host the SaaS technology platform and related support and maintenance costs; depreciation of servers and networking equipment; security operations; payment processing cost; and allocated facilities and other supporting overhead costs.

        Cost of revenue-professional services and other consists primarily of personnel-related costs, including salaries, benefits and stock-based compensation, for the professional services team; cost of consultants engaged in providing professional services to customers; and allocated facilities and other supporting overhead costs.

Deferred Professional Services Costs and Commissions

        Deferred professional services costs are related to deferred professional services revenue that the Company considers recoverable and are recognized in cost of revenue in the same periods as the related revenue.

        Deferred commissions are the incremental costs that are directly associated with noncancelable subscription contracts and consist of sales commissions paid to direct sales representatives. The commissions are deferred and amortized over the related subscription term. The commission payments are typically paid in full the month after the customer's service commences. The deferred commission amounts are recoverable from the future revenue streams under the noncancelable subscription contracts.

        Deferred professional services and deferred commissions are included in prepaid expenses and other current assets and other assets in the accompanying consolidated balance sheets. Amortization of deferred professional services and deferred commissions are included in cost of revenue and sales and marketing expense, respectively, in the accompanying consolidated statements of operations. The professional services costs are charged to expense over the same period that the related subscription or professional services revenue is recognized. The commission costs are charged to expense over the same period that the subscription revenue is recognized.

        During the years ended December 31, 2014, 2013 and 2012, the Company capitalized $1.3 million, $0.6 million and $0.6 million, respectively, of commissions and amortized $0.7 million, $0.5 million and $0.5 million, respectively, to sales and marketing expense. During the year ended December 31, 2014, no deferred professional service fees were capitalized or amortized. During the years ended December 31, 2013 and 2012, the Company capitalized $0.8 million and $1.3 million, respectively, of deferred professional services costs and amortized $0.9 million and $1.5 million, respectively, to cost of revenue-professional services and other.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of amounts on deposit with commercial banks in checking, interest-bearing, and demand money market accounts.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Restricted Cash

        As required by the lease agreement for the Company's main facilities in Redwood City, California, the Company provided a certificate of deposit as collateral for a letter of credit issued for the benefit of the landlord in lieu of a security deposit. The letter of credit expires on July 31, 2022. The restricted certificate of deposit of $0.1 million is included in long-term restricted cash in the accompanying consolidated balance sheets.

        The Company has restrictions as to the withdrawal or usage of its restricted cash until the completion of the contract term.

Operating and Capital Leases

        The Company leases office spaces under noncancelable operating leases. The terms of the lease agreements provide for rental payments on a monthly basis. Certain operating lease arrangements contain rent holidays and rent escalation provisions. The Company recognizes rent expense on a straight-line basis over the lease period and accrues for rent expense incurred but not yet paid. The Company does not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably assured at lease inception.

        The Company acquired certain software licenses and server and network equipment classified as capital leases. The Company's server and networking equipment leases typically are accounted for as capital leases as they meet one or more of the four capital lease classification criteria. Assets acquired under capital leases are amortized over their estimated useful life of three years. The original term of the capital leases ranges from three to four years. The portion of the future payments designated as principal repayment was classified as a capital lease obligation on the consolidated balance sheets.

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recognized on a straight-line basis and is recorded over the estimated useful lives of the respective assets of three years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the term of the lease.

Goodwill

        Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is presumed to have an indefinite life and is not subject to amortization. The Company tests goodwill for impairment at the Company level, which is the sole reporting unit, on at least an annual basis and at any interim date whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

        Goodwill is evaluated for impairment by first performing a qualitative assessment to determine whether a quantitative goodwill test is necessary. If it is determined, based on qualitative factors such as macroeconomic conditions, industry and market conditions, overall financial performance and any other Company developments, that the fair value of the reporting unit more likely than not is less than the carrying amount, or if significant changes to macroeconomic factors have occurred that could materially impact fair value, a quantitative goodwill impairment test would be required. Additionally, there is an option to bypass the qualitative assessment and directly perform the quantitative test.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The quantitative test for goodwill impairment is a two-step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step indicates impairment, then the second step is performed to measure the loss as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of the fair value of the reporting unit over the fair value of all identified assets and liabilities.

        The Company has goodwill of $3.1 million reported on the accompanying consolidated balance sheets as of December 31, 2014 and 2013. Goodwill is examined for impairment in the fourth quarter of each fiscal year, or earlier if indicators of potential impairment exist. The Company completed the annual impairment test during the fourth quarter of the year ended December 31, 2014. When assessing goodwill for impairment, the Company chose to bypass the qualitative assessment and directly perform the quantitative assessment. The fair value of the reporting unit, at Company level, was compared with its carrying amount including goodwill. The first step of quantitative assessment indicated that the fair value of the Company's reporting unit was significantly higher than the carrying amount including goodwill, and hence the second step was not required to be performed. As of December 31, 2014, no impairment of goodwill has been identified.

Impairment of Long-Lived Assets

        The Company identifies and records impairment losses on long-lived assets used in operations when events and circumstances indicate that assets may be impaired and when projected undiscounted cash flows from those assets are less than the carrying amounts of the assets. If those conditions are present, the impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value. No significant impairment charges to long-lived assets were recorded during the years ended December 31, 2014, 2013 and 2012.

Research and Development

        The Company expenses the cost of research and development as incurred. Research and development expenses consist primarily of personnel costs for research and development staff, the cost of third-party service providers, allocated facilities and other supporting overhead costs.

Capitalized Software Costs

        For website development costs and the development costs related to the SaaS technology platform, the Company's policy is to capitalize costs incurred during the application development stage, if material. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.

        While most of the Company's customer arrangements are delivered to customers on the Company's SaaS technology platform, whereby the customers do not have the ability to take possession of the software, customers could, and on occasion have, negotiated to purchase licenses to the Company's products that would not involve hosting by the Company. Accordingly, when determining which software development costs to capitalize, the Company follows the guidance for cost of software to be sold, leased, or otherwise marketed. The Company begins to capitalize software development costs upon the establishment of technological feasibility, which is generally the completion of a working prototype that has been certified as having no critical bugs and is available to be purchased by the customers. To date, software development costs incurred between completion of a working prototype and general availability of the related product have not been material and are expensed as incurred.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Segment Information

        The Company considers operating segments to be components of Yodlee in which separate financial information is available that is evaluated regularly by the chief operating decision-maker, the Company's Chief Executive Officer, in deciding how to allocate resources and in assessing performance. The Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region, for purposes of allocating resources and evaluating financial performance. The Company has one business activity, and there are no segment managers who are held accountable for operations, operating results, or plans for levels or components below the consolidated unit level. Accordingly, the Company has determined that it has a single reporting segment and operating unit structure.

Stock-Based Compensation

        Stock-based compensation is accounted for in accordance with the provisions of Accounting Standards Codification, or ASC, Topic 718, Compensation-Stock Compensation, or ASC 718, which requires the recognition of expense related to the fair value of stock-based compensation awards in the statements of operations and comprehensive loss. For stock options issued to employees and non-employees directors, the grant date fair value of each option is estimated using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, the value of the common stock and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, stock-based compensation expense is recorded, net of estimated forfeitures, equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, stock-based compensation expense is recognized using the accelerated attribution method when it is probable that the performance condition will be achieved. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based payments issued to non-employees are recorded at their fair values, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC Topic 505, Equity.

        During 2013, the Company granted restricted stock units (RSUs) which vest upon the satisfaction of both a performance condition and a service condition. The performance condition includes, among other alternatives, the completion of our IPO which was satisfied on October 8, 2014. The service condition for the awards is satisfied if the RSU holder continues to be a service provider six months subsequent to our IPO, and the awards vest quarterly over 2 1/2 years from that date.

        During 2014, the Company granted RSUs which vest upon the satisfaction of both a performance condition and a service condition. The performance condition includes, among other alternatives, the completion of our IPO which was satisfied on October 8, 2014. The service condition for the awards is satisfied if the RSU holder continues to be a service provider through the applicable annual vesting dates. RSUs for which the service condition or performance condition has not been satisfied are forfeited. Share-based compensation expense related to these grants is based on the grant date fair value of the RSUs and is recognized based on the accelerated attribution method over the applicable

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

service period, net of estimated forfeitures. The grant date fair value of the RSUs is determined by the estimated fair value of Company's common stock at the time of grant.

        As of December 31, 2014, the Company recognized $3.6 million of stock-based compensation expense related to RSUs. The performance condition for the RSUs was satisfied upon completion of the IPO, therefore the Company recorded a significant cumulative stock-based compensation expense for these RSUs in the quarter in which the IPO occurred, using the accelerated attribution method, net of estimated forfeitures. The remaining unrecognized stock-based compensation expense related to the RSUs will be recorded over the remaining requisite service period using the accelerated attribution method, net of estimated forfeitures.

Income Taxes

        Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their financial statement carrying amounts, and consideration is given to operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company estimates actual current tax expense together with assessing temporary differences resulting from differences for financial reporting purposes and tax purposes for certain items, such as accruals and allowances not currently deductible for tax purposes. These temporary differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheets. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the consolidated statements of operations become deductible expenses under applicable income tax laws or when net operating loss or credit carryforwards are utilized. Accordingly, realization of deferred tax assets is dependent on future taxable income against which these deductions, losses, and credits can be utilized.

        The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and, to the extent the Company believes that recovery is not likely, it establishes a valuation allowance.

        The Company recognizes and measures uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not of being sustained upon audit, the second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a regular basis. Evaluations are based upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits, and effective settlement of audit issues. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.

Foreign Currency

        The assets and liabilities of the foreign subsidiary, where the local currency is the functional currency, are translated into U.S. dollars at the exchange rate in effect at the consolidated balance

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

sheet date. Income and expense amounts are translated at average rates during the period. The resulting foreign currency translation adjustment is recorded in accumulated other comprehensive income (loss) ("AOCI") in stockholders' equity (deficit) in the accompanying consolidated balance sheets. The Company is also subject to gains and losses from foreign currency denominated transactions and the remeasurement of foreign currency denominated balance sheet accounts, both of which are included in other income (expense), net in the accompanying consolidated statements of operations.

Derivative Financial Instruments

        The Company uses foreign currency forward contracts to reduce its exposure to foreign currency exchange rate changes of the Indian Rupee on certain forecasted operating expenses and on certain existing assets and liabilities.

        The contracts typically mature within 12 months, and they are not held for trading purposes. The Company may designate certain of its foreign currency forward contracts as hedging instruments subject to hedge accounting treatment. The Company records all of its derivative instruments at their gross fair value on the consolidated balance sheet, at each balance sheet date.

        The accounting for changes in the fair value of a derivative instrument depends on whether the instrument has been designated and qualifies as a cash flow hedge for accounting purposes. For foreign currency forward contracts that are designated and qualify as hedging instruments, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive loss in stockholders' equity/(deficit) and reclassified into operating expenses and cost of revenue in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized in other income (expense), net in the accompanying consolidated statements of operations. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions. The changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in other income (expense), net in the accompanying consolidated statements of operations.

        Gains and losses related to derivative instruments that do not qualify for hedge accounting treatment are recognized in other income (expense), net in the accompanying consolidated statements of operations.

        The Company classifies its cash flows from the derivative instruments as operating activities.

Credit Risk and Significant Concentrations

        Financial instruments that potentially subject the Company to credit risk primarily consist of cash equivalents, accounts receivable, and derivative instruments to the extent of the amounts recorded as an asset on the accompanying consolidated balance sheets. For cash equivalents, the Company is exposed to credit risk in the event of default by the financial institution, and deposits may exceed federally insured limits. For accounts receivable, the Company does not require collateral, but instead limits its exposure to credit risk by performing ongoing credit evaluations of its customers' financial condition and by limiting the amount of credit extended whenever deemed necessary. Derivative financial instruments are used to manage exposure to foreign currency risks. Derivatives expose the

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Company to credit risk to the extent the counterparty may be unable to meet the terms of the arrangement. The Company seeks to minimize such risk by limiting the counterparty to those with high credit ratings. The Company has not historically experienced any losses due to credit risk or lack of performance by counterparties.

        During the year ended December 31, 2014, one customer (a related party) accounted for 14% of total revenue. During the year ended December 31, 2013, two customers accounted for 15% (a related party) and 11% of total revenue. During the year ended December 31, 2012, one customer, a related party, accounted for 18% of total revenue.

        As of December 31, 2014, one customer, a related party, accounted for 20% of total accounts receivable. As of December 31, 2013, one customer, a related party, accounted for 17% of total accounts receivable.

Accounts Receivable

        Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts, and are not interest bearing. Accounts receivable includes both billed and unbilled amounts due from customers. Unbilled receivables represent accrued revenue earned and recognized on contracts for which billings have not yet been presented to the customer. At December 31, 2014 and 2013, trade accounts receivable included unbilled receivables of $1.0 million and $0.7 million, respectively.

        The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The Company does not require collateral from customers. An allowance for doubtful accounts is determined using the specific-identification method for doubtful accounts. Uncollectible receivables are written off against the allowance for doubtful accounts when all efforts to collect them have been exhausted, and recoveries are recorded as a decrease to the bad debt expense when they are received. If the financial condition of customers were to deteriorate, additional allowances may be required and the Company's operating results and financial position could be adversely affected.

Advertising Expense

        Advertising costs are expensed as incurred and included in sales and marketing expense on the consolidated statements of operations. Advertising expenses were not significant during the years ended December 31, 2014, 2013, and 2012.

Freestanding Convertible Preferred Stock Warrants

        The Company accounted for freestanding warrants to purchase shares of convertible preferred stock that were contingently redeemable as liabilities on the consolidated balance sheets at their estimated fair value because the Company may be obligated to redeem the preferred stock issuable upon exercise of these warrants at some point in the future. At the end of each reporting period, changes in the estimated fair value of the convertible preferred stock warrants during the period were recorded through other income (expense), net in the consolidated statements of operations. The Company continued to adjust the liability for changes in fair value until the Company's IPO in October 2014 when the convertible preferred stock warrants were converted into warrants to purchase common stock. Upon conversion, the convertible preferred stock warrant liability was reclassified to additional paid-in capital.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

        The Company measures and reports its cash equivalents, foreign currency forward exchange contracts, and convertible preferred stock warrant liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

        The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

  Level I—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

  Level II—Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

  Level III—Unobservable inputs that are supported by little or no market activity for the related assets or liabilities and typically reflect management's estimate of assumptions that market participants would use in pricing the assets or liabilities.

        The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recent Accounting Pronouncements

        In March 2013, the Financial Accounting Standards Board ("FASB") issued an accounting standard update requiring an entity to release into net income the entire amount of a cumulative translation adjustment related to its investment in a foreign entity when as a parent it either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. This accounting standard update will be effective prospectively for the Company beginning in the fiscal year 2015. The Company does not expect the adoption of this accounting standard update will have a material impact on the consolidated financial statements.

        In May 2014, the FASB issued an accounting standard update on revenue from contracts with customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new guidance will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

        In June 2014, the FASB issued new accounting standard update on stock-based compensation when the terms of an award provide that a performance target could be achieved after the requisite service period. The new guidance requires that a performance target that affects vesting, and that could be

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. This guidance will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 and can be applied either prospectively or retrospectively to all awards outstanding as of the beginning of the earliest annual period presented as an adjustment to opening retained earnings. Early adoption is permitted. Adoption of this new accounting standard update is expected to have no impact to the Company's financial statements.

        In August 2014, the FASB issued new accounting standard update which requires management to assess an entity's ability to continue as a going concern and to provide related disclosures in certain circumstances. Under the new guidance, disclosures are required when conditions give rise to substantial doubt about an entity's ability to continue as a going concern within one year from the financial statement issuance date. The guidance is effective for annual periods ending after December 15, 2016, and all annual and interim periods thereafter. Early application is permitted. The adoption of this guidance is not expected to have any impact on the Company's financial position and results of operations and, at this time, the Company does not expect any impact on its disclosures.

        In January 2015, the FASB eliminated the concept of extraordinary items (Subtopic 225-20) as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). This amendment aims to save time and reduce costs for preparers because they will not have to assess whether a particular event or transaction event is extraordinary (even if they ultimately would conclude it is not). This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The adoption of this guidance is not expected to have any impact on the Company's financial position and results of operations and, at this time, the Company does not expect any impact on its disclosures.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Derivative Financial Instruments

        Derivative instruments measured at fair value and their classification on the consolidated balance sheets are presented in the following tables (in thousands):

	December 31,
	2014		2013
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivative instruments included in prepaid and other current assets:
Derivatives designated as hedging instruments	$2,348	$4	$1,231	$1
Derivatives not designated as hedging instruments	935	1	—	—

Total	$3,283	$5	$1,231	$1

Derivative instruments included in accrued liabilities:
Derivatives designated as hedging instruments	$6,433	$(220)	$3,859	$(213)
Derivatives not designated as hedging instruments	3,222	(114)	4,189	(101)

Total	$9,655	$(334)	$8,048	$(314)

        Gains (losses) on derivative instruments designated as hedging instruments and their classification on the consolidated statements of operations are presented in the following tables (in thousands):

	Year Ended December 31,
	2014	2013	2012
Losses recognized in AOCI-effective portion	(353)	(268)	(101)
Gain (losses) reclassified from AOCI into net loss-effective portion(1)	(184)	(442)	(469)
Gain (losses) recognized-ineffective portion and amount excluded from effectiveness testing(2)	259	(445)	(244)

(1)
Derivatives in Cash Flow Hedging Relationship—Foreign currency forward contracts (in thousands):

	Gains (losses) reclassified from AOCI into net loss-effective portion
	Year Ended December 31,
Income Statement Location	2014	2013	2012
Cost of sales	$(94)	(232)	(258)
Operating expenses	(90)	(210)	(211)

Total	$(184)	(442)	(469)

(2)
Included in other income (expense), net.

        As of December 31, 2014 and 2013, the Company estimated that the entire net unrealized loss of $0.4 million and $0.3 million, respectively, included in AOCI will be reclassified into earnings within the next 12 months.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Derivative Financial Instruments (Continued)

        The gain (loss) recognized in other income (expense), net for foreign currency forward contracts not designated as hedging instruments amounted to $0.2 million, $(0.4) million and $23,000 in the years ended December 31, 2014, 2013 and 2012, respectively.

4. Fair Value Measurements

        The following tables set forth the fair value of the Company's financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013, based on the three-tier fair value hierarchy (in thousands):

	As of December 31, 2014
	Fair Value	Level I	Level II	Level III
Assets
Money market funds(1)	$70,969	$70,969	$—	$—
Foreign currency forwards(2)	5	—	5	—

Total assets measured at fair value	$70,974	$70,969	$5	$—

Liabilities
Foreign currency forwards(3)	334	$—	$334	$—

Total liabilities measured at fair value	$334	$—	$334	$—

	As of December 31, 2013
	Fair Value	Level I	Level II	Level III
Assets
Money market funds(1)	$4,966	$4,966	$—	$—
Foreign currency forwards(2)	1	—	1	—

Total assets measured at fair value	$4,967	$4,966	$1	$—

Liabilities
Convertible preferred stock warrant liabilities	$760	$—	$—	$760
Foreign currency forwards(3)	314	—	314	—

Total liabilities measured at fair value	$1,074	$—	$314	$760

(1)
Included in cash and cash equivalents in the consolidated balance sheets. The carrying value of money market funds approximates fair value because of their short maturities.

(2)
Included in prepaid and other current assets in the consolidated balance sheets.

(3)
Included in accrued liabilities in the consolidated balance sheets.

        There were no transfers of financial instruments, which are measured at fair value, between Level I, Level II, and Level III during the years ended December 31, 2014 and 2013.

        Level II assets and liabilities consist of unrealized gain or loss on forward currency contracts, which are measured using the difference between the market quotes of trading currencies adjusted for

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

4. Fair Value Measurements (Continued)

forward points and the executed contract rate. For further details on the Company's derivative financial instruments, refer to Note 3.

        Level III liabilities consist of convertible preferred stock warrant liabilities, which are measured using the Black Scholes option-pricing model. Inputs used to determine their estimated fair value include the estimated fair value of the underlying stock at the measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends, and the expected volatility of the underlying stock. For further details on the convertible preferred stock warrant liabilities, refer to Note 10.

        The following table sets forth a summary of the changes in the fair value of Level III financial liabilities (in thousands):

	Year Ended December 31,
	2014	2013	2012
Fair value—beginning of year	$760	$505	$554
Exercise or conversion of convertible preferred stock warrants	(733)	(13)	(41)
Change in fair value of Level III liabilities recorded in other income (expense), net	(27)	268	(8)

Fair value—end of year	$—	$760	$505

5. Balance Sheet Components

Allowance for Doubtful Accounts

        Activity related to the allowance for doubtful accounts consisted of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Balance, beginning of year	$20	$9	$37
Additions to the allowance	129	22	17
Write-offs of bad debt	(119)	(11)	(30)
Recovery of previously reserved items	(17)	—	(15)

Balance, end of year	$13	$20	$9

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Balance Sheet Components (Continued)

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2014	2013
Prepaid expenses	$1,846	$1,607
Refundable tax	492	510
Deferred commissions	871	593
Unrealized gain on foreign currency forward contracts	5	1
Other current assets	1,211	818

Prepaid expenses and other current assets	$4,425	$3,529

Property and Equipment, Net

        Property and equipment, net consist of the following (in thousands):

	December 31,
	2014	2013
Computer equipment	$26,406	$20,217
Furniture, fixtures, and equipment	716	702
Leasehold improvements	2,447	1,760

Total property and equipment(1)	29,569	22,679
Less accumulated depreciation and amortization(2)	(20,088)	(16,382)

Property and equipment, net	$9,481	$6,297

(1)
Includes assets under capital lease of $5.4 million and $3.6 million as of December 31, 2014 and 2013, respectively.

(2)
Includes accumulated amortization of $2.8 million and $1.9 million relating to assets under capital lease as of December 31, 2014 and 2013, respectively.

        Depreciation and amortization expense during the years ended December 31, 2014 and 2013 was $3.8 million, and $2.7 million, respectively. Included in these amounts were depreciation expenses for assets acquired under capital leases in the amount of $0.8 million and $0.1 million, respectively.

Other Assets

        Other assets consist of the following (in thousands):

	December 31,
	2014	2013
Deferred costs and commissions	674	365
Facility deposits for operating leases	891	683
Others	44	64

Other assets	$1,609	$1,112

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Balance Sheet Components (Continued)

Accumulated Other Comprehensive Loss

        The components of accumulated other comprehensive loss, net of tax, are as follows (in thousands):

	Foreign Currency Translation Adjustments	Unrealized Gain on Cash Flow Hedges	Total
Balance, beginning of the year	$1,462	$268	$1,730
Other comprehensive loss before reclassifications	164	269	433
Amount reclassified from AOCI	—	(184)	(184)

Other comprehensive income (loss)	164	85	249

Balance, end of the year	$1,626	$353	$1,979

6. Other Income (Expense), Net

        Other income (expense), net consists of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Interest expense	$(517)	$(595)	$(576)
Foreign exchange gain (loss)	60	553	116
Gain (loss) on foreign currency forward contracts	615	(186)	249
Convertible preferred stock warrants remeasurement	27	(268)	8
Gain on proceeds from insurance settlement	—	141	450
Other non-operating income (expense), net	76	37	(17)

Total other income (expense), net	$261	$(318)	$230

7. Commitments and Contingencies

        Operating Leases:    The Company has several operating leases for its office facilities with various expiration dates through March 2022. Rental expenses from these leases are recognized on a straight-line basis through the end of the lease. Under the terms of certain leases, the Company is responsible for certain taxes, insurance, maintenance and management expenses.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

        Future rental payments under noncancelable operating leases with initial terms in excess of one year, as of December 31, 2014, are as follows (in thousands):

Year ending December 31:
2015	$1,971
2016	2,812
2017	2,222
2018	1,984
2019	2,043
Thereafter	4,819

Total minimum payments	$15,851

        Rent expense during the years ended December 31, 2014, 2013, and 2012, was $2.0 million, $2.0 million, and $1.8 million, respectively. As of December 31, 2014, the short-term deferred rent liability and long-term liability was $61,000 and $83,000, respectively. As of December 31, 2013, the short-term deferred rent liability and long-term liability was $0.2 million and $0.1 million, respectively.

        Capital Leases:    The Company acquired certain software licenses and server and network equipment classified as capital leases. The original term of the capital leases unpaid as of December 31, 2014 ranges from three to four years. The portion of the future payments designated as principal repayment was classified as a capital lease obligation on the consolidated balance sheets. Future payments under the capital leases, as of December 31, 2014, are as follows (in thousands):

Year ending December 31:
2015	$1,153
2016	1,052
2017	191

Total minimum payments	$2,396

        Interest expense recognized in years ended December 31, 2014, 2013 and 2012, is immaterial in relation to these capital lease arrangements.

        Other Commitments:    As of December 31, 2014, the Company has several other commitments for telecommunication and data center services and support and maintenance with various expiration dates through the end of 2017 as follows (in thousands):

Year ending December 31:
2015	1,547
2016	833
2017	200

Total minimum payments	$2,580

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

Indemnification

        Under the indemnification provisions of its standard sales contracts, the Company agrees to defend its customers against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks, or trade secrets, and to indemnify its customers for certain losses resulting from such claims. In addition, the Company also agrees to indemnify its customers against losses, expenses, and liabilities from damages that may be awarded against them if its applications are found to result in a security breach in certain circumstances. The exposure to the Company under these indemnification provisions could potentially expose it to losses in excess of the amount received under the agreement. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, there have been no material claims under such indemnification provisions, and no liability related to these indemnification agreements has been recorded as of December 31, 2014 and 2013.

Legal Matters

        In the ordinary course of business, the Company may be involved in lawsuits, claims, investigations, and proceedings consisting of intellectual property, commercial, employment, and other matters. Legal fees and other costs associated with such actions are expensed as incurred. The Company will record a provision for these claims when it is both probable that a liability has been incurred and the amount of the loss, or a range of the potential loss, can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information or events pertaining to a particular case. Litigation accruals are recorded when and if it is determined that a loss is both probable and reasonably estimable. Material loss contingencies that are reasonably possible of occurrence, if any, are subject to disclosures. The Company believes that liabilities associated with any claims, while possible, are not probable, and therefore has not recorded any accrual for any claims as of December 31, 2014. Further, any possible range of loss cannot be reasonably estimated at this time.

8. Bank Borrowings and Extinguishment of Debt

        As of December 31, 2014, the Company has repaid all amounts outstanding related to all bank borrowings using proceeds from the IPO. Bank borrowings consist of the following as of December 31, 2013 (in thousands):

December 31, 2013
Bank borrowings:
Revolving line of credit	$1,600
Equipment financing facility	145
Term loans	4,640

Total	6,385
Less: current portion	3,471

Bank borrowings, net of current portion	$2,914

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Bank Borrowings and Extinguishment of Debt (Continued)

        In 2005, the Company entered into a loan and security agreement, as amended, with a lender. The agreement, as amended, provides for borrowings up to $15.0 million in revolving loans subject to a borrowing base of trailing three months subscription revenue. Borrowings under the revolving line of credit bear interest at the prime rate plus 1.25% per annum (prime rate was 3.25% per annum as of December 31, 2014 and 2013). The drawdown on the revolving line of credit can be made until March 2015 and must be repaid on or before March 2015. As of December 31, 2014, no amounts were outstanding on the revolving loans and up to $15.0 million was available for drawdown, subject to borrowing base limitations.

        The agreement also provided an equipment financing facility for the purchase of equipment through March 31, 2011, with a repayment period of 36 months from the date of advance. The equipment financing facility is nonrevolving, and repaid equipment advances may not be reborrowed. As of December 31, 2014 and 2013, the interest rate for borrowings under the facility was 5.5% per annum. As of December 31, 2014, the facility has been repaid in full and no amount remains available to be borrowed. As of December 31, 2013, $0.1 million was outstanding.

        In July 2012, the Company entered into an amendment to its credit facility with the same lender to borrow $3.0 million term loans with a repayment period of 36 months including interest and principal. This loan bears interest at a fixed rate of 5.5% per annum. In August 2013, the Company entered into another amendment to its credit facility with the same lender to borrow an additional $3.0 million in term loans with a repayment period of 42 months including interest only payments for the first six months and equal monthly payments including principal and interest for the next 36 months. This loan bears interest at a fixed rate of 5.0% per annum. As of December 31, 2014, the term loans have been repaid in full. As of December 31, 2013, $4.6 million was outstanding on the term loans.

9. Net Loss per Share

        On September 18, 2014, the Company effected a one-for-ten reverse stock split of all outstanding shares, including common stock and convertible preferred stock. Any fractional shares of common stock, convertible preferred stock, stock options, RSUs and preferred stock warrants resulting from the reverse stock split were settled in cash equal to the fraction of a share, option, RSU or warrant of which the holder was entitled. All information related to common stock, convertible preferred stock, stock options, RSUs, preferred stock warrants and per share information presented in the consolidated financial statements has been adjusted to reflect the stock split on a retroactive basis for all periods presented and all share information is rounded down to the nearest whole share after reflecting the reverse stock split.

        The Company computes net loss per share of common stock in conformity with the two-class method required for participating securities. The Company considers all series of the Company's convertible preferred stock to be participating securities as the holders of the preferred stock were entitled to receive a noncumulative dividend on a pari passu basis in the event that a dividend is paid on common stock. The holders of all series of convertible preferred stock did not have a contractual obligation to share in the losses of the Company. As such, the Company's net losses for the years ended December 2014, 2013 and 2012, were not allocated to these participating securities.

        Basic net loss per share is computed by dividing total net income (loss) attributable to common stockholders by the weighted-average common shares outstanding. The weighted-average common shares outstanding is adjusted for shares subject to repurchase.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Net Loss per Share (Continued)

        Diluted net income (loss) per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding including potential dilutive common stock instruments. In the years ended December 31, 2014, 2013 and 2012, the Company's potential common stock instruments such as stock options, RSUs, shares of preferred stock and the preferred stock warrants were not included in the computation of diluted net loss per share as the effect of including these shares in the calculation would have been anti-dilutive.

        The following table presents the calculation of the numerators and denominators of the basic and diluted net income (loss) per share for periods presented (in thousands, except per share amounts).

	Year Ended December 31,
	2014	2013	2012
Basic and diluted net loss per share:
Numerator:
Net loss	$(6,975)	$(1,181)	$(6,521)

Net loss attributable to common stockholders	$(6,975)	$(1,181)	$(6,521)

Denominator:
Weighted average shares used	12,802	7,263	7,449
Less: Weighted-average shares subject to repurchase	—	—	(800)

Weighted-average shares used to compute basic and diluted net loss per share	12,802	7,263	6,649

Basic and diluted net loss per share	$(0.54)	$(0.16)	$(0.98)

        The following potential common shares were excluded from the calculation of diluted loss per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented (in thousands):

	Year Ended December 31,
	2014	2013	2012
Convertible preferred stock	10,923	14,445	14,444
Stock options	5,233	4,662	4,033
RSUs	723	224	—
Shares subject to repurchase	—	—	800
Convertible preferred stock warrants	—	113	120

	16,879	19,444	19,397

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

10. Stock Warrants

        The Company issued 113,457 warrants to purchase shares of convertible preferred stock at various times between the years ended December 31, 2006 and 2010, in connection with various financing arrangements. Immediately prior to the closing of the Company's IPO on October 3, 2014, all 113,457 convertible preferred stock warrants were automatically converted into common stock warrants to purchase shares of common stock. The fair value of the common stock warrants as of October 3, 2014, estimated to be $0.7 million using the Black-Scholes option pricing model, was reclassified to additional paid in capital. The Company determined the fair value of the common stock warrants at October 3, 2014, December 31, 2013, and December 31, 2012 using the Black-Scholes option pricing model with the following weighted average assumptions:

		December 31,
	October 3, 2014
		2013	2012
Dividend rate	—%	—%	—%
Risk-free interest rate	1.2%	1.5%	0.8%
Remaining contractual term (in years)	3.6	4.3	5.1
Expected volatility	40%	40%	50%

        As of December 31, 2014, all warrants were exercised. As of December 31, 2013, the following warrants were issued and outstanding (in thousands except exercise price per share):

Date Issued	Number of Warrants Issued and Outstanding	Class	Exercise Price per Share	Expiration Date	Fair Value
December 2007	23	Preferred Series BB	$6.50	Earlier of 2014 or liquidation event	$129
November 2008	54	Preferred Series BB	$6.50	Earlier of 2018 or liquidation event	371
March 2009	21	Preferred Series BB	$6.50	Earlier of 2019 or liquidation event	151
March 2010	15	Preferred Series BB	$6.50	Earlier of 2020 or liquidation event	109

	113				$760

        During the year ended December 31, 2014, there was a cashless exercise of these warrants, whereby 59,152 common stock shares were issued to the warrant holders. During the year ended December 31, 2013, there was a cashless exercise of 6,154 warrants, whereby 1,524 shares of Series AA convertible preferred stock were issued to the warrant holders.

11. Convertible Preferred Stock

        Immediately prior to the closing of the IPO, all shares of the Company's then-outstanding convertible preferred stock automatically converted into an aggregate of 14.4 million shares of common stock.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Convertible Preferred Stock (Continued)

        As of December 31, 2013, convertible preferred stock comprised the following (in thousands):

	December 31, 2013
	Shares Authorized	Shares Issued and Outstanding	Net Proceeds	Liquidation Preference
Series AA	7,437	7,384	47,236	47,994
Series BB	5,629	5,461	35,149	35,500
Series CC	800	800	9,937	10,000
Series DD	800	800	9,902	10,000

Total	14,666	14,445	102,224	103,494

12. Stockholders' Equity (Deficit)

        On September 18, 2014, the Company's board of directors and stockholders approved an increase to the authorized common stock to 150,000,000 shares and authorized 5,000,000 shares of undesignated preferred stock which became effective in connection with the completion of the IPO of the Company's common stock on October 3, 2014. In addition, in accordance with the conversion rights of preferred stock, the holders of preferred stock elected to automatically convert the preferred stock to common stock. The conversion subsequently became effective immediately prior to the effective date of the Company's IPO.

Equity Incentive Plans

        On September 18, 2014, the Company's board of directors and stockholders adopted the 2014 Equity Incentive Plan ("2014 Plan"), which became effective upon the IPO of the Company's common stock on October 3, 2014. At the time of completion of the IPO, any shares of common stock reserved for issuance and any shares of common stock which are forfeited, cancelled or terminated, other than by exercise, under the 2009 Plan became available for issuance under the 2014 Plan. The 2009 Plan was canceled and the maximum number of shares to be added to the 2014 Plan from the 2009 Plan was 5,800,000 shares, subject to annual increases under such plan.

        Prior to the 2014 Plan, the equity incentive plans consisted of the 1999 Stock Plan (the 1999 Plan), 2001 Stock Plan (the 2001 Plan) and 2009 Equity Incentive Plan (the 2009 Plan). The 1999 Plan expired during the year ended December 31, 2009, and the 2001 Plan expired during the year ended December 31, 2011, and further stock option grants cannot be made from these plans. Upon expiration of the 1999 Plan, the Company adopted the 2009 Plan. The remaining shares available for grant under the 1999 Plan were transferred to the 2009 Plan. Upon expiration of the 2001 Plan, remaining shares available for grant under 2001 Plan were cancelled. The 2009 Plan provided for the issuance of stock options, RSUs, stock appreciation rights and restricted stock awards.

        Stock options granted under the 2009 Plan vest over the periods determined by the Board of Directors, generally four years, and expire no more than ten years after the date of grant. In the case of an incentive stock option granted to an employee, who at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock, the exercise price shall be no less than 110% of the fair value per share on the date of grant, and expire five years from the date of

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' Equity (Deficit) (Continued)

grant, and for options granted to any other employee, the per share exercise price shall be no less than 100% of the fair value per share on the date of grant. Stock options become exercisable at such times and under such conditions as determined by the board of directors. RSUs, stock appreciation rights and restricted stock awards are granted under such conditions as determined by the board of directors.

        As of December 31, 2014 and 2013, the Company was authorized to grant up to 7,873,253 and 5,024,976 shares, respectively, under equity incentive plans.

Employee Stock Purchase Plan

        On September 18, 2014, the Company's board of directors and stockholders adopted the 2014 Employee Stock Purchase Plan ("2014 ESPP"). A total of 500,000 shares of common stock were initially reserved for future issuance under the 2014 ESPP. As of December 31, 2014, no purchase has been made pursuant to the 2014 ESPP and 500,000 shares remain available for future issuance. There has been no stock-based compensation expense recorded as of December 31, 2014 related to the ESPP.

Determining the Fair Values of Stock Options

        The per-share weighted-average fair value of the options granted to employees and non-employees was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	December 31,
	2014	2013	2012
Dividend rate	—%	—%	—%
Risk-free interest rate	2.0%	1.0%	1.0%
Expected term (in years)	6.0	6.1	6.0
Expected volatility	40%	49%	50%
Weighted average grant date fair value	$4.97	$4.05	$3.37

        The weighted-average valuation assumptions were determined as follows:

  •
  Risk-free interest rate:    The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

  •
  Expected term of options:    The Company estimated the expected term of stock options with service-based vesting using the "simplified" method, as prescribed in SAB No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to lack of sufficient historical data.

  •
  Expected stock price volatility:    The Company determined the price volatility factor based on the historical volatilities of its peer group as there is insufficient trading history for our common stock. To determine the peer group of companies, the Company considered public enterprise cloud application providers and selected those that are similar in size, stage of life cycle, and financial leverage. The Company did not rely on implied volatilities of traded options in industry peers' common stock because the volume of activity was relatively low. The Company intends to continue to consistently apply this process using the same or similar public companies until a

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' Equity (Deficit) (Continued)

    sufficient amount of historical information regarding the volatility of its own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

        A summary of stock option activity for the year ended December 31, 2014 is as follows (in thousands, except per share amounts and contractual term):

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Balance as of December 31, 2013	139	4,662	$5.56	6.1	$24,412
Increase in share authorized	2,700	—
Options granted	(1,076)	1,076	12.02
RSU granted	(502)	—
Options exercised	—	(353)	3.99
Options forfeited or expired	152	(152)	7.16
RSU forfeited	3	—

Balance as of December 31, 2014	1,416	5,233	$6.95	6.2	$27,483

Vested and expected to vest—December 31, 2014		4,983	$6.77	6.0	$27,079
Vested—December 31, 2014		3,419	$5.27	4.8	$23,710

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the assessed fair value of the Company's common stock as of December 31, 2014 and 2013.

        The intrinsic value of options exercised during the year ended December 31, 2014, 2013 and 2012 was $2.8 million, $0.9 million and $5.2 million, respectively. The fair value of stock options vested during the year ended December 31, 2014, 2013 and 2012, was $3.0 million, $1.6 million and $1.2 million, respectively. As of December 31, 2014, $6.4 million of total unrecognized compensation expense related to stock options was expected to be recognized over a weighted-average remaining vesting period of 2.6 years.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' Equity (Deficit) (Continued)

        The following table summarizes the activity related to the Company's RSUs for the year ended December 31, 2014:

	Number of RSUs	Weighted-Average Fair Value per Share(1)
	(in thousands)
Balance as of December 31, 2013	224	$12.20
Restricted stock units granted	502	$11.97
Restricted stock units forfeited	(3)	$12.03

Balance as of December 31, 2014	723	$12.04

(1)
Represents assessed fair value of RSUs.

        As the Company completed its IPO on October 8, 2014, $4.4 million of stock-based compensation expense was recognized during the fourth quarter of fiscal year 2014. As of December 31, 2014, total unrecognized compensation expense, net of forfeitures, related to RSUs was $4.8 million, and will be recognized over a weighted-average period of approximately 1.8 years.

13. Common Stock Reserved For Future Issuance

        Common stock reserved for future issuance as of December 31, 2014 and 2013, is as follows (in thousands):

	December 31,
	2014	2013
Issuances under equity incentive plan	7,873	5,025
Conversion of convertible preferred stock	—	14,445
Issuances upon exercise of convertible preferred stock warrants	—	113

Total	7,873	19,583

14. Employee Benefit Plans

        401(k) Retirement Plan.    The Company has a 401(k) retirement plan that covers substantially all of its U.S. employees. The 401(k) plan provides for voluntary salary deductions of up to 100% of eligible participants' annual compensation, subject to the maximum allowed by law. The Company does not provide matching contributions.

        Non-U.S. Pension Benefits.    The Company also provides a defined benefit pension plan to its employees in India. Consistent with the requirements of local law, funds are deposited for the pension plan with an insurance company and the Company accrues for the unfunded portion of the obligation, which is not significant.

15. Related-Party Transactions

        The Company recorded revenue from a major financial institution, which is a significant stockholder, totaling $12.3 million, $10.4 million and $10.6 million, during the year ended December 31,

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

15. Related-Party Transactions (Continued)

2014, 2013 and 2012, respectively. That financial institution comprised 20% and 17% of total accounts receivable as of December 31, 2014 and 2013, respectively.

        The Company recorded revenue of $1.3 million, $0.8 million and $0.5 million, from other related parties during the year ended December 2014, 2013 and 2012, respectively. Total accounts receivable from other related parties as of December 31, 2014 and 2013, was not significant.

16. Income Taxes

        The components of the provision for (benefit from) income taxes from continuing operations consist of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Current:
Federal	$—	$(104)	$16
State	—	—	—
Foreign	1,794	1,529	1,099

Total current	1,794	1,425	1,115
Deferred:
Foreign	9	14	(24)

Total deferred	9	14	(24)

Total provision for income taxes	$1,803	$1,439	$1,091

        The Company's geographical breakdown of its income (loss) from continuing operations before provision for income taxes is as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Domestic	$(8,203)	$(1,688)	$(7,237)
Foreign	3,031	1,946	1,807

Income (loss) from continuing operations before provision for (benefit from) income taxes	$(5,172)	$258	$(5,430)

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

16. Income Taxes (Continued)

        Net deferred tax assets consist of the following (in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss carryforward	$50,170	$52,307
Accruals and other	2,830	1,284
Depreciation and amortization	274	—
Deferred revenue	1,978	2,412
Income tax credits	3,564	3,606

Gross deferred tax asset	58,816	59,609
Valuation allowance	(58,745)	(58,780)

Net deferred tax assets	71	829
Deferred tax liabilities:
Depreciation and amortization	—	(744)

Total deferred tax liabilities	—	(744)

Net deferred tax assets	$71	$85

        Reconciliations of the statutory federal income tax to the Company's effective tax consist of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Tax at statutory federal rate	$(1,810)	$90	$(1,902)
State tax-net of federal benefit	(43)	15	(460)
Impact of foreign taxes	871	628	432
Nondeductible stock-based compensation	738	455	437
Nondeductible permanent items	(26)	73	41
Foreign income inclusion	186	34	358
Release of uncertain tax position	(104)	(110)	—
Warrant revaluation	(10)	110	—
Other	—	7	50
Valuation allowance	2,001	137	2,135

Provision for income taxes	$1,803	$1,439	$1,091

        As of December 31, 2014, the Company had net operating loss carryforwards of approximately $162.0 million and $90.1 million to offset federal and state future taxable income, respectively. Of these amounts, $4.3 million and $3.1 million, respectively, represent federal and state tax deductions from stock-based compensation, which will be recorded as an adjustment to additional paid-in capital when they reduce taxes payable. The federal and state net operating loss carryforwards will expire beginning in 2019 and 2015, respectively. In addition, the Company has federal research tax credits of $3.1 million and state research tax credits of $4.4 million. The federal research tax credits will expire beginning in 2022. The state credits may be carried forward indefinitely.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

16. Income Taxes (Continued)

        Utilization of the Company's net operating loss carryforwards is subject to substantial annual limitations due to ownership change limitations imposed by Section 382 of the Internal Revenue Code ("IRC") and similar state provisions. Such an annual limitation could result in the expiration of the net operating losses before utilization. The Company believes a change of control occurred in August 2002, as defined by Sections 382 and 383 of the IRC, which resulted in a forfeiture of a significant portion of the Company's net operating loss and credit carryforwards. The deferred tax assets related to these tax attributes have been reduced accordingly.

        The tax benefit of operating losses, temporary differences, and credit carryforwards is recorded as a deferred tax asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefit is dependent upon the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's history of domestic losses, management believes that recognition of its federal and state deferred tax assets arising from the above mentioned tax benefit is not currently more likely than not to be realized, and accordingly, the Company's domestic deferred tax assets have been fully offset by a valuation allowance.

        The Company has not provided U.S. income tax on certain foreign earnings that are deemed to be permanently reinvested outside the U.S. As of December 31, 2014 and 2013, the amount of accumulated unremitted earnings from the Company's foreign subsidiaries is approximately $5.8 million and $3.6 million, respectively. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

        A reconciliation of the beginning and ending balances of the unrecognized tax benefit during the years ended December 31, 2014, 2013 and 2012 is as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Unrecognized benefit-beginning of year	$14,648	$13,309	$12,616
Gross increases-current year tax positions	890	1,061	623
Gross increases-prior year tax positions	—	365	70
Gross decreases-lapse of prior year statute of limitation	(117)	(87)	—
Gross decreases-prior year tax positions settlement	(124)	—	—

Unrecognized benefit-end of year	$15,296	$14,648	$13,309

        The total amount of unrecognized tax benefit that would affect the Company's effective tax rate is $1.8 million as of December 31, 2014. The Company accounts for any applicable interest and penalties on uncertain tax positions as a component of income tax expense. The amount accrued as of December 31, 2014 and 2013 for interest and penalties was $1.1 million and $1.2 million, respectively. The amount of interest and penalties that the Company recognized in the consolidated statement of operations during the years ended December 31, 2014, 2013, and 2012 was $0.3 million, $0.4 million, and $0.2 million, respectively.

        The Company's tax jurisdictions are the United States, various state jurisdictions, India, United Kingdom, Australia, and Canada. The tax years 1999 through 2014 remain open and subject to examination by the appropriate governmental agencies in the U.S. due to tax attribute carryforwards and the tax years 2005 through 2014 remain open to examination in various foreign jurisdictions.

Yodlee, Inc.

Notes to Consolidated Financial Statements (Continued)

17. Information About Geographic Areas

        Revenue by geography is based on the billing address of the customer. The following table sets forth revenue by geographic area (in thousands):

	Year Ended December 31,
	2014	2013	2012
United States	$76,403	$60,419	$49,909
International(1)	12,678	9,741	7,885

Total	$89,081	$70,160	$57,794

(1)
No foreign country accounted for more than 10% of total revenue.

        The following table sets forth long-lived assets by geographic area (in thousands):

	December 31,
	2014	2013
United States	$6,537	$5,194
India	2,231	857
Other	713	246

Total	$9,481	$6,297

Yodlee, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$71,432	$73,520
Accounts receivable, net of allowance for doubtful accounts of $18 and $13 as of June 30, 2015 and December 31, 2014, respectively	15,729	12,229
Accounts receivable—related parties	1,571	3,066
Prepaid expenses and other current assets	5,642	4,425

Total current assets	94,374	93,240
Property and equipment, net	10,251	9,481
Restricted cash	146	146
Goodwill	3,068	3,068
Other assets	1,615	1,609

Total assets	$109,454	$107,544

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,929	$3,278
Accrued liabilities	3,533	2,628
Accrued compensation	6,372	8,927
Deferred revenue, current portion	8,289	6,959
Capital lease obligations, current portion	893	1,153

Total current liabilities	22,016	22,945
Deferred revenue, net of current portion	186	293
Capital lease obligations, net of current portion	931	1,243
Other long-term liabilities	3,822	2,986

Total liabilities	26,955	27,467
Stockholders' equity:
Common stock, $0.001 par value—150,000 shares authorized as of June 30, 2015 and December 31, 2014; 30,311and 29,264 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	30	29
Preferred stock, $0.001 par value—5,000 shares authorized as of June 30, 2015 and December 31, 2014; none issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	447,312	439,275
Accumulated other comprehensive loss	(2,008)	(1,979)
Accumulated deficit	(362,835)	(357,248)

Total stockholders' equity	82,499	80,077

Total liabilities and stockholders' equity	$109,454	$107,544

See accompanying notes.

Yodlee, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue(1):
Subscription	$22,557	$18,172	$44,138	$34,903
Professional services and other	3,398	3,131	6,426	6,163

Total revenue	25,955	21,303	50,564	41,066
Cost of revenue(2):
Subscription	7,611	5,744	14,701	11,399
Professional services and other	2,319	2,206	4,670	4,392

Total cost of revenue	9,930	7,950	19,371	15,791

Gross profit	16,025	13,353	31,193	25,275
Operating expenses(2):
Research and development	7,082	5,351	13,789	10,260
Sales and marketing	7,245	5,149	14,206	9,690
General and administrative	4,095	2,817	8,035	5,519

Total operating expenses	18,422	13,317	36,030	25,469

Operating income (loss)	(2,397)	36	(4,837)	(194)
Other income, net	202	68	348	87

Income (loss) before provision for income taxes	(2,195)	104	(4,489)	(107)
Provision for income taxes	491	465	1,098	842

Net loss	$(2,686)	$(361)	$(5,587)	$(949)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.09)	$(0.05)	$(0.19)	$(0.13)

Weighted average shares used to compute net loss per share attributable to common stockholders—basic and diluted	29,904	7,560	29,641	7,518

(1)
The Company recorded revenue totaling $2.5 million and $3.5 million from related parties during the three months ended June 30, 2015 and 2014, respectively and $5.1 million and $6.4 million during the six months ended June 30, 2015 and 2014, respectively. Refer to Note 11 to these consolidated financial statements for further information.

(2)
Amounts include stock-based compensation expense as follows (in thousands):

	Three Months Ended30,		Six Months Ended30,
	2015	2014	2015	2014
Cost of revenue—subscription	$303	$57	$589	$99
Cost of revenue—professional services and other	168	42	278	64
Research and development	496	80	871	128
Sales and marketing	591	109	1,067	172
General and administrative	896	280	1,657	456

Total stock-based compensation expense	$2,454	$568	$4,462	$919

See accompanying notes.

Yodlee, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(2,686)	$(361)	$(5,587)	$(949)
Other comprehensive income, net of taxes:
Foreign currency translation gain (loss)	(114)	(29)	(86)	150
Change in unrealized gain (loss) on foreign currency contracts designated as cash flow hedges	(73)	3	58	403

Total other comprehensive income (loss), net of taxes	(187)	(26)	(28)	553

Comprehensive loss	$(2,873)	$(387)	$(5,615)	$(396)

See accompanying notes.

Yodlee, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net loss	$(5,587)	$(949)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,256	1,570
Revaluation of warrant liabilities	—	148
Stock-based compensation expense	4,462	919
Changes in operating assets and liabilities:
Accounts receivable, net	(2,006)	(1,694)
Prepaid expenses and other assets	(1,232)	(1,658)
Accounts payable	(595)	910
Accrued liabilities and other long term liabilities	1,729	694
Accrued compensation	(2,655)	(624)
Deferred revenue	1,223	(305)

Net cash used in operating activities	(2,405)	(989)
Cash flows from investing activities
Purchases of property and equipment	(2,671)	(2,525)

Net cash used in investing activities	(2,671)	(2,525)
Cash flows from financing activities
Proceeds from bank borrowings	—	5,600
Principal payments on bank borrowings	—	(2,880)
Proceeds from issuance of common stock upon exercise of stock options	4,578	859
Tax payments related to stock-based award activities	(875)	—
Principal payments on capital lease obligations	(572)	(517)
Equity offering costs	(143)	(946)
Repurchase of common stock	—	(473)

Net cash provided by financing activities	2,988	1,643

Net decrease in cash and cash equivalents	(2,088)	(1,871)
Cash and cash equivalents—beginning of period	73,520	8,134

Cash and cash equivalents—end of period	$71,432	$6,263

Supplemental disclosures of cash flow information:
Cash paid for interest	$66	$270
Cash paid for income taxes	$804	$392
Supplemental disclosures of non-cash investing and financing information:
Property and equipment financed through capital lease	$—	$1,804
Property and equipment purchased but not paid at period-end	$1,051	$768
Unpaid equity offering costs	$—	$1,719

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Description of Business and Summary of Significant Accounting Policies

        Yodlee, Inc. ("Yodlee" or the "Company") is a technology and applications platform powering digital financial services in the cloud. The Company refers to its platform as the Yodlee Financial Cloud. The Yodlee Financial Cloud delivers a wide variety of financial applications ("FinApps") targeted at the retail financial, wealth management, small business, card and other financial solutions sectors. The Company was incorporated in the state of Delaware in February 1999 and is headquartered in Redwood City, California. The Company has wholly-owned subsidiaries in India, Canada and Australia.

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") and applicable rules and regulations of the U.S. Securities and Exchange Commission ("SEC") regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Therefore, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and related notes presented in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. There have been no changes in the Company's significant accounting policies from those that were disclosed in the Company's audited consolidated financial statements for the fiscal year ended December 31, 2014.

        The unaudited condensed consolidated financial statements include the accounts of Yodlee and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in management's opinion, all adjustments of a normal, recurring nature that are necessary for the fair statement of the Company's financial position, results of operations and cash flows for the interim periods, but are not necessarily indicative of the results expected for the full fiscal year or any other period.

        The condensed consolidated balance sheet as of December 31, 2014 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

Use of Estimates

        The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on assumptions that the Company believes are reasonable. The Company assesses these estimates on a regular basis; however, actual results could materially differ from those estimates and such differences could be material to the Company's consolidated financial position and results of operations.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued an accounting standard update on revenue from contracts with customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new guidance will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In July 2015, the FASB voted to amend the new standard by approving a one-year deferral of the effective date as well as providing the option to early adopt the standard on the original effective date. As a result, the new standard is effective for the Company on January 1, 2018. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

        In June 2014, the FASB issued a new accounting standard update on stock-based compensation when the terms of an award provide that a performance target could be achieved after the requisite service period. The new guidance requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. The new standard is effective for the Company on January 1, 2016 and can be applied either prospectively or retrospectively to all awards outstanding as of the beginning of the earliest annual period presented as an adjustment to opening retained earnings. Early adoption is permitted. Adoption of this new accounting standard update is expected to have no impact to the Company's financial statements.

        In August 2014, the FASB issued a new accounting standard update which requires management to assess an entity's ability to continue as a going concern and to provide related disclosures in certain circumstances. Under the new guidance, disclosures are required when conditions give rise to substantial doubt about an entity's ability to continue as a going concern within one year from the financial statement issuance date. The new standard is effective for the Company on January 1, 2017. Early application is permitted. The adoption of this guidance is not expected to have any impact on the Company's financial position and results of operations and, at this time, the Company does not expect any impact on its disclosures.

        In January 2015, the FASB eliminated the concept of extraordinary items (Subtopic 225-20) as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). This amendment aims to save time and reduce costs for preparers because they will not have to assess whether a particular event or transaction event is extraordinary (even if they ultimately would conclude it is not). The new standard is effective for the Company on January 1, 2016. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The adoption of this guidance is not expected to have any impact on the Company's financial position and results of operations and, at this time, the Company does not expect any impact on its disclosures.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

        In February 2015, the FASB issued an accounting standard update on consolidation which addressed the current accounting for consolidation of certain legal entities. The new guidance places more emphasis in the consolidation evaluation on variable interests other than fee arrangements such as principal investment risk, guarantees of the value of the assets or liabilities of variable interest entities ("VIEs"), written put options on the assets of VIEs, or similar obligations, including some liquidity commitments or agreements (explicit or implicit). Additionally, the amendments in this update reduce the extent to which related party arrangements cause an entity to be considered a primary beneficiary. The new standard is effective for the Company on January 1, 2017 and may be retrospectively applied using a simple or modified approach, recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. The adoption of this guidance is not expected to have any impact on the Company's financial position and results of operations and, at this time, the Company does not expect any impact on its disclosures.

        In April 2015, the FASB issued an accounting standard update on intangibles, goodwill and other internal use software which addressed the lack of guidance about a customer's accounting for fees in a cloud computing arrangement. The new guidance requires that if a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new standard is effective for the Company on January 1, 2016 and can be applied either prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. The adoption of this guidance is not expected to have any impact on the Company's financial position and results of operations and, at this time, the Company does not expect any impact on its disclosures.

2. Fair Value Measurements

        The Company measures and reports its cash equivalents and foreign currency forward exchange contracts at fair value. Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

        The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

        I—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

        II—Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

        III—Unobservable inputs that are supported by little or no market activity for the related assets or liabilities and typically reflect management's estimate of assumptions that market participants would use in pricing the assets or liabilities.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Fair Value Measurements (Continued)

        The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

        The following tables set forth the fair value of the Company's financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2015 and December 31, 2014 based on the three-tier fair value hierarchy (in thousands):

	As of June 30, 2015
	Fair Value	Level I	Level II
Assets
Money market funds(1)	$66,474	$66,474	$—
Foreign currency forwards(2)	9	—	9

Total assets measured at fair value	$66,483	$66,474	$9

Liabilities
Foreign currency forwards(3)	133	—	133

Total liabilities measured at fair value	$133	$—	$133

	As of December 31, 2014
	Fair Value	Level I	Level II
Assets
Money market funds(1)	$70,969	$70,969	$—
Foreign currency forwards(2)	5	—	5

Total assets measured at fair value	$70,974	$70,969	$5

Liabilities
Foreign currency forwards(3)	334	—	334

Total liabilities measured at fair value	$334	$—	$334

(1)
Included in cash and cash equivalents in the consolidated balance sheets.

(2)
Included in prepaid and other current assets in the consolidated balance sheets.

(3)
Included in accrued liabilities in the consolidated balance sheets.

        The Company did not have any assets or liabilities measured at fair value on a recurring basis requiring Level 3 inputs as of June 30, 2015 or December 31, 2014.

        There were no transfers of financial instruments, which are measured at fair value, between Level I, Level II, and Level III during the three and six months ended June 30, 2015 and 2014.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Derivative Financial Instruments

        The Company uses foreign currency forward contracts to reduce its exposure to foreign currency exchange rate changes of the Indian Rupee on certain forecasted operating expenses and on certain existing assets and liabilities.

        The contracts typically mature within 12 months, and they are not held for trading purposes. The Company may designate certain of its foreign currency forward contracts as hedging instruments subject to hedge accounting treatment. The Company records all of its derivative instruments at their gross fair value on the condensed consolidated balance sheet, at each balance sheet date.

        The accounting for changes in the fair value of a derivative instrument depends on whether the instrument has been designated and qualifies as a cash flow hedge for accounting purposes. For foreign currency forward contracts that are designated and qualify as hedging instruments, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive loss ("AOCI") in stockholders' deficit and reclassified into operating expenses and cost of revenue in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized in other income, net in the accompanying consolidated statements of operations. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions. The changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in other income, net in the accompanying consolidated statements of operations.

        Gains and losses related to derivative instruments that do not qualify for hedge accounting treatment are recognized in other income, net in the accompanying consolidated statements of operations.

        The Company classifies its cash flows from the derivative instruments as operating activities.

        Derivative instruments measured at fair value and their classification on the consolidated balance sheets are presented in the following tables (in thousands):

	June 30, 2015		December 31, 2014
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivative instruments included in prepaid and other current assets:
Derivatives designated as hedging instruments	$4,063	$9	$2,348	$4
Derivatives not designated as hedging instruments	899	—	935	1

Total	$4,962	$9	$3,283	$5

Derivative instruments included in accrued liabilities:
Derivatives designated as hedging instruments	$8,199	$(90)	$6,433	$(220)
Derivatives not designated as hedging instruments	3,980	(43)	3,222	(114)

Total	$12,179	$(133)	$9,655	$(334)

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Derivative Financial Instruments (Continued)

        Gains (losses) on derivative instruments designated as hedging instruments and their classification on the consolidated statements of operations are presented in the following tables (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Gain (loss) recognized in AOCI—effective portion	$(73)	$3	$(295)	$135
Gain (loss) reclassified from AOCI into net loss—effective portion(1)	(167)	18	(239)	(193)
Gain (loss) recognized-ineffective portion and amount excluded from effectiveness testing(2)	(18)	31	57	(61)

(1)
Derivatives in Cash Flow Hedging Relationship—Foreign currency forward contracts (in thousands):

	Gain (loss) reclassified from AOCI into net loss—effective portion
	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement Location	2015	2014	2015	2014
Cost of sales	$(75)	$9	$(108)	$(99)
Operating expenses	(92)	9	(131)	(94)
(2)
Included in other income, net.

        As of June 30, 2015 and December 31, 2014, the Company estimated that the entire net unrealized loss of $0.3 million and $0.4 million, respectively included in AOCI will be reclassified into earnings within the next 12 months.

        The gain (loss) recognized in other income (expense), net of foreign currency forward contracts not designated as hedging instruments amounted to ($11,000) and $79,000 for the three months ended June 30, 2015 and 2014, respectively and $0.1 million and $0.3 million for the six months ended June 30, 2015 and 2014, respectively.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Balance Sheet Components

Allowance for Doubtful Accounts

        Activity related to the allowance for doubtful accounts consisted of the following (in thousands):

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Balance, beginning of period	$13	$20
Additions to the allowance	5	129
Write-offs of bad debt	—	(119)
Recovery of previously reserved items	—	(17)

Balance, end of period	$18	$13

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2015	December 31, 2014
Prepaid expenses	$2,517	$1,846
Refundable tax	482	492
Deferred commissions	1,001	871
Gain on unsettled foreign currency forward contracts	9	5
Other current assets	1,633	1,211

Prepaid expenses and other current assets	$5,642	$4,425

Property and Equipment, Net

        Property and equipment, net consist of the following (in thousands):

	June 30, 2015	December 31, 2014
Computer equipment	$29,127	$26,406
Furniture, fixtures, and equipment	724	716
Leasehold improvements	2,619	2,447

Total property and equipment(1)	32,470	29,569
Less accumulated depreciation and amortization(2)	(22,219)	(20,088)

Property and equipment, net	$10,251	$9,481

(1)
Includes assets under capital lease of $5.4 million and $5.4 million as of June 30, 2015 and December 31, 2014, respectively.

(2)
Includes accumulated amortization of $3.4 million and $2.8 million relating to assets under capital lease as of June 30, 2015 and December 31, 2014, respectively.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Balance Sheet Components (Continued)

        Depreciation expense was $1.1 million and $0.8 million for the three months ended June 30, 2015 and 2014, respectively and $2.2 million and $1.6 million for the six month ended June 30, 2015 and 2014, respectively. Included in these amounts were depreciation expenses for assets acquired under capital leases in the amount of $0.3 million and $0.2 million for the three months ended June 30, 2015 and 2014, respectively and $0.6 million and $0.3 million for the six months ended June 30, 2015 and 2014, respectively.

Other Assets

        Other assets consist of the following (in thousands):

	June 30, 2015	December 31, 2014
Deferred costs and commissions	627	674
Facility deposits for operating leases	912	891
Others	76	44

Other assets	$1,615	$1,609

Accumulated Other Comprehensive Loss

        The components of accumulated other comprehensive loss, net of tax, are as follows (in thousands):

	June 30, 2015	December 31, 2014
Foreign currency translation adjustments	$1,713	$1,626
Net unrealized loss on foreign currency contracts designated as cash flow hedges	295	353

Total accumulated other comprehensive loss	$2,008	$1,979

5. Other Income, Net

        Other income, net consists of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest expense	$(33)	$(149)	$(74)	$(270)
Foreign exchange gain (loss)	71	33	(7)	(131)
Gain on foreign currency forward contracts	138	190	383	612
Convertible preferred stock warrants remeasurement	—	(20)	—	(148)
Other non-operating income, net	26	14	46	24

Total other income, net	$202	$68	$348	$87

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Commitments and Contingencies

        Operating Leases:    The Company has several operating leases for its office facilities with various expiration dates through March 2022. Rental expenses from these leases are recognized on a straight-line basis through the end of the lease. Under the terms of certain leases, the Company is responsible for certain taxes, insurance, maintenance and management expenses.

        Future rental payments under non-cancelable operating leases with initial terms in excess of one year, as of June 30, 2015, are as follows (in thousands):

Year ending December 31:
2015 (remaining six months)	$1,196
2016	2,762
2017	2,209
2018	1,984
2019	2,043
Thereafter	4,819

Total minimum payments	$15,013

        Rent expense during the three months ended June 30, 2015 and 2014, was $0.8 million and $0.5 million, respectively and $1.3 million and $1.0 million during the six months ended June 30, 2015 and 2014, respectively. As of June 30, 2015, the short-term deferred rent liability and long-term liability was $0.1 million and $0.6 million, respectively. As of December 31, 2014, the short-term deferred rent liability and long-term liability was $0.1 million and $0.1 million, respectively.

        Capital Leases:    The Company acquired certain software licenses and server and network equipment classified as capital leases. The original term of the capital leases unpaid as of June 30, 2015 ranges from three to four years. The portion of the future payments designated as principal repayment was classified as a capital lease obligation on the consolidated balance sheets. Future payments under the capital leases, as of June 30, 2015, are as follows (in thousands):

Year ending December 31:
2015 (remaining six months)	$340
2016	1,086
2017	398

Total minimum payments	$1,824

        Interest expense recognized in the three months and six month ended June 30, 2015 and 2014, is immaterial in relation to these capital lease arrangements.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Commitments and Contingencies (Continued)

        Other Commitments:    As of June 30, 2015, the Company has several other commitments for telecommunication and data center services and support and maintenance with various expiration dates through the end of 2017 as follows (in thousands):

Year ending December 31:
2015 (remaining six months)	2,972
2016	2,608
2017	835
2018	45

Total minimum payments	$6,460

Indemnification

        Under the indemnification provisions of its standard sales contracts, the Company agrees to defend its customers against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks, or trade secrets, and to indemnify its customers for certain losses resulting from such claims. In addition, the Company also agrees to indemnify its customers against losses, expenses, and liabilities from damages that may be awarded against them if its applications are found to result in a security breach in certain circumstances. The exposure to the Company under these indemnification provisions could potentially expose it to losses in excess of the amount received under the agreement. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, there have been no material claims under such indemnification provisions, and no liability related to these indemnification agreements has been recorded as of June 30, 2015 and December 31, 2014.

Legal Matters

        In the ordinary course of business, the Company may be involved in lawsuits, claims, investigations, and proceedings consisting of intellectual property, commercial, employment, and other matters. Legal fees and other costs associated with such actions are expensed as incurred. The Company will record a provision for these claims when it is both probable that a liability has been incurred and the amount of the loss, or a range of the potential loss, can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information or events pertaining to a particular case. Litigation accruals are recorded when and if it is determined that a loss is both probable and reasonably estimable. Material loss contingencies that are reasonably possible of occurrence, if any, are subject to disclosures. The Company believes that liabilities associated with any claims, while possible, are not probable, and therefore has not recorded any accrual for any claims as of June 30, 2015. Further, any possible range of loss cannot be reasonably estimated at this time.

        On December 2, 2014, the Company filed a complaint in the United States District Court for the District of Delaware alleging that Plaid Technologies Inc. ("Plaid") has and is continuing to infringe on seven of the Company's U.S. patents. The complaint seeks unspecified monetary damages, enhanced

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Commitments and Contingencies (Continued)

damages, interest, fees, expenses, costs and injunctive relief against Plaid. On January 23, 2015, in lieu of filing an answer to the complaint, Plaid filed a motion to dismiss, alleging that the Company's patents do not claim patent eligible subject matter. The Company filed its answering brief to the motion to dismiss on February 20, 2015. Plaid filed its reply brief on March 6, 2015. At the outset of the litigation, the judge presiding over the litigation referred certain matters to be handled by the assigned magistrate judge, including discovery, case scheduling, and any motions to dismiss. Under the applicable procedural rules, the magistrate judge will issue a report and recommendation regarding Plaid's motion to dismiss. Either party may then file objections to the report and recommendations, and those objections will be reviewed by the judge presiding over the litigation. The magistrate judge held a hearing on May 4, 2015, to discuss the case schedule and to hear oral arguments on the motion to dismiss. At the conclusion of the May 4 hearing, the magistrate judge reserved judgement on the motion to dismiss, and entered a trial date of March 13, 2017. On May 18, 2015, Plaid filed a motion requesting that the Court stay all discovery while its decision on the motion to dismiss is pending. Discovery has been proceeding during the pendency of the motion to stay. On July 20, 2015, the Magistrate Judge issued an opinion denying the motion to stay. As a result, discovery will continue to proceed while the motion to dismiss is pending. It is too early to predict the outcome of these legal proceedings or whether an adverse result would have a material adverse impact on the Company's operations or financial position.

7. Bank Borrowings and Extinguishment of Debt

        As of December 31, 2014, the Company has repaid all amounts outstanding related to all bank borrowings using proceeds from the initial public offering ("IPO").

        On March 17, 2015, the term of the Company's revolving line of credit expired and was not renewed.

8. Net Loss per Share

        The Company computes net loss per share of common stock in conformity with the two-class method required for participating securities. The Company considers all series of the Company's convertible preferred stock to be participating securities as the holders of the preferred stock are entitled to receive a noncumulative dividend on a pari passu basis in the event that a dividend is paid on common stock. The holders of all series of convertible preferred stock do not have a contractual obligation to share in the losses of the Company. As such, the Company's net losses for the three and six months ended June 30, 2015 and 2014 were not allocated to these participating securities.

        Basic net loss per share is computed by dividing total net loss attributable to common stockholders by the weighted-average common shares outstanding. The weighted-average common shares outstanding is adjusted for shares subject to repurchase. Diluted net loss per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding including potential dilutive common stock instruments. In the three and six months ended June 30, 2015 and 2014, the Company's potential common stock instruments such as stock options, RSUs, shares of preferred stock and the preferred stock warrants were not included in the computation of diluted net loss per share as the effect of including these shares in the calculation would have been anti-dilutive.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

8. Net Loss per Share (Continued)

        The following table presents the calculation of the numerators and denominators of the basic and diluted net loss per share for periods presented (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss attributable to common stockholders	$(2,686)	$(361)	$(5,587)	$(949)

Basic shares:
Weighted-average common shares outstanding	29,904	7,560	29,641	7,518
Less: Weighted-average shares subject to repurchase	—	—	—	—

Weighted-average shares used to compute basic and diluted net loss per share	29,904	7,560	29,641	7,518

Net loss per share attributable to common stockholders	$(0.09)	$(0.05)	$(0.19)	$(0.13)

        The following potential common shares were excluded from the calculation of diluted income (loss) per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Convertible preferred stock	—	14,445	—	14,445
Stock options	5,213	5,197	5,213	5,197
RSUs	1,541	619	1,541	619
Convertible preferred stock warrants	—	113	—	113

	6,754	20,374	6,754	20,374

9. Stockholders' Equity

Equity Incentive Plans

        The Company's 2014 Equity Incentive Plan (the "2014 Plan") provides for the award of non-qualified stock options, restricted stock, performance shares, and restricted stock units to employees, non-employee directors and consultants. The 2014 Plan became effective upon the IPO of the Company's common stock on October 3, 2014. At the time of completion of the IPO, any shares of common stock reserved for issuance and any shares of common stock which are forfeited, cancelled or terminated, other than by exercise, under the 2009 Plan became available for issuance under the 2014 Plan. The 2009 Plan was canceled and the maximum number of shares to be added to the 2014 Plan from the 2009 Plan was 7,263,193 shares, subject to annual increases under such plan.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Stockholders' Equity (Continued)

        Stock options granted under the 2014 Plan vest over the periods determined by the Board of Directors, generally four years, and expire no more than ten years after the date of grant. In the case of an incentive stock option granted to an employee, who at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock, the exercise price shall be no less than 110% of the fair value per share on the date of grant, and expire five years from the date of grant, and for options granted to any other employee, the per share exercise price shall be no less than 100% of the fair value per share on the date of grant. Stock options become exercisable at such times and under such conditions as determined by the board of directors. RSUs, stock appreciation rights and restricted stock awards are granted under such conditions as determined by the board of directors.

        As of June 30, 2015, the Company was authorized to grant up to 1,757,027 shares under the equity incentive plans.

Employee Stock Purchase Plan

        On September 18, 2014, the Company's board of directors and stockholders adopted the 2014 Employee Stock Purchase Plan ("2014 ESPP"). A total of 500,000 shares of common stock were initially reserved for future issuance under the 2014 ESPP subject to annual increases under such plan. As of June 30, 2015, no purchase has been made pursuant to the 2014 ESPP and 792,638 shares remain available for future issuance. There has been no stock-based compensation expense recorded as of June 30, 2015 related to the ESPP.

Determining the Fair Values of Stock Options

        The Company utilizes the Black-Scholes model for valuing its stock options. The weighted-average grant-date fair value of options granted during the three months ended June 30, 2015 and 2014 was $5.83 and $4.98 per share, respectively and for the six months ended June 30, 2015 and 2014 was $5.32 and $4.98 per share, respectively. The following table presents the weighted-average assumptions used to estimate the fair value of the stock options granted in the Company's condensed consolidated financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Dividend rate	—%	—%	—%	—%
Risk-free interest rate	1.7%	2.0%	1.7%	2.0%
Remaining contractual term (in years)	6.1	6.0	6.0	6.0
Expected volatility	40%	40%	40%	40%

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Stockholders' Equity (Continued)

        The following table presents the effects of stock-based compensation on the Company's condensed consolidated statements of operations during the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cost of revenue—subscription	$303	$57	$589	$99
Cost of revenue—professional services and other	168	42	278	64
Research and development	496	80	871	128
Sales and marketing	591	109	1,067	172
General and administrative	896	280	1,657	456

Total stock-based compensation expense	$2,454	$568	$4,462	$919

        No current income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits realized from exercised stock options. No stock-based compensation cost was capitalized for any of the periods presented.

        A summary of stock option activity for the six months ended June 30, 2015 is as follows (in thousands, except per share amounts and contractual term):

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Balance as of December 31, 2014	1,416	5,233	$6.95	6.2	$27,483
Increase in shares authorized	1,463	—
Options granted	(971)	971	13.08
RSU granted	(1,083)	—
Options exercised	—	(911)	5.03
Options forfeited	83	(83)	9.47
RSU forfeited	57	—

Balance as of June 30, 2015	965	5,210	$8.39	6.8	$31,561

Vested and expected to vest—June 30, 2015		4,889	$8.15	6.6	$30,749
Vested—June 30, 2015		2,992	$6.13	5.2	$24,862

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the assessed fair value of the Company's common stock as of June 30, 2015.

        The intrinsic value of options exercised during the three months ended June 30, 2015 and 2014 was $6.7 million and $1.3 million, respectively and during the six months ended June 30, 2015 and 2014 was $7.7 million and $1.8 million, respectively. The fair value of stock options vested during the three

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Stockholders' Equity (Continued)

months ended June 30, 2015 and 2014, was $1.3 million and $1.1 million, respectively and during the six months ended June 30, 2015 and 2014 was $2.4 million and $1.6 million, respectively. As of June 30, 2015, total unrecognized compensation expense related to stock options was $8.6 million, and was expected to be recognized over a weighted-average remaining vesting period of 2.8 years. The Company repurchased common stock from certain employees in connection with the net issuance of shares to satisfy minimum tax withholding obligations upon the vesting of certain stock awards issued to such employees. Repurchases associated with tax withholdings were $1.0 million during the three and six months ended June 30, 2015, respectively, and zero dollars during the three and six months ended June 30, 2014, respectively.

        The following table summarizes the activity related to the Company's RSUs for the six months ended June 30, 2015:

	Number of RSUs	Weighted- Average Fair Value per Share(1)
	(in thousands)
Balance as of December 31, 2014	723	$12.04
Restricted stock units granted	1,083	$13.09
Restricted stock units forfeited	(57)	$12.52
Restricted stock units released	(208)	$10.65

Balance as of June 30, 2015	1,541	$12.75

(1)
Represents assessed fair value of RSUs

        The Company recognized stock compensation expense related to RSUs during the three and six months ended June 30, 2015 of $1.4 million and $2.5 million, respectively. The Company did not recognize any stock compensation expense related to RSUs during the three and six months ended June 30, 2014 because the completion of the Company's IPO had not occurred and was not probable of occurrence as of June 30, 2014. As of June 30, 2015, total unrecognized compensation expense, net of forfeitures, related to RSUs was $14.5 million, and was expected to be recognized over a weighted-average period vesting period of 3.1 years.

10. Common Stock Reserved For Future Issuance

        As of June 30, 2015 and December 31, 2014, the Company had 8,509,700 and 7,873,253 common shares reserved for future issuance under the Company's equity incentive plan.

11. Related-Party Transactions

        The Company recorded revenue from a major financial institution, which is a significant stockholder, totaling $1.9 million and $3.3 million, during the three months ended June 30, 2015 and 2014, respectively and $3.9 million and $5.9 million, during the six months ended June 30, 2015 and 2014, respectively. That financial institution comprised 7% and 20% of total accounts receivable as of June 30, 2015 and December 31, 2014, respectively.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

11. Related-Party Transactions (Continued)

        The Company recorded revenue of $0.6 million and $0.2 million, from other related parties during the three months ended June 30, 2015 and 2014, respectively and $1.2 million and $0.5 million, during the six months ended June 30, 2015 and 2014, respectively. Total accounts receivable from other related parties as of June 30, 2015 and December 31, 2014, was $0.5 million and $0.1 million, respectively.

12. Income Taxes

        The provision for income tax was $0.5 million for the three months ended June 30, 2015 and 2014, respectively, and for the six months ended June 30, 2015 and 2014 was $1.1 million and $0.8 million, respectively. The provision for income taxes consists primarily of foreign income taxes.

        For the three and six months ended June 30, 2015 and 2014, the provision for income taxes differed from the statutory amount primarily due to foreign taxes currently payable, and because the Company realized no benefit for losses which could not be benefited due to maintaining a full valuation allowance against the U.S. net deferred tax assets.

        The realization of tax benefits of deferred tax assets is dependent upon future levels of taxable income, of an appropriate character, in the periods the items are expected to be deductible or taxable. Based on the available objective evidence, the Company does not believe it is more likely than not that all the net deferred tax assets will be realizable. Accordingly, the Company has provided a full valuation allowance against the domestic deferred tax assets as of June 30, 2015 and December 31, 2014. The Company intends to maintain the full valuation allowance until sufficient positive evidence exists to support a reversal of, or decrease in, the valuation allowance.

13. Information About Geographic Areas

        Revenue by geography is based on the billing address of the customer. The following table sets forth revenue by geographic area (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
United States	$22,079	$18,376	$43,005	$35,904
International(1)	3,876	2,927	7,559	5,162

Total	$25,955	$21,303	$50,564	$41,066

(1)
No foreign country accounted for more than 10% of total revenue.

Yodlee, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

13. Information About Geographic Areas (Continued)

        The following table sets forth long-lived assets by geographic area (in thousands):

	June 30, 2015	December 31, 2014
United States	$7,704	$6,537
India	1,827	2,231
Other	720	713

Total	$10,251	$9,481

14. Subsequent Events

        On August 10, 2015, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Envestnet, Inc., a Delaware corporation ("Parent"), and Yale Merger Corp., a Delaware corporation ("Merger Sub"). The Merger Agreement provides for the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

        Per the terms of the Merger Agreement, Parent will acquire all of the shares of the Company in a cash and stock transaction valued at $18.88 per share, or approximately $660 million on a fully-diluted equity value basis. The consideration consists of $10.78 per share in cash and the number of validly issued, fully paid and non- assessable shares of common stock, par value $0.005 per share, of Parent (the "Parent Common Stock") determined by dividing $8.10 by the volume weighted average price per share of Parent Common Stock for the 10 consecutive trading days ending on (and including) the second trading day prior to completion of the Merger, subject to adjustment pursuant to the terms and conditions of the Merger Agreement.

        Consummation of the Merger, which is expected to occur in the fourth quarter of 2015, is subject to customary closing conditions, including adoption of the Merger Agreement by the Company's shareholders, listing of Parent Common Stock issuable pursuant to the Merger Agreement on the New York Stock Exchange, absence of any law or order prohibiting the consummation of the Merger and expiration or termination of the applicable Hart-Scott-Rodino waiting period. The Merger Agreement contains certain termination provisions and provides that, upon the termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay the Parent a termination fee of approximately $17.8 million.

Appendix A

AGREEMENT AND PLAN OF MERGER
by and among
 ENVESTNET, INC.,

YALE MERGER CORP.

and

YODLEE, INC.

Dated as of August 10, 2015

A-i

A-ii

Schedules:
Company Disclosure Schedule
Parent Disclosure Schedule
Exhibit:
Exhibit A:	Amended and Restated Certificate of Incorporation of the Surviving Corporation

A-iii

Page
INDEX OF DEFINED TERMS
Acquisition Agreement	A-54
Acquisition Proposal	A-54
Adverse Recommendation Change	A-45
affiliate	A-68
Agreement	A-1
Anti-Corruption Laws	A-25
Anti-Money Laundering Laws	A-25
Antitrust Division	A-47
Balance Sheet Date	A-16
Book-Entry Shares	A-3
business day	A-68
Certificate of Merger	A-2
Chosen Courts	A-69
Closing	A-1
Closing Date	A-1
Commitment Letters	A-38
Company	A-1
Company Benefit Plans	A-19
Company Bylaws	A-11
Company Certificate	A-11
Company Common Stock	A-2
Company Contract	A-26
Company Disclosure Schedule	A-10
Company Employees	A-50
Company Equity Awards	A-12
Company ERISA Affiliate	A-21
Company Financial Statements	A-15
Company Indemnified Parties	A-52
Company Meeting	A-45
Company Product Data	A-31
Company Qualified Plans	A-21
Company Recommendation	A-45
Company RSUs	A-5
Company SEC Reports	A-15
Company Stock Option	A-4
Company Subsidiary	A-11
Contract	A-25
Copyrights	A-30
Delaware Secretary	A-2
DGCL	A-1
Dissenting Share	A-7
Effect	A-10
Effective Time	A-2
Enforceability Exceptions	A-14
Environmental Laws	A-27
Equity Plans	A-4
ERISA	A-19

A-iv

Page
Exchange Act	A-14
Exchange Agent	A-7
Exchange Fund	A-7
Financing	A-58
Foreign Company Benefit Plans	A-20
Form S-4	A-14
GAAP	A-11
Goldman Sachs	A-17
Governmental Entity	A-14
HSR Act	A-14
Intellectual Property	A-29
Intervening Event	A-46
knowledge	A-68
Licenses	A-24
Liens	A-12
made available	A-68
Material Adverse Effect	A-10
Materially Burdensome Regulatory Condition	A-48
Materials of Environmental Concern	A-27
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Multiemployer Plan	A-21
New Certificates	A-7
Non-Disclosure Agreement	A-49
NYSE	A-14
Old Certificate	A-3
Owned Intellectual Property	A-30
Parent	A-1
Parent Common Stock	A-2
Parent Disclosure Schedule	A-33
Parent Plans	A-50
Parent SEC Reports	A-35
Parent Severance Plans	A-51
Parent Stock Value	A-2
Parent Subsidiary	A-33
Patents	A-30
Per Share Cash Consideration	A-2
Per Share Stock Consideration	A-2
Permitted Encumbrances	A-28
person	A-68
Personal Data	A-30
Premium Cap	A-52
Property	A-28
Proxy Statement	A-14
Reference Price	A-2
Registered Intellectual Property	A-30
Registered Owned Intellectual Property	A-30
Release	A-28
Representatives	A-53

A-v

Page
Requisite Company Vote	A-13
Sanctioned Country	A-25
Sanctions	A-25
Sarbanes-Oxley Act	A-16
Savings Plan	A-51
SEC	A-11
Securities Act	A-15
SRO	A-14
Stock Awards	A-6
Stock Threshold	A-3
Subsidiary	A-11
Superior Proposal	A-54
Surviving Corporation	A-1
Surviving Corporation Bylaws	A-6
Surviving Corporation Charter	A-6
Systems	A-30
Takeover Statutes	A-32
Tax	A-19
Tax Return	A-19
Taxes	A-19
Termination Date	A-63
Termination Fee	A-65
Total Stock Amount	A-2
Trade Secrets	A-30
Trademarks	A-30
Transition Date	A-50
U.S. Company Benefit Plans	A-20
Unvested Options	A-4
Unvested RSUs	A-5
Use	A-31
Vested Options	A-4

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2015 (this "Agreement"), by and among Envestnet, Inc., a Delaware corporation ("Parent"), Yale Merger Corp., a Delaware corporation ("Merger Sub"), and Yodlee, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"), so that the Company is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger;

        WHEREAS, as an inducement to and condition of Parent's willingness to enter into this Agreement, concurrently with the entry of the parties into this Agreement, funds affiliated with Warburg Pincus are entering into a voting agreement with Parent; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and, except as set forth in this Article I, shall continue its corporate existence under the laws of the State of Delaware unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

        1.2    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, at the offices of Mayer Brown LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject at Closing to the satisfaction or waiver thereof) or at such other time and place as is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        1.3    Effective Time.    Subject to the terms and conditions of this Agreement, on the Closing Date, the parties hereto shall cause to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") a certificate of merger in customary form and substance and complying will the DGCL (the "Certificate of Merger"), and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective as of the time of filing of the Certificate of Merger or, if a specific date and time is mutually agreed between the Company and Parent and specified in the Certificate of Merger, as of such specified date and time (such date and time, the "Effective Time").

        1.4    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

        1.5    Conversion of Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

          (a)

              (i)  Each share of the common stock, par value $0.001 per share, of the Company issued and outstanding immediately prior to the Effective Time (the "Company Common Stock"), except for Dissenting Shares and shares of Company Common Stock owned by the Company as treasury stock or owned by Parent or any direct or indirect wholly owned Subsidiary of Parent (including Merger Sub), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest (A) $10.78 in cash (the "Per Share Cash Consideration") and (B) the number of validly issued, fully paid and non-assessable shares of common stock, par value $0.005 per share, of Parent (the "Parent Common Stock") determined by dividing (1) $8.10 by (2) the Parent Stock Value (such number of shares, the "Per Share Stock Consideration") (the consideration described in clauses (i) and (ii), the "Merger Consideration"). For purposes of this Agreement, the "Parent Stock Value" shall be equal to the volume weighted average of the sales price per share of Parent Common Stock for the ten (10) full trading days ending on and including the second (2nd) full trading day prior to the Closing Date, as calculated by Bloomberg Financial LP under the function "ENV US Equity VWAP," subject to adjustment pursuant to Section 1.5(c). Notwithstanding anything to the contrary in this Agreement, if the Parent Stock Value is less than 90% of the Reference Price, then the Parent Stock Value shall be equal to $39.006 and if the Parent Stock Value is greater than 110% of the Reference Price, the Parent Stock Value shall be equal to $47.674. For purposes of this Agreement, the "Reference Price" shall be $43.34 and Parent and the Company shall, prior to the Effective Time, jointly provide written notice to the Exchange Agent stating the Parent Stock Value.

             (ii)  Notwithstanding anything in this Agreement to the contrary, to the extent that the sum of (A) the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.5(b)(i) plus (B) the maximum number of shares of Parent Common Stock issuable, including shares of restricted stock and shares of Parent Common Stock subject to restricted stock awards of Parent issuable pursuant to Section 1.7 (the sum of the amounts in clauses (A) and (B), the "Total Stock Amount"), would be equal to or greater than nineteen and nine-tenths percent (19.9%) of the shares of Parent Common Stock outstanding as of immediately prior to the Effective Time (such amount, the "Stock Threshold"), the Per Share Stock Consideration shall be decreased to the minimum extent necessary, such that the Total Stock Amount shall not exceed the Stock Threshold. In such event, the Per Share Cash Consideration shall be increased by an amount equal to the product of (A) the amount of such reduction in the Per Share Stock Consideration pursuant to the preceding sentence multiplied by (B) the Parent Stock Value; provided that (i) the aggregate Per Share Cash Consideration shall in no event be increased by greater than $32,000,000 and (ii) the Total Stock Amount shall in no event exceed the Stock Threshold.

          (b)   All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an "Old Certificate", it being understood that any reference herein to an "Old Certificate" shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock ("Book-Entry Shares")) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this

  Section 1.5 and Section 2.2, without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2.

          (c)   Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, , then the Per Share Cash Consideration and the Per Share Stock Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Per Share Cash Consideration and the Per Share Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this Section 1.5(c).

          (d)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock or owned by Parent or any direct or indirect wholly owned Subsidiary of Parent (including Merger Sub) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

        1.6    Merger Sub Capital Stock.    At and after the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

        1.7    Treatment of Company Equity Awards.

          (a)    Vested Options.    Prior to the Closing, the Board of Directors of the Company shall have adopted resolutions (in a form reasonably satisfactory to Parent), and the Company hereby agrees to take all other actions reasonably necessary, to cause, in accordance with the Yodlee, Inc. 1999 Stock Plan, as amended; the Yodlee, Inc. 2001 Stock Plan, as amended; the Yodlee, Inc. 2009 Equity Incentive Plan, as amended; and the Yodlee, Inc. 2014 Equity Incentive Plan, as amended (collectively the "Equity Plans"), each stock option granted thereunder ("Company Stock Option") that is vested and exercisable and that remains outstanding as of immediately prior to the Closing, including Company Stock Options that will become vested as of the Closing (the "Vested Options") to be exercised immediately prior to the Closing in a cashless net exercise with shares of Company Common Stock that would otherwise be received on the exercise of such Vested Option being retained by the Company to cover the exercise price and any applicable tax withholding obligations and to issue the net number of shares of Company Common Stock upon such net exercise to the holder of such Company Stock Option where the value of a share of Company Common Stock for purposes of the foregoing shall be the sum of (i) the Per Share Cash Consideration and (ii) the value of the Per Share Stock Consideration and for purposes of determining the value of the Per Share Stock Consideration, the Parent Stock Value used to determine the Per Share Stock Consideration will be used. As of the Effective Time, each such share of Company Common Stock shall be converted into the right to receive the sum of (i) the Per Share Cash Consideration and (ii) the Per Share Stock Consideration pursuant to the terms of this Article I. Each Vested Option outstanding immediately prior to the date of exercise, when exercised in accordance with this Section 1.7(a) or otherwise, shall no longer be outstanding, shall automatically be canceled and shall cease to exist. The Company agrees to process the exercise of the Vested Options through payroll as appropriate and to remit any necessary withholding amounts that arise upon the exercise of the Vested Options to the appropriate Tax authorities or Governmental Entities, as required by applicable law.

          (b)    Unvested Options.    Prior to the Closing, the Board of Directors of the Company shall have adopted resolutions (in a form reasonably acceptable to the Parent), and the Company hereby agrees to take all other actions that are reasonably necessary, in accordance with the Equity Plans, to cause the assumption by Parent of all Company Stock Options granted pursuant to the Equity Plans, other than Vested Options, that remain outstanding as of immediately prior to the Closing (the "Unvested Options") and the conversion of such assumed Unvested Options into awards of restricted shares of Parent Common Stock consistent with the terms of this Section 1.7(b). For each Unvested Option, the number of restricted shares of Parent Common Stock to be issued as part of the assumption and conversion of such Unvested Stock Option shall be calculated by first multiplying (X) by (Y) and next dividing the result by (Z) where (X) equals the difference between the value of (i) the sum of (A) the Per Share Cash Consideration and (B) the value of the Per Share Stock Consideration and (ii) the exercise price per share of Company Common Stock for such Unvested Option, (Y) equals the total number of shares of Company Common Stock subject to such Unvested Option and (Z) equals the Parent Stock Value. For avoidance of doubt, for purposes of determining the value of the Per Share Stock Consideration, the Parent Stock Value used to determine the Per Share Stock Consideration will be used. The restricted shares of Parent Common Stock received in connection with the assumption and conversion of such Unvested Option shall become vested proportionally on the same dates and subject to the same terms and conditions generally of each applicable Unvested Option. Each Unvested Option outstanding immediately prior to the Effective Time, when canceled and extinguished in exchange for the assumption of such Unvested Option and conversion into restricted shares of Parent Common Stock in accordance with this Section 1.7(b), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

          (c)    Restricted Stock Units.    Prior to the Closing, the Board of Directors of the Company shall have adopted resolutions (in a form reasonably acceptable to the Parent), and the Company hereby agrees to take all other actions reasonably necessary, in accordance with the Equity Plans, to cause the terms of the assumption by Parent of all restricted stock units granted pursuant to the Equity Plans ("Company RSUs") that remain outstanding as of immediately prior to the Closing (the "Unvested RSUs") and conversion of such assumed Unvested RSUs into awards of restricted shares of Parent Common Stock consistent with the terms of this Section 1.7(c). For each Unvested RSU, the number of restricted shares of Parent Common Stock to be issued as part of the assumption and conversion of such Unvested RSU shall be calculated by first multiplying (X) by (Y) and next dividing the result by (Z) where (X) equals the value of the sum of (i) the Per Share Cash Consideration and (ii) the value of the Per Share Stock Consideration, (Y) equals the total number of shares of Company Common Stock subject to such Unvested RSU and (Z) equals the Parent Stock Value. For avoidance of doubt, for purposes of determining the value of the Per Share Stock Consideration, the Parent Stock Value used to determine the Per Share Stock Consideration will be used. The restricted shares of Parent Common Stock received in connection with the assumption and conversion of such Unvested RSU shall become vested proportionally on the same dates and subject to the same terms and conditions generally of each applicable Unvested RSU. Each Unvested RSU outstanding immediately prior to the Effective Time, when canceled and extinguished in exchange for the assumption of such Unvested RSU and conversion into restricted shares of Parent Common Stock in accordance with this Section 1.7(c), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

          (d)    Notices.

              (i)  The Company agrees to provided notice (in a form reasonably satisfactory to Parent) to each holder of Vested Options no less than fifteen days prior to the day prior to Closing notifying the holder that the holder has no less than fifteen days to exercise such Vested Option and that any Vested Option that remains unexercised and outstanding as of immediately prior to the Effective Time shall be exercised in a cashless net exercise as required by Section 1.7(a).

             (ii)  The Company agrees to provide notice (in a form reasonably satisfactory to Parent) to each holder of Unvested Options and Unvested RSUs no less than fifteen days prior to the Closing notifying the holder that such Unvested Options and Unvested RSUs are being assumed by Parent consistent with the requirements of the Equity Plans and as required by Sections 1.7(b) and 1.7(c), respectively.

          (e)    Form S-8 and Documentation.    Parent shall take reasonable actions as are necessary for the assumption and conversion of the Unvested Options and Unvested RSUs as provided pursuant to this Sections 1.7(b) and 1.7(c), respectively, including the reservation, issuance and listing of the shares of Parent Common Stock as is necessary to effectuate the assumption contemplated herein. Parent shall prepare and file with the SEC a registration statement on a Form S-8 (to the extent available) within fifteen (15) days of the Closing Date with respect to shares of Parent Common Stock subject to such assumed award or otherwise register such shares consistent with applicable law and will maintain the effectiveness the registration statement while those assumed awards remain outstanding. Parent shall prepare documentation, including, if applicable, a plan document and grant agreement, for such assumed awards (in a form reasonably satisfactory to the Company) such agreement and documentation will include a provision that will permit the holder of such assumed award to satisfy any tax withholding obligations that arise upon vesting or otherwise with respect to the assumed awards to be satisfied by delivering the number of shares of Parent Common Stock subject to the award as are necessary to satisfy any such tax withholding obligations and Parent agrees to remit any required amounts to the appropriate Tax authorities or Governmental Entities, as required by applicable law.

          (f)    If Parent and the Company reasonably determine in good faith and on reliance upon the advice of counsel that the application of the terms of this Section 1.7 with respect to any Vested Options, Unvested Options or Unvested RSUs that is subject to the applicable laws of any foreign jurisdiction (collectively, "Stock Awards") is not consistent with the laws of such jurisdiction or would result in any adverse tax consequence (whether to the individual holding such Stock Award, to Parent, to the Company or to the Surviving Company), the Company and Parent agree to work in good faith to adjust the treatment of such Stock Awards to the extent necessary in order to comply with such laws or avoid such adverse tax consequence to the extent practicable and in such a manner as yields to the holder of such Stock Award the economic benefit intended by this Sections 1.7(a), 1.7(b) or 1.7(c); provided, that, such Stock Awards as are treated differently as a result of the foregoing will remain subject to all other applicable terms of this Agreement including, but not limited to, Section 1.5(b)(ii).

        1.8    Certificate of Incorporation and Bylaws of the Surviving Corporation.    (a) The certificate of incorporation of the Company shall be amended and restated at the Effective Time to read in its entirety as set forth in the form of Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Corporation Charter") until thereafter amended as provided therein or by applicable law and (b) Parent and the Surviving Corporation shall cause the bylaws of Merger Sub as in effect immediately prior to the Effective Time to become the bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws"), until thereafter amended as provided therein or by applicable law.

        1.9    Directors of the Surviving Corporation.    The Board of Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

        1.10    Appraisal Rights.

          (a)   Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock (including Book-Entry Shares) as to which the holder thereof (i) has not voted in favor of the Merger or consented thereto in writing and has demanded appraisal for such shares in accordance with Section 262 of the DGCL, (ii) has properly complied with Section 262 of the DGCL and (iii) has not effectively withdrawn or lost its rights to appraisal (each, a "Dissenting Share"), if any, such holder shall be entitled to payment (subject to, and net of, any applicable withholding Tax), solely from the Surviving Corporation, of the appraisal value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL, except that (x) if any holder of Dissenting Shares, under the circumstances permitted by Section 262 of the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its rights for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders shall forfeit the right be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL and such shares of Company Common Stock shall cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Law, thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of such formerly Dissenting Shares.

          (b)   The Company shall give Parent prompt notice of, together with copies of, any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served on or otherwise received by the Company pursuant to the DGCL. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any and all such demands for appraisal. Without limiting, and in furtherance of, the foregoing, the Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or otherwise settle any such demands, (iii) waive any failure to properly make or effect any such demand for appraisal or other action required to perfect appraisal rights in accordance with the DGCL or (iv) agree to do any of the foregoing.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

        2.1    Exchange Agent.    At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) evidence of Book-Entry Shares, representing the Parent Common Stock ("New Certificates"), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent or Merger Sub, or as otherwise directed by Parent.

        2.2    Exchange Procedures.

          (a)   As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal in customary form and reasonably acceptable to Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates (or surrender of Book-Entry Shares) to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the consideration for certificates representing the number of whole Parent Common Stock, any cash in lieu of fractional shares and the cash portion of the Merger Consideration which shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) payment representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued with respect to any property to be delivered upon surrender of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

          (b)   No dividends or other distributions declared with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Effective Time with respect to whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

          (c)   If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old

  Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

          (e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to shares of Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Stock Value by (ii) the fraction of a share of Parent Common Stock (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder as of immediately prior to the Effective Time).

          (f)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the shares of Parent Common Stock deliverable in respect of each former share of Company Common Stock such stockholders hold as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)   Parent shall be entitled to deduct and withhold, or cause the Merger Sub or Exchange Agent to deduct and withhold, from the cash portion of the aggregate Merger Consideration, any cash in lieu of a fractional share of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

          (h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in customary form of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution hereof (the "Company Disclosure Schedule"), provided, that any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any Company SEC Reports filed after June 30, 2014 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1    Corporate Organization.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence (an "Effect"), individually or in the aggregate, that has a material adverse effect on, with respect to Parent or the Company, as the case may be, the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP"), including accounting and financial reporting pronouncements by the Securities and Exchange Commission (the "SEC"), (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (iii) changes, after the date hereof, in global, national, regional or local political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the industries in which such party and its Subsidiaries operate generally and not specifically relating to such party or its Subsidiaries, (iv) any failure by such party to meet any internal or published projections, estimates or expectations of such party's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account), (v) changes attributable to the announcement or pendency of the transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or the transactions contemplated hereby or the events leading thereto (provided that this clause (v) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger), or (vi) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; except, with respect to subclause (i), (ii) or (iii), such Effect shall be taken into account in the determination of whether a Material Adverse Effect has occurred solely to the extent such Effect materially and disproportionately affected the Company or Parent relative to other participants in the industry in which such party and its Subsidiaries operate). As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party and/or by one or more of its Subsidiaries.

          (b)   True and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Company Certificate"), and the bylaws of the Company, as amended (the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

          (c)   Section 3.1(c) of the Company Disclosure Schedule sets forth (i) each Subsidiary of the Company (a "Company Subsidiary"), (ii) the number of authorized, allotted, issued and outstanding shares of capital stock of each Company Subsidiary, (iii) each Company Subsidiary's jurisdiction of incorporation or organization and (iv) the location of each Company Subsidiary's principal executive offices, if any. Each Company Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified and, where applicable, in good standing would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          (d)   The Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), other than Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary that have the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for the shares of capital stock of the Company Subsidiaries, the Company does not own, directly or indirectly, any shares of capital stock in any entity.

          (e)   There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except as required by applicable law.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares of preferred stock are issued and outstanding. As of July 31, 2015, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 30,393,371 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, and (iii) 1,768,199 shares of Company Common Stock reserved for issuance under the Equity Plans, and since July 31, 2015, no shares of capital stock or other voting securities of the Company have been issued, other than pursuant to the exercise or settlement of outstanding awards with respect to the shares of Company Common Stock reserved for issuance under the Equity Plans described in the preceding clause (iii). All the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. Other than the Company Stock Options and the Company RSUs (collectively, the "Company Equity Awards"), in each case, issued or unsettled prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any of its or its Subsidiaries' capital stock or other equity security.

          (b)   There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. Section 3.2(b) of the Company Disclosure Schedule sets forth each Equity Plan, the aggregate number of shares of Company Common Stock available for issuance and not subject to outstanding awards under each Equity Plan. The Company has delivered or made available to Parent the form of agreement related to each such award. No material changes have been made to such form in connection with any award. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, to the extent applicable, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award (assuming target performance, if applicable), (iii) the grant date of each such Company Equity Award, (iv) the exercise price for each such Company Equity Award that is a Company Stock Option and (v) the expiration date of each such Company Equity Award that is a Company Stock Option. Section 3.2(b) of the Company Disclosure Schedule sets forth, with respect to all Company Equity Awards that are unvested as of the date hereof, the vesting schedule applicable to such Company Equity Awards. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Company Subsidiaries) are outstanding.

        3.3    Authority; No Violation.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and transactions contemplated by this Agreement, including the Merger are fair to and in the best interests of the Company and its stockholders, (ii) declaring the advisability of this Agreement, (iii) approving this Agreement and transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions herein, (iv) recommending that the Company's stockholders adopt this Agreement in accordance with the DGCL and (v) directing that the adoption of this Agreement be submitted for consideration of the Company's stockholders at a meeting duly called and held for such purpose. As of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

          (b)   Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Requisite Company Vote"), no

  other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Merger or to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exceptions").

          (c)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clause (ii) above for such violations, conflicts, breaches, losses of benefit, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

        3.4    Consents and Approvals.    Except for (i) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the "Form S-4") and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the New York Stock Exchange ("NYSE") and (v) such authorizations, consents, approvals, filings or registrations that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, no consents or approvals of or filings or registrations with any foreign or domestic court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, "SRO" means (x) any "self-regulatory organization" as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

        3.5    Reports.

          (a)   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, since December 31, 2012 (the "Company SEC Reports") is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

        3.6    Financial Statements.

          (a)   The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (the "Company Financial Statements") (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end adjustments), (ii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), except (a) as reflected or reserved against in the Company's consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the "Balance Sheet Date") (including any notes thereto), (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) liabilities under this Agreement, including fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger) and (d) for liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the Audit Committee of the Company's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Copies of any such disclosures were made in writing by management to the Company's auditors and Audit Committee and a copy has been previously made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

          (d)   Since January 1, 2012, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices or procedures of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim whether written or, to the knowledge of the Company that the Company or any of its Subsidiaries has engaged in questionable accounting, auditing or actuarial practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

        3.7    Broker's Fees.    Neither the Company nor any Company Subsidiary nor any of their respective officers or directors have employed any broker, finder or financial advisor, or incurred any liability for any broker's fees, commissions or finder's fees, in each case, in connection with the Merger or related transactions contemplated by this Agreement, other than Goldman, Sachs & Co. ("Goldman Sachs") pursuant to a letter agreement, a true and complete copy of which has been previously made available to Parent.

        3.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)   Since December 31, 2014 through the date hereof, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with past practice.

        3.9    Legal and Regulatory Proceedings.

          (a)   As of the date hereof, there is no suit, action, investigation, claim or proceeding pending, or to the Company's knowledge, threatened in writing against it or any of its Subsidiaries or any of the current or former directors or executive officers in such individuals' capacities as such of it or any of its Subsidiaries (i) that involves a Governmental Entity, (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its affiliate's businesses, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or (iii) that is of a material nature challenging the validity or propriety of this Agreement.

          (b)   As of the date hereof, there is no material injunction, order, judgment or decree imposed upon the Company or any of its affiliates or the assets of the Company or any of its affiliates.

        3.10    Taxes and Tax Returns.

          (a)   (i) Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations; (ii) neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than automatic extensions) within which to file any Tax Return; (iii) all Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves for such Taxes have been established in accordance with GAAP as set forth on the Company Financial Statements (rather than the notes thereto) and the Company has not incurred any material Taxes outside of the ordinary course of business since the Balance Sheet Date; (v) each of the Company and its Subsidiaries has complied in all material respects with all laws relating to the withholding and collection of Taxes and has collected or withheld all Taxes required to have been collected or withheld and to the extent required by applicable law have paid such amounts to the proper governmental authority or other applicable person, except as would not result in material liability to the Company; (vi) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations or limitation period applicable to any Tax that remains in effect; (vii) no deficiency or claim with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries; (vii) there are no pending or, to the knowledge of the Company, threatened disputes, claims, audits, examinations, proposed adjustments, or other proceedings regarding any Taxes of the Company and its Subsidiaries or the assets of Company and its Subsidiaries and no notice indicating an intent to open an audit or other review has been received by the Company or its Subsidiaries; (ix) neither the Company nor any of the Subsidiaries has a branch, agency, permanent establishment or is otherwise engaged in business in a country other than the country of its incorporation or organization and neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed; (x) the Company has made available to Parent true, correct, and complete copies of all income and other material Tax Returns of the Company and its Subsidiaries filed for taxable periods ending after December 31, 2010 or for which the statute of limitations remains open and any private letter ruling requests, technical advice memoranda received, voluntary compliance program statements or similar agreements, closing agreements or gain recognition agreements with respect to Taxes; (xi) the Company and each of its Subsidiaries has systems, processes and procedures in place in order to comply with Sections 1471 through 1474 of the Code and any similar provision of foreign law; (xii) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries; (xiii) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); (xiv) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xv) neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code; (xvi) neither the Company nor any of the Subsidiaries is or has been a party to any "reportable transaction," as defined in Treasury Regulation Section 1.6011-4(b); (xvii) each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax with the meaning of Section 6662 of the Code; (xviii) at no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (xix) all related-party transactions involving the Company or any of the Subsidiaries are at arm's length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any other Tax laws, and all notification, documentation and similar requirements with respect thereto have been timely satisfied; (xx) each of the Company and the Subsidiaries has conducted all aspects of its business in accordance with the terms and conditions of all Tax rulings, Tax concessions and Tax holidays that were provided by any relevant Governmental Authority; and (xxi) neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) election under Section 108(i) of the Code made on or prior to the Closing Date, or (F) prepaid amount received on or prior to the Closing Date.

          (b)   The Company and its Subsidiaries have made adequate provision as of March 31, 2015 (in accordance with GAAP) for any material Taxes that were not yet due and payable for all taxable periods, or portions thereof, prior to the date thereof.

          (c)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, escheat, unclaimed property, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (d)   As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting and withholding requirements imposed by the Code or any similar foreign, state or local law.

        3.11    Employees.

          (a)   Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, (i) "Company Benefit Plans" means all benefit or compensation plans, programs, policies, practices, agreements, contracts or arrangements (including, but not limited to, employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, unemployment compensation plan, vacation pay, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements retiree medical or life insurance, supplemental retirement, retention, change in control, employment, consulting, termination, and severance plans, programs, policies, practices, agreements, contracts or arrangements, but excluding any non-material fringe benefit arrangements, for the benefit of any current or former employee, officer, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries or Company ERISA Affiliate (x) with respect to which the Company or any Company Subsidiary or Company ERISA Affiliate is a party or has any obligation or (y) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or Company ERISA Affiliate, other than a Multiemployer Plan (as defined below); (ii) "Foreign Company Benefit Plans" means all Company Benefit Plans that primarily cover current or former employees, officers, directors or other service providers of the Company or any of its affiliates based outside of the United States and/or which are governed by the laws of any jurisdictions outside of the United States; and (iii) "U.S. Company Benefit Plans" means Company Benefit Plans that are not Foreign Company Benefit Plans.

          (b)   The Company has made available to Parent a true and complete copy of each Company Benefit Plan set forth in Schedule 3.11(a) and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Parent (except for (i) individual equity award agreements for awards granted pursuant to the Equity Plans, in which case only forms of such individual agreements have been provided, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, in which case the individual agreement has been provided, (ii) contracts that provide for employment that is terminable "at will" and that are terminable without severance or change of control pay or benefits or, with respect to contracts in jurisdictions where "at will" employment is not permitted, that provide for termination provisions and benefits no greater than required by applicable law, in which case the forms of such contracts have been provided, and (iii) consulting contracts that are terminable without cost or liability other than accrued but unpaid fees, in which case only forms of such contracts have been provided, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable law) in which case the individual agreement has been provided. In the case of any Company Benefit Plan which is not in written form, the Parent has been supplied with an accurate description of such Company Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Company

  Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Company Benefit Plan has been supplied to the Parent, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

          (c)   Each U.S. Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, and no event has occurred which will or could cause any such Company Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. Neither the Company nor any of its Subsidiaries or Company ERISA Affiliates has, within the prior three (3) years, taken corrective action or made a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any U.S. Company Benefit Plan that has not been resolved prior to the date hereof, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. No options have been granted and no offering period has been offered pursuant to the Yodlee, Inc. 2014 Employee Stock Purchase Plan.

          (d)   Section 3.11(d) of the Company Disclosure Schedule identifies each U.S. Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Company Qualified Plans"). The IRS has issued a favorable determination, advisory or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Company Qualified Plan or the related trust. No trust funding any U.S. Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   All Company Benefit Plans which are subject to Section 409A of the Code comply in all material respects with Section 409A in form and have been administered in all material respects in accordance with their terms and Section 409A of the Code.

          (f)    No Company Benefit Plan is subject to Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the assets of any Company Benefit Plan are invested in employer securities or employer real property.

          (g)   There have been no acts or omissions by the Company or any of its Subsidiaries or Company ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries taken as a whole.

          (h)   None of the Company and its Subsidiaries nor any other entity which, together with the Company, would be deemed a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA (a "Company ERISA Affiliate") has ever contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

          (i)    None of the Company or any Company Subsidiaries has any material liability or contingent liability for providing, under any Company Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

          (j)    All material contributions required to be made to any U.S. Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any U.S. Company Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

          (k)   There are no pending or, to the Company's knowledge, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the U.S. Company Benefit Plans, any fiduciaries thereof with respect to their duties to the U.S. Company Benefit Plans and for whom the Company has an obligation to indemnify or the assets of any of the trusts under any of the U.S. Company Benefit Plans, and in each case, would reasonably be expected to result in material liability to the Company.

          (l)    None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the Company's knowledge, any other person, including any fiduciary whom the Company has an obligation to indemnify, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), and there has been no prohibited transaction with respect to any U.S. Company Benefit Plans that would reasonably be expected to result in material liability to the Company.

          (m)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause an acceleration of the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries under a Company Benefit Plan or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust under a Company Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code (determined without regard to subsection (b)(4) thereof) or would exceed the amount deductible pursuant to Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

          (n)   The Company has accrued or is accruing amounts for annual bonus payments to the executive officers in the amounts listed in Schedule 3.11(n) of the Company Disclosure Schedule for calendar year 2015.

          (o)   No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

          (p)   Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses).

          (q)   Each Foreign Company Benefit Plan (i) if intended to qualify for special tax treatment, meets in all material respects the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) to the extent required to be registered or approved by a foreign Governmental Entity, has been registered with, or approved by, a foreign Governmental Entity and, to the Company's knowledge, nothing has occurred that would reasonably be expected to adversely affect such registration or approval and (iv) has been maintained and operated in accordance with, and are in compliance with, in all material respects their terms, all applicable laws, government taxation and funding requirements, and with any agreement entered into with a union or labor organization in all material respects. As of the date hereof, there is no pending or, to the Company's knowledge, threatened material litigation relating to any Foreign Company Benefit Plan.

          (r)   Neither the Company nor any of its Subsidiaries is party to, bound by, or in the process of negotiating a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council, nor to the Company's knowledge, has the Company or any of its Subsidiaries communicated or represented, whether to any employee or director of, or consultant to, the Company or any of its Subsidiaries or any labor union, labor organization or works council, that it will recognize any labor union, labor organization or works council.

          (s)   None of the employees or directors of, or consultants to, the Company or any of its Subsidiaries is represented by a labor union, other labor organization or works council and, (i) to the Company's knowledge, there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees or directors of, or consultants to, the Company or any of its Subsidiaries, and there are currently no activities related to the establishment of a works council representing employees or directors of, or consultants to, the Company or any of its Subsidiaries, (ii) no demand for recognition of any employees or directors of, or consultants to, the Company or any of its Subsidiaries has been made by or on behalf of any labor union or labor organization in the past two years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee or director of, or consultant to, the Company or any of its Subsidiaries or group of employees or directors of, or consultants to, the Company or any of its Subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years.

          (t)    There is no pending or, to the Company's knowledge, threatened (i) material strike, lockout, work stoppage, slowdown, picketing or labor dispute or other industrial action with respect to or involving any current or former employee or director of, or consultant to, the Company or any of its Subsidiaries, and there has been no such action or event in the past three years or (ii) material arbitration, or material grievance against the Company or any of its Subsidiaries involving current or former employees, directors, consultants or any of their representatives.

          (u)   The Company and of its Subsidiaries are in compliance in all material respects with all (i) Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, and plant closings and layoffs, including classification of employees, consultants and independent contractors and classification of employees and consultants for overtime eligibility, non-discrimination in employment, data protection with respect to employees' personal data, workers' compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of the Company or any of its Subsidiaries under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or arrangement.

          (v)   To the Company's knowledge, no employee of the Company or any of its Subsidiaries is in violation of any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with the Company or any of its Subsidiaries that would result in any material liability or obligation against the Company or any of its Subsidiaries.

        3.12    Compliance with Applicable Law.

          (a)   Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the businesses of each of the Company and its Subsidiaries have not, since January 1, 2012, been, and are not being, conducted in violation of any federal, state, local or foreign law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, since January 1, 2012, any written notice or communication of any instance of non-compliance with any such law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity that remains outstanding or unresolved. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity ("Licenses") necessary to conduct its business as presently conducted (and has paid all fees and assessments due and payable in connection therewith).

          (b)   Since January 1, 2012, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or any other person acting on behalf of the Company or any of the Company Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable anti-bribery or anti-corruption laws (collectively, the "Anti-Corruption Laws"); or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 3.12(b), in connection with the operation of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by the Company and its Subsidiaries with all applicable Anti-Corruption Laws.

          (c)   The Company and its Subsidiaries are, and since January 1, 2012 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the "Anti-Money Laundering Laws"). The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the

  Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

          (d)   Neither the Company, nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of the Company Subsidiaries, nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company or any of its Subsidiaries, is currently the subject or the target of any economic sanctions administered or enforced by any Governmental Entity (collectively, "Sanctions"), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a "Sanctioned Country"). For the past five (5) years, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by the Company and its Subsidiaries with all applicable Sanctions.

        3.13    Certain Contracts.

          (a)   Except for those listed in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral, if legally binding) (a "Contract"), other than any Company Benefit Plans:

              (i)  that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

             (ii)  any agreement between the Company or any of its Subsidiaries, on the one hand, and affiliates (as that terms is defined in Rule 405 under the Securities Act) of the Company, on the other hand;

            (iii)  that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of the business of the Company and its affiliates;

            (iv)  that is a Contract with a labor union (including any collective bargaining agreement), other than a provision of applicable law in a foreign jurisdiction that is generally applicable to companies operating in such jurisdiction;

             (v)  that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries in the principal amount of $250,000 or more, including any sale and leaseback transactions or capitalized leases;

            (vi)  that grants any right of first refusal, right of first offer or similar right to a third party with respect to any assets, rights or properties that are material to the Company and its affiliates, taken as a whole;

           (vii)  involving the payment by the Company or any of its Subsidiaries to suppliers of more than $250,000 in the twelve-month period ended on the Balance Sheet Date (other than any such contracts that are terminable by the Company or any of its Subsidiaries on sixty (60) days' or less notice without any required payment or other conditions, other than the condition of notice);

          (viii)  that are master services agreements with the 20 largest customers of the Company by revenues for the fiscal year ended December 31, 2014;

            (ix)  entered into after January 1, 2012 and under which the Company or any of its Subsidiaries has executory indemnification or other continuing obligations, in each case,

    relating to the acquisition or disposition of any business or operations or any amount of assets or liabilities (whether by merger, sale of stock, sale of assets or otherwise) that would be material to the Company and its Subsidiaries, taken as a whole;

             (x)  that is a material license of Intellectual Property, other than off-the-shelf software, customer licenses or other licenses granted or received in the ordinary course of business and that are material to the business of the Company or its Subsidiaries; or

            (xi)  that is an amendment, supplement or modification in respect of any of the foregoing.

          Each Contract described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a "Company Contract," and neither the Company nor any of its Subsidiaries has received written notice of any violation of a Company Contract by any of the other parties thereto which would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (b)   In each case, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company: (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Company's knowledge, the applicable counterparty or counterparties and is in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the Company's knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract..

        3.14    Environmental Matters.    Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company:

          (a)   Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice that alleges that the Company or any of its Subsidiaries is not or might not be in compliance with any Environmental Law. To the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company or any of its Subsidiaries with any Environmental Law in the future.

          (b)   To the knowledge of the Company, (i) all leased real property and any other property that is or was controlled or used by the Company or any of its Subsidiaries, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material amount of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the leased real property or any other property that is or was controlled or used by the Company or any of its Subsidiaries contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the leased real property or any other property that is or was controlled or used by the Company or any of its Subsidiaries contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

          (c)   To the knowledge of the Company, neither the Company nor any of its Subsidiaries has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar U.S. state or local or non-U.S. list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

          (d)   For purposes of this Agreement: (i) "Environmental Laws" means any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law; and (iii) "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

        3.15    Insurance.    The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received written notice to the effect that any of them are in default under any material insurance policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, with such exceptions that would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        3.16    Property.

          (a)   The Company does not own any real property.

          (b)   The Company and its Subsidiaries are the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Property" ), free and clear of all Liens of any nature whatsoever, except for (i) Liens disclosed in the Company Financial Statements, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries, (iii) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business and (iv) mechanics', carriers', workmens', repairmens', landlords' or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice ("Permitted Encumbrances"), and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against any Property that is material to the Company.

          (c)   The Company and its Subsidiaries have good and marketable title to all personal property (other than owned Intellectual Property, which is addressed in Section 3.17) owned by them, in each case free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances.

        3.17    Intellectual Property.

          (a)   Section 3.17(a) of the Company Disclosure Schedule sets forth a true and correct list of the Registered Owned Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). To the knowledge of the Company no item of registered or issued Registered Owned Intellectual Property is invalid or unenforceable.

          (b)   The Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens. The Owned Intellectual Property is not subject to any outstanding order, judgment or decree limiting or adversely affecting the use thereof by the Company or any of its Subsidiaries.

          (c)   (i) The Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary and material to the conduct of its business as currently conducted; (ii) the conduct of the respective business of the Company and each of its Subsidiaries does not infringe, misappropriate or otherwise violate, and in the three-year period prior to the date of this Agreement has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any person; and (iii) to the knowledge of the Company: no person is challenging, infringing, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property in a manner that has or can reasonably be expected to have a Material Adverse Effect on the Company.

          (d)   The Company and each of its Subsidiaries have taken commercially reasonable steps in accordance with standard industry practices in their field to safeguard and maintain the secrecy and confidentiality of, and any proprietary rights in, all Trade Secrets included in the Owned Intellectual Property. The Company and each of its Subsidiaries have, and enforce, a policy requiring all past or present employees and contractors, involved in product development or the creation of Intellectual Property to execute assignment and confidentiality agreements for the benefit of Company and its Subsidiaries, and all such individuals have executed such an agreement.

          (e)   Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any current or contingent rights, licenses or interests to a third party in or to any material source code of any Owned Intellectual Property, nor have they otherwise provided or disclosed any material source code of any Owned Intellectual Property to any person or entity, other than its employees who have a "need to know" with respect to such source code and non-employee developers and other third parties engaged by any of them to contribute to the creation, analysis or development of any such source code. Neither the Company nor any of its Subsidiaries has licensed or used any software or other work of authorship of a third party (including any open source software) in a manner that obligates any of the Company or any of its Subsidiaries to disclose, make available, license, offer or deliver any portion of the material source code of the Owned Intellectual Property to any third party (other than the applicable third party software or work of authorship.

          (f)    For purposes of this Agreement:

              (i)  "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos and other indications of source or origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application ("Trademarks"); patents, applications for patents (including divisions, continuations, continuations in part and provisional and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction ("Patents"); trade secrets, including any and all processes, proprietary formulas, designs, know-how, methods, techniques, software programs (including all source code, object code, firmware, programming tools or documentation), vendor lists, customer lists, databases and compilations maintained as trade secrets ("Trade Secrets"); and database rights, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof ("Copyrights");

             (ii)  "Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;

            (iii)  "Registered Intellectual Property" means all Trademark registrations and applications for registration (including internet domain name registrations), Copyright registrations and applications for registration, issued Patents and Patent applications; and

            (iv)  "Registered Owned Intellectual Property" means all of the Registered Intellectual Property owned by, or purported to be owned by, filed in the name of or applied for by the Company or any of its Subsidiaries.

        3.18    Information Systems and Data Security.

          (a)   To the Company's knowledge, except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) the computer, information technology and data processing systems, facilities and services used by the Company and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the "Systems"), are sufficient for the conduct of the respective businesses of the Company and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as currently conducted.

          (b)   Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the Company and its Subsidiaries (i) have operated their business in compliance with all privacy, data security and data protection laws, regulations and contractual requirements applicable to their receipt, collection, handling, processing, sharing, transfer, usage, disclosure and storage of all personally identifiable information, including personally identifiable consumer financial information (collectively, "Personal Data"); and(ii) have procedures designed to ensure the Company and its Subsidiaries comply in all material respects with such privacy, data security and data protection laws or contractual obligations.

          (c)   Except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have required and do require all third parties to which they provide any Personal Data to maintain the privacy and security of such Personal Data, including by contractually requiring such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

          (d)   Except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, to the Company's knowledge, (i) no third party has gained unauthorized access to any Systems owned or controlled by the Company or any of its Subsidiaries, (ii) no third party has, without authorization, acquired or accessed any Personal Data in the control or possession of the Company or any of its Subsidiaries and (iii) the Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to ensure that the Systems owned or controlled by the Company or any of its Subsidiaries are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has implemented and maintains commercially reasonable security, backup and disaster recovery policies, procedures and systems designed to reasonably maintain the security and operation of the respective businesses of the Company and each of its Subsidiaries.

          (e)   The collection, storage, maintenance, transfer, processing, use, marketing, sale, licensing, transmission, distribution or disclosure (collectively, "Use") of Company Product Data by or on behalf of the Company or its Subsidiaries does not breach, violate or conflict in any material respect with (i) any Contract to which the Company or any of its Subsidiaries is a party or legally bound, (ii) any prior or current privacy policy of the Company or any of its Subsidiaries, or (iii) to the knowledge of the Company, any applicable law or regulation. "Company Product Data" means data provided as a product or service of the Company or its Subsidiaries, including, without limitation, (i) data derived or compiled from customers' transaction-level account data collected in the ordinary course of business by or on behalf of the Company and its Subsidiaries, (ii) metadata and correlations, algorithms and findings directly or indirectly derived or compiled by or on behalf of the Company or its Subsidiaries from such data, whether using such data exclusively or combined with other data, and (iii) summaries and analyses prepared by or on behalf of the Company or its Subsidiaries of or involving such data.

        3.19    Related Party Transactions.    Other than as set forth in any Company SEC Report, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person's immediate family members or affiliates) (other than Company Subsidiaries) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K of the SEC.

        3.20    State Takeover Laws.    Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.11, the Board of Directors of the Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on business combinations and stockholder vote requirements imposed by any provisions of the takeover laws of any state, including Section 203 of the DGCL and any other "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes").

        3.21    Opinion of Financial Advisor.    The Board of Directors of the Company has received a written opinion (or an oral opinion to be confirmed in writing) from Goldman Sachs to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a true and complete copy of which opinion will be provided to Parent as promptly as practicable for informational purposes only, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

        3.22    Company Information.    The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock and at the time of the Company Meeting, (b) in the Form S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement, the Form S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the Form S-4.

        3.23    Customers.    Section 3.23 of the Company Disclosure Letter sets forth the 20 largest customers of the Company by revenues for the fiscal year ended December 31, 2014. As of the date hereof none of such customers has indicated in writing to the Company or any of its Subsidiaries or, to the knowledge of the Company, has an explicit oral statement been made by a person authorized to terminate the master services agreement between the Company and such customer of, any intent to discontinue or alter in a manner materially adverse to the Company the terms of such customer's relationship or make any material claim that the Company or any of its Subsidiaries has breached its obligations to such customer (and neither the Company nor any of its Subsidiaries has knowledge of any such breach).

        3.24    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes, and Parent and Merger Sub have not relied on, any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

          (b)   The Company acknowledges and agrees that none of Parent, Merger Sub or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except (i) as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution hereof (the "Parent Disclosure Schedule"), provided, that any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) any other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any Parent SEC Reports filed after June 30, 2014 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as follows:

        4.1    Corporate Organization.

          (a)   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

          (b)   Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

          (c)   Each Subsidiary of Parent (a "Parent Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified and, where applicable, in good standing would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        4.2    Capitalization.    The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, par value $0.005 per share, and 50,000,000 shares of preferred stock, par value $0.005 per share, of which no shares of preferred stock are issued and outstanding. As of July 31, 2015, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 35,611,930 shares of Parent Common Stock issued and outstanding, (ii) 11,925,265 shares of Parent Common Stock held in treasury, and (iii) 4,725,037 shares of Parent Common Stock reserved for issuance under Parent Stock Plans, and since July 31, 2015, no shares of capital stock or other voting securities of Parent have been issued, other than pursuant to the exercise or settlement of outstanding awards with respect to the shares of Parent Common Stock reserved for issuance under Parent Stock Plans described in the preceding clause (iii). All the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote are issued or outstanding.

        4.3    Authority; No Violation.

          (a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each of Parent and Merger Sub. Subject to receipt of the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of either Parent or Merger Sub are necessary for Parent or Merger Sub to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except in all cases as such enforceability may be limited by the Enforceability Exceptions.

          (b)   Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, nor compliance by each of Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of Parent or Merger Sub, as applicable, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clause (ii) above for such violations, conflicts, breaches, losses of benefit, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

        4.4    Consents and Approvals.    Except for (i) the filing with the SEC of the Proxy Statement and the Form S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iii) the filing of any notices or other filings under the HSR Act, (iv) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE and (v) such authorizations, consents, approvals, filings or registrations that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Parent and Merger Sub of this Agreement or (B) the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby. As of the date hereof, neither Parent nor Merger Sub is aware of any reason why all necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

        4.5    Reports.

          (a)   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2012 (the "Parent SEC Reports") is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

        4.6    Financial Statements.

          (a)   The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end adjustments), (ii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP, and any other applicable legal and accounting requirements. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither Parent, Merger Sub or any of their respective Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), except (a) as reflected or reserved against in Parent's consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (including any notes thereto), (b) for liabilities incurred in the ordinary course of business since March 31, 2015, (c) liabilities under this Agreement, including fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger) and (d) for liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

          (c)   The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's outside auditors and the Audit Committee of Parent's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Copies of any such disclosures were made in writing by management to Parent's auditors and Audit Committee and a copy has been previously made available to the Company. To the knowledge of

  Parent, there is no reason to believe that Parent's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

          (d)   Since January 1, 2012, (i) none of Parent, Merger Sub or any of their respective Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent, Merger Sub or any of their respective Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices or procedures of Parent, Merger Sub or any of their respective Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent, Merger Sub or any of their respective Subsidiaries has engaged in questionable accounting, auditing or actuarial practices, and (ii) no attorney representing Parent, Merger Sub or any of their respective Subsidiaries, whether or not employed by Parent, Merger Sub or any of their respective Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, Merger Sub or any of their respective officers, directors or employees to the Board of Directors of either Parent or Merger Sub or any committee thereof or to the knowledge of Parent, to any director or officer of Parent or Merger Sub.

        4.7    Broker's Fees.    None of Parent, Merger Sub or any of their respective Subsidiaries, nor any of their respective officers or directors, have employed any broker, finder or financial advisor, or incurred any liability for any broker's fees, commissions or finder's fees, in each case, in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler, O'Neill Partners, L.P.

        4.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

          (b)   Since December 31, 2014 through the date hereof, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Parent, Merger Sub and their respective Subsidiaries have carried on their respective businesses in the ordinary course consistent with past practice.

        4.9    Legal and Regulatory Proceedings.

          (a)   As of the date hereof, there is no suit, action, investigation, claim or proceeding pending, or to Parent's knowledge, threatened in writing against it or any of its Subsidiaries or any of the current or former directors or executive officers in such individuals' capacities as such of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or (iii) that is of a material nature challenging the validity or propriety of this Agreement.

          (b)   As of the date hereof, there is no material injunction, order, judgment or decree imposed upon Parent or any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

        4.10    Parent Information.    The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock and at the time of the Company Meeting, (b) the Form S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the Form S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the Form S-4.

        4.11    Stock Ownership.    Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of its Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any of its Subsidiaries has owned, beneficially or otherwise, any shares of Company Common Stock.

        4.12    Financing.    Parent has delivered to the Company true, complete and fully executed copies of a commitment letter (together with the executed fee letter related thereto of even date herewith from BMO Capital Markets Corp. and any related exhibits, schedules, annexes, supplements, term sheets and other agreements (which such fee letter may be redacted so long as no redaction covers terms that would adversely affect the aggregate amount, conditionality, availability or termination of the debt financing contemplated therein)), which provide such lenders' respective commitments to provide Parent with bank debt financing in connection with the transactions contemplated hereby in the amount set forth therein (collectively, the "Commitment Letters") (such debt financing, the "Financing"). The Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and any of its affiliates party thereto and, to the knowledge of Parent, the other parties thereto and enforceable against Parent and any of its affiliates party thereto and, to the knowledge of Parent, the other parties thereto in accordance with their terms, except insofar as such enforceability may be limited by the Enforceability Exceptions. As of the date hereof, the Commitment Letter has not been amended or modified, and the commitments contained in the Commitment Letter have not been withdrawn, rescinded or otherwise modified. As of the date hereof, there are no side letters or other arrangements relating to the Commitment Letter that would reasonably be expected to affect the availability of the funding in full of the Financing at the Closing. As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, any and all commitment fees or other fees that have been incurred and are due and required to be paid in connection with the Commitment Letter on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or breach on the part of Parent under any term or condition of the Commitment Letter, or otherwise result in any portion of the Financing contemplated thereby to be unavailable. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter in the form so delivered to the Company. The aggregate proceeds of the Financing, together with the cash or other sources of immediately available funds that Parent has or will have prior to the Closing, are in an amount sufficient to enable it to consummate the Merger and the other transactions contemplated hereby and to pay any related fees and expenses.

        4.13    Data Protection.    Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, Parent and its Subsidiaries have operated their businesses in compliance with all privacy, data security and data protection laws, regulations, and contractual requirements applicable to their receipt, collection, handling, processing, sharing, transfer, usage, disclosure and storage of Personal Data. Except as would not, either individually or in the aggregate, reasonably be likely to be material to Parent and its Subsidiaries, taken as a whole, to Parent's knowledge, (i) no third party has gained unauthorized access to any Systems owned or controlled by Parent or any of its Subsidiaries, (ii) no third party has, without authorization, acquired or accessed any Personal Data in the control or possession of Parent or any of its Subsidiaries, and (iii) Parent and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards intended to ensure that the Systems owned or controlled by Parent or its Subsidiaries are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, either individually or in the aggregate, reasonably be likely to be material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have implemented and maintained commercially reasonable security, backup and disaster recovery policies, procedures and systems intended to reasonably maintain the security and operation of Parent's and its Subsidiaries' businesses.

        4.14    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by each of Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other person makes, and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties.

          (b)   Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business of the Company Prior to the Effective Time.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law, regulation or mandatory policies imposed by any Governmental Entity or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.

        5.2    Company Forbearances.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, regulation or mandatory policies imposed by any Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

          (a)   incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Company Subsidiary listed on Section 3.1(c) of the Company Disclosure Schedule);

          (b)   (i)    adjust, split, combine or reclassify any capital stock;

             (ii)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Company Subsidiary to the Company or any of its wholly owned Subsidiaries, (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or (C) acquisition of shares of Company Common Stock pursuant to Company rights that arise upon the termination of service of any employee, director or consultant of the Company of any of its Subsidiaries, in each case in accordance with past practice and, if applicable, the terms of the applicable award agreements, Equity Plan or Company non-qualified plan);

            (iii)  grant any stock options, stock appreciation rights, performance units, restricted stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock, other than to new hires in amounts or values consistent with past practice and the Company's grant policies relating thereto up to a maximum of 75,000 shares of Company Common Stock subject to options and 350,000 shares of Company Common Stock in the form of restricted stock units; or

            (iv)  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or as permitted by Section 5.2(b)(iii);

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Company Subsidiary, or cancel, release or assign any indebtedness to any such person, in each case, other than in the ordinary course of business consistent with past practice;

          (d)   make any loans, advances, guarantees or capital contributions to or investments in any person (other than any Company Subsidiary listed on Section 3.1(c) of the Company Disclosure Schedule; provided that the Company shall consult with Parent prior to making any loan, advance or capital contribution to or investment in any Subsidiary that would decrease the cash and liquid assets owned and held by the Company and its Subsidiaries, taken as a whole);

          (e)   make, or commit to make, capital expenditures in excess of $500,000 in the aggregate in excess of the Company's capital expenditures budget as in existence on the date hereof, a copy of which has been previously provided to Parent;

          (f)    (i) amend, modify, terminate or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any Company Contract (or Contract that would have been a Company Contract if entered into prior to the date hereof) if such amendment, modification, termination, waiver, release or assignment would be reasonably expected to be adverse to the Company and its Subsidiaries, taken as a whole, in any material respect, or (ii) enter into any contract that would constitute a Company Contract (other than for purposes of this clause (ii), Section 3.13(a)(viii) shall be replaced by "that is revenue generating and with a customer accounting for more than $5,000,000 of the Company's consolidated revenue during a fiscal year") if it were in effect on the date of this Agreement or renew or extend any Company Contract, other than in each case in the ordinary course of business consistent with past practice;

          (g)   except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), except for increases in compensation or benefits payable to current employees, officers or consultants (who are natural persons) in the ordinary course of business consistent with past practice, (iv) except in the ordinary course of business consistent with past practice, pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance (other than in the ordinary course of business and in amounts consistent with past practice), change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vii) fund any rabbi trust, (viii) terminate the employment or services of any officer other than for cause or for performance-related reasons, or (ix) hire any employee with a base salary greater than $200,000;

          (h)   settle any claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice or in an amount and for consideration not in excess of $350,000 individually or $1,000,000 in the aggregate and that would not impose any restriction material to the Company and its Subsidiaries taken as a whole or prevent the consummation of the Merger and the other transactions contemplated hereby;

          (i)    amend the Company Certificate, Company Bylaws or comparable governing documents of its Subsidiaries;

          (j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

          (k)   change any method of accounting or accounting principles or practices, except for any such change required by GAAP or by a Governmental Entity;

          (l)    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes, or waive or extend the statute of limitations in respect of any Taxes;

          (m)  transfer, abandon, or otherwise dispose of any rights to, or obtain or grant any right to any material Owned Intellectual Property or disclose any material Trade Secrets to any person other than Parent, in each case other than in the ordinary course of business consistent with past practice; or

          (n)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors body in support of, any of the actions prohibited by this Section 5.2.

        5.3    Parent and Merger Sub Forbearances.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by law, regulation or mandatory policies imposed by any Governmental Entity, each of Parent and Merger Sub shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld):

          (a)   adjust, split, combine or reclassify any capital stock;

          (b)   amend the Parent's certificate of incorporation or by-laws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to holders of Parent Common Stock or that would materially impede Parent's ability to consummate the transactions contemplated by this Agreement on a timely basis;

          (c)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Parent Subsidiary to the Parent or any of its wholly owned Subsidiaries or (B) the acceptance of Parent Common Stock as payment for the exercise price of, for withholding taxes incurred in connection with the exercise of or the vesting or settlement of, as applicable, Parent equity-based awards, in each case in accordance with past practice and the terms of the applicable award agreements and plan documents);

          (d)   issue or sell any additional shares of Parent Common Stock or securities convertible or exchangeable into, or exercisable for, any shares of Parent Common Stock or any options, warrants or other rights of any kind to acquire any shares of Parent Common Stock, except for (i) issuances of shares of Parent Common Stock in respect of any exercise of Parent stock options or the vesting or settlement of Parent equity-based awards, (ii) transactions between Parent and any of its wholly owned Subsidiaries or between any of its wholly owned Subsidiaries and (iii) issuances of Parent equity-based awards;

          (e)   authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations in excess of $40,000,000 in the aggregate or that would be reasonably expected to affect the ability of Parent to consummate the transactions contemplated hereby; or

          (f)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Preparation and Mailing of Proxy Statement/Prospectus.

          (a)   Parent and the Company shall promptly, no later than twenty-five (25) business days after the date of this Agreement, prepare and file with the SEC the Proxy Statement, and Parent shall promptly, no later than twenty-five (25) business days after the date of this Agreement, prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as reasonably practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger.

          (b)   Each of Parent and the Company shall, as promptly as reasonably practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, requests for amendments or supplements or requests for additional information, with respect to the Proxy Statement received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such amendment, supplement or communication with the SEC and will promptly provide the Company with a copy of all such filings and communications made with the SEC.

          (c)   The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Each of Parent and the Company will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4.

          (d)   If at any time prior to the Effective Time, (i) any event or change occurs with respect to the parties or any of their respective affiliates, officers or directors, which should, in the applicable party's reasonable discretion, be set forth in an amendment of, or supplement to, the Form S-4 or the Proxy Statement or (ii) any information relating to the parties, or any of their respective affiliates, officers or directors, should be discovered by any of the parties which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the parties shall file as promptly as practicable with the SEC a mutually acceptable amendment of, or supplement to, the Form S-4 or the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the parties.

          (e)   Notwithstanding anything in this Agreement to the contrary, the Company, in connection with an Adverse Recommendation Change made in compliance with the terms hereof, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (A) an Adverse Recommendation Change, (B) a statement of the reason of the Board of Directors of the Company for making such Adverse Recommendation Change and (C) additional information reasonably related to the foregoing.

        6.2    Company Meeting; Recommendation.

          (a)   The Company shall take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its stockholders (the "Company Meeting") to be held as promptly as practicable after the Form S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if reasonably agreed by the Company and Parent, upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement. Subject to the penultimate sentence of this Section 6.2(a), the Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt this Agreement and approve the Merger (the "Company Recommendation"). The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from stockholders relating to the Requisite Company Vote. Prior to the time that that the Requisite Company Vote is obtained, neither the Board of Directors of the Company nor any committee thereof shall (1) withdraw or modify in any manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in any manner adverse to Parent or Merger Sub, the Company Recommendation or (2) recommend, declare advisable or propose publicly to recommend or declare advisable, the approval, acceptance or adoption of any Acquisition Proposal or any Acquisition Agreement or resolve or agree to take any such action (any such action, resolution or agreement to take such action being referred to herein as an "Adverse Recommendation Change"); provided, however, that prior to obtaining the Requisite Company Vote, if the Board of Directors of the Company, after consultation with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by the Company of an Acquisition Proposal (that did not result from a breach of Section 6.11(a) ) that the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal, the Board of Directors of the Company may (x) in connection with such Superior Proposal, make an Adverse Recommendation Change or (y) terminate this Agreement for the purpose of causing the Company to enter into an Acquisition Agreement with respect to such Superior Proposal (provided that such termination shall not be effective until and unless the Company shall have paid the Termination Fee in connection with such termination of this Agreement in accordance with Section 8.2(b)(iv)), which the Company shall enter into concurrently with or immediately following such termination; provided that the Board of Directors of the Company may not take any actions under clause (x) or clause (y) of this sentence unless (i) it gives Parent at least three (3) business days' prior written notice of its intention to take such action, which shall include a description of the then current material terms and conditions of such Superior Proposal and the identity of the person making the Superior Proposal (including the ultimate parent of such person) and any subsequent material amendment or modification thereof), (ii) during the three (3) business days following such written notice, the Company's Board of Directors and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent; and (iii) at the end of such three (3) business day period, the Board of Directors of the Company, taking into account any amendment or modification to this Agreement proposed by Parent and after consultation with its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law (it being understood that any material amendment to the Superior Proposal will require a new notice period as referred to in clause (i) of this Section 6.2(a) (except that such notice period shall be two (2) business days) and require compliance with the other provisions of clauses (i)—(iii) of this Section 6.2(a)), provided, further, however, that prior to obtaining the Requisite Company Vote, if the Board of Directors of the Company, after consultation with its outside counsel and its financial advisors, determines in good faith that, because of the occurrence of an Intervening Event that the Board of Directors of the Company concludes in good faith that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law, the Board of Directors of the Company may make an Adverse Recommendation Change; provided, that the Board of Directors of the Company may not take such action unless (i) it gives Parent at least three (3) business days' prior written notice of its intention to take such action, which shall include a description of the reasons therefor, (ii) during the three (3) business days following such written notice, the Company's Board of Directors and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent; and (iii) at the end of such three (3) business day period, the Board of Directors of the Company, taking into account any amendment or modification to this Agreement proposed by Parent and after consultation with its outside counsel and its financial advisors, determines in good faith that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law. As used in this agreement, "Intervening Event" means any event, circumstance, change, effect, development or condition that is material to the Company and its Subsidiaries taken as a whole, that occurs or arises after the date hereof and prior to obtaining the Requisite Company Vote and that was not, prior to the date of this Agreement, known by or reasonably foreseeable to the Board of Directors of the Company (or, if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement); provided, however, that in no event will the trading price of the Company Common Stock or the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

          (b)   The Company may adjourn or postpone the Company Meeting, if (A) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, (B) the Company is required to postpone or adjourn the Company Meeting by applicable law, order or a request from the SEC or its staff, or (C) if the Company has sent to the stockholders of the Company or otherwise made available to them any new material information or disclosure since the date of the Proxy Statement, the Company or the Board of Directors of the Company (or any committee thereof) has determined in good faith (after consultation with outside counsel) that it is necessary or appropriate to postpone or adjourn the Company Meeting in order to give the stockholders of the Company sufficient time to evaluate any such new material information or disclosure. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting or any adjournment or postponement thereof, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation (including any Adverse Recommendation Change).

        6.3    Regulatory Matters.

          (a)   The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

          (b)   In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (i) make or cause to be made the filings required of such party under the HSR Act with respect to the Merger as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or by any other Governmental Entity in respect of such filings or the Merger and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity with respect to any such filing or the Merger. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality and subject to applicable laws relating to the exchange of information. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

          (c)   Each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or the Company to take, or commit to take, any action or agree to any condition or restriction that would reasonably be likely to result in a Materially Burdensome Regulatory Condition. For purposes of this Agreement, a "Materially Burdensome Regulatory Condition" shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, the Company or any of their respective Subsidiaries or the holding separate (through the establishment of a trust or otherwise) of the shares of capital stock of any Company Subsidiary or any Parent Subsidiary or (ii) imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the business of the Company, the Company Subsidiaries, Parent or the Parent Subsidiaries, in each case other than any de minimis administrative or ministerial obligations.

          (d)   Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, (i) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

          (e)   Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will not be timely received.

        6.4    Access to Information; Cooperation.

          (a)   Upon reasonable notice and subject to applicable laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records, and each shall reasonably cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, nondisclosure and similar agreements with service providers), and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent such information concerning its business, properties and personnel as Parent may reasonably request. Parent shall use reasonable best efforts to minimize any interference with the Company's regular business operations during any such access. Upon reasonable notice and subject to applicable laws, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, furnish or otherwise make available to the officers, employees, accountants, counsel, advisors and other representatives of the other party such information concerning its businesses as is reasonably relevant to such party and its stockholders in connection with the transactions contemplated by this Agreement. No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege or work-product protection of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will seek to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Each party shall hold all information furnished by or on behalf of the other party or any of its Subsidiaries or representatives pursuant to this Section 6.4 in confidence to the extent required by, and in accordance with, the provisions of the Non-Disclosure Agreement, dated February 26, 2015, as amended April 22, 2015, by and between Parent and the Company (the "Non-Disclosure Agreement").

          (c)   No investigation by Parent, the Company or their respective representatives pursuant to this Section 6.4 shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either Parent or the Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.5    Further Assurances.    Subject in all respects to Section 6.3, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

        6.6    Stock Exchange Listing.    Parent shall cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notices of issuance, prior to the Effective Time.

        6.7    Employee Benefit Plans.

          (a)   As a result of the Merger, each of the current employees of the Company and its Subsidiaries who remain employed as of the Effective Time shall become employees of the Surviving Corporation and its Subsidiaries (the "Company Employees") by operation of law. For the period beginning on the Closing Date and ending on December 31, 2016, Parent shall or shall cause the Surviving Corporation or any successor thereto to maintain (x) base compensation (including base salary or base hourly wage) (y) target bonus and other incentive opportunities consistent with past practice of the Company for each Employee (provided that the bonus and other incentive opportunity remains subject to satisfaction of applicable performance goals and the bonus or incentive opportunity does not in any way guaranty any bonus or grant amount and provided further that the Parent retains the discretion to determine the mix of cash and equity of any such bonus or incentive opportunity distribution consistent with the mix of cash and equity determined for similarly situated employees of Parent), and (z) employee benefits that are no less favorable than the benefits provided in the aggregate to similarly situated employees of the Parent.

          (b)   On or after the Closing Date upon a transition date to be selected by the Parent in its sole discretion (the "Transition Date"), Parent shall, or shall cause the Surviving Corporation and/or the appropriate Subsidiaries of Parent to permit the Company Employees to enroll and participate the employee benefit or compensation plans, programs or arrangements adopted, maintained or contributed to by Parent or the Surviving Corporation and/or their Subsidiaries in which employees of the Company are eligible to participate (the "Parent Plans"). The Transition Date may be a different date for separate Parent Plans. Until the applicable Transition Date is selected for a Parent Plan, the Parent shall or shall cause the Companies and/or the appropriate subsidiaries of Parent to maintain the corresponding Company Benefit Plans in which the Company Employees are eligible to participate in accordance with their terms. Further, if the Parent elects to require the Company to terminate the Savings Plan in accordance with Section 6.7(d), the Transition Date with respect to the Parent Plan corresponding to the Savings Plan shall be the Closing Date. With respect to any Parent Plans in which the Company Employees become eligible to participate on or after the applicable Transition Date, Parent shall, or shall cause the Surviving Corporation and/or the appropriate Subsidiaries of Parent to, no later than the applicable Transition Date: (i) provide the Company Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under each applicable Parent Plan for all periods of employment with the Company or any predecessor entity to the extent that such service was taken in to account under the applicable plan of the Company, prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time; and (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent Plan to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Company Employee participated immediately prior to the Effective Time. Notwithstanding the foregoing, in no event will any service prior to the Effective Time with the Company or any of its Affiliates or any predecessor count as service with Parent for purposes of the Parent Scholarship Plan.

          (c)   In the event that the employment of any Company Employee shall be terminated without cause at any time during the twelve (12)-month period following the Effective Time, such Company Employee shall, subject to such Company Employee signing and not revoking a general release of claims against the Company, the Surviving Company, the Parent and their respective affiliates that becomes effective within sixty days of the date of such termination, be entitled to receive (i) continued base salary for at least three (3) months (without duplication, however, with any payment under any severance or separation plan or program of general applicability maintained by Parent or its Subsidiaries (collectively, the "Parent Severance Plans") or any individual agreement between the Employee and the Company, the Surviving Corporation, Parent, or any of their respective Subsidiaries) and (ii) with respect to the fiscal year in which such termination occurs, a payment equal to the bonus or variable compensation otherwise payable under any management incentive plan or other similar plan or program maintained by Parent or the Surviving Corporation in which the employee is participating at the time of termination as determined by Parent in good faith with such amount no greater than the amount of bonus paid with respect to such Company Employee consist with past practice and with such bonus amount prorated based on the number of days that the employee was employed by the Surviving Corporation during such fiscal year. In the event that the employment of any current employee of the Company or any of its Subsidiaries shall be terminated without cause at any time after the initial 12-month period of the Closing, such employees shall be entitled to receive severance benefits equal to the benefits under the Parent Severance Plans, if any. For the avoidance of doubt, any Company Employee who is a party to an individual agreement that provides for the payment of severance in any amount or who would be entitled to statutory payments of severance pursuant to local law shall not be eligible for the payments described in this Section 6.7(c).

          (d)   The Company shall adopt resolutions to terminate the Yodlee, Inc. 401(k) Plan "Savings Plan") effective prior to the Effective Time, unless Parent provides written notice to the Company no later than fifteen (15) days prior to the Closing Date that it should not terminate the Savings Plan.

          (e)   280G Calculation.    As soon as practicable, but in no event later than ten (10) days after the date requested, the Company will make available to Parent all information reasonably requested by Parent in order for the Parent to determine if any person is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code.

          (f)    Nothing contained in this Section 6.7 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its affiliates to be obligated to continue to employ any person, including any Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its affiliates from revising, amending or terminating any Company Benefit Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Benefit Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual.

        6.8    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, to the extent permitted by applicable law, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present or former director, or officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the "Company Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby, to the same extent as such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, or the Company Bylaws, or the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof or entered into prior to Closing on the same form as in existence as of the date hereof; and the Surviving Corporation to advance expenses as incurred by such Company Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate, or the Company Bylaws, or the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

          (b)   Subject to the following sentence, for a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall maintain policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may in consultation with Parent (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year "tail" policy under the Company's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

          (c)   The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If either Parent or the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Parent or the Surviving Corporation, as the case may be, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will expressly assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.8.

        6.9    Additional Agreements.    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, rights, privileges, powers and franchises of any of the parties to the Merger, each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other party, at the expense of the party who makes any such request.

        6.10    Advice of Changes.    Each of Parent and the Company shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably would be expected to give rise, individually or in the aggregate, to the failure of one of its conditions in Section 7.2(a) or Section 7.3(a) to be satisfied.

        6.11    Acquisition Proposals.

          (a)   The Company shall not, and shall cause its Subsidiaries not to, and shall use its commercially reasonable efforts to cause its and their respective officers, directors, agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal and the Board of Directors of the Company concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after consultation with its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided notice to Parent of its intention to provide such information, and shall contemporaneously provide or make available such information to Parent if not previously provided to Parent, and shall have entered into a non-disclosure agreement with such third party on terms no less favorable to it than the Non-Disclosure Agreement, which non-disclosure agreement shall not provide such person with any exclusive right to negotiate with the Company, but which non-disclosure agreement shall not be required to include any "standstill" or similar provision. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the terms thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any material related developments, discussions and negotiations on a prompt basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Company shall within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any non-disclosure agreement. The Company shall not, and shall cause its Subsidiaries not to, and shall cause its Representatives not to on its or its Subsidiaries' behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a non-disclosure agreement referred to and entered into in accordance with this Section 6.11(a)) relating to any Acquisition Proposal (each an "Acquisition Agreement").

          (b)   As used in this Agreement, "Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or twenty percent (20%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries.

          (c)   As used in this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that did not result from a breach of Section 6.11(a) that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after consultation with its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (after consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of "Superior Proposal," the references to "twenty percent (20%) or more" in the definition of Acquisition Proposal shall be deemed to be references to "a majority."

          (d)   Nothing in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other applicable law; provided, however, that any statement(s) made by the Company or its Board of Directors pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, that any public statement (other than as provided in the next proviso or in a notice to Parent provided under Section 6.2(a) relating to a Superior Proposal) that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless it includes either an express rejection of the Acquisition Proposal or an express reaffirmation of the Company Recommendation; provided, further, for the avoidance of doubt, that it shall not constitute a Company Board Recommendation Change for the Company Board to make a "stop, look and listen" communication pursuant to Rule 14d9-f or any substantially similar communication in connection with any Acquisition Proposal that is not a tender offer. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from making any disclosure to its stockholders that is required under applicable law or that the failure to do so would be inconsistent with the Board of Directors' fiduciary duties under applicable law; provided, however, that any such disclosure shall be subject to the terms and conditions of this Agreement.

        6.12    Public Announcements.    The Company and Parent shall each use their respective reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, each of the Company and Parent agrees to consult with the other and to obtain the advance approval of the other (which approval shall not be unreasonably withheld) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided that the Company shall not be required by this Section 6.12 to consult with, or obtain prior approval from, Parent in connection public statements or press releases regarding any Acquisition Proposal, any Superior Proposal or any matters related thereto.

        6.13    Takeover Statutes.    No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its respective Board of Directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

        6.14    Exemption from Liability Under Section 16(b).    Prior to the Effective Time, Parent and the Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock (or conversion of any derivative securities in respect of such shares of Company Common Stock) and any acquisition of Parent Common Stock (or any derivative securities in respect of Parent Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.15    Deregistration of Company Common Stock.    Prior to the Effective Time, the Company shall cooperate with Parent and take such steps as may be necessary or appropriate on its part under the Exchange Act (including the rules and regulations promulgated thereunder) and the rules and policies of Nasdaq to enable the de-listing of the Company Common Stock from the Nasdaq Global Select Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

        6.16    Litigation and Claims.    Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries or their respective Boards of Directors with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent's prior written consent (such consent not to be unreasonably withheld).

        6.17    Financial Statements and Other Current Information.

          (a)   If and to the extent prepared by the Company in the ordinary course of business, as soon as reasonably practicable after they become available the Company will furnish to Parent summary financial information for the month then ended in form and substance prepared by the Company in the ordinary course of business for the month then ended.

          (b)   The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries' respective officers, managers, employees,

  agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives to, provide to Parent, at Parent's sole expense, reasonable cooperation on a timely basis, including providing financial information, as may be reasonably requested by Parent to assist Parent with the preparation of pro forma financial information and financial statements to the extent required by the rules and regulations of the SEC.

        6.18    Post-Closing Matters and Governance.    Prior to Closing, Parent shall take all appropriate action, so that, as of the Effective Time, Anil Arora shall be appointed as a director and Vice Chair of the Board of Directors of Parent.

        6.19    Financing Cooperation.

          (a)   Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts to take or cause to be taken all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter (including, to the extent required, the full exercise of any flex provisions) at or prior to the Closing, including using its reasonable best efforts to: (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Commitment Letter, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter as promptly as practicable after the date hereof, but in no event later than the Closing, or on such other terms and conditions no less favorable in the aggregate to Parent and Merger Sub (as determined by Parent and Merger Sub in their reasonable discretion) than the terms and conditions contained in the Commitment Letter (provided that such other terms would not reasonably be expected to materially delay or hinder the Closing), (iv) satisfy, or cause to be satisfied, (or if determined advisable by Parent, obtain the waiver of) on a timely basis all conditions applicable to Parent, Merger Sub, their respective Subsidiaries or their respective officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives in the Commitment Letter (or definitive agreements entered into with respect to the Commitment Letter), (v) prepare the information memoranda, preliminary and final offering memoranda or prospectuses, registration statements and other materials to be used in connection with obtaining the Financing prior to the anticipated date on which all of the conditions in Article VII have been satisfied, to the extent reasonably practicable, and (vi) in the event that all conditions in the Commitment Letters have been satisfied, cause the lenders to fund the Financing at or prior to the Closing, including by enforcing (including by seeking through litigation to specifically enforce) such persons' funding obligations (and the rights of Parent, Merger Sub and their respective affiliates) under the Commitment Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letters as and when they become due to the extent they are required to be paid pursuant to the terms of the Commitment Letters.

          (b)   Subject to the terms and conditions of this Agreement, Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing, (ii) impose new or additional conditions or other terms to the Financing, or otherwise expand any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any material respect, or (iii) materially adversely impact the ability of Parent, Merger Sub or their respective affiliates to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto. Parent and Merger Sub shall (i) furnish the Company complete, correct and executed copies of any amendments or modifications to the Commitment Letters and (ii) give the

  Company prompt notice of any material breach (or material breach threatened in writing) by any party of any of the Commitments Letters, any alternative financing commitment, the financing agreements, or any alternative financing agreement of which Parent or Merger Sub becomes aware or any termination thereof and (iii) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any alternative financing); provided that in no event shall Parent or Merger Sub be under any obligation to disclose any information pursuant to clauses (i) or (ii) that would waive the protection of attorney-client or similar privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.

          (c)   In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Commitment Letters (including the flex provisions), (A) Parent and Merger Sub shall promptly notify the Company and (B) Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts to arrange and obtain any such portion from alternative sources on terms, taken as whole, that are no more adverse to the Company as promptly as practicable following the occurrence of such event. Parent and Merger Sub shall promptly notify the Company of their intention to make any amendment pursuant to clause (b) of this Section 6.19 or to obtain any alternative financing pursuant to this clause (c) of Section 6.19 and shall keep the Company reasonably informed of the terms thereof. Parent and Merger Sub shall deliver to the Company true and correct copies of all new or amended commitment letters (including redacted fee and engagement letters in respect of any new or amended commitment letters). In such event, the term "Commitment Letters" as used herein shall be deemed to include the Commitment Letters that are not so superseded at the time in question and the new or amended commitment letters to the extent then in effect and the term "Financing" as used herein shall be deemed to include the financing contemplated by any such new or amended commitment letters.

          (d)   The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries' respective officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives to, provide to Parent, at Parent's sole expense, all reasonable cooperation on a timely basis as may be reasonably requested by Parent to assist the Parent in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of any amounts contemplated by this Agreement (the "Financing"), including the following:

              (i)  furnishing such financial statements and other financial data and other information relating to the Company and its Subsidiaries requested by Parent as may be reasonably necessary or advisable to consummate the Financing, including financial statements, financial data, audit reports and other information reasonably necessary to assist Parent in the preparation of one or more confidential information memoranda and other marketing and syndication materials reasonably requested by Parent or any of its Subsidiaries,; provided that the Company's sole obligation with respect to the preparation of any pro forma financial information and financial statements for inclusion in any confidential information memorandum, prospectus, offering memorandum or other marketing or syndication material shall be as set forth in clause (vi) of this Section 6.19(a);

             (ii)  authorizing the reasonable use by Parent and its Subsidiaries of the Company's and its Subsidiaries' logos for syndication and underwriting, as applicable, of the Financing (subject to advance review of and consultation with respect to such use); provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services or intellectual property rights;

            (iii)  participating in a reasonable and limited number of meetings, presentations and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable;

            (iv)  providing customary information regarding the Company and its Subsidiaries required by Governmental Entities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001; and

             (v)  providing information reasonably necessary to assist Parent with the preparation of pro forma financial information and financial statements to the extent required by the rules and regulations of the SEC; provided that in no event shall the Company be required to provide pro forma statements or pro forma adjustments (including regarding any pro forma cost savings, synergies, capitalization and other post-Closing or pro forma adjustments)

  provided that neither the Company, its Subsidiaries nor any of their respective directors or officers shall be required to (x) enter into any document or instrument prior to the Closing Date that is effective prior to the Closing (other than one or more customary authorization and representation letters), (y) take any action that would be likely to result in personal liability, or (z) pass resolutions or consents to approve or authorize the execution of the Financing or deliver any certificate, document, instrument or agreement (other than one or more customary authorization and representation letters) or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing; provided, further, that none of the Company or its Subsidiaries shall be required to (1) waive or amend any terms of this Agreement or pay or agree to pay any commitment or other similar fee or any expenses prior to the Closing, (2) take any action that could subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make or agree to make any other payment or agree to provide any indemnity (other than any cost, expense or fee that is promptly reimbursed by Parent) in connection with the Financing or any of the foregoing and in any event prior to the Closing, (3) take any action, or fail to take any action, that would violate any applicable law or the Company Certificate, the Company Bylaws or any organizational documents of any Subsidiary of the Company, (4) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, or (5) provide any information the disclosure of which is prohibited or restricted under applicable law or would result in the waiver or forfeiture of any applicable legal privilege.

          (e)   All non-public or other confidential information provided by the Company or any of its officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives pursuant to this Agreement will be kept confidential in accordance with the Non-Disclosure Agreement, except that Parent and Merger Sub will be permitted to disclose such information (i) as is legally required to be disclosed in any offering documents related to the Financing or (ii) to any financing sources or prospective financing sources, ratings agencies and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such persons (x) agree to be bound by the Non-Disclosure Agreement as if parties thereto, (y) are subject to other confidentiality undertakings customary for financings of the same type as the Financing.

          (f)    Parent shall, upon written request by the Company, promptly reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with providing cooperation requested by

  Parent pursuant to this Section 6.19. Parent and Merger Sub shall indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives from and against any and all liabilities, losses, damages, claims, interest, costs, awards, judgments, amounts paid in settlement and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.19) or any information utilized in connection therewith, except for any of the foregoing to the extent the same is the result of the gross negligence or willful misconduct of the Company, its Subsidiaries or their respective directors, officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives.

          (g)   Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, neither obtaining financing related to the transactions contemplated by this Agreement, nor completing the Financing, is a condition to the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Vote.

          (b)    Stock Exchange Listing.    The Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notices of issuance.

          (c)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (d)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (e)    Regulatory Approval.    Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

        7.2    Conditions to Obligations of Parent and Merger Sub.    The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.

              (i)  The representations and warranties of the Company set forth in Sections 3.3(a), 3.8(a) and 3.20 (after giving effect to the lead-in to Article III) shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date (including the date of this Agreement), in which case, such representation or warranty shall be so true and correct as of such earlier date).

             (ii)  The representations and warranties of the Company set forth in Section 3.2, (in each case after giving effect to the lead-in to Article III) shall be true and correct in all material respects (it being agreed that other a failure of Section 3.2(a) to be true and correct that would not increase the aggregate Merger Consideration to be paid by Parent and Merger Sub by more than two percent (2%) would not be material) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date (including the date of this Agreement), in which case, such representation or warranty shall be so true and correct as of such earlier date).

            (iii)  All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date (including the date of this Agreement), in which case, such representation or warranty shall be so true and correct as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company.

            (iv)  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company as to the matters set forth in Sections 7.2(a)(i) through (a)(iii).

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

        7.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.

              (i)  The representations and warranties of Parent and Merger Sub set forth in Section 4.3(a) and 4.8(a) (after giving effect to the lead-in to Article IV) shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date (including the date of this Agreement), in which case, such representation or warranty shall be so true and correct as of such earlier date).

             (ii)  The representations and warranties of Parent and Merger Sub set forth in Section 4.2 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than such failures to be true and correct as would not increase the capitalization of Parent on a fully diluted basis by more than two percent (2%)) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date (including the date of this Agreement), in which case, such representation or warranty shall be so true and correct as of such earlier date).

            (iii)  All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of an earlier date (including the date of this Agreement), in which case, such representation or warranty shall be so true and correct as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would be reasonably expected to have a Material Adverse Effect on Parent.

            (iv)  The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent as to the matters set forth in Sections 7.3(a)(i) through (a)(iii).

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect from each of Parent and Merger Sub (i) signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent of Parent and (ii) signed on behalf of Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Merger Sub.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

          (a)   by mutual consent of Parent, Merger Sub and the Company in a written instrument;

          (b)   by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated hereby;

          (c)   by either Parent or the Company if the Merger shall not have been consummated on or before February 15, 2016 (the "Termination Date"), unless the failure of the consummation of the Merger to occur by such date shall be due to the material breach of this Agreement by the party seeking to terminate this Agreement;

          (d)   by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the

  Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company;

          (e)   by either Parent or the Company, if the Company Meeting shall have been held and the Requisite Company Vote shall not have been obtained thereat or at any adjournment or postponement thereof;

          (f)    by Parent, if prior to such time as the Requisite Company Vote is obtained, (i) the Board of Directors of the Company (or any committee thereof) has made an Adverse Recommendation Change, (ii) the Company has failed to include the Company Recommendation in the Proxy Statement or (iii) the Company or the Board of Directors of the Company (or any committee thereof) willfully and materially breaches any of its obligations under Section 6.2 or its obligations under Section 6.11; or

          (g)   by the Company pursuant to Section 6.2(a).

        The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

        8.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, Merger Sub, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.4(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

          (b)   (i) In the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), or by Parent pursuant to Section 8.1(d) as a result of a material breach of covenant by the Company, and (B) prior to the date of such termination, an Acquisition Proposal shall have been made known to senior management of the Company or shall have been made publicly known or any person shall have publicly announced an Acquisition Proposal and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in clause (B) of this Section 8.2(b)(i)), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $17.8 million (the "Termination Fee"); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to "twenty (20%)" shall instead refer to "fifty (50%)".

             (ii)  In the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) and (B) prior to the date of such termination, an Acquisition Proposal shall have been publicly announced or become publicly known and not withdrawn and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in clause (B) of this Section 8.2(b)(ii)), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, the Termination Fee; provided, that for purposes of this

    Section 8.2(b)(ii), all references in the definition of Acquisition Proposal to "twenty (20%)" shall instead refer to "fifty (50%)".

            (iii)  In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).

            (iv)  In the event this Agreement is terminated by the Company pursuant to Section 8.1(g) (with respect to a termination effected under Section 6.2(a)), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee prior to or concurrently with such termination of this Agreement.

          (c)   Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including reasonable attorneys' fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that any such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the "prime rate" (as reported by The Wall Street Journal or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

          (d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by the Company under this Section 8.2 shall be equal to the Termination Fee, and in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Each of the Company, Parent and Merger Sub acknowledges and agrees that the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Non-Disclosure Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.2    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after the adoption of this Agreement by the stockholders of the

Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        9.3    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion hereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        9.4    Expenses.    Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and the Company, or (ii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        9.5    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)   if to the Company, to:

      Yodlee, Inc.
      3600 Bridge Parkway, Suite 200
      Redwood City, CA 94065
      Attention: General Counsel
      Facsimile: (650) 980-3850

      Facsimile:

      With a copy (which shall not constitute notice) to:

      Wilson, Sonsini, Goodrich & Rosati
      One Market Plaza
      Spear Tower, Suite 3300
      San Francisco, CA 94105
      Attention:    Robert T. Ishii
      Facsimile:    (415) 947-2099
      E-mail: rishii@wsgr.com

      and

          (b)   if to Parent or Merger Sub, to:

      Envestnet, Inc.
      35 East Wacker Drive
      Chicago, Illinois 60601
      Attention:    Shelly O'Brien, Chief Legal Officer, General Counsel and Corporate
                            Secretary
      Facsimile:    (312) 827-2801

      With a copy (which shall not constitute notice) to:

      Mayer Brown LLP
      71 South Wacker Drive
      Chicago, Illinois 60606
      Attention:    Edward S. Best
      Facsimile:    (312) 701-7711
      E-mail: ebest@mayerbrown.com

        9.6    Interpretation.    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "the date hereof" shall mean the date of this Agreement. As used in this Agreement, the "knowledge" of the Company and/or its Subsidiaries means the actual knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Schedule, and the "knowledge" of Parent and/or its Subsidiaries means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) "business day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) the term "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term "made available" means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to "dollars" or "$" in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

        9.7    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.8    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) together with the Non-Disclosure Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.9    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would require or permit the application of the law of any other jurisdiction.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chancery Court in the State of Delaware (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

        9.10    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

        9.11    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, and Article I, which is intended to benefit each holder of the Company Common Stock and the Company Equity Awards entitled to receive the consideration pursuant to the Merger, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.8, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

        9.12    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

        9.13    Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        9.14    Delivery by Facsimile or Electronic Transmission.    This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

YODLEE, INC.
By:	/s/ ANIL ARORA
	Name:	Anil Arora
	Title:	Chairman and Chief Executive Officer
ENVESTNET, INC.
By:	/s/ JUDSON BERGMAN
	Name:	Judson Bergman
	Title:	Chairman and Chief Executive Officer
YALE MERGER CORP.
By:	/s/ JUDSON BERGMAN
	Name:	Judson Bergman
	Title:	Chairman and Chief Executive Officer

S-1

Exhibit A

FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
YODLEE, INC.

        1.     The name of the corporation is:

Yodlee, Inc.

        2.     The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        4.     The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share.

        5.     The name and mailing address of the incorporator is as follows:

      Michael J. Perlowski
      71 South Wacker Drive
      Chicago, Illinois 60606

        6.     The corporation is to have perpetual existence.

        7.     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the by-laws of the corporation of the corporation (the "By-laws").

        8.     Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the By-laws of the corporation. Elections of directors of the corporation need not be by written ballot unless the By-laws of the corporation shall so provide.

        9.     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

        10.   (A) Directors of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent now or hereafter required by law.

          (B)  The corporation shall indemnify, to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the corporation, in the discretion of the board of directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the corporation or is or was serving at the

Exhibit A-1

  request of the corporation in any other capacity for or on behalf of the corporation or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the corporation shall be required to indemnify a director or officer of the corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the corporation. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph shall be deemed to be a contract between the corporation and each person referred to herein.

          (C)  No amendment to or repeal of the provisions of this Article 10 shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.

Exhibit A-2

Appendix B

FORM OF VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of August 10, 2015, is made by and between Envestnet, Inc., a Delaware corporation ("Parent"), and the undersigned holder (the "Stockholder") of shares of common stock, par value $0.001 per share (the "Common Stock"), of Yodlee, Inc., a Delaware corporation (the "Company").

        WHEREAS, Parent, Yale Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger, dated as of even date herewith (as such agreement may be subsequently amended or modified, the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company (the "Merger");

        WHEREAS, the Stockholder owns of record and has sole or shared voting power with respect to the number of shares of the Company's Common Stock indicated opposite the Stockholder's name on Schedule 1 attached hereto (together with any New Shares (defined in Section 5 below), and any other shares or New Shares such Stockholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the "Shares");

        WHEREAS, the Stockholder owns of record the warrants, options, restricted stock units and convertible notes representing the right to acquire beneficial ownership of the number of shares of the Company's Common Stock indicated opposite the Stockholder's name on Schedule 1 attached hereto; and

        WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement;

        NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder and Parent agree as follows:

        1.    Definitions.     All capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

        2.    Agreement to Vote Shares.

          (a)   The Stockholder agrees that, prior to the Expiration Time (as defined in Section 4 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, with respect to the Merger, the Merger Agreement, any Acquisition Proposal, the Stockholder shall:

              (i)  appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

             (ii)  from and after the date hereof until the Expiration Time, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote: (A) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement (whether or not recommended by the Company's Board of Directors); (B) against any action or agreement upon which the Company calls its stockholders to vote or consent in breach of the Merger Agreement; and (C) against any Acquisition Proposal or any proposal for any recapitalization, reorganization, liquidation, dissolution, merger, sale of all or substantially all of its assets or other business combination between the Company and any other person (other than the Merger) that would reasonably be expected to impede, interfere with, delay or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement.

          (b)   For the avoidance of doubt, nothing in this Agreement shall require any Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that (i) decreases the amount or changes the form of the Merger Consideration, (ii) imposes any material restrictions or additional conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders, (iii) extends the Termination Date or (iv) amends any other term or condition of the Merger Agreement that is adverse to the Stockholder's rights under the Merger Agreement. Except as expressly set forth in this Section 2, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company, and the Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (A) and (B) of Section 2(a)(ii) that are at any time or from time to time presented for consideration to the Company's stockholders generally; provided, however, that the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 2.

        3.    Waiver of Appraisal and Dissenters' Rights.     Stockholder hereby waives, and agrees not to assert or seek to perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares.

        4.    Expiration Time; Termination.     As used in this Agreement, the term "Expiration Time" shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be lawfully terminated thereof or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon the Expiration Time, or at such other time agreed to by the parties hereto or provided herein, this Agreement shall terminate and no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liabilities or damages arising out of the willful and material breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement prior to such termination.

        5.    New Shares.     The Stockholder agrees that any shares of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Time ("New Shares"), including shares of capital stock of the Company that are acquired by the Stockholder from the exercise, conversion or vesting of warrants, options, restricted stock units and convertible notes shown on Schedule 1, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof, and the representation and warranties in Section 7 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.

        6.    Agreement to Retain Shares.

          (a)   From and after the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly: (i) sell, assign, transfer, tender or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 7(c) below)) any Shares; (ii) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto (except as otherwise provided herein); (iii) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of a Lien (as defined in Section 7(c) below)) any

  Shares; or (iv) take any action that would have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

          (b)   Notwithstanding the foregoing, Section 6(a) shall not prohibit a transfer of Shares or New Shares by Stockholder (i) to any family member or trust for the benefit of any family member, (ii) to any stockholder, member or partner of any Stockholder which is an entity, (iii) to any Affiliate of Stockholder, (iv) to any person or entity if and to the extent required by any non-consensual injunction, order, judgment or decree of any Governmental Authority, by divorce decree or by will, intestacy or other similar Law, or (v) transfers as Parent may agree in writing in its sole and absolute discretion, so long as, in the case of each of the foregoing clauses, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares, except as permitted by, and in accordance with, this Agreement.

        7.    Representations and Warranties of the Stockholder.     The Stockholder hereby represents and warrants to Parent as follows:

          (a)   the Stockholder has the full power and authority to execute and deliver this Agreement and to perform the Stockholder's obligations hereunder.

          (b)   this Agreement has been duly executed and delivered by or on behalf of the Stockholder and (assuming this Agreement constitutes a valid and binding agreement of Parent), constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

          (c)   as of the date hereof, the Stockholder owns of record the number of Shares indicated opposite such Stockholder's name on Schedule 1, free and clear of any Liens, and, subject to laws pertaining to community property as contemplated by the following sentence, has sole or otherwise unrestricted, voting power with respect to such Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. If the Stockholder is a natural person, is married and the Shares constitute community property under applicable Law, Stockholder's spouse has consented to the execution of this Agreement and has agreed to be bound by the terms and conditions hereof by executing a spousal consent in the form attached hereto as Exhibit A and incorporated herein by reference.

          (d)   the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound, or any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Stockholder or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder, except as would not in any material respect impair or adversely effect the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect.

          (e)   the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Stockholder, except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not in any material respect impair or adversely effect the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect.

        8.    Irrevocable Proxy.     By execution and delivery of this Agreement, the Stockholder does hereby appoint Parent and up to three designees of Parent, and each of them individually, with full power of substitution and re-substitution, as the Stockholder's true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder's rights with respect to the Shares, in the event the Stockholder does not vote in the manner described in Section 2 of this Agreement, to vote each of the Shares solely in the manner provided for, and with respect to the matters described in, Section 2 of this Agreement (including, if the Board of Directors of the Company has effected (and not withdrawn) an Adverse Recommendation Change with respect to a Superior Proposal in accordance with the Merger Agreement, subject to subsection (b) thereof). The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Time, at which time this irrevocable proxy shall automatically terminate. The Stockholder hereby agrees to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of the Stockholder's proxy and hereby revokes any proxies previously granted by the Stockholder with respect to the Shares, and represents to Parent that no such previously-granted proxies are irrevocable.

        9.    No Solicitation.     From and after the date hereof until the Expiration Time, other than as expressly permitted as a director or Representative of the Company by the Merger Agreement, Stockholder shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of, Stockholder or any of its Subsidiaries or Affiliates to, (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or other assistance), or take other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be likely to lead to, any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or that may reasonably be likely to lead to, any Acquisition Proposal, (c) enter into any agreement with respect to an Acquisition Proposal (other than the Merger Agreement), (d) solicit proxies, become a "participant" in a "solicitation" or take any action to facilitate a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any Acquisition Proposal (other than the Merger Agreement), (e) initiate a stockholders' vote or action by consent of the Company's stockholders with respect to any Acquisition Proposal (other than the Merger Agreement), or (f) except by reason of this Agreement become a member of a "group" (as such term is used in Rule 13d-5(b)(1) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of any Acquisition Proposal.

        10.    No Agreement as Director or Officer.     Notwithstanding anything herein to the contrary, the covenants and agreements set forth in this Agreement, including in Section 9 above, shall not prevent any officer, director, employee or representative of the Stockholder or its Affiliates (each a "Stockholder Representative"), (a) if the Stockholder Representative is serving on the Board of Directors of the Company or is an officer of the Company, from exercising his or her duties, obligations or rights as a director or officer of the Company or otherwise taking any action while acting in such capacity as a director or officer of the Company (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder's capacity as a stockholder of the Company), including with respect to the matters set forth in Section 6.2 of the Merger Agreement, or (b) if the Stockholder Representative is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.

        11.    Specific Enforcement.     The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that monetary damages, even if available, or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

        12.    Notice.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.5 of the Merger Agreement and to the Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice). The Stockholder shall be required to give Parent prompt (and in any event within 48 hours) written notice of any breaches of any representation, warranty, covenant or agreement of the Stockholder set forth in this Agreement that would prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect.

        13.    Severability.     If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        14.    Binding Effect and Assignment.     All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Parent may assign its rights and obligations under this Agreement to any Subsidiary or Affiliate.

        15.    No Waivers.     No waivers of any breach of this Agreement extended by Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        16.    Governing Law; Jurisdiction and Venue.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chancery Court in the State of Delaware (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5 of the Merger Agreement.

        17.    Waiver of Jury Trial.     The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

        18.    No Agreement Until Executed.     Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company's certificate of incorporation and bylaws, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

        19.    Entire Agreement; Amendment.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

        20.    Effect of Headings.     The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        21.    Counterparts.     This Agreement may be executed in one or more counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

        22.    Disclosure.     The Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, including the Proxy Statement, such Stockholder's identity and ownership of the Shares and the nature of such Stockholder's obligations under this Agreement.

        23.    Facsimile or .pdf Signature.     This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Remainder of page intentionally left blank; signature appear on next page]

        IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ENVESTNET, INC.
By:
Name:
Title:
[STOCKHOLDER]
By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE 1

Stockholders Address for Notice:

Facsimile:

Attention:

Shares owned of record:		Shares owned beneficially
Form in which held*	Number of Shares	Form in which held*	Number of Shares

*
Indicate if shares are owned or rights to acquire shares (e.g., options)

Sch.I-1

Exhibit A

SPOUSAL CONSENT

        The undersigned represents that the undersigned is the spouse of:

Name of Stockholder

and that the undersigned is familiar with the terms of the Voting Agreement (the "Agreement"), entered into as of August 10, 2015, by and among Envestnet, Inc., a Delaware corporation ("Parent"), Yale Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the undersigned's spouse. The undersigned hereby agrees that the interest of the undersigned's spouse in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement and by any amendment, modification, waiver or termination signed by the undersigned's spouse. The undersigned further agrees that the undersigned's community property interest in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement, and that the Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned's spouse to amend, modify or terminate the Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned's spouse shall be binding on the community property interest of undersigned in all property which is the subject of the Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated: August 10, 2015	Name:

Ex.A-1

Appendix C

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

August 10, 2015

Board of Directors
Yodlee, Inc.
3600 Bridge Parkway, Suite 200
Redwood City, California 94065

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Yodlee, Inc. (the "Company") of the Merger Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 10, 2015 (the "Agreement"), by and among Envestnet, Inc. ("Parent"), Yale Merger Corp., a wholly owned subsidiary of Parent ("Merger Sub"), and the Company. Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares owned by the Company as treasury stock or owned by Parent or any direct or indirect subsidiary of Parent (including Merger Sub) and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive a combination of (i) $10.78 in cash (such dollar amount, subject to adjustment as provided in Section 1.5(a)(ii) of the Agreement), the "Cash Consideration") plus (ii) a number of shares of common stock, par value $0.005 per share (the "Parent Common Stock"), of Parent based upon the volume weighted average sale prices per Parent Common Stock as calculated by Bloomberg Financial LP under the function "ENV US Equity VWAP," as more fully set forth in the Agreement (such number of shares, subject to adjustment as provided in Section 1.5(a)(ii), the "Stock Consideration"). As used herein, the term "Merger Consideration" shall mean, collectively, the Cash Consideration and the Stock Consideration.

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Warburg Pincus LLC, a significant stockholder of the Company ("Warburg Pincus"), and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead manager with respect to the Company's initial public offering of 6,250,000 shares of the Company's common stock in October 2014. We have also provided certain financial advisory and/or underwriting services to Warburg Pincus and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as (i) financial advisor with respect to the sale of Bausch and Lomb Inc. in August 2013, (ii) lead bookrunning manager with respect to the initial public offering of 21,051,000 shares of Endurance International Group, Inc. in October 2013, (iii) lead bookrunning manager with respect to the initial public offering of 41,687,500 shares of ARAMARK Corporation in December 2013, (iv) as bookrunning manager with respect to the initial public offering of 85,242,042 shares of Satander Consumer USA Inc. in January 2014, (v) financial advisor with respect to the sale of Survitec Group Limited in March 2015, and (vi) bookrunning manager with respect to the initial public offering of 543,588,000 shares of Red Star Macalline Group in June 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Warburg Pincus and its portfolio companies and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Warburg Pincus and its affiliates from time to time and may have invested in limited partnership units of affiliates of Warburg Pincus from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; the Company's Registration Statement on Form S-1, including the prospectus contained therein dated October 2, 2014 relating to the Company's initial public offering; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the fiscal year ended December 31, 2014; Parent's Registration Statement on Form S-1, including the prospectus contained therein dated July 28, 2010 relating to Parent's initial public offering; annual reports to stockholders and Annual Reports on Form 10-K of Parent for the four fiscal years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; certain internal financial analyses and forecasts for Parent prepared by its management; and certain internal financial analyses and forecasts for the Company and for Parent, in each case as prepared by the management of the Company and approved for our use by the Company (the "Forecasts"), and certain revenue synergies and cost savings projected by the managements of the Company and Parent to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Parent; reviewed the reported price and trading activity for the Shares and Parent Common Stock; compared certain financial and stock market information for the Company and Parent with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the Merger Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Parent Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

Appendix D

Section 262 of the General Corporation Law of the State of Delaware

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law (the "DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred in the defense or settlement of such action and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption shall be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the meetings of the board of directors at the time such actions occurred or immediately after such absent director receives notice of the unlawful acts.

        Envestnet's amended and restated certificate of incorporation provides that, pursuant to Delaware law, Envestnet's directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Envestnet and its stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Envestnet or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        Envestnet's amended and restated bylaws provide that Envestnet must indemnify its directors and officers to the fullest extent permitted by Delaware law and require Envestnet to advance litigation expenses upon its receipt of an undertaking by or on behalf of a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in Envestnet's amended and restated bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

        In addition, Envestnet has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the amended and restated certificate of incorporation and amended and restated bylaws. These agreements will, among other things, indemnify Envestnet's directors and some of its officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in Envestnet's right, on account of services by that person as a director or officer of Envestnet or as a director or officer of any of its subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at Envestnet's request.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.		Description
2.1		Agreement and Plan of Merger, dated as of August 10, 2015, by and among Envestnet, Inc. Yale Merger Corp. and Yodlee, Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).(1)
3.1		Amended and Restated Certificate of Incorporation of Envestnet, Inc. (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1, as amended (File No. 333-165717), filed with the SEC on July 1, 2010 and incorporated by reference herein).
3.2
Amended and Restated Bylaws of Envestnet, Inc. (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1, as amended (File No. 333-165717), filed with the SEC on July 1, 2010 and incorporated by reference herein).
5.1	*	Opinion of Mayer Brown LLP as to the validity of the securities being registered.
10.1
Form of Voting Agreement, dated as of August 10, 2015, by and between Envestnet, Inc. and certain stockholders of Yodlee, Inc. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).
10.2		Commitment Letter dated August 10, 2015, by and between Envestnet, Inc. and Bank of Montreal.
23.1
Consent of KPMG LLP (relating to the consolidated financial statements of Envestnet, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014).
23.2		Consent of KPMG LLP (relating to the consolidated financial statement of Placemark Holdings Inc. and Subsidiary as of and for the year ended December 31, 2013).
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.4	*	Consent of Mayer Brown LLP (included in Exhibit 5.1 hereto).
24.1	*	Powers of Attorney.
99.1		Consent of Goldman, Sachs & Co.
99.2		Consent of Anil Arora to be named as a director of Envestnet, Inc.
99.3	*	Placemark Holdings, Inc. and Subsidiary unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2014 and 2013.
99.4		Form of Proxy Card to be used by Yodlee, Inc.

(1)
Pursuant to Item 601(b)(2) of Regulation S-K, Envestnet, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

*
Previously filed with the registrant's Registration Statement on Form S-4 (No. 333-206863), which was filed with the SEC on September 10, 2015.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    •
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    •
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    •
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    •
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    •
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    •
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    •
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d)   The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (g)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Envestnet, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on October 13, 2015.

ENVESTNET, INC.
By:	/s/ JUDSON BERGMAN Judson Bergman Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of October, 2015.

Name	Position

/s/ JUDSON BERGMAN Judson Bergman	Chairman and Chief Executive Officer; Director (Principal Executive Officer)
/s/ PETER H. D'ARRIGO Peter H. D'Arrigo	Chief Financial Officer (Principal Financial Officer)
/s/ MATTHEW J. MAJOROS Matthew J. Majoros	Senior Vice President, Finance (Principal Accounting Officer)
* Ross Chapin	Director
* Cynthia Egan	Director
* James Fox	Director
* James Johnson	Director

Name		Position

* Charles Roame		Director
* Yves Sisteron		Director
* Greg Smith		Director
*By:	/s/ JUDSON BERGMAN Judson Bergman Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description
2.1		Agreement and Plan of Merger, dated as of August 10, 2015, by and among Envestnet, Inc., Yale Merger Corp. and Yodlee, Inc. (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).(1)
3.1
Amended and Restated Certificate of Incorporation of Envestnet, Inc. (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1, as amended (File No. 333-165717), filed with the SEC on July 1, 2010 and incorporated by reference herein).
3.2
Amended and Restated Bylaws of Envestnet, Inc. (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1, as amended (File No. 333-165717), filed with the SEC on July 1, 2010 and incorporated by reference herein).
5.1	*	Opinion of Mayer Brown LLP as to the legality of the securities being registered.
10.1
Form of Voting Agreement, dated as of August 10, 2015, by and between Envestnet, Inc. and certain stockholders of Yodlee, Inc. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)
10.2		Commitment Letter dated August 10, 2015, by and between Envestnet, Inc. and Bank of Montreal.
23.1
Consent of KPMG LLP (relating to the consolidated financial statements of Envestnet, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014).
23.2		Consent of KPMG LLP (relating to the consolidated financial statement of Placemark Holdings Inc. and Subsidiary as of and for the year ended December 31, 2013).
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.4	*	Consent of Mayer Brown LLP (included in Exhibit 5.1 hereto).
24.1	*	Powers of Attorney.
99.1		Consent of Goldman, Sachs & Co.
99.2		Consent of Anil Arora to be named as a director of Envestnet, Inc.
99.3	*	Placemark Holdings, Inc. and Subsidiary unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2014 and 2013.
99.4		Form of Proxy Card to be used by Yodlee, Inc.

(1)
Pursuant to Item 601(b)(2) of Regulation S-K, Envestnet, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

*
Previously filed with the registrant's Registration Statement on Form S-4 (No. 333-206863), which was filed with the SEC on September 10, 2015.